Form 10-K, Exhibit 13
period 1994-09-30
CONNECTICUT ENERGY CORP
filed 1994-12-07
CIK 310103

       [LOGO]  Connecticut Energy Corporation
                           1994 Annual Report


                          Business is both an
                         Art and a Discipline...

                       Providing security in
                       a constantly changing
                        environment involves
                       planning and profound
                        commitment. To craft
                        the optimum business
                  structure requires mastery
                  in knowledge and a focused
                   strategy. These qualities
                      form the foundation of
                          Connecticut Energy
                                Corporation.

Service Area

Franchise Area

Connecticut

Rhode Island

New York

Long Island




IN TOWNS CURRENTLY SERVED
Square miles 488
Population 775,547*
Number of households 318,533+
Miles of gas main in service 2,057

IN CONNECTICUT
Square miles 4,872
Population 3,287,116*
Number of households 1,343,524+

+Connecticut Dept. of Housing
*Based on 1990 U.S. Census Figures.

BUSINESS PROFILE
Connecticut Energy Corporation is a holding company primarily engaged in the retail distribution of natural gas for residential, commercial and industrial uses through its wholly owned subsidiary, The Southern Connecticut Gas Company (Southern). Southern delivers natural gas to approximately 153,000 customers in 22 Connecticut communities.

DIVIDENDS
Connecticut Energy Corporation through its predecessor companies has paid cash dividends on its common stock since 1850, the longest consecutive dividend payment record of any utility or nonfinancial company listed on the New York Stock Exchange. In September 1994, the Company paid its 339th consecutive quarterly dividend. The dividend has increased in 14 of the last 15 years.


STOCK LISTING INFORMATION
Connecticut Energy's common stock is listed on the New York Stock Exchange under the ticker symbol "CNE". Quotes may be obtained in daily newspapers where it is listed under "ConnEn" in the New York Stock Exchange composite table. In October 1994, Connecticut Energy was selected for inclusion in the newly formed Standard & Poor's SmallCap 600 index. Investment and Shareholder information is on pages 45 and 46.

HIGHLIGHTS

Years ended September 30,                         1994        1993  % Change
- - -----------------------------------------------------------------------------
Financial (dollars in thousands)
- - -----------------------------------------------------------------------------
Operating revenues                             $240,873     $212,762    13.2
Gross margin                                    114,003       99,717    14.3
Net income                                       12,843       11,053    16.2
Total assets                                    352,920      299,795    17.7
Common shareholders' equity                     125,719       99,853    25.9
Long-term debt                                  119,917      120,511    (0.5)
Total capitalization                            245,636      221,002    11.1
Return on average common equity (%)               10.84        10.87    (0.3)
- - -----------------------------------------------------------------------------
Per Share
- - -----------------------------------------------------------------------------
Net income                                  $      1.58    $    1.50     5.3
Dividends paid                                     1.29         1.28     0.8
Market value at year end                          21.63        24.88   (13.1)
Book value at year end                            14.45        13.33     8.4
- - -----------------------------------------------------------------------------
Other
- - -----------------------------------------------------------------------------
Weighted average common shares outstanding    8,134,021    7,377,419    10.3
Shares outstanding at year end                8,700,266    7,488,467    16.2
Shareholders of record                           12,094       11,094     9.0
Shareholders in dividend reinvestment plan        6,621        6,049     9.5
Institutional ownership (shares)              1,842,000    1,375,000    34.0
Number of employees at year end                     572          599    (4.5)
- - -----------------------------------------------------------------------------

                   STOCK PRICE

                      CHART

                   High        Low      Close

'89              18 7/8         14         18

'90                  18     14 1/2     16 5/8

'91              19 3/8     14 1/4         19

'92              24 3/4     18 5/8     22 1/4

'93              26 1/2     20 1/8     24 7/8

'94                  26         20     21 5/8


TOTAL RETURN
Ten Year Compound
Return on $1,000

There is no assurance that similar
rates of return will be experienced
by the Company's shareholders in
the future.

          CHART
9/84            1,000.000

9/85            1,262.280

9/86            1,718.575

9/87            1,754.109

9/88            1,835.401

9/89            2,489.751

9/90            2,475.384

9/91            3,042.622

9/92            3,777.323

9/93            4,447.971

9/94            4,100.064

                                                                    THREE

TO OUR SHAREHOLDERS

PHOTO

   Fiscal 1994 was a landmark year for the natural gas industry, marking the culmination of a prolonged journey through the regulatory restructuring process. It was also a landmark year for our Company. Five years ago we made a commitment to maintain steady and consistent growth in earnings in spite of external variables. It gives me great pleasure to report that Connecticut Energy Corporation achieved record earnings this year, which marks the fifth consecutive year in which we have achieved our objective.

   Net income was a record $12,843,000, or $1.58 per share of common stock, an increase of 5.3 percent over 1993. We have achieved our goal of continued improvement in earnings and financial stability by transforming the knowledge we have acquired from seasons past into measurable actions which are clearly focused upon today and tomorrow.

Rate Settlement Approved
   As a result of our timely and constructive regulatory initiatives, our subsidiary, The Southern Connecticut Gas Company, negotiated a rate case settlement that was approved and implemented in December 1993. The settlement increased base rates by 6.6 percent, contributing significantly to the growth in revenues and earnings in fiscal 1994. An important component of the rate settlement was the implementation of a Weather Normalization Adjustment (WNA)
- - -- which will enhance earnings stability over the long term. As a result of the WNA, we can be more aggressive in pursuing future growth opportunities in nonfirm markets.

Consolidation Complete
   During February we completed the consolidation and relocation of our operating departments into one central facility. Upon consolidation, our two autonomous union locals merged to form one new local. We continue to look at every aspect of our business for ways in which to further improve productivity and enhance our level of customer service. It is these efforts, rather than frequent rate relief, that will keep our services and rates competitive and enable us to grow.

Record Throughput
   The Federal Energy Regulatory Commission's (FERC) restructuring rule, Order No. 636, became fully effective in November 1993. The first winter's operation under Order No. 636 presented unique challenges for gas supply planning and tested the reliability of delivery during sustained record-breaking cold weather. The portfolio of supply, transportation and storage contracts which we had negotiated was more than adequate to serve our customers.

   Firm sales reached an all time high of 22.7 billion cubic feet (Bcf), and sales and transportation service to interruptible customers also broke previous records at 10.5 Bcf. For the first time, we were able to capitalize on new market opportunities by selling and transporting our gas to customers outside of our distribution system. Off-system throughput totalled 3.3 Bcf, or approximately 10 percent of total throughput. Clearly, the ability to provide gas service outside of our distribution system presents tremendous future growth potential in a restructured operating environment.

Expansion in Traditional Markets
   Our residential heating market is the cornerstone of our profitability today and will be a significant source of growth for many years in the future. During fiscal 1994 we added over 2,500 new heating customers to our residential market. We also realized significant growth in new commercial and industrial load additions. Another traditional market opportunity is currently unfolding in the electric to gas conversion area, which is a market where gas now has an overwhelming competitive price advantage. We have set a target to increase our heating saturation along main from approximately 40 percent to 60 percent by the year 2000, and we intend to accomplish this objective by increasing the utilization of our existing distribution system.

Emerging Markets
   A number of long-term growth opportunities have begun to emerge in nontraditional areas such as the natural gas vehicle (NGV) market and the electric generation market. We have installed natural gas filling stations at the corporate headquarters of a local telephone company and have contracted to install a station at one of the

FOUR
post office branches in our service territory. As we see Clean Air Act compliance regulations begin to take effect, the combination of state and federal tax credits will provide an added incentive for the conversion of vehicles to use natural gas.

   After extensive negotiations, we signed a contract with a major electric utility to convert two of its oil fired electric generating units to also burn gas. In July, the generating plant began using gas, contributing 3.2 Bcf to 1994 throughput in less than three months.

Increasing Competition
   Implementation of FERC Order No. 636 marked the culmination of a move towards open market competition for the natural gas industry. At the state level, the Connecticut Department of Public Utility Control (DPUC) also evaluated the impact of restructuring on local gas distribution companies, and it found that "unbundling" the services of local distribution companies is the next logical step towards a truly competitive natural gas industry. The DPUC also addressed the importance of evaluating government imposed costs, such as the gross receipts tax and hardship uncollectible expense, which are currently being borne disproportionately by Connecticut's utilities.

   Our Company has realized significant margins from nonfirm business this year, and we expect to pursue these markets with even greater intensity in the future. Our direct access to all three pipelines serving our region, combined with our LNG liquefaction and storage facility, provides another means of managing gas supply as well as generating additional profits.

   Our restructured operating environment brings with it a level of competition which in the past had been unprecedented for gas utilities. We see a more competitive marketplace as a positive development, and we have eagerly positioned ourselves to capitalize on its inherent opportunities.

Adapting to Change
   We have been diligent in our commitment to control operations and capital costs as we position the Company to operate in a more competitive business environment. Our employees have been quick to adapt to numerous changes in the industry and within the Company. We are working smarter, more efficiently and with more focus on customer service than we were five years ago, and I compliment all of our employees for their high level of cooperation and commitment. I would also like to take the opportunity to thank Samuel R. Clammer, Vice President, Engineering and Gas Supply, for sharing his expertise in supply management before retiring this year.



Performance for Our Shareholders

   Providing an attractive total return to our shareholders over the long term continues to be our primary corporate objective. This year we again increased your dividend, as we have in 14 of the last 15 years. We have also been successful in gradually reducing our dividend payout ratio, which further adds to Connecticut Energy's financial stability.

   Over the past year we have seen the price of gas distribution stocks decline primarily as a result of rising interest rates. However, we have continued to produce consistent attractive total returns for our shareholders over the long term. Our five year average annualized total return was 9.4 percent, which exceeded the 8.7 percent return for the S&P 500 index. The 10 year total return was 14.2 percent compared to 13.7 percent for the S&P 500 index.

Setting the Agenda for the Future
   From the 1990 Amendments to the Clean Air Act and the passage of the National Energy Policy Act in 1992 ... to the 1993 FERC restructuring rule that revolutionized the way gas distribution companies purchase and transport gas ... to state and federal tax incentives for natural gas vehicle conversions ... the natural gas industry today bears as much resemblance to our industry of five years ago as a finely tuned Stradivarius does to the block of wood from which it was so skillfully crafted.

   A master craftsman constructing an instrument draws upon the skill and the mastery gained over years of experience. Creating the instrument with precision and exacting standards, but using new and untested materials, can create challenges not previously encountered.

   Connecticut Energy is facing similar challenges in new markets it has never before entered. Our industry has changed dramatically, but our blueprint -- for providing the highest level of customer service, keeping rates competitive and increasing our earnings -- has remained the same.

   Through our work with customers and contractors, legislators and regulators, we are pleased to see an expanded awareness for the benefits natural gas can provide as both an efficient and environmentally friendly energy source. Now is the time for us to seize this awareness and capitalize on the expanded markets before us. By using a disciplined approach in all that we undertake, we are mastering the art of competition -- crafting the optimum business structure to succeed in the marketplace of the future.

S/  J.R. Crespo
J.R. Crespo
Chairman, President and Chief Executive Officer

Glossary located on page 44.
                                                                        FIVE

Dramatic Changes in Recent History
   Looking back over the regulatory and legislative changes affecting the natural gas industry in the last decade provides a brief sketch of how dramatically our Company's operating environment has changed. Just last winter, the 1993 Federal Energy Regulatory Commission's (FERC) restructuring rule, Order No. 636, became fully effective. This order revolutionized the way gas utilities purchase and transport gas. Distribution companies such as ours took full responsibility for the direct purchase of natural gas and for its storage and transportation to their gate stations. This restructuring rule was the culmination of over a decade of federal deregulation of our industry.

   Our careful planning for the restructured operating environment showed positive results last year. In one of the coldest winters ever experienced in the northeast, we broke our previous peak-day sendout record eight times during January and February 1994, set a new peak-day record which was 12 percent higher than the previous peak-day sendout, and set a new monthly record sendout as well. In spite of the extreme cold, we were able to assure reliable delivery to meet firm customer requirements, and we had a portfolio of supplies that was more than adequate. Clearly our foresight and planning were visible.

   Locally, Connecticut regulators also adopted some bold changes this year. For example, the Department of Public Utility Control (DPUC) recognized the emergence of strong competition


    Insightful planning is essential for preparing the proper strategy.
     Our broad based experience in the gas industry allows us to be proactive in the marketplace -- setting the agenda for change rather than responding to circumstance. This emphasis on long-term planning continues to be a primary focus of management.


                          TOTAL THROUGHPUT
                       Billion Cubic Feet (Bcf)

                               CHART

                    1989    1990    1991    1992    1993    1994

Firm Sales        21.183  20.704  19.012  21.292  22.094  22.727

Interpt. Sales     2.364   1.98    2.785   3.133   4.643   6.968

Transportation     3.946   4.688   5.999   4.859   1.653   0.219

Off System                                                 3.322

SIX

PHOTO

in the energy markets, and it intends to have "unbundled" services in place for distribution companies in Connecticut no later than November 1, 1995. This change will eliminate some of the constraints in our large customer market and allow us to compete with other energy suppliers on a more level playing field.

   The DPUC also supported our request for a Weather Normalization Adjustment -- the first for a New England gas distribution company -- in our rates. This adjustment mitigates the effects on firm revenue of extreme weather (temperatures varying from a 30 year average). It also provides the Company and its customers a more stable budget within which to operate.

   Federal legislation in the form of the Clean Air Act Amendments of 1990 and the Energy Policy Act of 1992 cleared a path of opportunities through both their regulations and incentives. The Clean Air Act Amendments impose stringent emissions standards on vehicles and power plants, mandate the use of alternative fuels for fleet vehicles and eliminate the production by 1995 of chlorofluorocarbons (CFCs) used heavily as a refrigerant for electric air conditioning. The Energy Policy Act also promotes energy efficiency, reduces dependence on foreign fuels -- which significantly affects the energy mix of Connecticut -- and mandates a more rapid implementation of fleet vehicle conversions to alternative fuels. The incentives provided by these Acts in the form of tax credits help customers overcome some of the economic hurdles of compliance, making natural gas an attractive alternative indeed.

   Our Company encouraged the Connecticut legislature to pass two key bills in 1994 to improve the competitiveness of natural gas as a vehicular fuel for fleets. The first bill eliminates the 31 cents per gallon road use tax on natural gas until 1999. It also distinguishes Connecticut

                                                                          SEVEN
as only the second state in the nation to provide a 50 percent tax credit for investment in alternative fuel stations and conversion equipment. The second bill, which our Company introduced, eliminates the five percent gross receipts tax on natural gas as a vehicular fuel.

   These groundbreaking legislative and regulatory changes would have had a diminished effect on our markets, however, without the ample supplies we enjoyed this past winter and the capacity of three pipelines to which we are directly connected.

   In the past five years we have worked with legislators and regulators, directly and in cooperative efforts with such groups as the American Gas Association and the New England Gas Association. We have been at the forefront in setting the agenda for change, rather than just responding to circumstances, and the results have been positive. What follows is a review of our current market opportunities and our strategies for operating successfully in the increasingly competitive environment of the future.


    Achieving excellence in all areas of business is the result of profound commitment. This commitment is manifested through knowledgeable personnel, attentive customer service, state of the art technology and well managed supply. We believe our responsibility is a public trust and remain committed to honoring that trust.


Markets: Current and Emerging
   The foundation of our Company's profitability today is our firm customer market, which contributes over 90 percent of our gross margins. We continue to offer incentives to potential customers along our existing distribution system to switch to natural gas heating. We were successful in adding over 2,500 new residential heating customers in 1994, and we will persist in developing this attractive source of profitable growth.

   Although we are beginning to see signs of improvement in the economic climate in our service territory, the competitive forces we had anticipated affecting our business are strong and real. We realize customer growth is a cultivation

EIGHT

PHOTO

process, and we continue to lay a foundation for that process so our customer base will grow as the economy does. We have paid particular attention to maintaining our high level of customer satisfaction, and we know that word of mouth advertising from satisfied customers is a very important tool for our future growth. We have also developed a network of 130 contractors who, in addition to being updated by us on the latest technology and equipment available, can also receive incentives for identifying new potential customers.

  Certainly, our role in educating consumers about changes in regulations and technology cannot be overlooked. We recently co-sponsored a full-day seminar on compliance with the Clean Air Act, which attracted 150 industrial customers and industry marketing representatives. In addition to positioning natural gas as the solution to environmental regulations, the program also provided our customers with assistance in completing Department of Environmental Protection filing requirements. Feedback on the seminar from our existing and potential industrial customers was excellent.

   Updating consumers as well as engineers and contractors on significant technological changes is also important. For example, at a local business expo we introduced to our service area


                        MARGIN SOURCE BY
                         CUSTOMER GROUP
                      (dollars in millions)

                              CHART

                        '89      '90     '91     '92     '93     '94

Residential           58.31   57.913  57.153  62.449  63.391  71.643

Comm./Indust. Firm    20.13   20.481  20.937  22.740  23.376  26.003

Nonfirm                3.121   3.383   5.302   3.666   2.427   4.258

                                                                          NINE

PHOTO

the Triathlon gas combination heating and cooling system, with a programmable electronic thermostat. This breakthrough technology, which has been tested for the last few years and has just come to market, has commanded attention because it has the potential to considerably reduce the operating expenses of large homes or businesses.

   In our firm commercial and industrial markets we have added both heating and cooling load this year. We know customers must have a compelling reason to commit capital dollars in a tight economy. For the New Haven school system, it was operationally cost effective to switch 28 schools to heat with natural gas this year. In addition, they were relieved of the potential liability of leakage from the oil tanks at one or more of those schools.

   More large customers are looking at the economics of installing one of several engine-driven, absorption or desiccant dehumidification cooling applications now available. The increased production of natural gas cooling equipment is bringing initial costs down, and the longer service life of the equipment, as well as lower operating costs, have made natural gas cooling very economical for many of our hospital, office, supermarket and manufacturing customers.

   We have added interruptible business this year from larger customers who may have used only one fuel previously, and from new businesses which are replacing oil with natural gas as their alternative. For the first time this year, we also had a few of our larger firm customers, which already had dual-fuel capacity, switch to interruptible service. Although we do not have many customers with that capability, our ability to unbundle services in the future will allow us to offer more new services to meet specific customer needs and stay competitive.

TEN

TODAY'S PLAN FOR TOMORROW'S MARKETS

Natural Gas Vehicles (NGVs)
   We have been very pleased with the success achieved in the natural gas vehicle market this year, and we see this market gradually gaining momentum through the turn of the century. Fleet cars typically use the same volume of natural gas as a home heating customer, and NGV vans and trucks average up to ten times that volume.

   The federal regulations and incentives already mentioned provide a catalyst for fleet-owning companies to consider the natural gas alternative. The two pieces of Connecticut legislation which were passed this spring provide an additional economic stimulus. With the U. S. Postal Service converting 62 mail trucks in East Haven this year, our customers can see a local example of a practical application.

   Connecticut, along with the other New England states, has been designated as a serious non-attainment area for specified air pollutants. Because of this, we face more stringent standards for vehicle emissions. The New England Gas Association, of which we are a member and which is headed by our Chairman, co-sponsored an NGV Expo with the Department of Energy in September. Two hundred people attended, and for most, this was their first exposure to NGVs. Many were surprised to learn that Chrysler Corporation has been selling natural gas powered minivans and that Ford, General Motors and American Honda are now entering this market.



   True mastery is the process of evolution in knowledge. Understanding gained from seasons past becomes the action of today. It is only through intense, mature effort over time that mastery is attained. For almost a century and a half, we have cultivated this awareness.

                                                                         ELEVEN


Electric Generation
   The completion of the lateral connection and regulator station for Connecticut Light and Power Company's (CL&P) Devon electric generating station this summer gave our Company the ability to transport natural gas to a second of three electric generating plants in our service area. For the first three months after the July completion, CL&P estimated that the burning of natural gas had reduced its sulfur dioxide emissions by 1,500 tons and had saved its customers about $1.5 million in fuel costs. Providing service to electric generators resulted in a significant increase in throughput this year, contributing 10 percent of total volumes.

Offering Flexible Services

   The strong firm customer market we have built provides us with the foundation of our revenue stream. As we have foreseen changes in the industry, the market and the economy, we have continued to pursue additional markets which demand flexibility in the services customers need. In coming years, we envision that an increasing proportion of our gross margin will come from nonfirm customers, and we are planning for that eventuality now.

   Our Company is the only New England distribution company with direct access to three pipelines, and we can store gas supplies for later use. Our ability in the near future to offer a "balancing" service -- balancing the difference between volumes contracted for and volumes actually used on a daily basis -- will give us a further competitive advantage.

                                     PHOTO

TWELVE

   The addition of both firm and nonfirm customers in 1994 contributed to our breaking all prior volumetric records. Firm sales were 22.7 billion cubic feet
(Bcf); interruptible sales and transportation service reached 10.5 Bcf. Through-put totaled 33.2 Bcf, which was 13 percent higher than our previous record of 29.3 Bcf in 1992.

Financial Discipline:
A Company Prepared for the Future

   One of our most satisfying achievements in 1994 was our ability to, once again, show growth in earnings per share. In spite of the slowly recovering economy and low oil prices, Connecticut Energy's net income reached a record level of $12,843,000, or $1.58 per share, an increase of five percent over last year's earnings per share.

   Although the weather was 5 percent colder than normal since January, our firm customers benefitted by having their bills lowered with credits totalling $2,766,000 through the operation of the Weather Normalization Adjustment. Even with this reduction to gross margin, we were still able to produce record earnings.

   The growth in 1994 earnings per share enabled us to meet another important objective: to continue to reduce our dividend payout ratio. We succeeded in dropping our payout ratio to 82 percent and we did so while showing modest growth in dividends per share paid to our shareholders.

   True knowledge is skill in action. By applying focused attention in all that we undertake, success is achieved. We respect the understanding that hard work and discipline are at the root of that success. Attention to detail is the means as well as the goal.

                         DIVIDEND PAYOUT
                       (dollars per share)

                              CHART

                   '89     '90     '91     '92     '93     '94

Earnings         $1.28   $1.33   $1.38   $1.43   $1.50   $1.58

Dividends        $1.20   $1.23   $1.24   $1.265  $1.28   $1.29


                                                                       THIRTEEN

                               PHOTO

   We have made a commitment to achieve steady and consistent growth in earnings each year in spite of external variables, and we are pleased that 1994 marks the fifth consecutive year in which we accomplished that goal. Without the solid financial foundation we have built through adhering to long-term objectives, however, we would not have the footing nor the flexibility to pursue the new markets ahead of us. Our strategic process has included affecting internal changes when needed and modifying external variables when possible.

Making Internal Changes
After considerable and precise planning, our Company completed the consolidation of our two operating centers and meter shop this year into one centrally located facility. This followed the consolidation last year of three administrative office locations into one headquarters building. These moves achieved efficiencies not previously possible, most notably in staffing flexibility, dispatching crews, maintaining service vehicles, and managing materials and supplies. The consolidation has also allowed us to reorganize some operating departments, which has increased employee efficiency and customer service capabilities. Concurrently, we have been able to reduce the number of employees, mostly through attrition, from 599 a year ago to 572 at the end of fiscal 1994.

The decision to go forward with these consolidations was thoroughly reviewed for cost effectiveness. We have been diligent in holding down our operations and maintenance costs when possible. We are very pleased that our operations and maintenance expenses as a percentage of gross margin have stayed below 48 percent, and we anticipate maintaining that level in the coming year.

FOURTEEN

Affecting External Change
   There are many variables which directly affect us and over which we have little control. Working creatively to modify external circumstances, however, has brought positive results.

   We have no control over the weather. Yet by requesting and receiving a Weather Normalization Adjustment in our rates, we have added a significant level of stability to our revenues to counter the dramatic impact which unusually warm temperatures had on our revenues and earnings in previous years.

   Our landmark rate settlement last year marked the first time we were able to negotiate a stipulated agreement, thus avoiding the time and cost of a full rate case. We have made concerted efforts on many fronts to work with our regulators and legislators, and we have cooperatively affected change.


Achieving Financial Flexibility and Stability
   We continued to take steps in 1994 to enhance our financial flexibility and strengthen our capital structure. In March, we successfully completed the sale of one million new shares of Connecticut Energy common stock. The issue realized net proceeds of $19.4 million and reflects the lowest cost of common equity capital we have ever issued in a public offering. It was an accomplishment for our Company to have been able to complete this transaction during a period of significant market volatility.

   Our capital structure was also strengthened by continued response to the Customer Stock Purchase Plan (CSPP) component of our Dividend Reinvestment and Stock Purchase Plan. This plan provides us with the ability to raise common equity in the least costly manner and to continue adding common equity gradually over time. Response from our customers continues to be excellent. Since the inception of the CSPP, over 2,000 customers have become shareholders, investing approximately $4 million in our Company.

   As a result of our common equity infusions, we reached another long-awaited target in April when we were able to pay off all short-term debt for a period of time. The last time our short-term debt balance was reduced to zero had been in September 1988.


    Success can be measured by the recognition that our efforts met our goals. The value we provide to our shareholders and customers each year sets incremental benchmarks upon which to judge our long-term vision.

                 OPERATIONS AND MAINTENANCE
              EXPENSES AS A PERCENT OF MARGIN
                   (dollars in millions)

                           CHART

                   '89     '90     '91      '92      '93     '94

O & M Expenses     $89     $90     $92      $99     $100    $114


                                                                        FIFTEEN

PHOTO

   We also redeemed Southern's last outstanding publicly issued preferred stock. Given the low face value of the amount outstanding, the relatively high rate of the nontax deductible dividends, additional debt issuance restrictions, and the administrative burden of maintaining these outstanding voting shares, we redeemed all 6,500 outstanding shares in December 1993.

   The changes in our industry and our Company have converged to provide a stable foundation from which the pursuit of new markets is possible. The high percentage of margin derived from our firm customer base reflects a more stable business position than some other distribution companies, and the added Weather Normalization Adjustment can contribute to greater revenue stability. According to Standard & Poor's, our distribution business has once again had its A-long-term debt rating and "stable" outlook affirmed. Our track record of cost containment, our lowered payout ratio, and our improved equity ratio as a result of the stock offering this year, were also cited as positive features in our stable financial outlook.

Long-Term Total Return
   The market in 1994 was a difficult one for income stocks in general and gas distribution stocks in particular. The impact of rapidly rising interest rates, coupled with the heightened competitive risks perceived by investors, caused downward pressure which impacted 1994 total returns. However, over the past five and ten years we provided our shareholders with average annual total returns of 9.4 percent and 14.2 percent, respectively. For those same periods, the S&P 500 index returns were 8.7 percent and 13.7 percent, respectively.

   Once again, we have clearly achieved our primary corporate objective: to provide our shareholders with above average long-term total returns on their investment in Connecticut Energy.

A Whole New Industry
   The primary focus of our actions over the past year has been the strategic preparation of every aspect of our Company to capitalize on the opportunities which the rapidly changing business, regulatory, legislative and technological environments have placed before us. Our goal is to offer the most competitive and broadest array of energy services to our customers. We expect this focus, combined with our resolve to hold down costs and enhance customer satisfaction, will continue to increase shareholder value.

   Providing financial security, stability and growth in a constantly changing environment involves insight and commitment -- qualities that set apart successful organizations. Our broad based experience in the natural gas industry has allowed us to be proactive in the marketplace, setting the agenda for change rather than responding to circumstances. The skills we have mastered are not unlike the creativity required of the person who envisions and crafts a violin ... or the proficiency of the virtuoso who makes the instrument come to life in a performance. By applying focused attention in all that we undertake, we are creating the optimum business structure to perform in the more competitive marketplace of the future.


Kyung Yu, Concertmaster, New Haven Symphony
Orchestra and Assistant Professor, Yale School of Music. The Company is a proud sponsor of the Orchestra.

SIXTEEN

                        MANAGEMENT'S DISCUSSION AND ANALYSIS

RESULTS OF OPERATIONS

Net Income
Connecticut Energy Corporation's ("Company") consolidated net income for the fiscal years ended September 30 is detailed below:

(in thousands, except per share)            1994           1993           1992
- - ------------------------------------------------------------------------------
Net Income                               $12,843        $11,053        $10,227
==============================================================================
Net income per share                       $1.58          $1.50          $1.43
==============================================================================
Weighted average shares outstanding        8,134          7,377          7,136
- - ------------------------------------------------------------------------------

Net income for 1994 was a record for the Company and increased approximately 16% when compared with 1993. Factors affecting the improved results for 1994 were the implementation of a 6.6% rate increase on December 9, 1993 by the Company's wholly owned subsidiary, The Southern Connecticut Gas Company ("Southern"), the ability to retain additional interruptible margins earned due to the changes in the annual margin sharing period and target made by the Connecticut Department of Public Utility Control ("DPUC") in the recent rate decision for Southern and the continued conversion of existing nonheating customers to heating customers. Partially offsetting these increases were higher operations expenses in the areas of uncollectibles, wages (including some overtime costs due to the colder winter weather), employee benefits, depreciation, rent and increased taxes due to higher pre-tax income and higher revenues.

Results for 1994 were also affected by higher interest costs due to Southern's issuance of $15,000,000 and $12,000,000 in additional long-term debt in December 1992 and September 1993, respectively. The increases in interest costs on long-term debt for 1994 were offset by lower other interest costs.

Net income in 1993 increased approximately 8% when compared with 1992. Gross margin, a key statistic in the gas distribution business, increased by approximately $869,000 in 1993 when compared with 1992, primarily due to increased sales to firm customers because of colder weather and the conversion of nonheating customers to heating customers.

Net income in 1993 was positively impacted by a lower provision for uncollectible accounts due to a favorable DPUC Decision regarding the deferral of certain shortfalls in energy assistance funding from state and federal agencies relating to the 1991/92 and 1992/93 heating seasons, as well as a low effective tax rate relating to certain flow-through tax benefits for deferred uncollectible expenses and deferred gas costs.

Operating Revenues
Operating revenues are derived principally from the distribution of natural gas to firm and interruptible customers by Southern. Southern's firm class of customers have priority of service with no interruptions. Interruptible customers are generally large industrial or commercial customers which have the capability of utilizing an alternate fuel; their service can be interrupted by Southern (if necessary) to service firm customers.

Operating revenues were approximately 13% higher in 1994 when compared with 1993. This increase can be attributed to the impact of a 6.6% increase in Southern's rates implemented on December 9, 1993, higher collections through the operation of Southern's Purchased Gas Adjustment Clause ("PGA") and the addition of more heating customers through conversion of existing nonheating customers. In Southern's most recent rate proceeding, the DPUC approved the implementation of a Weather Normalization Adjustment ("WNA") under which the non-gas portion of Southern's firm rates is charged or credited monthly to reflect deviations from normal weather. The implementation of the WNA occurred in January of 1994. Since the weather during the period in which the WNA operated was approximately 5% colder than normal, Southern returned approximately $2,766,000 to firm customers.

Operating revenues were approximately 5% higher in 1993 when compared with 1992. This increase in operating revenues was attributed to slightly colder weather than in 1992, which resulted in the increased use of gas by Southern's firm customers, higher collections from customers through the operation of the PGA and continued conversions of nonheating customers to heating customers.

                        Connecticut Energy Corporation
                                   SEVENTEEN

Total Sales and Transportation Volumes
Southern's total volume of gas sold and transported reached a record level of 33,236 MMcf in 1994, which was a 17% increase over 1993, and was 13% higher than the record set in 1992. The 1994 level was higher principally due to increased firm and interruptible sales, as well as transportation volumes in accordance with a special contract for Connecticut Light and Power Company's Devon generating station which began in July 1994. Throughput in 1993 was approximately 3% lower than the previous record level set in 1992, principally due to lower volumes of third party gas transported to end users.

Firm Sales Volumes
Firm sales volumes were approximately 3% higher in 1994 when compared with 1993. This increase was primarily attributable to weather being approximately 5% colder than 1993 and the continued conversion of nonheating customers to heating customers.

Firm sales volumes were approximately 4% higher in 1993 when compared with 1992 principally due to weather that was approximately 2% colder than 1992 and the continued conversion of nonheating customers to heating customers.

Interruptible Sales and Transportation Volumes
The chart below depicts volumes of gas both sold to and transported for interruptible customers, off-system sales and transportation volumes under special contract by Southern, as well as gross margins earned and retained due to the margin sharing mechanisms on these sales:

(in thousands)                              1994          1993          1992
- - ----------------------------------------------------------------------------
Gross margin earned                       $7,421        $5,560        $4,853
============================================================================
Gross margin retained                     $5,346        $3,272        $4,311
============================================================================
Volumes sold and transported (MMcf)       10,509         6,296         7,992
- - ----------------------------------------------------------------------------

Margins earned on volumes delivered to interruptible customers vary depending upon the relationship of the market price for alternate fuels to the cost of natural gas and related transportation. Additionally, margins earned, net of gross earnings tax, from interruptible service in excess of an annual target are allocated through a margin sharing mechanism between firm customers and Southern. Margins earned and retained by Southern were higher for 1994 as compared with 1993. The increase in margins retained for 1994 is principally attributable to the change in the margin sharing year and an increase in the target margin level from $2,000,000 to $4,000,000 in accordance with the DPUC's decision in Southern's latest rate case.

Although volumes delivered in 1993 were lower than in 1992, total margins earned in 1993 were greater than 1992. Margins retained by Southern in 1993, however, were lower than 1992 because the DPUC allowed Southern to suspend the margin sharing mechanism during 1992.

Purchased Gas Expense
Purchased gas expense increased during 1994 when compared to 1993 primarily due to increased gas costs through operation of the PGA, a higher base cost of gas and higher firm sales volumes. In addition, gas costs were higher in 1994 due to the suspension of the flow-through of approximately $2,468,000 in gas cost credits and $4,048,000 in interstate pipeline refunds to Southern's customers relating to the recovery of previously deferred transition costs. In accordance with the Federal Energy Regulatory Commission's ("FERC") Order No. 636, Southern's cost of gas is expected to increase as a result of the pass-through of transition costs arising from its interstate pipelines. (See section entitled "FERC Order No. 636 Transition Costs" for further detail.)

Purchased gas expense increased during 1993 as compared with 1992 primarily due to higher sales volumes and increased gas costs collected through the PGA. Purchased gas expense increased during 1992 due primarily to higher firm sales volumes during 1992 and higher incremental costs associated with the procurement of additional long-term gas supplies. Additionally, Southern recorded an increase in its purchased gas expense in 1992 to recover approximately $6,834,000 of previously deferred take-or-pay, contract buy-out and contract buy-down costs in accordance with a DPUC decision.

                        Connecticut Energy Corporation
                                   EIGHTEEN

Operations Expense
Operations expense was approximately 21% higher in 1994 as compared with 1993. Approximately 49% of this increase is a result of a higher expense for uncollectible accounts. In December 1992, the DPUC allowed Southern to defer certain shortfalls in energy assistance funding from various state and federal agencies related to the 1991/92 and 1992/93 heating seasons. The DPUC decision positively impacted Southern's provision for uncollectible accounts for 1993. Southern has been allowed to recover these deferred costs as well as deferred costs associated with Southern's certified hardship forgiveness program beginning January 1, 1994 in accordance with the DPUC's latest rate decision. Accordingly, included in operations expense for 1994 is approximately $1,726,000 relating to these amortizations. The remainder of this increase is due to higher employee benefit costs relating to the adoption and the current recovery of postretirement health care expenses accrued under Statement of Financial Accounting Standards No. 106 ("SFAS 106"), as well as increases in other operations expenses such as wages, rent, insurance and other general and administrative expenses.

Operations expense was approximately 4% lower in 1993 when compared with 1992. This decrease was principally attributable to the positive impact on Southern's provision for uncollectible accounts due to a December 1992 Decision by the DPUC to allow Southern to defer, for future recovery, certain shortfalls in energy assistance funding related to the 1991/92 and 1992/93 heating seasons. The total shortfall in energy assistance subject to this treatment that was deferred during 1993 was $3,100,000. This decrease more than offset increases in other operations expenses such as wages, rent, conservation and general and administrative expenses.

Maintenance Expense
Maintenance expense for 1994 increased approximately 9% when compared to 1993. This increase is primarily attributable to a higher level of maintenance activity due to the colder winter weather.

Depreciation and Depletion Expense
Depreciation expense for Southern has increased in each of the last three years because of additions to plant in service.

Federal and State Income Taxes
The total provision for federal and state income taxes increased in 1994 by approximately 41% when compared with 1993. This increase was primarily due to higher pre-tax income in 1994, coupled with higher effective tax rates due to the flow-through tax effect of the amortization of previously deferred costs.

The total provision for federal and state income taxes increased in 1993 by approximately 18% when compared with 1992. This increase was primarily due to higher pre-tax income. The Company's effective tax rate for 1993 was similar to 1992 due to certain flow-through tax benefits.

Municipal, Gross Earnings and Other Taxes
Municipal, gross earnings and other taxes increased over the last three years principally due to higher provisions for gross earnings taxes because of higher revenues.

Interest Expense and Preferred Stock Dividends
Total interest expense and preferred stock dividends remained relatively unchanged for 1994 when compared with 1993. Higher long-term interest costs associated with higher average borrowings from the issuance of $15,000,000 of Series X First Mortgage Bonds in December 1992 and $12,000,000 of Series Y First Mortgage Bonds in September 1993 were offset by the recovery of higher interest income primarily related to deferred transition costs arising from implementation of FERC Order No. 636 by interstate pipelines and lower interest costs related to interstate pipeline refunds. Additionally, short-term interest costs were lower in 1994 due to lower average short-term borrowings.

Total interest expense and preferred stock dividends remained relatively unchanged for 1993 when compared with 1992 levels. Offsetting the increase in long-term interest costs during 1993, which was primarily due to higher average long-term debt balances, were higher interest costs during 1992 because of the reversal of previously deferred interest costs relating to take-or-pay, contract buy-out and contract buy-down costs. Although Southern experienced an increase in average short-term borrowings in 1993 when compared with 1992, short-term interest costs decreased primarily due to significantly lower applicable short-term interest rates in 1993.

                        Connecticut Energy Corporation
                                   NINETEEN

Southern strives to borrow short-term funds at the most competitive rates by utilizing commercial paper and bank borrowings at money market rates. Short-term interest rates averaged 3.74% in 1994 compared with 3.47% in 1993 and 4.48% in 1992.

Inflation
Inflation as measured by the Consumer Price Index for all urban consumers was approximately 3.0% in 1994, 1993 and 1992. Operations and maintenance expenses increase as a result of inflation, as does depreciation expense due to higher replacement costs of plant and equipment. As a regulated utility, Southern's increases in expenses generally are recoverable from customers through rates approved by the DPUC. In management's opinion, inflation has not had a material impact on net income and the results of operations over the last three years.

Rate Matters
On December 1, 1993, the DPUC issued a final Decision on Southern's latest rate request. This Decision incorporated the Partial Settlement of Certain Issues ("Partial Settlement") which was previously approved by the DPUC and resolved most of the significant financial aspects of Southern's original rate request, including an increase in base rates of $13,400,000 based upon Southern's sales forecast as originally filed, an allowed return on equity of 11.45% and the implementation of the WNA. In addition, Southern was permitted to recover previously deferred costs over amortization periods from three to five years associated with shortfalls in energy assistance, the certified hardship arrearage forgiveness program, environmental remediation expenditures, economic development programs and undepreciated gas holder costs.

The Partial Settlement also provides for current recovery of postretirement health care expenses accrued under SFAS 106 and the establishment of a target margin, net of gross earnings tax, of $4,000,000 for on-system sales and transportation to Southern's interruptible customers with excess margins shared between firm customers and shareholders on an 80%/20% split. (See section entitled "FERC Order No. 636 Transition Costs" for further detail.)

As part of this Partial Settlement, Southern agreed that, except for certain adverse events, it would not file a general application to increase rates which would become effective on or before November 30, 1995.

Recent Accounting Developments
In November 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("SFAS 112"), which will be effective for the Company's fiscal year ending September 30, 1995. This statement establishes accrual accounting for benefits such as unemployment compensation, severance benefits and disability benefits to former or inactive employees after employment terminates but before retirement. The adoption of SFAS 112 is required by the first quarter of fiscal 1995, and the Company intends to adopt this statement prospectively. The impact of this new standard is not expected to have a material effect on the Company's financial condition or results of operations.

LIQUIDITY AND CAPITAL RESOURCES

Operating Activities
The seasonal nature of Southern's business creates large short-term cash demands primarily to finance gas purchases, customer accounts receivable and certain tax payments. To provide these funds, as well as funds for its capital expenditure program and other corporate purposes, Southern has committed lines of credit with a number of banks totalling $30,000,000 and uncommitted lines of credit with two of its banks totalling $14,000,000, in addition to a revolving credit line agreement for up to $20,000,000 with one of its banks. This latter agreement has a revolving credit feature through December 21, 1996, followed by a term loan period through December 21, 2000. At September 30, 1994, Southern had unused lines of credit of $45,200,000. Because of the availability of short-term credit and the ability to issue long-term debt and additional equity, management believes it has adequate financial flexibility to meet its anticipated cash needs.

Operating cash flows in 1994 were positively affected by higher net income, lower gas inventories and lower deferred gas cost balances as well as the recovery of the majority of the transition cost balances paid to date. Partially offsetting these increases were higher accounts receivable balances.

                        Connecticut Energy Corporation
                                    TWENTY

Investing Activities
Capital expenditures approximated $26,600,000 in 1994, $26,100,000 in 1993 and $22,600,000 in 1992. Southern relies upon cash flow provided by operating activities to fund a portion of these expenditures, with the remainder funded by short-term borrowings and, at some later date, long-term debt and capital stock financings. Southern's capital expenditures in 1995 will approximate $25,550,000 of which 37% is budgeted for new business. The majority of the remaining planned capital expenditures are to improve, protect and maintain its existing gas distribution system. Over the 1995-99 period, Southern estimates that total expenditures for new plant and equipment will range between $110,000,000 and $130,000,000.

Financing Activities
As of June 1994, the quarterly dividend paid per share on the Company's common stock was increased to $0.325 per share or an annual indicated dividend rate of $1.30 per share.

In March 1994, the Company completed a public sale of 1,000,000 shares of common stock at a price of $20 1/8 per share and received net proceeds of $19,375,000. The proceeds were used for the repayment of short-term debt and for other general corporate purposes.

In December 1993, Southern redeemed all outstanding shares of its 4 3/4% $100 par value cumulative preferred stock. The redemption price was 100% of par value plus accrued dividends through December 30, 1993.

Southern issued and sold $12,000,000 in Series Y First Mortgage Bonds at a rate of 7.08% and $15,000,000 in Series X First Mortgage Bonds at a rate of 7.67% in September 1993 and in December 1992, respectively. Each issuance was privately placed with single, separate lenders. The Series Y and Series X Bonds each have a life of 20 years and are required to be redeemed through payments of $12,000,000 and $15,000,000 on October 1, 2013 and December 15, 2012,
respectively. Proceeds from the sales of Series Y and Series X Bonds were used principally to reduce short-term borrowings incurred primarily in connection with Southern's capital expenditure program.

Cash flows from the Company's Dividend Reinvestment and Stock Purchase Plan ("DRP") increased in 1993 when compared to 1992. This increase was primarily due to the issuance of additional shares resulting from the initiation of a customer stock purchase plan as part of the DRP.

As of June 1992, the quarterly dividend paid per share on the Company's outstanding common stock was increased to $0.32 per share or an annual indicated dividend rate of $1.28 per share.

In November 1991, Southern issued and sold $60,000,000 in Series W First Mortgage Bonds at a composite interest rate of 9.05% to three lenders in a private placement. These bonds have a weighted average life of 32.5 years and are required to be redeemed through payments of $45,000,000 and $15,000,000 in the years 2021 and 2031, respectively.

Proceeds from the sale of Series W Bonds were used to reduce short-term borrowings incurred to repurchase $47,750,000 of Series P, Q, R, S and a portion of Series T First Mortgage Bonds, as well as $5,000,000 in 11% Subordinated Notes. These long-term debt securities had sinking fund requirements and principal payments of $41,568,000 over the 1992-96 time frame, with total sinking fund requirements and principal payments for all of Southern's outstanding long-term debt issues for the same time frame totalling $48,086,000. In addition, the DPUC allowed the deferral of the unamortized issuance costs of the repurchased debt issues as well as the premiums relating to the repurchase of these issues. The total of these unamortized issuance costs and repurchase premiums was $5,636,000 and will be amortized over the average life of the Series W First Mortgage Bonds.

Financing plans for 1995 include a proposed private placement of approximately $10,000,000 of long-term debt tentatively scheduled for the latter part of fiscal 1995 with the proceeds being used for the repayment of short-term debt and for other general corporate purposes. The method, timing and amounts of any future financings by the Company or Southern will depend on a variety of factors, including capitalization ratios, coverage ratios, interest costs, the state of the capital markets and general economic conditions.

                        Connecticut Energy Corporation
                                  TWENTY ONE

In response to the competitive forces and regulatory changes being faced by the Company, the Company has from time to time considered, and expects to continue to consider, various strategies designed to enhance its competitive position and to increase its ability to adapt to and anticipate changes in its utility business. These strategies may include business combinations with other companies as well as acquisitions of related or unrelated businesses. The Company may from time to time be engaged in preliminary discussions regarding one or more of these potential strategies. No assurances can be given as to whether any potential transaction of the type described above may actually occur, or as to the ultimate effect thereof on the financial condition or competitive position of the Company.

Take-or-Pay, Contract Buy-Out and Contract Buy-Down Costs
Prior to 1992, Southern deferred amounts paid to its interstate pipeline suppliers related to take-or-pay, contract buy-out and contract buy-down costs and accrued and deferred interest on its unrecovered payments, pending the DPUC's decision on this matter. In the first quarter of 1992, the DPUC issued a Decision regarding the method of recovery of these deferred amounts, but did not provide recovery of incurred and deferred interest.

As of September 30, 1994, Southern has recovered approximately $5,374,000 from its firm customers through the suspension of the flow-through of purchased gas credits, $1,343,000 from the suspension of the flow-through of pipeline refunds to its customers and $602,000 from interruptible customers through the application of the uniform volumetric surcharge. Approximately $726,000 will continue to be recovered from interruptible customers through the uniform volumetric surcharge.

FERC Order No. 636 Transition Costs
As a result of Order No. 636 issued by the FERC, costs are being incurred by Southern's interstate pipeline suppliers to convert existing "bundled" sales services to "unbundled" transportation and storage services. These transition costs include: (1) unrecovered gas costs, (2) gas supply realignment costs, (3) stranded investment costs and (4) new facilities costs.

Southern has incurred approximately $8,815,000 in transition costs as of September 30, 1994. Of this total, $4,468,000 represent unrecovered gas costs and $4,347,000 represent gas supply realignment costs and stranded investment costs. On July 8, 1994, the DPUC issued a Decision regarding implementation of FERC Order No. 636 by the Connecticut local gas distribution companies. The DPUC addressed, among other things, the mechanism for the recovery of deferred transition costs. Under this mechanism, the DPUC has allowed the recovery of the unrecovered gas cost balances from the suspension of flow-through of purchased gas cost credits attributable to the twelve month period ended August 31, 1993 and all future years ending August 31 as well as refunds received after October 1, 1993 from interstate pipelines. Additionally, any subsequent refunds from interstate pipelines as well as any credits received by Southern for release of its capacity on interstate pipelines shall be used to offset Southern's payments of unrecovered gas costs until fully recovered. As of September 30, 1994, Southern has recovered approximately $4,468,000 in unrecovered gas costs through a combination of these recovery mechanisms.

Gas supply realignment costs as well as stranded investment costs are to be recovered by Southern as follows: (1) retention of 50% of margins derived through off-system sales; (2) retention of 50% of all interruptible margins earned above Southern's target level; (3) retention of pipeline refunds or deferred gas cost credits for the 1992/93 period and all subsequent annual deferred gas cost periods that are in excess of the estimated unrecovered gas cost portion of transition costs; (4) retention of any capacity release credits received from pipelines in excess of those needed for unrecovered purchased gas costs and (5) if needed, a per unit surcharge applied to firm customers' bills, which will be evaluated in subsequent annual deferred gas cost proceedings. There is no hierarchy in the use of the first four recovery measures, and any and all could be utilized as available. All subsequent annual deferred gas cost credits will be applied on an annual basis. All other transition cost credits will be immediately applied on a monthly basis to offset transition costs which have been or will be subsequently billed. As of September 30, 1994, Southern has recovered approximately $3,020,000 in gas supply realignment costs as well as stranded investment costs through a combination of these recovery mechanisms.

                        Connecticut Energy Corporation
                                  TWENTY TWO

Environmental Matters
Southern has identified coal tar residue at three sites in Connecticut. This residue results from historic coal gasification operations conducted at those sites by Southern's predecessors from the late 1800s through the first part of this century. Many gas distribution companies throughout the country carried on such gas manufacturing operations during the same period. The coal tar discovered at Southern's three sites is not designated a hazardous material by any federal or Connecticut agency, but some of its constituents are classified as hazardous.

On April 27, 1992, Southern notified the Connecticut Department of Environmental Protection and the United States Environmental Protection Agency of the presence of coal tar residue on the three sites. As a result of this notification, further discussions would address the extent and type of remedial action, if any, as well as the time period over which such action would occur.

Because this process is at an early stage, management cannot at this time predict the costs of any future site analysis and remediation, if any, nor can it estimate when any such costs, if any, would be incurred. Such future analytical and cleanup costs could possibly be significant.

Based upon the provisions of the Partial Settlement, management believes that Southern will properly be able to recover the costs of investigation and remediation, if any, through its customer rates. The method, timing and extent of any recovery remain uncertain, but management currently does not expect that the incurrence of such costs will have a material adverse effect on the Company's financial condition or results of operations.

Personal Property Tax Audits
In September 1993, Southern received notification of the results of audits by the City of New Haven pursuant to Connecticut's omitted property statute. The City of New Haven claimed that Southern owed approximately $2,600,000 in additional personal property taxes related to years 1990 through 1992; however, Southern was not aware of any audit finding of significant omitted personal property. Instead, the City of New Haven's claim was based on the assessor's retroactive reassessment of Southern's personal property. Southern initiated legal actions against the City of New Haven which alleged that, among other things, the City of New Haven had no statutory authority to issue tax bills based upon retroactive reassessments of previously declared property on which taxes were paid and that the City of New Haven's contingent fee agreement with the firm which audited Southern's records was illegal. Southern also instituted legal actions challenging the City of New Haven's assessment of Southern's personal property for the 1993 Grand List.

On June 29, 1994, Southern and the City of New Haven entered into a Stipulation and Agreement ("Agreement") in settlement of these court actions. The
Agreement provided for a $200,000 payment related to the tax years 1990 through 1992 without conceding liability on any of the issues involved; and a resolution of the disputed 1993 personal property assessment, which resulted in a reduction of the original 1993 assessment of approximately $1,500,000 to a new assessment of approximately $800,000.

Consolidation of Operating Facilities
On March 30, 1993, Southern entered into an operating lease to consolidate its three operating centers located at three cities within Southern's service territory at one central geographic location in Orange, Connecticut. The DPUC approved certain accounting treatment relative to the consolidation of the operating centers which included the transfer of the net book value of Southern's former operating centers from utility property to nonutility property after the completion of the relocation. The consolidation of Southern's operating facilities was completed in the second quarter of fiscal 1994.

                        Connecticut Energy Corporation
                                 TWENTY THREE

                       CONSOLIDATED STATEMENTS OF INCOME
                   (dollars in thousands, except per share)

Years ended September 30,                                                   1994             1993            1992
- - -----------------------------------------------------------------------------------------------------------------
Operating Revenues                                                      $240,873         $212,762        $203,011
Purchased gas                                                            126,870          113,045         104,163
- - -----------------------------------------------------------------------------------------------------------------
Gross margin                                                             114,003           99,717          98,848
- - -----------------------------------------------------------------------------------------------------------------
Operating Expenses:
  Operations                                                              50,209           41,331          43,230
  Maintenance                                                              4,035            3,692           3,651
  Depreciation and depletion                                              13,031           12,051          11,327
  Federal and state income taxes                                           5,402            3,821           3,232
  Municipal, gross earnings and other taxes                               16,314           15,697          15,080
- - -----------------------------------------------------------------------------------------------------------------
Total operating expenses                                                  88,991           76,592          76,520
- - -----------------------------------------------------------------------------------------------------------------
Operating income                                                          25,012           23,125          22,328
- - -----------------------------------------------------------------------------------------------------------------
Other deductions, net                                                        586              510             531
- - -----------------------------------------------------------------------------------------------------------------
Interest Expense and Preferred Stock Dividends:
  Interest on long-term debt and amortization of debt issue costs         10,920            9,945           9,064
  Other interest, net and preferred stock dividends                          663            1,617           2,506
- - -----------------------------------------------------------------------------------------------------------------
Total interest expense and preferred stock dividends                      11,583           11,562          11,570
- - -----------------------------------------------------------------------------------------------------------------
Net Income                                                              $ 12,843         $ 11,053        $ 10,227
=================================================================================================================
Net income per share                                                    $   1.58         $   1.50        $   1.43
=================================================================================================================
Dividends paid per share                                                $   1.29         $   1.28        $  1.265
=================================================================================================================
Weighted average common shares outstanding                             8,134,021        7,377,419       7,135,779
- - -----------------------------------------------------------------------------------------------------------------

                  See notes to consolidated financial statements.

                        Connecticut Energy Corporation
                                  TWENTY FOUR

                             CONSOLIDATED BALANCE SHEETS
                       (dollars in thousands, except per share)

As of September 30,                                                                         1994              1993
- - ------------------------------------------------------------------------------------------------------------------
Assets
Utility Plant:
        Plant in service, at cost                                                       $329,917          $311,091
        Construction work in progress                                                      2,036             2,860
- - ------------------------------------------------------------------------------------------------------------------
Gross utility plant                                                                      331,953           313,951
Less: accumulated depreciation                                                            97,458            92,151
- - ------------------------------------------------------------------------------------------------------------------
Net utility plant                                                                        234,495           221,800
Nonutility property, net                                                                   2,492                 9
- - ------------------------------------------------------------------------------------------------------------------
Net utility plant and other property                                                     236,987           221,809
- - ------------------------------------------------------------------------------------------------------------------
Current Assets:
        Cash and cash equivalents                                                          1,637             2,214
        Accounts and notes receivable (less allowance for doubtful
                accounts of $3,747 in 1994 and $4,251 in 1993)                            23,698            18,403
        Accrued utility revenue, net                                                       2,630             2,307
        Unrecovered purchased gas costs                                                    4,523             5,975
        Inventories                                                                       14,678            16,312
        Prepaid expenses                                                                   1,847             1,565
- - ------------------------------------------------------------------------------------------------------------------
Total current assets                                                                      49,013            46,776
- - ------------------------------------------------------------------------------------------------------------------
Deferred Charges:
        Unamortized debt expenses                                                          6,317             6,466
        Unrecovered deferred taxes                                                        35,398                --
        Other                                                                             25,205            24,744
- - ------------------------------------------------------------------------------------------------------------------
Total deferred charges                                                                    66,920            31,210
- - ------------------------------------------------------------------------------------------------------------------
Total assets                                                                            $352,920          $299,795
==================================================================================================================

Capitalization and Liabilities
Common Shareholders' Equity:
        Common stock -- par value $1 per share:
                authorized -- 20,000,000 shares;
                issued and outstanding -- 8,700,266 in 1994; 7,488,467 in 1993          $  8,700          $  7,488
        Capital in excess of par value                                                    85,265            62,808
        Retained earnings                                                                 31,754            29,665
        Adjustment for minimum pension liability (net of income taxes)                        --              (108)
- - ------------------------------------------------------------------------------------------------------------------
Total common shareholders' equity                                                        125,719            99,853
- - ------------------------------------------------------------------------------------------------------------------
Redeemable preferred stock                                                                    --               638
Long-term debt                                                                           119,917           120,511
- - ------------------------------------------------------------------------------------------------------------------
Total capitalization                                                                     245,636           221,002
- - ------------------------------------------------------------------------------------------------------------------
Current Liabilities:
        Short-term borrowings                                                             18,800            23,500
        Current maturities of long-term debt                                                 594               595
        Accounts payable                                                                  10,886            11,960
        Refunds due customers                                                                 --             1,964
        Federal, state and deferred income taxes                                           3,565             3,634
        Property and other accrued taxes                                                   5,289             5,173
        Interest payable                                                                   3,315             2,916
        Customers' deposits                                                                1,901             2,058
        Other accrued liabilities                                                          4,137             1,818
- - ------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                                 48,487            53,618
- - ------------------------------------------------------------------------------------------------------------------
Deferred Credits:
        Deferred income taxes                                                             51,121            13,668
        Deferred investment tax cred                                                       3,853             4,146
        Other                                                                              3,823             7,361
- - ------------------------------------------------------------------------------------------------------------------
Total deferred credits                                                                    58,797            25,175
- - ------------------------------------------------------------------------------------------------------------------
Commitments and contingencies                                                                 --                --
- - ------------------------------------------------------------------------------------------------------------------
Total capitalization and liabilities                                                    $352,920          $299,795
==================================================================================================================

                       See notes to consolidated financial statements.

                        Connecticut Energy Corporation
                                  TWENTY FIVE

             CONSOLIDATED STATEMENTS OF CHANGES IN COMMON SHAREHOLDERS' EQUITY
                        (dollars in thousands, except per share)

                                                                                                     Adjustment
                                                     Common Stock            Capital                        for          Total
                                                ----------------------            in                    Minimum         Common
                                                  Number           Par     Excess of       Retained     Pension   Shareholders'
                                               of Shares         Value     Par Value       Earnings   Liability         Equity
- - ------------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1991                  7,096,634        $7,097       $54,647       $ 26,878          --       $ 88,622
Issuance through dividend
        reinvestment plan                        138,287           138         2,648             --          --          2,786
Net income                                            --            --            --         10,227          --         10,227
Dividends paid on common stock
        ($1.265 per share)                            --            --            --         (9,030)         --         (9,030)
- - ------------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1992                  7,234,921        $7,235       $57,295       $ 28,075          --       $ 92,605
Issuance through dividend
        reinvestment plan                        253,546           253         5,513             --          --          5,766
Net income                                            --            --            --         11,053          --         11,053
Dividends paid on common stock
        ($1.28 per share)                             --            --            --         (9,463)         --         (9,463)
Adjustment for minimum pension
        liability (net of income taxes)               --            --            --             --       $(108)          (108)
- - ------------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1993                  7,488,467        $7,488       $62,808       $ 29,665       $(108)      $ 99,853
Public offering                                1,000,000         1,000        18,375             --          --         19,375
Issuance through dividend
        reinvestment plan                        211,799           212         4,082             --          --          4,294
Net income                                            --            --            --         12,843          --         12,843
Dividends paid on common stock
        ($1.29 per share)                             --            --            --        (10,754)         --        (10,754)
Adjustment for minimum pension
        liability (net of income taxes)               --            --            --             --         108            108
- - ------------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1994                  8,700,266        $8,700       $85,265       $ 31,754          --       $125,719
==============================================================================================================================

                    See notes to consolidated financial statements.

                        Connecticut Energy Corporation
                                  TWENTY SIX

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (dollars in thousands)

Years ended September 30,                                           1994            1993            1992
- - --------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
        Net income                                              $ 12,843        $ 11,053        $ 10,227
Adjustments to Reconcile Net Income to Net Cash:
        Gain on sale of headquarters property                         --             (66)             --
        Loss on sale of subsidiaries                                  --              68              --
        Depreciation, depletion and amortization                  13,844          12,825          11,930
        Provision for losses on accounts receivable                6,962           4,350           7,000
(Increase) Decrease in Assets:
        Accounts and notes receivable                            (12,248)         (3,923)        (14,269)
        Accrued utility revenue, net                                (323)           (274)            (72)
        Unrecovered purchased gas costs                            1,452          (5,975)             --
        Inventories                                                1,634          (3,720)         (3,158)
        Prepaid expenses                                            (282)           (495)            141
        Unamortized debt expense                                     (87)           (244)           (693)
        Deferred charges and other assets                         (4,852)         (8,072)          6,662
Increase (Decrease) in Liabilities:
        Accounts payable                                          (1,661)          3,636           1,745
        Refunds due customers                                     (1,964)          1,432            (767)
        Accrued taxes                                                 47           1,656          (1,060)
        Other current liabilities                                  2,561            (921)         (1,679)
        Deferred income taxes and investment tax credits           1,706             129             790
        Deferred credits and other liabilities                       177           1,794          (1,739)
- - --------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                         19,809          13,253          15,058
- - --------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities:
        Capital expenditures                                     (26,669)        (26,136)        (22,782)
        Proceeds from sale of headquarters property                   --           2,005              --
        Proceeds from sale of subsidiaries                            28             180              --
        Contributions in aid of construction                          51              66             148
        Payments for retirement of utility plant                    (779)           (276)           (163)
- - --------------------------------------------------------------------------------------------------------
Net cash used in investing activities                            (27,369)        (24,161)        (22,797)
- - --------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities:
        Dividends paid on common stock                           (10,754)         (9,463)         (9,030)
        Issuance of common stock                                  23,669           5,766           2,786
        Issuance of long-term debt                                    --          27,000          60,000
        Repayments of long-term debt                                (594)           (594)         (4,140)
        Repurchase of long-term debt                                  --              --         (52,678)
        Redemption of preferred stock                               (638)            (50)            (50)
        Payment of premium on repurchase of long-term debt            --              --          (5,056)
        (Decrease) increase in short-term borrowings              (4,700)        (14,800)         18,400
- - --------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                          6,983           7,859          10,232
- - --------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                (577)         (3,049)          2,493
Cash and cash equivalents at beginning of year                     2,214           5,263           2,770
- - --------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                        $  1,637        $  2,214        $  5,263
========================================================================================================
Supplemental Disclosures of Cash Flow Information
Cash Paid During the Year for:
        Interest                                                $ 11,332        $ 11,101        $  9,692
        Income taxes                                            $  4,252        $  2,747        $  4,842

           See notes to consolidated financial statements.

                        Connecticut Energy Corporation
                                 TWENTY SEVEN

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (dollars in thousands, except per share)

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The consolidated financial statements include the accounts of all subsidiary companies. Connecticut Energy Corporation's ("Company") wholly owned subsidiary, The Southern Connecticut Gas Company ("Southern"), is subject to regulations by the Connecticut Department of Public Utility Control ("DPUC") with respect to rates charged for service and the maintenance of accounting records, among other things. Southern's accounting policies conform to generally accepted accounting principles as applied to regulated public utilities and are in accordance with the accounting requirements and ratemaking practices of the DPUC. All significant intercompany transactions and accounts have been eliminated.

Line of Business
Operating revenues of the Company are derived primarily from Southern's operations as a retail natural gas distributor. Through nonregulated subsidiaries, the Company was engaged in a limited amount of gas production and transportation activities. In February 1993, the assets and liabilities of its nonregulated subsidiaries were sold.

Accounting Changes
The Company adopted Statement of Financial Accounting Standards No. 106 "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS 106") and Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS 109") effective October 1, 1993. See Note 2, "Provision for Income Taxes", and Note 7, "Employee Benefits", for further detail.

Utility Plant
Utility plant is stated at original cost. The costs of additions and of major replacements of retired units are capitalized. Costs include labor, direct material and certain indirect charges such as engineering and supervision. Replacement of minor items of property and the cost of maintenance and repairs are included in maintenance expense. For normal retirements, the original cost of property, together with removal cost, less salvage value, is charged to accumulated depreciation when the property is retired and removed from service.

Depreciation
For financial accounting purposes, depreciation of utility plant is computed on the composite straightline rates prescribed by the DPUC. The annual composite rate allowed for book depreciation for Southern is 4.15%. Depreciation of transportation and power-operated equipment is computed separately and based on their estimated useful lives. For federal income tax purposes, the Company computes depreciation using accelerated methods.

Federal Income Taxes
In accordance with the requirements of the DPUC and the Economic Recovery Tax Act of 1981 ("ERTA"), income tax reductions to Southern resulting from such items as liberalized depreciation on 1981 to 1994 plant additions and investment tax credits on 1981 to 1986 plant additions are deferred and amortized to income over the useful lives of the remaining assets. Prior to 1981, Southern had treated the differences between tax and book depreciation on plant and equipment as adjustments to tax provisions ("flow-through method") and continues to utilize the flow-through method on pre-1981 depreciation. With specific permission from the DPUC, Southern also provides deferred federal income taxes for certain items, such as unrecovered purchased gas costs, that are reported in different time periods for tax purposes and financial reporting purposes. In addition, the oil and gas subsidiaries had provided deferred or prepaid taxes on all items directly related to exploration, drilling and transportation.

In February 1992, the Financial Accounting Standards Board ("FASB") issued SFAS
109. SFAS 109 establishes financial accounting and reporting standards for deferred income taxes using an asset and liability approach. SFAS 109 requires, among other things, the recognition of the effect on deferred taxes of enacted tax rate and law changes in the year in which they occur.

The Company has adopted SFAS 109, effective October 1, 1993, and has adjusted deferred tax balances to reflect the differences between the tax and financial statement basis of all assets and liabilities, regardless of whether deferred taxes had been previously provided. Deferred tax liabilities have been reduced to the extent they had been previously provided at federal statutory rates in excess of the rates in effect on the effective date of adoption. In accordance with
                        Connecticut Energy Corporation
                                 TWENTY EIGHT

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           (dollars in thousands, except per share)

Statement of Financial Accounting Standards No. 71, "Accounting for the
Effects of Certain Types of Regulation" ("SFAS 71"), the Company recorded an additional deferred tax liability and a corresponding regulatory asset of approximately $35,398 due to the adoption of SFAS 109. The effect of the adoption of SFAS 109 on net income is not material since this adjustment will be recognized in income in future periods as the temporary differences reverse.

Utility Revenues
The primary source of the Company's revenue is derived from Southern's retail distribution of natural gas. Southern's service area spans 22 Connecticut towns from Westport to Old Saybrook including the urban communities of Bridgeport and New Haven. Southern bills its customers on a cycle basis throughout each month and accrues revenues related to volumes of gas consumed by the customer but not billed at month end. The accrual of unbilled revenues is recorded net of related gas costs and accrued expenses.

Purchased Gas Costs
Southern's firm rates include a Purchased Gas Adjustment clause ("PGA"), under which purchased gas costs above or below base rate levels are charged or credited to customers. As prescribed by the DPUC, most differences between Southern's actual purchased gas costs and the current cost recovery are deferred for future recovery or refund through the PGA.

Weather Normalization Adjustment
Southern's firm rates include a Weather Normalization Adjustment ("WNA") under which the non-gas portion of these rates is charged or credited monthly to reflect deviations from normal temperatures. The implementation of the WNA occurred in January 1994 and operates for ten months of the year (September through June).

Deferred Charges
Included in other deferred charges are amounts related to the deferral of certain hardship heating customer accounts receivable arrearages totalling $10,211 and $6,894 in 1994 and 1993, respectively; the deferral of certain shortfalls in energy assistance funding related to the 1991/92 and 1992/93 heating seasons amounting to $2,742 and $3,100 in 1994 and 1993, respectively; prepaid pension contributions of $6,355 and $5,532 in 1994 and 1993, respectively, and an intangible pension asset of $101 and $3,652 in 1994 and 1993, respectively.

Deferred Credits
Included in other deferred credits are amounts related to a minimum pension liability totaling $101 and $3,816 for 1994 and 1993, respectively, as more fully described in Note 7, "Employee Benefits."

Statement of Cash Flows
For purposes of reporting cash flows, short-term investments having maturities of three months or less are considered to be cash equivalents.

Inventories
Inventories are stated at the lower of cost or market, cost generally being determined on the basis of the average cost method. Inventories consist primarily of fuel stock and smaller amounts of materials, supplies and appliances.

Net Income Per Share
Net income per share is computed based upon the weighted average number of common shares outstanding during each year.

NOTE 2 -- PROVISION FOR INCOME TAXES
Effective October 1, 1993, the Company adopted SFAS 109. In accordance with SFAS 71, the Company has a regulatory asset of $35,398 related to the cumulative amount of income taxes on temporary differences previously flowed through to ratepayers due to the adoption of SFAS 109. In addition, the Company has a deferred tax liability of $35,398 related to future tax benefits to be flowed back to ratepayers associated with unamortized investment tax credits and decreases in both federal and state statutory tax rates. Both the regulatory asset and liability are recognized over the regulatory lives of the related taxable bases concurrent with the realization in rates.

                        Connecticut Energy Corporation
                                 TWENTY NINE

         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
          (dollars in thousands, except per share)

The provision for income taxes includes:

Years ended September 30,                                 1994            1993            1992
- - ----------------------------------------------------------------------------------------------
Taxes currently payable -- federal                      $2,958          $  968          $3,034
Taxes currently payable -- state                         1,464             347             945
- - ----------------------------------------------------------------------------------------------
                                                        $4,422          $1,315          $3,979
- - ----------------------------------------------------------------------------------------------
Deferred (prepaid) taxes -- federal                     $  980          $2,506          $ (747)
Deferred (prepaid) taxes -- state                           --              --              --
- - ----------------------------------------------------------------------------------------------
                                                        $  980          $2,506          $ (747)
- - ----------------------------------------------------------------------------------------------
Total income tax provision                              $5,402          $3,821          $3,232
==============================================================================================

Sources and tax effects of items which gave rise to deferred taxes are:

                                                          1994            1993            1992
- - ----------------------------------------------------------------------------------------------
Amortization of deferred investment tax credits         $ (292)         $ (292)         $ (292)
Unrecovered purchased gas costs                           (508)          2,378          (1,322)
Depreciation and depletion                               1,779           1,664           1,654
Minimum tax credits                                        452          (1,111)           (740)
Other                                                     (451)           (133)            (47)
- - ----------------------------------------------------------------------------------------------
                                                        $  980          $2,506          $ (747)
==============================================================================================

The following table reconciles the income tax provision calculated using the federal statutory tax rate to the book provision for federal and state income taxes.

                                                          1994            1993            1992
- - ----------------------------------------------------------------------------------------------
U. S. statutory federal tax rate                           35%           34.75%            34%
Depreciation differences                                    4%               5%             7%
Allowance for doubtful accounts,
        including amounts forgiven and deferred            (7%)            (16%)           (5%)
Investment tax credits                                     (2%)             (2%)           (2%)
Cost to retire assets, net of salvage                      (2%)             (1%)           (2%)
State taxes, net of federal tax benefit                     5%               2%             6%
Pension contribution                                       (2%)              --            (3%)
Premium on bond retirement                                  --               --           (15%)
Reduction due to graduated tax rates                      (.6%)           (.75%)            --
Other, net                                                (.4%)              4%             4%
- - ----------------------------------------------------------------------------------------------
Effective tax rate                                         30%              26%            24%
==============================================================================================

Deferred income tax liabilities (assets) are composed of the following:

At September 30,                                          1994
- - --------------------------------------------------------------
Tax effect of temporary differences for:
Depreciation                                           $18,508
Items previously flowed through                         35,398
Alternative minimum tax                                 (1,463)
Investment tax credits                                   3,853
Contribution in aid of construction                       (654)
Pension contribution                                      (547)
Other                                                     (121)
- - --------------------------------------------------------------
Net deferred income tax liability -- long-term         $54,974
==============================================================

At September 30, 1994 and 1993, the balance sheet caption, "Federal, state and deferred income taxes" included approximately $1,566 and $2,292, respectively, of current deferred federal and state income taxes.

                        Connecticut Energy Corporation
                                    THIRTY

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (dollars in thousands, except per share)

At September 30, 1994 and 1993, the balance sheet caption, "Federal, state and deferred income taxes" included approximately $1,463 and $1,915, respectively, of minimum tax credits available to reduce federal income taxes to be paid in future periods.

NOTE 3 -- LONG-TERM DEBT
Long-term debt outstanding at September 30, 1994 and 1993 consisted of:

                                                            1994          1993
- - ------------------------------------------------------------------------------
First Mortgage Bonds:
Series L, 8%, due March 1, 1998                         $  4,620      $  4,760
Series T, 10.02%, due September 1, 2003                    4,091         4,546
Series U, 9.70%, due July 31, 2019                         9,800         9,800
Series V, 9.85%, due July 31, 2020                        15,000        15,000
Series W, 8.93% - 9.13%, due November 17, 2031            60,000        60,000
Series X, 7.67%, due December 15, 2012                    15,000        15,000
Series Y, 7.08%, due October 1, 2013                      12,000        12,000
- - ------------------------------------------------------------------------------
                                                         120,511       121,106
Less -- amounts due within one year                          594           595
- - ------------------------------------------------------------------------------
                                                        $119,917      $120,511
==============================================================================

Under the provisions of Southern's mortgage bond indenture dated March 1, 1948, as supplemented from time to time, sinking fund payments are required at various dates for Series L and Series T First Mortgage Bonds. Series W First Mortgage Bonds are due in bullet payments in the years 2021 and 2031, respectively. Additionally, Series U, V, X and Y are due in single payments in the years 2019, 2020, 2012 and 2013, respectively. Substantially all of the utility plant of Southern is subject to the lien of its mortgage bond indentures. See Note 6 for dividend restrictions.

The aggregate annual sinking fund contributions and principal maturities for the five fiscal years subsequent to September 30, 1994 are as follows: 1995 -- $594; 1996 -- $595; 1997 -- $595; 1998 -- $4,654; 1999 -- $455; total --
$6,893.

Expenses incurred in connection with long-term borrowings are normally amortized on a straightline method over the respective lives of the issues giving rise thereto.

NOTE 4 -- SHORT-TERM BORROWINGS
The Company follows the practice of borrowing on a short-term basis from banks and through the sale of commercial paper. The following information relates to these borrowings for the years ended September 30, 1994, 1993 and 1992.

                                                   1994            1993            1992
- - ---------------------------------------------------------------------------------------
Bank Loans
Outstanding at the end of the year              $12,800          $10,500        $22,300
Weighted average interest rate at year end         5.41%            3.36%          3.59%
Average amount outstanding during year          $14,951          $15,879        $17,328
Weighted average interest rate during year*        3.74%            3.47%          4.37%
Maximum amount outstanding at any month end     $37,400          $29,200        $26,600

Commercial Paper
Outstanding at the end of the year              $ 6,000          $13,000        $16,000
Weighted average interest rate at year end         4.95%            3.29%          3.35%
Average amount outstanding during year          $ 3,950          $11,517        $ 9,496
Weighted average interest rate during year*        3.74%            3.46%          4.67%
Maximum amount outstanding at any month end     $13,000          $16,000        $16,000
- - ---------------------------------------------------------------------------------------

*Determined by dividing annual interest expense by average amount outstanding during the year.

                        Connecticut Energy Corporation
                                  THIRTY ONE

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (dollars in thousands, except per share)

The Company's committed short-term bank credit lines amounted to $30,000, a portion of which supports the issuance of commercial paper. Southern has uncommitted lines of credit with two of its banks totalling $14,000 in addition to a revolving credit/term loan agreement with one of its banks. This latter agreement provides an additional credit line of up to $20,000. The revolving credit feature is in effect through December 21, 1996 and is followed by a term loan period through December 21, 2000. At September 30, 1994, Southern had no outstanding borrowings under this agreement. The fee for this facility is 1/8 of 1% per annum. At September 30, 1994, the Company had unused lines of credit of $45,200. In lieu of compensating balances, Southern pays fees for its lines of credit which are approximately 3/10 of 1% of the amount of the line of credit. The aggregate annual commitment fees on these lines were approximately $124 for the year ended September 30, 1994.

NOTE 5 -- REDEEMABLE PREFERRED STOCK
The following table summarizes the shares of preferred stock authorized, issued and outstanding at September 30, 1994 and 1993:

                                                    1994             1993
- - -------------------------------------------------------------------------
The Southern Connecticut Gas Company:
Cumulative preferred stock, $100 par value:
Authorized                                       200,000          200,000
4.75% issued and outstanding                          --            6,500
- - -------------------------------------------------------------------------
Preferred stock, $1 par value:
Authorized                                       600,000          600,000
Issued and outstanding                                --               --
- - -------------------------------------------------------------------------
Preference stock, $1 par value:
Authorized                                     1,000,000        1,000,000
Issued and outstanding                                --               --
- - -------------------------------------------------------------------------
Connecticut Energy Corporation:
Preference stock, $1 par value:
Authorized                                     1,000,000        1,000,000
Issued and outstanding                                --               --
- - -------------------------------------------------------------------------

The 4.75% preferred stock outstanding at December 30, 1993 was redeemed at par value, plus accrued dividends.

Southern's $1 par value preferred stock ranks on a parity as to dividends and payments in liquidation with Southern's $100 par value preferred stock, while the preference stock is preferred as to dividends and payments in liquidation over Southern's common stock but is subordinate to the other classes of preferred stock.

NOTE 6 -- COMMON SHAREHOLDERS' EQUITY
The indentures relating to the long-term debt and the Amended and Restated Certificate of Incorporation of Southern contain restrictions as to the declaration or payment of cash dividends on capital stock and the reacquisition of capital stock. Under the most restrictive of such provisions, $19,209 of Southern's retained earnings at September 30, 1994 was available for such purposes.

The Company currently has two plans under which it issues common stock: the Employee Stock Ownership Plan ("ESOP") and the Dividend Reinvestment and Stock Purchase Plan ("DRP"). Additionally, common stock can be issued through a savings plan ("Target Plan"); however, through September 30, 1994, all shares have been acquired by the trustee through open market purchases. At the election of the Company, contributions for the ESOP are made to a trustee who uses the funds to acquire Company stock to be distributed to non-bargaining unit and certain bargaining unit employees who are at least 21 years of age with one year of service. These distributions are made upon termination or retirement. There were no contributions to the ESOP made during the years ended September 30, 1994 and 1993. The DRP permits shareholders to automatically reinvest their cash dividends or invest optional limited amounts of cash payments in newly issued shares or open market purchases of the Company's common stock. At September 30, 1994, there were 1,763,193 shares reserved for issuance under the DRP, ESOP and Target Plans.

                        Connecticut Energy Corporation
                                  THIRTY TWO

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   (dollars in thousands, except per share)

NOTE 7 -- EMPLOYEE BENEFITS
Retirement Plans
Southern maintains two noncontributory pension plans covering substantially all of its employees. The plan covering salaried and certain clerical employees provides pension benefits based on compensation during the five years before retirement and on years of service. The union-negotiated plan provides benefits of stated amounts for each year of service. It is the Company's policy to fund annually the periodic pension cost of its retirement plans subject to the minimum and maximum contribution limitations of the Internal Revenue Code.

A regulatory adjustment has been made to the net periodic pension cost to reflect the amount of pension cost that is realized through the ratemaking process.

The Company recorded an additional minimum liability of $101 and $3,816 representing the excess of the accumulated benefit obligation over the fair value of plan assets and accrued pension costs at September 30, 1994 and 1993, respectively. This liability is offset by an intangible asset of $101 and $3,652 at September 30, 1994 and 1993, respectively, which represents unrecognized prior service costs and, in 1993, the balance (net of income taxes) was charged to a separate component of shareholders' equity.

Net periodic pension cost for the years ended September 30, 1994, 1993 and 1992 included the following components:

                                                            1994           1993           1992
- - ----------------------------------------------------------------------------------------------
Service cost benefits earned during the period           $ 2,117        $ 2,031        $ 1,611
Interest cost on projected benefit obligation              4,263          3,923          3,755
Actual return on plan assets                              (1,986)        (6,817)        (4,818)
Net amortization and deferral                             (1,829)         2,883          1,394
- - ----------------------------------------------------------------------------------------------
Net periodic pension cost                                $ 2,565        $ 2,020        $ 1,942
Regulatory adjustment                                         22           (177)           (99)
- - ----------------------------------------------------------------------------------------------
Net pension cost                                         $ 2,587        $ 1,843        $ 1,843
- - ----------------------------------------------------------------------------------------------
Portion capitalized to utility plant                     $   439        $   328        $   332
==============================================================================================

                                                        September 30, 1994                September 30, 1993
                                                           Plans Where:                      Plans Where:
- - ----------------------------------------------------------------------------------------------------------------
                                                         Assets    Accumulated          Assets       Accumulated
                                                         Exceed       Benefits          Exceed          Benefits
                                                    Accumulated         Exceed     Accumulated            Exceed
Actuarial present value of benefit obligation:         Benefits         Assets        Benefits            Assets
- - ----------------------------------------------------------------------------------------------------------------
Vested benefit obligation                              $(43,249)        $  (3)         $(31,174)        $(16,752)
- - ----------------------------------------------------------------------------------------------------------------
Accumulated benefit obligation                         $(46,808)        $(326)         $(32,917)        $(18,758)
- - ----------------------------------------------------------------------------------------------------------------
Actuarial present value of
        projected benefit obligation                   $(54,337)        $(758)         $(41,540)        $(18,758)
Plan assets at fair value                                58,217            --            38,738           17,913
- - ----------------------------------------------------------------------------------------------------------------
Projected benefits obligation in excess of
        plan assets                                       3,880          (758)           (2,802)            (845)
Transition obligation                                       996            --               750              415
Prior service costs                                       3,582           317               579            3,406
Unrecognized (gain) loss                                 (2,983)          (18)            3,045               (5)
Adjustment required to recognize minimum liability           --          (101)               --           (3,816)
- - ----------------------------------------------------------------------------------------------------------------
Prepaid pension cost (liability), net                  $  5,475         $(560)         $  1,572         $   (845)
================================================================================================================

                        Connecticut Energy Corporation
                                 THIRTY THREE

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (dollars in thousands, except per share)

Key assumptions used in the determination of the projected benefit obligations and the fair value of plan assets were:

                                        1994             1993
- - -------------------------------------------------------------
Discount rates                          8 1/2%             7%
Salary increase rates                   5 1/2%             5%
Expected rate of return on assets           9%         9 1/4%
- - -------------------------------------------------------------

The significant majority of the assets of the pension plans is invested in common stock, fixed income securities and balanced mutual funds, with the balance in cash and short-term investments.

Effective October 1, 1993, Southern established non-qualified pension programs to provide benefits on compensation in excess of the limitations imposed by the Internal Revenue Code and to provide additional retirement income to designated officers.

Southern maintains a savings plan covering substantially all of its employees who meet minimum service requirements pursuant to which the participants may elect to contribute to the plan, through payroll deductions, 2% or more of their annual compensation either on an after-tax or before-tax basis as permitted by Section 401(k) of the Internal Revenue Code. Participants receive a matching contribution of 50% of the first 6% of annual compensation. Participants vest over a five year period and benefits are paid to employees upon retirement, death, disability or termination. Amounts expensed under the plan were $795, $772 and $670 for years ended September 30, 1994, 1993 and 1992, respectively.

Postretirement Health Care Benefits
In addition to providing pension benefits, Southern provides certain health care benefits for retired employees. Substantially all of the Company's employees may become eligible for those benefits if they reach age 55 while working for the Company and have completed at least 10 years of service. Prior to October 1, 1993, Southern recognized the cost of providing these benefits by expensing $350 annually in excess of paid medical claims in accordance with funding provided by a rate decision in 1990.

Effective October 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" ("SFAS 106"), which requires accrual accounting for postretirement benefits during the employee's years of service with Southern. Southern has elected to amortize the transition obligation over 20 years. In the DPUC's Decision on Southern's latest rate request, Southern was allowed current recovery of SFAS 106 costs through customer base rates which became effective December 9, 1993. The expense of implementing SFAS 106 prior to full recovery in rates, which amounted to $367, was deferred and is being recovered over a three year period.

The postretirement benefit costs for the fiscal year ended September 30, 1994 includes the following components:

- - ----------------------------------------------------------
Service cost                                        $  598
Interest cost                                        1,282
Actual return on plan assets                          (113)
Net amortization and deferral                          880
- - ----------------------------------------------------------
Net periodic postretirement benefit cost            $2,647
Regulatory adjustment                                 (275)
- - ----------------------------------------------------------
Net postretirement benefit cost                     $2,372
==========================================================

In 1990, Southern amended the Pension Plan for Salaried and Certain Other Employees to establish an account within the Pension Plan trust as permitted under Section 401(h) of the Internal Revenue Code to fund a portion of Southern's anticipated future postretirement benefit liability with amounts allowed through the ratemaking process. Through the use of the existing trust and the establishment of a Voluntary Employees' Benefit Association Trust as permitted under Section 501(c)(9) of the Internal Revenue Code, Southern plans to fund its full postretirement benefit expense under SFAS 106.

                        Connecticut Energy Corporation
                                 THIRTY FOUR

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (dollars in thousands, except per share)

The following table reconciles the funded status of the plans with the amount recognized in the consolidated balance sheet as of September 30, 1994:

- - -----------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
        Retirees                                                           $ (8,712)
        Fully eligible active plan participants                              (3,262)
        Other active plan participants                                       (6,176)
- - -----------------------------------------------------------------------------------
Total accumulated postretirement benefit obligation                        $(18,150)
Plan assets at fair value                                                     1,333
- - -----------------------------------------------------------------------------------
Accumulated postretirement benefit obligation in excess of plan assets      (16,817)
Unamortized transition obligation                                            16,592
Prior service cost                                                               --
Unrecognized (gain) loss                                                     (2,336)
- - -----------------------------------------------------------------------------------
(Accrued) postretirement benefit obligation                                $ (2,561)
===================================================================================

The expected long-term rate of return on plan assets is 9%. The assumed initial health care cost trend rates used to measure the expected cost of benefits in 1994 were 14% for pre-age 65 claims and 10% for post-age 65 claims. The rates decline to 6% by the year 2010. The weighted average discount rate used to measure the accumulated postretirement benefit obligation was 8.5%. A one percentage point increase in the assumed health care cost trend rate would increase the service cost and interest cost components of the net periodic postretirement benefit cost by approximately $157 and would increase the accumulated postretirement benefit obligation for health care benefits by approximately $1,239.

Postemployment Benefits
In November 1992, the FASB issued Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits" ("SFAS 112"), which will be effective for the Company's fiscal year ending September 30, 1995. The adoption of SFAS 112 is required by the first quarter of fiscal 1995, and the Company intends to adopt this statement prospectively. This statement establishes accrual accounting for benefits such as unemployment compensation, severance benefits and disability benefits to former or inactive employees after employment terminates but before retirement. The impact of this new standard is not expected to have a material effect on the Company's financial condition or results of operations.

NOTE 8 -- LEASES
Total rental expense was $2,864, $2,405 and $2,133 for the years ended September 30, 1994, 1993 and 1992 respectively. Southern's approximate aggregate minimum rental commitments (exclusive of taxes, maintenance, etc.) under noncancelable operating leases for each of the five fiscal years subsequent to September 30, 1994 are in total:

Commitment               Office space         LNG plant         Other
- - ---------------------------------------------------------------------
1995                          $ 2,003           $  609           $312
1996                            2,003              609            190
1997                            2,003              304              1
1998                            2,111               --             --
1999                            2,110               --             --
Thereafter                     31,397               --             --
- - ---------------------------------------------------------------------
Total commitment              $41,627           $1,522           $503
=====================================================================

On March 30, 1993, Southern entered into an operating lease for the purpose of consolidating its operating centers at one location in Orange, Connecticut. The consolidation occurred during the second quarter of fiscal 1994 and the initial period of the lease is for 20 years.

In 1992, Southern entered into an operating lease which consolidated administrative functions at one location in Bridgeport, Connecticut. The lease period commenced in October 1992 and is for an initial period of 20 years.

                        Connecticut Energy Corporation
                                  THIRTY FIVE

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (dollars in thousands, except per share)

The Liquified Natural Gas plant lease agreement provides, among other things, for an initial term of 25 years, which expires in December 1996, with an option to renew the lease for two terms of 12 years each at rental rates based primarily on the then fair market value of the plant. There is also an option, from time to time, to purchase the plant for a purchase price based on the then fair market value of the plant.

NOTE 9 -- SUPPLEMENTARY INCOME STATEMENT INFORMATION
Amounts charged to costs and expenses for the years ended September 30, 1994, 1993 and 1992 included:

                                                       1994            1993            1992
- - -------------------------------------------------------------------------------------------
Maintenance and repairs                            $  4,035        $  3,692        $  3,651
Depreciation and depletion                           13,031          12,051          11,327
Property taxes                                        3,821           4,450           4,528
Connecticut gross earnings tax                       10,506           9,349           8,690
Connecticut corporation business tax                  1,464             347             945
Other taxes                                             213             210             151
Federal Insurance Contribution Act                    2,198           2,090           2,111
Taxes capitalized as part of utility plant             (424)           (402)           (400)
- - -------------------------------------------------------------------------------------------


NOTE 10 -- QUARTERLY FINANCIAL DATA (UNAUDITED)

                                         Dec. 31        March 31        June 30       Sept. 30
1994 Quarter ended                          1993            1994           1994           1994
- - ----------------------------------------------------------------------------------------------
Operating revenues                       $66,714        $111,838        $36,835        $25,486
Gross margin                              30,107          50,490         20,131         13,275
Operating income (loss)                    8,072          16,730          1,779         (1,569)
Net income (loss)                          4,998          13,753         (1,338)        (4,570)
Net income (loss) per share*             $  0.67        $   1.77        $ (0.16)       $ (0.53)
- - ----------------------------------------------------------------------------------------------

                                         Dec. 31        March 31        June 30       Sept. 30
1993 Quarter ended                          1992            1993           1993           1993
- - ----------------------------------------------------------------------------------------------
Operating revenues                       $64,163        $ 91,613        $33,779        $23,207
Gross margin                              29,360          42,024         16,523         11,810
Operating income (loss)                    8,549          14,916            915         (1,255)
Net income (loss)                          5,837          11,711         (2,267)        (4,228)
Net income (loss) per share*             $  0.80        $   1.59        $ (0.31)       $ (0.57)
- - ----------------------------------------------------------------------------------------------

*Calculated on the basis of weighted average shares outstanding during the applicable quarter.

NOTE 11 -- DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS
The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and short-term investments
The carrying amount approximates fair value because of the short maturity of those instruments.

Long-term debt
The fair value of the Company's long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

                        Connecticut Energy Corporation
                                  THIRTY SIX

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (dollars in thousands, except per share)

The estimated fair values of the Company's financial instruments are as follows:

                                                                 1994
- - ---------------------------------------------------------------------------------
                                                        Carrying             Fair
                                                          Amount            Value
- - ---------------------------------------------------------------------------------
Cash and short-term investments                        $   1,637        $   1,637
Long-term debt (including current maturities)           (120,511)        (124,905)
- - ---------------------------------------------------------------------------------

NOTE 12 -- COMMITMENTS AND CONTINGENCIES
Take-or-Pay, Contract Buy-out and Contract Buy-down Costs
Prior to 1992, Southern deferred amounts paid to its interstate pipeline suppliers related to take-or-pay, contract buy-out and contract buy-down costs and accrued and deferred interest on its unrecovered payments. On November 20, 1991, the DPUC issued a Decision regarding the method of recovery of these deferred amounts. The Decision did not provide recovery of incurred and deferred interest.

As of September 30, 1994, Southern has recovered approximately $5,374 from firm customers through the suspension of the flow-through of purchased gas credits, $1,343 from the suspension of the flow-through of pipeline refunds and $602 from interruptible customers through the application of the uniform volumetric surcharge in accordance with the DPUC Decisions. Approximately $726 will continue to be recovered from interruptible customers through the uniform volumetric surcharge.

Environmental Matters
Southern has identified coal tar residue at three sites in Connecticut. This residue results from historic coal gasification operations conducted at those sites by Southern's predecessors from the late 1800s through the first part of this century. Many gas distribution companies throughout the country carried on such gas manufacturing operations during the same period. The coal tar discovered at Southern's three sites is not designated a hazardous material by any federal or Connecticut agency, but some of its constituents are classified as hazardous.

On April 27, 1992, Southern notified the Connecticut Department of Environmental Protection and the United States Environmental Protection Agency of the presence of coal tar residue on the three sites. As a result of this notification, further discussions would address the extent and type of remedial action, if any, as well as the time period for such action. Because this process is at an early stage, management cannot at this time predict the costs of any future site analysis and remediation, if any, nor when such costs, if any, may be incurred. Such future analytical and clean-up costs could possibly be significant.

Based upon the provisions of the Partial Settlement, management believes that Southern will properly be able to recover the costs of investigation and remediation, if any, from its customers. The method, timing and extent of any recovery remain uncertain, but management currently does not expect that the incurrence of such costs will have a material adverse effect on the Company's financial condition or results of operations.

FERC Order No. 636 Transition Costs
As a result of Order No. 636 issued by the Federal Energy Regulatory Commission ("FERC"), costs are being incurred by Southern's interstate pipeline suppliers to convert existing "bundled" sales services to "unbundled" transportation and storage services. These transition costs include: (1) unrecovered gas costs,
(2) gas supply realignment costs, (3) stranded investment costs and (4) new facilities costs.

                        Connecticut Energy Corporation
                                  THIRTY SEVEN

                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (dollars in thousands, except per share)

Southern has incurred approximately $8,815 in transition costs as of September 30, 1994. Of this total, $4,468 represent unrecovered gas costs and $4,347 represent gas supply realignment costs and stranded investment costs. On July 8, 1994, the DPUC issued a Decision regarding implementation of FERC Order No. 636 by the Connecticut local gas distribution companies. The DPUC addressed, among other things, the mechanism for the recovery of deferred transition costs. Under this mechanism, the DPUC has allowed the recovery of the unrecovered gas cost balances from the suspension of flow-through of purchased gas cost credits attributable to the twelve month period ended August 31, 1993 and all future years ending August 31 as well as refunds received after October 1, 1993 from interstate pipelines. Additionally, any subsequent refunds from interstate pipelines as well as any credits received by Southern for release of its capacity on interstate pipelines shall be used to offset Southern's payments of unrecovered gas costs until fully recovered. As of September 30, 1994, Southern has recovered approximately $4,468 in unrecovered gas costs through a combination of these recovery mechanisms.

Gas supply realignment costs as well as stranded investment costs are to be recovered by Southern as follows: (1) retention of 50% of margins derived through off-system sales; (2) retention of 50% of all interruptible margins earned above Southern's target level; (3) retention of pipeline refunds or deferred gas costs credits for the 1992/93 period and all subsequent annual deferred gas cost periods that are in excess of the estimated unrecovered gas cost portion of transition costs; (4) retention of any capacity release credits received from pipelines in excess of those needed for unrecovered purchased gas costs and (5) if needed, a per unit surcharge applied to firm customers' bills, which will be evaluated in subsequent annual deferred gas cost proceedings. There is no hierarchy in the use of the first four recovery measures, and any and all could be utilized as available. All subsequent annual deferred gas cost credits will be applied on an annual basis. All other transition cost credits will be immediately applied on a monthly basis to offset transition costs which have been or will be subsequently billed. As of September 30, 1994, Southern has recovered approximately $3,020 in gas supply realignment costs as well as stranded investment costs through a combination of these recovery mechanisms.

Personal Property Tax Audits
In September 1993, Southern received notification of the results of audits by the City of New Haven pursuant to Connecticut's omitted property statute. The City of New Haven claimed that Southern owed approximately $2,600 in additional personal property taxes related to years 1990 through 1992; however, Southern was not aware of any audit finding of significant omitted personal property. Instead, the City of New Haven's claim was based on the assessor's retroactive reassessment of Southern's personal property. Southern initiated legal actions against the City of New Haven which alleged that, among other things, the City of New Haven had no statutory authority to issue tax bills based upon retroactive reassessments of previously declared property on which taxes were paid and that the City of New Haven's contingent fee agreement with the firm which audited Southern's records was illegal. Southern also instituted legal actions challenging the City of New Haven's assessment of Southern's personal property for the 1993 Grand List.

On June 29, 1994, Southern and the City of New Haven entered into a Stipulation and Agreement ("Agreement") in settlement of these court actions. The Agreement provided for a $200 payment related to the tax years 1990 through 1992 without conceding liability on any of the issues involved; and a resolution of the disputed 1993 personal property assessment, which resulted in a reduction of the original 1993 assessment of approximately $1,500 to a new assessment of approximately $800.

                        Connecticut Energy Corporation
                                  THIRTY EIGHT

                       MANAGEMENT RESPONSIBILITY FOR
                           FINANCIAL STATEMENTS

The management of Connecticut Energy Corporation is responsible for the preparation and integrity of the consolidated financial statements and all other financial information included in this annual report. The financial statements were prepared in conformity with generally accepted accounting principles consistently applied and they necessarily include amounts which are based on estimates and judgments made with due consideration to materiality.

Management maintains a system of internal accounting controls which it believes provides reasonable assurance that Company policies and procedures are complied with, assets are safeguarded and transactions are executed in accordance with appropriate corporate authorization and recorded in a manner which permits management to meet its responsibility for the preparation of financial statements. The Company's system of controls includes the communication and enforcement of written policies and procedures.

The Audit Committee of the Board of Directors, comprised of non-employee directors, meets periodically and as necessary with management, the internal auditors and Coopers & Lybrand L.L.P. to review audit plans and results and the Company's accounting, financial reporting and internal control practices, procedures and results. Both Coopers & Lybrand L.L.P. and the Company's internal audit department have full and free access to all levels of management.


S/  Carol A. Forest                                S/  Vincent L. Ammann, Jr.
Carol A. Forest                                    Vincent L. Ammann, Jr.
Vice President, Finance,                           Vice President and
Chief Financial Officer and Treasurer              Chief Accounting Officer



                     REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Connecticut Energy Corporation

We have audited the accompanying consolidated balance sheets of Connecticut Energy Corporation and its subsidiaries (the Company) as of September 30, 1994 and 1993 and the related consolidated statements of income, changes in common shareholders' equity and cash flows for each of the three years in the period ended September 30, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Connecticut Energy Corporation and its subsidiaries as of September 30, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1994 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, in fiscal 1994 the Company changed its methods of accounting for income taxes and postretirement benefits other than pensions.

                                               S  /Coopers & Lybrand, L.L.P.
New Haven, Connecticut
November 1, 1994

                        Connecticut Energy Corporation
                                  THIRTY NINE

                        ELEVEN YEAR FINANCIAL SUMMARY

(Financial information presented for 1994 through 1990 is for the twelve month period ended September 30; all information for prior years is for the twelve month period ended December 31.)
                   (dollars in thousands, except per share)

                                                                    1994            1993            1992            1991
       -----------------------------------------------------------------------------------------------------------------
        Operations
        Operating revenues                                      $240,873        $212,762        $203,011        $179,172
        Purchased gas                                            126,870         113,045         104,163          86,778
        Gross margin                                             114,003          99,717          98,848          92,394
        Operations and maintenance expenses                       54,244          45,023          46,881          42,475
        Depreciation and depletion                                13,031          12,051          11,327          10,540
        Federal income taxes                                       3,938           3,474           2,287           4,324
        Other taxes                                               17,778          16,044          16,025          15,238
        Other deductions and (income), net                           586             510             531             349
        Interest expense                                          11,575          11,530          11,536          10,428
        Subsidiary preferred stock dividends                           8              32              34              36
        Income before cumulative effect of accounting change    $ 12,843        $ 11,053        $ 10,227        $  9,004
        Cumulative effect of accounting change                        --              --              --              --
        Net income                                              $ 12,843        $ 11,053        $ 10,227        $  9,004
        Net income per share before cumulative
                effect of accounting change (f)                 $   1.58        $   1.50        $   1.43        $   1.38
        Net income per share (f)                                $   1.58        $   1.50        $   1.43        $   1.38
        Annual dividend paid per common share (f)               $   1.29        $   1.28        $  1.265        $   1.24
       -----------------------------------------------------------------------------------------------------------------
       *Capitalization
        Common shareholders' equity                             $125,719        $ 99,853        $ 92,605        $ 88,622
        Redeemable preferred stock                                    --             638             687             736
        Long-term debt                                           119,917         120,511          94,106          87,378
       -----------------------------------------------------------------------------------------------------------------
        Total capitalization                                    $245,636        $221,002        $187,398        $176,736
       -----------------------------------------------------------------------------------------------------------------
       *Capitalization (% of total)
        Common shareholders' equity                                 51.2            45.2            49.4            50.1
        Redeemable preferred stock                                    --             0.3             0.4             0.4
        Long-term debt                                              48.8            54.5            50.2            49.5
       -----------------------------------------------------------------------------------------------------------------
        Total capitalization                                       100.0%          100.0%          100.0%          100.0%
       -----------------------------------------------------------------------------------------------------------------
       *Common Stock (f)
        Shares outstanding at end of period                    8,700,266       7,488,467       7,234,921       7,096,634
        Book value per share at end of period                   $  14.45        $  13.33        $  12.80        $  12.49
        Market value per share at end of period                 $  21.63        $  24.88        $  22.25        $  19.00
        Average daily trading volume                               5,500           9,000           4,500           5,000
        Shareholders of record at year end                        12,094          11,094           9,153           9,163**
        Percent of institutional ownership                            21              18              18              14
       -----------------------------------------------------------------------------------------------------------------
        Assets
        Gross utility plant                                     $331,953        $313,951        $293,687        $273,862
        Net utility plant                                       $234,495        $221,800        $210,054        $198,695
       *Additions to utility plant (capital expenditures)       $ 26,618        $ 26,070        $ 22,634        $ 20,331
        Oil and gas properties, net                                   --              --        $    496        $    542
        Total assets                                            $352,920        $299,795        $269,504        $247,969
       -----------------------------------------------------------------------------------------------------------------
        Ratios (% of total)
        Gross margin as a % of operating revenues                   47.3            46.9            48.7            51.6
        Dividend payout as a % of earnings                          81.6            85.3            88.5            89.9
        Effective federal tax rate                                  23.0            24.0            18.0            32.0
       *Return on ending common equity                              10.2            11.1            11.0            10.2
        Price to earnings                                           13.7            16.6            15.6            13.8
        Dividend yield                                               6.0             5.1             5.7             6.5
        Market price as a % of book value                          149.7           186.6           173.8           152.1
       -----------------------------------------------------------------------------------------------------------------

*Information used in the National Association of Investors Corporation (NAIC) stock selection format.
**A number of duplicated accounts were consolidated when the Company changed Transfer Agents in July 1992.
(a) The results for both the year ended September 30, 1990 and December 31, 1989 include the results for the three months ended December 31, 1989, which included the effects of the unusually cold weather experienced in the month of December and a writedown of the value of oil and gas properties.
(b) Includes the cumulative effect of accounting change for municipal property taxes which increased earnings by $.21 per share.
(c) The writedown of the value of oil and gas properties reduced earnings by $.10 per share in 1990 and 1989; $.05 per share in 1987; $.16 per share in 1984.

                        Connecticut Energy Corporation
                                    FORTY

            1990            1989            1988            1987            1986            1985            1984
      ----------------------------------------------------------------------------------------------------------
       (a)(b)(c)          (a)(c)                             (c)             (d)             (e)             (c)
        $174,059        $171,218        $156,978        $157,867        $156,028        $163,847        $163,925
          84,154          81,794          71,787          75,337          79,333          88,517          89,115
          89,905          89,424          85,191          82,530          76,695          75,330          74,810
          44,085          42,636          38,869          38,218          36,011          34,965          33,453
          10,664          10,297           8,533           8,427           7,487           7,632           7,817
           3,819           4,740           5,839           6,325           5,270           5,416           5,595
          14,431          14,560          14,146          13,617          13,487          13,452          14,375
            (228)            356             713             276             261             (12)             75
          10,156           8,598           7,653           7,484           6,848           6,898           6,065
              39             403             751             849           1,244           1,403           1,419
        $  6,939        $  7,834        $  8,687        $  7,334        $  6,087        $  5,576        $  6,011
           1,280              --              --              --           1,911              --              --
        $  8,219        $  7,834        $  8,687        $  7,334        $  7,998        $  5,576        $  6,011

        $   1.12        $   1.28        $   1.49        $   1.38        $   1.16        $   1.21        $   1.35
        $   1.33        $   1.28        $   1.49        $   1.38        $   1.53        $   1.21        $   1.35
        $   1.23        $   1.20        $   1.17        $   1.12        $   1.12        $   1.07        $   1.01
      ----------------------------------------------------------------------------------------------------------

        $ 74,413        $ 75,001        $ 73,311        $ 61,187        $ 58,731        $ 55,573        $ 46,901
             786             835           6,429           7,270           8,112          12,487          12,659
          91,506          79,686          69,137          64,461          58,714          53,666          48,104
      ----------------------------------------------------------------------------------------------------------
        $166,705        $155,522        $148,877        $132,918        $125,557        $121,726        $107,664
      ----------------------------------------------------------------------------------------------------------

            44.6            48.2            49.2            46.0            46.8            45.7            43.5
             0.5             0.6             4.3             5.5             6.4            10.3            11.8
            54.9            51.2            46.5            48.5            46.8            44.0            44.7
      ----------------------------------------------------------------------------------------------------------
           100.0%          100.0%          100.0%          100.0%          100.0%          100.0%          100.0%
      ----------------------------------------------------------------------------------------------------------

       6,250,161       6,176,665       6,088,017       5,346,879       5,277,276       5,209,677       4,517,781
        $  11.91        $  12.14        $  12.04        $  11.45        $  11.13        $  10.67        $  10.38
        $  16.63        $  17.63        $  14.50        $  13.67        $  16.00        $  12.25        $  11.42
           2,950           4,200           2,850           2,550           4,500           3,150           2,250
           7,382           7,493           7,662           7,577           7,960           7,778           7,702
              15              16              16              13             N/A             N/A             N/A
      ----------------------------------------------------------------------------------------------------------

        $255,446        $241,624        $222,236        $204,947        $191,589        $172,396        $156,492
        $189,108        $181,358        $166,970        $155,289        $144,509        $130,415        $119,012
        $ 23,102        $ 23,184        $ 19,471        $ 17,790        $ 20,543        $ 17,344        $ 13,567
        $    605        $    698        $  1,760        $  1,889        $  2,564        $  3,026        $  4,099
        $229,600        $239,327        $214,458        $193,842        $186,449        $173,211        $161,976
      ----------------------------------------------------------------------------------------------------------

            51.6            52.2            54.3            52.3            49.2            46.0            45.6
            92.5            93.8            78.5            81.2            73.2            88.4            74.8
            35.0            37.0            38.0            44.0            42.0            44.0            43.0
            11.0            10.4            11.8            12.0            13.6            10.0            12.8
            12.5            13.8             9.7             9.9            10.5            10.1             8.5
             7.4             6.8             8.1             8.2             7.0             8.7             8.8
           139.6           145.2           120.4           119.4           143.8           114.8           110.0
      ----------------------------------------------------------------------------------------------------------

(d) Includes cumulative effect of accounting change for unbilled revenues which increased earnings by $.37 per share. The writedown of the value of oil and gas properties in 1986 reduced earnings by $.03 per share.
(e) The adoption of the new pension accounting standard in 1985 reduced pension costs and increased earnings by $.09 per share when compared to 1984. The writedown of the value of oil and gas properties reduced earnings by $.12 per share.
(f) Adjusted to reflect the Company's 3-for-2 stock split in October 1989 and a 2-for-1 stock split in May 1984.

                        Connecticut Energy Corporation
                                   FORTY ONE

                                 OPERATING DATA

                                        Sept. 30         Sept. 30       Sept. 30        Sept. 30       Sept. 30        Dec. 31
Years ended                                 1994             1993           1992            1991           1990           1989
- - ------------------------------------------------------------------------------------------------------------------------------
Table 1
Percentage of Operating Revenues
- - ------------------------------------------------------------------------------------------------------------------------------
Purchased gas costs                         52.7             53.1           51.3            48.4           48.4           47.8
Operations                                  20.8             19.4           21.3            21.7           23.0           22.6
Maintenance                                  1.7              1.7            1.8             2.0            2.3            2.3
Depreciation and depletion                   5.4              5.7            5.6             5.9            6.1            6.0
Taxes                                        9.0              9.2            9.0            10.9           10.5           11.3
- - ------------------------------------------------------------------------------------------------------------------------------
Purchased gas costs and
  operating expenses                        89.6             89.1           89.0            88.9           90.3           90.0
- - ------------------------------------------------------------------------------------------------------------------------------
Interest expense and other
  deductions, net                            5.1              5.7            6.0             6.1            5.7            5.5
Earnings applicable to common
  stock (a)                                  5.3              5.2            5.0             5.0            4.0            4.5
- - ------------------------------------------------------------------------------------------------------------------------------
Total                                      100.0            100.0          100.0           100.0          100.0          100.0
==============================================================================================================================

Table 2
Analysis by Customer Class Averaged Over 12 Months
- - ------------------------------------------------------------------------------------------------------------------------------
Residential nonheating
- - ------------------------------------------------------------------------------------------------------------------------------
Mcf* consumption per customer                 23               24             24              24             26             26
Annual revenue per customer             $    317         $    299        $   300        $    289        $   290        $   279
Rate per Mcf                            $  13.74         $  12.62        $ 12.35        $  12.04        $ 11.32        $ 10.89
Margin per Mcf                          $   8.36         $   7.63        $  7.52        $   7.61        $  7.13        $  6.97
Annual number of customers                35,170           36,184         37,444          39,186         40,997         42,001
- - ------------------------------------------------------------------------------------------------------------------------------
Residential heating
- - ------------------------------------------------------------------------------------------------------------------------------
Mcf consumption per customer                 115              110            108              97            108            110
Annual revenue per customer             $  1,187         $  1,074        $ 1,045        $    904        $   941        $   919
Rate per Mcf                            $  10.35         $   9.73        $  9.70        $   9.36        $  8.69        $  8.33
Margin per Mcf                          $   5.03         $   4.81        $  4.81        $   4.95        $  4.56        $  4.49
Annual number of customers               102,043          100,872         99,706          97,406         95,240         93,447
- - ------------------------------------------------------------------------------------------------------------------------------
Residential apartments
- - ------------------------------------------------------------------------------------------------------------------------------
Mcf consumption per customer               2,132            2,132          2,149           2,006          2,152          2,217
Annual revenue per customer             $ 16,611         $ 15,294        $15,217        $ 13,401        $13,141        $12,764
Rate per Mcf                            $   7.79         $   7.18        $  7.08        $   6.68        $  6.11        $  5.76
Margin per Mcf                          $   2.59         $   2.35        $  2.33        $   2.38        $  2.08        $  2.02
Annual number of customers                   751              751            739             725            707            694
- - ------------------------------------------------------------------------------------------------------------------------------
Commercial
- - ------------------------------------------------------------------------------------------------------------------------------
Mcf consumption per customer                 452              444            435             387            415            409
Annual revenue per customer             $  3,826         $  3,527        $ 3,440        $  2,917        $ 2,902        $ 2,714
Rate per Mcf                            $   8.47         $   7.95        $  7.90        $   7.53        $  6.99        $  6.64
Margin per Mcf                          $   3.15         $   3.03        $  3.02        $   3.13        $  2.85        $  2.80
Annual number of customers                13,142           12,965         12,831          12,758         12,717         12,459
Annual number of heating customers         7,813            7,630          7,541           7,498          7,479          7,297
- - ------------------------------------------------------------------------------------------------------------------------------
Industrial firm
- - ------------------------------------------------------------------------------------------------------------------------------
Mcf consumption per customer               2,199            2,085          1,925           1,754          1,856          1,900
Annual revenue per customer             $ 16,568         $ 14,935        $13,691        $ 11,812        $11,584        $11,202
Rate per Mcf                            $   7.53         $   7.16        $  7.11        $   6.73        $  6.24        $  5.89
Margin per Mcf                          $   2.30         $   2.30        $  2.32        $   2.40        $  2.16        $  2.10
Annual number of customers                 1,274            1,283          1,287           1,305          1,334          1,314
Annual number of heating customers           731              728            716             716            722            702
- - ------------------------------------------------------------------------------------------------------------------------------
Interruptible and off-peak
- - ------------------------------------------------------------------------------------------------------------------------------
Mcf consumption per customer              37,870           30,545         23,035          21,933         14,558         16,303
Annual revenue per customer             $121,940         $105,892        $86,215        $104,186        $56,657        $57,061
Rate per Mcf                            $   3.22         $   3.47        $  3.74        $   4.75        $  3.89        $  3.50
Margin per Mcf                          $   0.87         $   0.88        $  0.99        $   1.39        $  1.06        $  0.82
Annual number of customers                   184              152            136             127            136            145
- - ------------------------------------------------------------------------------------------------------------------------------
Number of total customers                152,564          152,207        152,143         151,507        151,131        150,059
Cost per Mcf of gas                     $   4.22         $   4.30        $  4.02        $   4.04        $  3.71        $  3.46
==============================================================================================================================

*Mcf -- one thousand cubic feet; MMcf -- one million cubic feet

                        Connecticut Energy Corporation
                                   FORTY TWO

                                OPERATING DATA

                                Sept. 30        Sept. 30        Sept. 30        Sept. 30        Sept. 30         Dec. 31
Years ended                         1994            1993            1992            1991            1990            1989
- - ------------------------------------------------------------------------------------------------------------------------
Table 3
Revenue by Customer Class
  (dollars in thousands)
- - ------------------------------------------------------------------------------------------------------------------------
Residential                     $145,975        $131,632        $127,224        $110,062        $111,321        $110,392
Commercial firm                   50,838          46,022          44,316          37,538          37,080          35,003
Industrial firm                   21,339          19,180          17,696          15,557          15,527          15,236
- - ------------------------------------------------------------------------------------------------------------------------
Total firm revenue              $218,152        $196,834        $189,236        $163,157        $163,928        $160,631
- - ------------------------------------------------------------------------------------------------------------------------
Interruptible, transportation
  and special contract          $ 21,127        $ 14,697        $ 12,478        $ 14,814        $  9,103        $  9,695
Other                              1,594           1,231           1,297           1,201           1,028             892
- - ------------------------------------------------------------------------------------------------------------------------
Total operating revenues        $240,873        $212,762        $203,011        $179,172        $174,059        $171,218
========================================================================================================================

Margin by Customer Class (b)
- - ------------------------------------------------------------------------------------------------------------------------
Residential                     $ 71,643        $ 63,391        $ 62,449        $ 57,153        $ 57,913        $ 58,310
Commercial firm                   19,315          17,265          16,946          15,446          15,102          14,699
Industrial firm                    6,688           6,111           5,794           5,491           5,379           5,431
- - ------------------------------------------------------------------------------------------------------------------------
Total firm margin               $ 97,646        $ 86,767        $ 85,189        $ 78,090        $ 78,394        $ 78,440
- - ------------------------------------------------------------------------------------------------------------------------
Interruptible, transportation
  and special contract          $  4,258        $  2,427        $  3,666        $  5,302        $  3,383        $  3,121
- - ------------------------------------------------------------------------------------------------------------------------
Total margins                   $101,904        $ 89,194        $ 88,855        $ 83,392        $ 81,777        $ 81,561
========================================================================================================================

Table 4
Sources of Gas Supply in MMcf*
- - ------------------------------------------------------------------------------------------------------------------------
  Tennessee Gas Pipeline              24              --           1,873           2,249           4,546           4,511
  Algonquin Gas Transmission          53             229           2,521           5,476           7,518           7,662
  Texas Eastern                       --             372           1,539           1,649              --              --
  SCG Gas Quest                       --              --              --              --             111              97
  Distrigas                        1,287             761           1,472           1,435           2,602           2,735
  Producers/Marketers             17,213          14,958          13,750          11,505           8,394           8,623
  Alberta Northeast               12,631          12,446           4,863              --              --              --
- - ------------------------------------------------------------------------------------------------------------------------
Total                             31,208          28,766          26,018          22,314          23,171          23,628
========================================================================================================================

Additional storage supply:
  LNG                                 86              12             269               2             (22)            392
  Pipeline (c)                      (388)         (1,362)         (1,345)             --              (6)             99
  Propane                             --              33              --               2             113              45
- - ------------------------------------------------------------------------------------------------------------------------
Total additional supply             (302)         (1,317)         (1,076)              4              85             536
- - ------------------------------------------------------------------------------------------------------------------------
Total supply                      30,906          27,449          24,942          22,318          23,256          24,164
========================================================================================================================

Table 5
Gas Throughput in MMcf* (d)
- - ------------------------------------------------------------------------------------------------------------------------
Sales:
  Residential                     14,038          13,635          13,233          11,790          12,957          13,391
  Commercial firm                  5,902           5,786           5,583           4,935           5,269           5,234
  Industrial firm                  2,787           2,673           2,476           2,287           2,478           2,558
  Interruptible, transportation
    and special contract (e)(f)   10,509           6,296           7,992           8,784           6,668           6,310
Other uses (g)                     1,066             712             517             521             572             617
- - ------------------------------------------------------------------------------------------------------------------------
Total requirements                34,302          29,102          29,801          28,317          27,944          28,110
========================================================================================================================
Peak day delivery in Mcf         227,477         203,557         182,688         189,192         177,616         177,616
- - ------------------------------------------------------------------------------------------------------------------------
Degree days -- actual              5,750           5,467           5,354           4,654           5,523           5,744
Degree days as percentage
  of 'normal'                        104%             99%             97%             85%            100%            104%
========================================================================================================================

(a) Before nonrecurring credit in 1990.
(b) Margin in this table is calculated as revenue minus purchased gas costs and gross receipts tax.
(c) Includes new storages acquired during 1992 and 1993 due to the restructuring of services under FERC Order No. 636.
(d) Sales volumes from the residential, commercial firm and industrial firm classes of customers reflect volumes delivered but not yet billed at year end.
(e) Interruptible service balances daily available supply and demand sales. Southern or the customer can terminate interruptible service at any time.
(f) Transportation volumes represent customer-owned gas transported directly to end users which includes volumes under a special contract for transportation to Connecticut Light and Power Company's Devon generating station.
(g) Includes gas used by Southern and unaccounted for gas.

                        Connecticut Energy Corporation
                                 FORTY THREE

                                  GLOSSARY

Balancing -- The process of reconciling the difference between gas deliveries contracted for and gas actually used on a daily basis.

FERC Order No. 636 -- A mandate issued by the Federal Energy Regulatory Commission, effective November 1, 1993, which required pipeline companies to separate or "unbundle" the functions of selling and transporting natural gas.

Firm Customers -- Customers with priority of supply using natural gas under contracts which anticipate no interruptions.

Gross Margin -- For gas distribution business, operating revenues minus the cost of purchased gas equals the gross profit margin. The cost of gas is passed directly on to customers.

Heating Degree Days -- The mean temperature for a single day subtracted from 65 degrees Fahrenheit, the temperature at which the average household begins using heat.

Interruptible Customers -- Large industrial or commercial customers that have dual fuel capabilities whose service can be interrupted if capacity is needed to serve firm customers.

LNG -- Liquified Natural Gas: natural gas liquified by reducing its temperature to minus 260 degrees Fahrenheit.

Mcf -- One thousand cubic feet: a standard measurement of natural gas. MMcf: million cubic feet. Bcf: billion cubic feet.

NGV -- Natural gas-powered vehicle.

Off-System -- Providing gas service to parties outside of a company's own distribution system.

Throughput -- The amount of gas carried on a distribution system, including gas sold to and transported for end users.

Transportation Volumes -- Customer-owned gas purchased from a supply source and conveyed through a pipeline or distribution system.

Weather Normalization Adjustment (WNA) -- Formula which adjusts customers' monthly bills to reflect normal weather patterns (based on the 30-year average temperature for each billing period), lowering bills during periods of colder than normal weather and raising them during warmer than normal periods.

                        Connecticut Energy Corporation
                                  FORTY FOUR

                           INVESTMENT INFORMATION

To obtain a copy of Form 10-K filed with the Securities and Exchange Commission or to request further financial information contact Judith Falango, Manager, Investor and Shareholder Relations, Connecticut Energy Corporation, P.O. Box 1540, Bridgeport, CT 06601, or call (203) 579-1732.

NAIC Stock Selection Data
The National Association of Investors Corporation (NAIC) is an organization with over 250,000 members which provides investment education for the long-term value-oriented investor in common stock. As a corporate member of NAIC, the following data is presented in NAIC's stock selection format. Historical balance sheet data can be found on pages 40 and 41 in the Eleven Year Financial Summary. Connecticut Energy Corporation was honored for two years in a row to have its 1991 and 1992 annual report chosen by NAIC members as one of only five "National Winners" for the Nicholson Awards.

Connecticut Energy is also a participant in NAIC's "Low Cost Investment Plan" which encourages members to make regular contributions to dividend reinvestment and stock purchase plans such as ours.

                        Income-Revenue Data                Common Share Data
====================================================================================================================
        Gross margin  Pretax (fed.) net                                                 Price range     P-E ratio
        ------------  -----------------                                                 -----------     ---------
                                       Income    Net             Divi-   %      Yield
        $        $ per     $     % of    tax    income   Earned  dend   Pay-   on avg.     $       $
Year    mil.   share(a)   mil.   g.m.   $ mil.  $ mil.     $      $     out     price     high    low    high    low
====================================================================================================================
1989    89.4    14.61   12.5    14.0    4.7     7.8     1.28    1.20    94      7.4     18 7/8  14      14.6    10.9
- - --------------------------------------------------------------------------------------------------------------------
1990    89.9    14.52   10.7    11.9    3.8     8.2(a)  1.33(a) 1.23    92      7.4     18 7/8  14 1/2  14.2    10.9
- - --------------------------------------------------------------------------------------------------------------------
1991    92.4    14.11   13.3    14.4    4.3     9.0     1.38    1.24    90      7.4     19 3/8  14 1/4  14.0    10.3
- - --------------------------------------------------------------------------------------------------------------------
1992    98.8    13.85   12.5    12.7    2.3    10.2     1.43    1.265   88      5.8     24 3/4  18 5/8  17.3    13.0
- - --------------------------------------------------------------------------------------------------------------------
1993    99.7    13.52   14.6    14.6    3.5    11.1     1.50    1.28    85      5.5     26 1/2  20 1/8  17.7    13.4
- - --------------------------------------------------------------------------------------------------------------------
1994   114.0    14.02   16.8    14.7    3.9    12.8     1.58    1.29    82      5.6     26      20      16.5    12.7
- - --------------------------------------------------------------------------------------------------------------------
5 Yr.
avg.    99.0    14.00   13.6    13.7    3.6    10.3     1.44    1.26    87      6.3     23 1/8  17 1/2  15.9    12.1
- - --------------------------------------------------------------------------------------------------------------------

                                            Quarterly Financial Information
=================================================================================================================
                                            Pretax (fed.)
                 Gross margin $ mil.      net income $ mil.      Earned per share $    Dividends paid per share $
      Quarter   --------------------    --------------------    --------------------   --------------------------
       ended    1994    1993    1992    1994    1993    1992    1994    1993    1992     1994    1993    1992
=================================================================================================================
      12/31     30.1    29.4    27.2    7.2     8.1     5.7      .67     .80     .57     .320    .320     .312
- - -----------------------------------------------------------------------------------------------------------------
       3/31     50.5    42.0    41.2   20.0    16.3    14.8     1.77    1.59    1.50     .320    .320     .312
- - -----------------------------------------------------------------------------------------------------------------
       6/30(b)  20.1    16.5    18.2   (2.7)   (3.5)   (1.7)    (.16)   (.31)   (.14)    .325    .320     .320
- - -----------------------------------------------------------------------------------------------------------------
       9/30(b)  13.3    11.8    12.2   (7.7)   (6.3)   (6.3)    (.53)   (.57)   (.49)    .325    .320     .320
- - -----------------------------------------------------------------------------------------------------------------

================================================================================================================
                                           Market price $
                ---------------------------------------------------------------------        Trading volume
      Quarter           1994                    1993                    1992                  in thousands
       ended    high    low     close   high    low     close   high    low     close     1994    1993    1992
================================================================================================================
        12/31   26      23      24 7/8  23 1/2  20 1/8  23      20 3/8  18 5/8  20 1/4    266.3   282.8   285.7
- - ----------------------------------------------------------------------------------------------------------------
        3/31    25      20      21 1/4  25 3/8  22 1/2  25 1/8  21 7/8  18 7/8  21 1/4    508.7   892.5   317.2
- - ----------------------------------------------------------------------------------------------------------------
        6/30    22 1/2  20 1/4  20 1/4  26 1/2  24 5/8  25 1/8  22 5/8  19 1/2  22 3/8    336.3   289.4   229.5
- - ----------------------------------------------------------------------------------------------------------------
        9/30    22 1/4  20 1/4  21 5/8  26      24 3/8  24 7/8  24 3/4  21 5/8  22 1/4    262.2   543.0   275.5
- - ----------------------------------------------------------------------------------------------------------------

(a) Includes the cumulative effect of accounting change in 1990.
(b) It is not unusual for a company primarily engaged in the distribution of natural gas to incur a loss in quarters ending in June and September.

                         Connecticut Energy Corporation
                                   FORTY FIVE

                           SHAREHOLDER INFORMATION

Annual Meeting
The Annual Meeting of Shareholders will take place Tuesday, January 31, 1995 at 10 a.m. in the Trumbull Marriott Hotel, 180 Hawley Lane, Trumbull, Connecticut.

Stock Listing Information
Connecticut Energy's common stock is listed on the New York Stock Exchange under the ticker symbol "CNE". Quotes may be obtained in daily newspapers where it is listed under "ConnEn" in the New York Stock Exchange composite table.

Shareholder Communications
In addition to the Connecticut Energy Corporation annual report, three quarterly reports are published for shareholders. These reports are automatically mailed to shareholders of record. If your shares are held in your broker's name, you may receive quarterly reports by calling Connecticut Energy collect (203) 579-1732 and requesting to be put on our mailing list for quarterly reports.

Transfer Agent
The First National Bank of Boston (Bank of Boston) is the Transfer Agent and Registrar for Connecticut Energy Corporation (CNE) common stock. No stock transfer or shareholder account activity takes place at the Connecticut Energy Corporation offices.


For the fastest response to any of the following needs:
Call Bank of Boston investor relations representatives toll free at:
                (800) 736-3001 or
                (800) 952-9245 TTY/TDD service for the hearing impaired If you need
  * to change your account mailing address
  * to report a lost or stolen dividend check or stock certificate
  * information about your shareholder account
  * information about transferring shares
  * an authorization form to join our Dividend Reinvestment and Stock Purchase Plan
  * a form to initiate the direct deposit of dividends

Or write Bank of Boston, Investor Relations, Mail Stop 45-02-09, P.O. Box 644, Boston, MA 02102-0644


Dividends
Dividends on common stock are declared quarterly by the Board of Directors and are usually paid on the last business day of each quarter. Shareholders of record receive dividends directly from the Company's Transfer Agent, Bank of Boston, unless they have elected to reinvest their dividends through the Dividend Reinvestment and Stock Purchase Plan.

Direct Deposit
Your dividends can be directly deposited to your checking or savings account. This not only gives you the availability of funds the same day they are paid, it eliminates the worry of lost, stolen or mail delayed checks. Call Bank of Boston at the toll free numbers above for an authorization form. Allow four to six weeks for this to be in effect.

                        Connecticut Energy Corporation
                                  FORTY SIX

Dividend Reinvestment and Stock Purchase Plan
This Plan provides shareholders of the Company's common stock with a simple and convenient method of investing dividends and/or voluntary cash contributions in additional shares of the Company's stock without payment of any brokerage commission or service charge.

Some important features of the Plan:
  * Cash contributions are invested monthly.
  * Voluntary cash contributions from $50 to $50,000 can be made.
  * Bank draft authorization allows for automatic contributions to the Plan.
  * A "safekeeping" feature allows shareholders to have Bank of Boston hold their certificates.
  * Shareholders can establish or roll over Individual Retirement Accounts (IRA) through the Plan.

You must be a shareholder of record -- that is, the shares must be registered in your name, not your broker's -- to participate. The total return graph below shows the value of reinvesting dividends over time. $1,000 invested in Connecticut Energy ten years ago (September 1984) would have grown to $2,027 at the end of ten years. With dividends reinvested, the value of the same initial investment would have grown to $4,100 in the same time period.

   VALUE OF $1,000 INVESTED SEPT. 30, 1984

                   CHART

           Initial     Reinvested      Stock
         Investment     Dividend       Price
- - ----------------------------------------------
9/84      1000.000        0           1000.000

9/85      1156.254      106.0263      1262.280

9/86      1460.943      257.6324      1718.575

9/87      1390.630      363.4785      1754.109

9/88      1343.755      491.6461      1835.401

9/89      1687.510      802.2411      2489.751

9/90      1558.603      916.7809      2475.384

9/91      1781.261     1261.361       3042.622

9/92      2085.950     1691.373       3777.323

9/93      2332.045     2115.926       4447.971

9/94      2027.356     2072.708       4100.064


To receive additional information describing the Plan, including a prospectus and enrollment information, call Bank of Boston toll free at (800) 736-3001 or
(800) 952-9245 TTY/TDD service for the hearing impaired.

Investment Dates
Cash contributions sent to purchase additional shares of stock through the Dividend Reinvestment and Stock Purchase Plan are usually invested on the last business day of the month. Checks for these purchases must be received by Bank of Boston at least five business days before the investment date. Checks received after the cut off date will be held until the next investment date.

Gift Certificates
If you are transferring shares of stock from your Dividend Reinvestment and Stock Purchase Plan (Plan) account as a gift, we would be happy to supply you with a gift certificate. This allows the actual shares to remain in safe-keeping in a Plan account for the recipient. For further information call Connecticut Energy Corporation collect at (203) 579-1732. Allow two weeks for the transfer to occur.

                        Connecticut Energy Corporation
                                  FORTY SEVEN

                            CORPORATE DIRECTORY

Board of Directors
- - -----------------------------------
Connecticut Energy Corporation and
The Southern Connecticut Gas Company

J.R. Crespo
        Chairman, President and Chief Executive
        Officer, Connecticut Energy Corporation and
        The Southern Connecticut Gas Company

Henry Chauncey, Jr.
        Lecturer and Head of Management Program,
        Department of Epidemiology and Public Health,
        Yale School of Medicine

James P. Comer, M.D.
        Maurice Falk Professor of Psychiatry, Yale
        Child Study Center and Associate Dean,
        Yale School of Medicine

Richard F. Freeman
        President and Chief Executive Officer,
        Bridgeport Area Foundation

Richard M. Hoyt
        President and Chief Executive Officer,
        Chapin & Bangs Company

Paul H. Johnson
        President and Chief Executive Officer,
        Gaylord Hospital

Newman M. Marsilius III
        President and Chief Executive Officer,
        The Producto Machine Company

Samuel M. Sugden
        Chairman,
        LeBoeuf, Lamb, Greene & MacRae L.L.P.

Christopher D. Turner
        Regional Manager,
        Resource Management International

Helen B. Wasserman
        Member, Board of Governors for Higher
        Education, State of Connecticut


Officers
- - ---------------------------------------------------------
Connecticut Energy Corporation


J.R. Crespo
        Chairman, President and
        Chief Executive Officer

Vincent L. Ammann, Jr.
        Vice President and
        Chief Accounting Officer

Carol A. Forest
        Vice President, Finance,
        Chief Financial Officer and Treasurer

Michael H. Pinto
        Vice President, Government Affairs

J. Richard Tiano
        Vice President, General Counsel and
        Secretary



The Southern Connecticut
Gas Company

J.R. Crespo
        Chairman, President and
        Chief Executive Officer

Thomas A. Trotta
        Senior Vice President and
        Chief Operating Officer

Vincent L. Ammann, Jr.
        Group Vice President, Corporate Planning and Administration

Carol A. Forest
        Vice President, Finance,
        Chief Financial Officer and Treasurer

J. Richard Tiano
        Vice President, General Counsel and
        Secretary

Frank L. Esposito
        Vice President, Human Resources and
        Corporate Services

James P. Healy
        Vice President, Information Technology

Ernest W. Karkut
        Vice President, Purchasing and Plant Services

Peter D. Loomis
        Vice President, Distribution and
        Customer Service

Larry S. McGaughy
        Vice President, Marketing and Corporate Engineering

Phyllis A. O'Brien
        Vice President, Accounting and
        Regulatory Services


Independent Accountants
- - -----------------------------------------
Coopers & Lybrand L.L.P.
2 Whitney Avenue
New Haven, CT 06510


Labor Union Leadership
- - -----------------------------------------
United Steel Workers of America
Local 12000

Gabriel Gambardella
        President

Francis J. O'Connor
        Vice President

                               [RECYCLE LOGO]

Continuing our commitment and concern for the environment as an integral part of our business responsibility, this entire document was printed on recycled paper containing 50% recovered fiber.

                        Connecticut Energy Corporation
                                  FORTY EIGHT

[LOGO] Connecticut Energy Corporation

855 Main Street
Bridgeport
Connecticut 06604





Special Olympics
World Games
Connecticut 1995

[LOGO]

   TM

Official Provider