Form 10-K, Exhibit 13
period 1995-09-30
CONNECTICUT ENERGY CORP
filed 1995-12-07
CIK 310103

Connecticut Energy Corporation

                                                      Avenues of Opportunity

                                                          1995 Annual Report

Business Profile

Connecticut Energy Corporation (Connecticut Energy or Company) is a holding company primarily engaged in the retail distribution of natural gas for residential, commercial and industrial uses through its principal subsidiary, The Southern Connecticut Gas Company (Southern). Southern delivers natural gas in 22 Connecticut communities to approximately
154,000 customers which include approximately 175,000 firm residential units. The Company also has two nonutility subsidiaries, Connecticut Energy Development Corporation and Total Energy Services Group, Inc.

[MAP]

In towns currently served
Square miles 524
Population 770,870
Number of households 322,636
Miles of gas main in service 2,082

                           In Connecticut
                           Square miles 5,012
                           Population 3,275,276
                           Number of households 1,351,825

                                           -- Algonquin Gas Transmission Co.
                                           -- Iroquois Gas Transmission Co.
                                           -- Tennessee Gas Pipeline Co.


Dividends

Connecticut Energy, through its predecessor companies, has paid cash dividends on its common stock since 1850, the longest consecutive dividend payment record of any utility or nonfinancial company listed on the New York Stock Exchange. In September 1995, the Company paid its 343rd consecutive quarterly dividend. The dividend has increased in 14 of the last 15 years.

Stock Listing Information

Connecticut Energy's common stock is listed on the New York Stock Exchange under the ticker symbol "CNE." Quotes may be obtained in daily newspapers where it is listed under "ConnEn" in the New York Stock Exchange composite table. In 1994, Connecticut Energy was selected for inclusion in the newly formed Standards & Poor's SmallCap 600 index. Investment and Shareholder Information is on pages 41 and 42.


Highlights

Years ended September 30,                        1995          1994   % Change

Financial (dollars in thousands, except per share)

Operating revenues                           $232,093      $240,873      (3.6)
Gross margin                                  116,510       114,003       2.2
Net income                                     14,060        12,843       9.5
Net income per share                             1.60          1.58       1.3
Dividends paid per share                         1.30          1.29       0.8
Total assets                                  370,088       352,920       4.9
Common shareholders' equity                   131,561       125,719       4.6
Long-term debt                                119,322       119,917      (0.5)
Total capitalization                          250,883       245,636       2.1
Return on average common equity (%)             10.52         10.84      (3.0)

Other

Weighted average common shares outstanding  8,773,878     8,134,021       7.9
Shares outstanding at year end              8,865,210     8,700,266       1.9
Shareholders of record                         11,688        12,094      (3.4)
Shareholders in dividend reinvestment plan      6,683         6,621       0.9
Institutional ownership (shares)            1,860,000     1,842,000       1.0
Average number of customers                   154,216       152,564       1.1
Number of employees at year end                   532           572      (7.0)

                                 Earnings
                             Dollars Per Share

                                 [CHART]
2.00
1.50    1.33       1.38       1.43       1.50       1.58       1.60
1.00
0.50
0.00
        '90        '91        '92        '93        '94        '95


                                 Net Income
                            Dollars In Thousands

                                  [CHART]
15,000                                                        14060
12,000                                  11053      12843
9,000   8219       9004      10227
6,000
3,000
0
        '90        '91        '92        '93        '94        '95



To Our Shareholders

[PHOTO]

  Fiscal 1995 marked the evolution of a new era in the natural gas industry and the onset of a new direction for our Company. Our primary focus last year was to position Connecticut Energy Corporation to compete successfully in the market-driven business environment of the future. Throughout the year, we achieved numerous accomplishments to strengthen our core foundation, while creating the building blocks to capitalize on new growth opportunities and to secure future energy markets.

  Let me begin by highlighting our performance over the past year. It gives me great pleasure to report that Connecticut Energy Corporation once again achieved record earnings. Net income grew to a record level of $14,060,000, which produced record earnings of $1.60 per share of common stock. Fiscal 1995 marks the sixth consecutive year in which we have achieved our goal to maintain steady growth in earnings in spite of external variables. I know of no other gas distribution company in the United States that will be able to make this claim.


Unprecedented Growth

  Changes in the marketplace and regulatory environment were clearly reflected in the dramatic growth in our volumes. Our total throughput of approximately 50 billion cubic feet (Bcf) represented an increase of 50 percent over last year's record level. Sales and transportation services to nonfirm customers -- both on and off-system -- surpassed all previous records at 29.7 Bcf, representing 60 percent of total throughput.

  Clearly, the source of future growth has changed significantly over the past year. In order to remain competitive, we must be able to provide a broad array of service options to customers in addition to traditional sales and transportation services.

The New Energy Business

  The energy business of the future will operate very differently than it has, and the concept of the local utility as the only source of energy will eventually disappear. Options will exist to meet heating, cooling and vehicular energy demands. The level of sophistication of customers will increase as they look for competitive pricing, outstanding service and a commitment from their energy provider to meet their needs.

  Our Company has positioned itself to respond to these needs -- in effect, to provide a total energy service, far beyond what we can deliver now. Our level of success will depend in large part upon our ability to recognize and make the most of our business strengths. Accordingly, we will build on our outstanding reputation and expertise in providing the services necessary to meet the needs of existing and future customers.

  The natural gas industry has already changed significantly. The unbundling of supply and transportation on interstate pipelines has resulted in sales off-system, capacity release arrangements and other innovative strategies that have benefited our customers and the Company. In addition, many aspects of our business have been simplified and made more efficient by improving technology. These developments underscore that the traditional rules of "business as usual" will not survive in the natural gas industry of tomorrow. Ongoing organizational review and restructuring continue to prepare our Company for this challenge.

The Approach

  The three areas which our Company will focus its efforts to capitalize on opportunities in the new energy business are: (1) coordination of natural gas purchasing and sales efforts; (2) maximization of off-system sales through effective use of our strategically located storage capacity; and (3) expansion of our operations from a local natural gas distribution company to a regional provider of total energy services.

  This approach utilizes our existing facilities and business strengths, specifically the expertise the Company and its predecessors have gained from nearly one hundred fifty years in the energy business. At the same time, we recognize the advantage of establishing strategic joint ventures that will allow us to benefit from the skills and resources of other players in the energy business. The key to growing our new business can be summed up in three words: cooperate, optimize and diversify.

Cooperate: East Coast Natural
Gas Cooperative, L.L.C.

  Early in fiscal 1995, we created a new subsidiary, Connecticut Energy Development Corporation, to pursue investment opportunities related to the purchase and sale of natural gas supplies both in and out of Connecticut. One of the initial ventures of this subsidiary was to join with seven other East Coast companies to form a cooperative to ensure reliability by sharing resources and to purchase, sell and store gas supplies for the individual and collective advantage of the members. This venture, the East Coast Natural Gas Cooperative, L.L.C. (Coop), has enabled our Company to procure and negotiate favorably priced, high volume gas supply purchases. We expect our participation in the Coop will continue to reduce gas costs while ensuring supply during peak times.

Optimize: LNG Facility Joint Venture

  Storage capacity is perhaps the most valuable asset in the deregulated natural gas industry. Effective use of our liquified natural gas (LNG) facility will be critical to our future success. Accordingly, we have been assessing and planning how best to maximize this facility, strategically located astride a major interstate pipeline in the center of our service territory. The LNG facility presents marketing opportunities beyond our distribution system and, in fact, has the potential to become a "hub" for peaking services through the use of the interconnections we have with three major interstate pipelines.

  Until now, the LNG facility was considered for regulatory purposes to be part of our distribution system and an intrastate facility; thus, its uses were limited. We are presently engaged in the process of expanding the use of this facility to include interstate transactions. Together with a joint venture partner, we will seek the necessary state and federal approvals to expand the use of the LNG facility outside of our service territory and beyond state lines. With storage in the Northeast at a premium, we are confident that this venture will serve us well with many customers in this region.

Diversify: Total Energy
Services Group, Inc.

  In August 1995, Connecticut Energy Corporation created Total Energy Services Group, Inc. In addition to participating in the LNG joint venture, this subsidiary will enable us to offer complete energy services to commercial and industrial customers throughout Connecticut and New England.

  We have studied the market and concluded that customers are looking for a "total energy" provider. As the gas industry "unbundles," we will be in an excellent position to provide value to customers by managing their total energy needs. We will evaluate a customer's particular requirements, recommend and negotiate equipment acquisitions, service that equipment, and plan and manage the optimal total energy package for that business including managing its air emissions credits. This venture offers us the opportunity to capitalize on our expertise and elevate our Company to a position of leadership, innovation and excellence in the new energy marketplace.

Performance for Our Shareholders

  Providing value to our shareholders over the long term continues to be our primary corporate objective. For six years we have shown consecutive earnings per share growth, and we have succeeded in dramatically reducing our dividend payout ratio, while at the same time maintaining dividend growth at the industry average. We have also been successful in strengthening our financial profile and improving our fundamentals as a result of our consistent annual growth in earnings.

  Just as our marketplace has changed with the emergence of deregulation, so too has the risk and return profile of utilities. Greater earnings volatility can be expected as competition emerges and intensifies, and dividend payout targets have been lowered to accommodate a potentially less predictable stream of earnings. Investors will begin to expect a greater portion of their total return to come from price appreciation in the future.

Drawing the Roadmap for Tomorrow

  The demands of our industry's transformation require a company that is willing to accept and embrace change. Today we are on the verge of initiating a plan that aggressively and creatively responds to the industry challenges and opportunities of tomorrow.

  It is imperative that I take this opportunity to thank the members of our Board of Directors for their strong support and contribution to our performance during a particularly challenging and exciting year. Equally important, I would like to thank our union employees, especially the union leadership, for their strong commitment to the success of the Company. Supported by all our dedicated employees and our strong resources, Connecticut Energy Corporation is focused on the horizon. As we chart our course through the landscape of change, we hold in our hands a clear roadmap to guide us in securing future energy markets.


/s/ J. R. Crespo
J. R. Crespo
Chairman, President and
Chief Executive Officer
                                                                            3

Capacity and Supply Management

  Connecticut Energy Corporation and its principal subsidiary, The Southern Connecticut Gas Company (Southern), are located at the gateway to New England. Our location, combined with direct connections to the three interstate pipelines which transport natural gas into our system and the rest of New England, gives us a unique strategic advantage. In addition, we have a storage facility in the center of our service area from which we can provide load balancing and certain hub services. We have researched the most profitable direction in which to use this specific combination of resources, and we have developed an approach which effectively utilizes our existing facilities and business strengths.

  In the last few years we have seen our firm sales volumes remain between 20 and 23 billion cubic feet (Bcf). The growth in nonfirm sales, transportation and off-system deliveries, however, has been dramatic. In fiscal 1993, the first year in which our supply contracts were unbundled, our nonfirm deliveries were approximately 6 Bcf. At the end of fiscal 1994, we began to supply another electric generating station, and our nonfirm deliveries increased to 10.5 Bcf. This year marked the first full year in which the Connecticut Department of Public Utility Control (DPUC) allowed us to make off-system sales, and nonfirm deliveries more than doubled to 29.7 Bcf.

  Although the volumes are significant, per unit margins on nonfirm deliveries are smaller than on firm sales. Therefore, we have taken steps to create new business units to generate additional margins and profits. If we are to continue our goal of year-over-year growth in earnings, we must be able to augment our regulated earnings capacity with contributions to earnings from new unregulated growth opportunities.

                Total Throughput
            Billion Cubic Feet (Bcf)

                   [CHART]
  50                          29.68
                              20.02
  40
                   10.51
  30     6.30      22.73
        22.09
  20

  10

   0

         '93        '94        '95

                  // Firm
                  // Nonfirm

             "We enjoy the unique strategic advantage of having
              direct connections to New England's three interstate pipelines and a storage facility, providing significant opportunities for growth."

  As part of our research, we have identified potential partners with whom joint ventures can be formed to complement our resources. In the past year, we created two new non-regulated subsidiaries, Connecticut Energy Development Corporation (CEDC) and Total Energy Services Group, Inc. CEDC was formed principally to obtain an equity interest in the East Coast Natural Gas Cooperative, L.L.C., an alliance of eight local distribution companies (LDCs) which will share resources, purchase gas collectively and take advantage of marketing opportunities. As a result of this participation, we have realized gas cost savings from discounts to indexed gas prices.

  We spent a great deal of time in 1995 to create the preliminary building blocks for the development of a total energy subsidiary. Market research has indicated enormous potential within and outside of Southern's service territory for providing energy commodities and services to large commercial and industrial customers. We expect this subsidiary to be operational in early fiscal 1996.

  Another major undertaking throughout 1995 was our work to create a joint venture opportunity utilizing our LNG facility. We are in the process of preparing contracts and the necessary regulatory filings. An important component of this project is the completion of a 20" main which will tie our expansion alternatives to areas with the greatest growth potential and enable us to move gas more readily throughout our system.

Deregulation and Emerging Markets

Deregulation

  The Connecticut DPUC continues to be one of the more progressive utility regulatory bodies in the United States. The natural gas distribution companies in the state have worked with the DPUC over the last year to develop a framework of unbundled rates that will be in place in fiscal 1996 for all commercial and industrial customers.

  In essence, unbundling will provide a new two-way avenue of opportunity. In one direction, we are able to provide services and supplies for commercial and industrial businesses outside of our franchise area as well as those we currently serve. In the other direction, if the businesses Southern serves find they can purchase supplies more economically from another entity, they will have the ability to do so. Since our distribution system is needed to convey the supplies, however, Southern will receive transportation margins. The rates for our new firm transportation service have been designed to protect Southern's margins. We will receive the same margin from firm transportation service as we do from firm sales to commercial and industrial customers, which significantly minimizes our risk.

  As our Company and our industry move further into the competitive energy market, there is an additional challenge to address: the issue of maintaining a competitive edge while shouldering the government imposed business costs which other energy suppliers do not bear. These societal costs come in a variety of forms, the most burdensome of which are hardship customer costs and arrearage forgiveness plans. Historically, these costs have been embedded in Southern's rate structure during years when revenues and customers were virtually assured. In this competitive environment, however, we need to peel away these cost layers.

  We have been working with our legislators and regulators to remove these burdens which distort the price of our service. We succeeded in having legislation passed which requires out-of-state marketers to pay gross earnings tax, and we were responsible for a bill which lowers the tax on natural gas sold as motor fuel. These are just two examples of our vigilance in leveling this competitive playing field.

Emerging Markets

  We have seen a marked increase in deliveries of natural gas to two of the electric generating plants located in Southern's territory. In fiscal 1994,

                "Deregulation and our unique combination of
                 resources are enabling us to pursue new avenues of opportunity."

these deliveries were under 4 Bcf but rose to 19 Bcf in fiscal 1995. We have also made progress in the cogeneration market. After lengthy negotiations with Yale University to provide natural gas to their planned 13.5 megawatt cogeneration facility, we have crossed the first hurdle in this process. This spring, the DPUC approved our contract, allowing us to go forward with further planning.

  We are gradually expanding our cooling market with a number of new applications installed this year. Quinnipiac College (pictured on page 9) installed two-300 ton natural gas absorption chillers in its new School of Law Center, after noting the energy cost savings from installing similar units in its School of Business two years ago.

  Desiccant dehumidification units, which are more efficient than conventional cooling, have been installed in supermarkets, retail stores and a university library. With this type of cooling, not only is the air cooled, but humidity is extracted from the air allowing a more comfortable environment at a more economical temperature setting. Hospitals, nursing homes and an ice skating rink are other locations with which we have negotiated for cooling installations this year. In total, we have added 927 tons of cooling in fiscal 1995.

  The natural gas vehicle (NGV) market continues to expand as the foundation infrastructure grows. In addition to previous contracts to provide fuel for vehicles owned by a local telephone utility and for the 62 postal trucks in East Haven, we signed a five year contract this year with the town of Westport. Under that contract, we installed a fueling station, which will serve the town's 10 new dual-fuel transit district buses, eight of the town's police department vehicles and eventually other municipal vehicles. "Fuelmaker" units, which are small on-site overnight fueling stations, have also been installed for two local water company fleets, and we are continuing discussions with several other fleet owners.

Traditional Markets

  Our residential customer base continues to be the foundation of our revenues and margins. Since the majority of these customers use natural gas for space and water heating, they provide a steady and stable revenue stream. This allows us a significant advantage over distribution companies with a larger commercial and industrial base. Even with extreme variations in temperatures, our Weather Normalization Adjustment (WNA) eliminates the risk of weather related margin loss for the Company and the risk of excessive heating bills for the customer. Thus, we have firm margins we can count on while we aggressively pursue additional nonfirm business and new markets. In fiscal 1994, the WNA worked to the benefit of our customers. In fiscal 1995, it benefitted the Company and its shareholders. Southern is the only gas distribution company in New England to have weather normalization.

  Southern added nearly 2,400 new residential heating customers during fiscal 1995 by continuing promotions to noncustomers along mains, particularly condominium owners who use electricity for heating. We expect to add about the same number in the coming year, again mainly from existing homes along our mains. We have recently seen increased conversion interest from homeowners who are concerned about the liability associated with having an underground oil tank.

  Unless we can provide outstanding customer service, we will not be able to maintain and grow our customer base. We continue to monitor criteria that we have used as benchmarks of our service. The "utility scorecard," which the DPUC instituted last year to rate customer service for all state utilities, rated Southern as the best among Connecticut's gas

            Customers Served
              Per Employee

                [CHART]
  300                          291
  250     254       267
  200
  150
  100
   50
    0
         '93        '94        '95

                "Our traditional customer base continues to be
                 the foundation of our revenues and margins."

distributors for both years. We have recently installed a state-of-the-art telephone routing and monitoring service for customer calls, which has cut the average call waiting time from more than a minute down to 31 seconds. We also developed a pilot program to schedule times for service appointments on customer premises and be there within two hours. Since March, 98 percent of these appointments were kept within this time frame. All of these factors are important to our customers, so we are continually challenged to meet and exceed the standards we have set.

  As an integral part of the community, nearly 50 percent of our workforce is involved in volunteer activities. This year's highlight was our involvement with the 1995 Special Olympics World Games held in New Haven. We engineered and installed the cauldron burner of the huge Olympic Torch, which burned a natural gas "flame of hope" continuously for nine days for the 7,000 athletes, their coaches and their families. Our natural gas vehicles paced four torch runs and the Special Olympics Marathon, and nearly 100 of our employees volunteered their time to help make this major event for Connecticut a success.

The Changing Business Profile

  We have demonstrated our ability to pursue the traditional and emerging avenues of growth which are unfolding before us on the changing landscape. Although our firm customers have traditionally provided the largest portion of our revenues and margins, we are now exploring other new opportunities to enable us to maintain our record of increased earnings each year.

  With unbundled services at the federal and state levels and fewer regulatory constraints, there are greater opportunities for growth but considerably more competition. As our operating environment evolves from the regulated distribution of natural gas to a more competitive and deregulated energy business, there can be greater earnings volatility than previously expected from utilities. To prepare for these changes, we have strengthened our financial profile over the last few years. Our equity ratio is now over 52 percent. We have been deliberate in significantly reducing our dividend payout ratio while maintaining dividend growth. Our steady and consistent growth in earnings over the past six years has enabled us to improve our fundamentals significantly.

  We have also been successful in managing our costs. Operation and maintenance expenses were nearly three percent below last year, and they were reduced to 45 percent of

                      Dividend Payout
                     Dollars Per Share
                         [CHART]
2.00
                                   1.50    1.58    1.60
1.50       1.33    1.38    1.43    1.28    1.29    1.30
           1.23    1.24    1.27
1.00

0.50

0.00
           '90     '91     '92     '93     '94     '95

        / /  Earnings     / /  Dividends

          "Our earnings record demonstrates that we have constructed firm footings on which to grow."


margins. We have continued stringent cost control measures by looking at every aspect of operations, from restructuring departments where it makes sense, to using the most cost effective technology.

  Connecticut Energy's management made a commitment to shareholders six years ago to achieve steady and consistent growth in earnings despite external variables. In spite of a slow economy and low oil prices, we again achieved growth in earnings per share. Although our business has changed, our commitment to our shareholders has remained steadfast.

  We are operating in a dynamic new marketplace with little room for error. Our earnings record illustrates our commitment to our shareholders and demonstrates that we have constructed firm footings from which to branch out to new markets.

          Operations and
       Maintenance Expenses
      as a Percent of Margin
       Dollars In Millions
            [CHART]
120                          64.00
                   59.80     53.00
100     55.00      54.20
        45.00
 80

 60

 40

 20

  0
        '93        '94        '95

         / /  O&M Expenses
         / /  Margin

                                                                            11
Financial Table of Contents

Management's Discussion and Analysis of
  Financial Condition and Results of Operations ...............       13
Consolidated Statements of Income .............................       20
Consolidated Balance Sheets ...................................       21
Consolidated Statements of Changes in
  Common Shareholders' Equity .................................       22
Consolidated Statements of Cash Flows .........................       23
Notes to Consolidated Financial Statements ....................       24
Management Responsibility for Financial Statements ............       35
Report of Independent Accountants .............................       35
Eleven Year Financial Summary .................................       36
Operating Data ................................................       38
Glossary ......................................................       40
Investment Information ........................................       41
Shareholder Information .......................................       42
Corporate Directory ...........................................       44

12  Connecticut Energy Corporation


Management's Discussion and
Analysis of Financial Condition
and Results of Operations

Results of Operations

Net Income

Connecticut Energy Corporation's ("Connecticut Energy" or "Company") consolidated net income for the fiscal years ended September 30 is detailed below:

(in thousands, except per share)           1995           1994           1993
------------------------------------------------------------------------------
Net Income                               $14,060        $12,843        $11,053
------------------------------------------------------------------------------
Net income per share                       $1.60          $1.58          $1.50
------------------------------------------------------------------------------
Weighted average shares outstanding        8,774          8,134          7,377
------------------------------------------------------------------------------

Net income for 1995 was a record for the Company and has increased approximately 9% as compared to 1994. Factors affecting the improved results for 1995 were as follows: additional interruptible and off-system margins earned and retained by the Company's principal subsidiary, The Southern Connecticut Gas Company ("Southern"), a 6.6% rate increase implemented by Southern on December 9, 1993, the continued conversion of residential nonheating customers to heating customers and lower operations and maintenance expenses.

Net income in 1994 increased approximately 16% as compared to 1993. This increase was primarily due to the implementation of a 6.6% rate increase in December 1993 by Southern, the ability to retain additional interruptible margins earned due to the changes in the annual margin sharing period and target made by the Connecticut Department of Public Utility Control ("DPUC") and the conversion of residential nonheating customers to heating customers.

Total Sales and Transportation Volumes

Southern's total volumes of gas sold and transported reached a record level of 49,698 MMcf in 1995, which was a 50% increase over 1994. The 1995 level was higher principally due to increases in interruptible sales, transportation volumes in accordance with a special contract for The Connecticut Light and Power Company's ("CL&P") Devon generating station which began in July 1994 and off-system sales. Throughput in 1994 was approximately 17% higher than in 1993, principally due to increased firm and interruptible sales, as well as transportation volumes for CL&P's Devon station.

Firm Sales Volumes

Firm sales volumes were approximately 12% lower in 1995 as compared to 1994. This decrease was primarily attributable to weather that was approximately 14% warmer than 1994 and, to a lesser extent, customers switching between the firm and interruptible rate classes and slightly lower usage per customer. This decrease was partially offset by new customer additions and the continued conversion of nonheating customers to heating customers.

Firm sales volumes were approximately 3% higher in 1994 as compared to 1993 principally due to weather that was approximately 5% colder than 1993 and the continued conversion of nonheating customers to heating customers.

                                            Connecticut Energy Corporation  13

Interruptible Sales and Transportation Volumes

The chart below depicts volumes of gas both sold to and transported for interruptible customers, off-system sales and transportation volumes under special contract with CL&P as well as gross margins earned and retained due to the margin sharing mechanism on these services:

(in thousands)                                1995           1994          1993
--------------------------------------------------------------------------------
Gross margin earned                         $13,702        $ 7,421        $5,560
--------------------------------------------------------------------------------
Gross margin retained                       $ 7,390        $ 5,346        $3,272
--------------------------------------------------------------------------------
Volumes sold and transported (MMcf)          29,680         10,509         6,296
--------------------------------------------------------------------------------

Margins earned on volumes delivered to interruptible customers vary depending upon the relationship of the market price for alternate fuels to the cost of natural gas and related transportation. Additionally, margins earned, net of gross earnings tax, from interruptible services in excess of an annual target are allocated through a margin sharing mechanism between firm customers and Southern.

Margins earned and retained by Southern were higher for 1995 as compared to 1994. The increase in margins retained for 1995 was principally attributable to higher levels of interruptible sales due to warmer winter weather and competitive gas prices as well as Southern's ability to share margins earned from selling and transporting gas off-system pursuant to the DPUC's Decision regarding the implementation of Federal Energy Regulatory Commission's ("FERC") Order No. 636.

Margins earned and retained in 1994 were greater than 1993 principally due to the change in the margin sharing year and an increase in the target margin level from $2,000,000 to $4,000,000 in accordance with the DPUC's Decision in Southern's latest rate case.

Gross Margin

The Company's gross margin increased by approximately 2% for 1995 as compared to 1994. This increase can be principally attributed to higher margins earned and retained from interruptible services.

Additionally, gross margin for 1995 was affected by the collection of approximately $6,853,000 from firm customers through the operation of the Weather Normalization Adjustment ("WNA") implemented in December of 1993. The WNA collections helped offset the effects of lower firm sales volumes resulting from weather that was approximately 10% warmer than normal during 1995.

Gross margin was approximately 14% higher in 1994 as compared to 1993. This increase was primarily attributable to Southern's implementation of a 6.6% rate increase in December 1993 and its ability to retain additional interruptible margins earned due to the change in the annual margin sharing period and target made by the DPUC in the 1993 rate Decision and the conversion of existing residential nonheating customers to heating customers. Gross margin for 1994 was also impacted by the return to customers of approximately $2,900,000 through the operation of the WNA.

Southern's firm rates include a Purchased Gas Adjustment clause ("PGA") which allows Southern to pass through to its customers, through periodic adjustments to amounts billed, increased or decreased costs incurred for purchased gas as compared to base rate levels without affecting gross margin. Adjustments related to Southern's PGA decreased revenues and gas costs for 1995 by approximately $3,756,000 and increased revenues and gas costs for 1994 and 1993 by $6,885,000 and $13,797,000, respectively.

14  Connecticut Energy Corporation


Operations Expense

Operations expense was approximately 2% lower in 1995 as compared to 1994. This decrease was principally due to lower costs for labor, conservation programs, pensions, employee health insurance and other general and administrative expenses. This decrease was partially offset by a higher expense for uncollectible accounts.

Operations expense was approximately 21% higher in 1994 as compared to 1993. Approximately 49% of this increase was a result of a higher expense for uncollectible accounts. The remainder of the increase was due to higher employee benefit costs related to the adoption and current recovery of postretirement health care expenses accrued under Statement of Financial Accounting Standards No. 106 ("SFAS 106"), as well as increases in other operations expenses such as wages, rent, insurance and other general and administrative expenses.

In December 1992, the DPUC allowed Southern to defer certain shortfalls in energy assistance funding from various state and federal agencies related to the 1991/92 and 1992/93 heating seasons. The DPUC's action positively impacted Southern's provision for uncollectible accounts for 1993. Southern has been allowed to recover these costs as well as deferred costs associated with Southern's certified hardship forgiveness program beginning January 1, 1994 in accordance with the DPUC's latest rate Decision. Accordingly, included in operations expense for 1995 and 1994 were approximately $2,987,000 and $1,726,000 related to these amortizations.

Maintenance Expense

Maintenance expense for 1995 decreased approximately 7% as compared to 1994. This decrease was primarily attributable to lower labor and material costs associated with Southern's mains due to a lower level of maintenance activity resulting from warmer than normal weather experienced during 1995.

Depreciation and Depletion Expense

Depreciation expense for Southern has increased in each of the last three years because of additions to plant in service.

Federal and State Income Taxes

The total provision for federal and state income taxes increased in 1995 by approximately 38% as compared to 1994. This increase was primarily due to higher pre-tax income coupled with a higher effective tax rate for 1995. Results for 1995 were also impacted by the flow-through tax effect of the amortization of previously deferred costs. Partially offsetting these increases in the tax provision for 1995 were benefits related to the current deductibility of conservation program expenses and certain postretirement health care and pension costs.

The total provision for federal and state income taxes increased in 1994 by approximately 41% as compared to 1993. This increase was primarily due to higher pre-tax income in 1994, coupled with a higher effective tax rate due to the flow-through tax effect of the amortization of previously deferred costs.

Municipal, Gross Earnings and Other Taxes

Municipal, gross earnings and other taxes decreased approximately 6% in 1995 as compared to 1994. This decrease was principally due to lower gross earnings taxes due to lower revenues, lower sales and use taxes and lower property tax expense primarily due to the successful litigation against the City of Bridgeport concerning personal property tax audits.

Municipal, gross earnings and other taxes increased approximately 4% in 1994 as compared to 1993 principally due to a higher provision for gross earnings taxes because of higher revenues in 1994.

                                             Connecticut Energy Corporation  15

Interest Expense and Preferred Stock Dividends

Total interest expense and preferred stock dividends increased approximately 6% in 1995 as compared to 1994. The increase was primarily due to higher weighted average short-term interest rates during 1995 and a higher interest expense related to average deferred gas cost and margin sharing balances. Partially offsetting the increased short-term debt costs was a lower expense related to refunds owed to customers from interstate pipeline suppliers.

Total interest expense and preferred stock dividends remained relatively unchanged for 1994 as compared to 1993. Higher long-term interest costs associated with higher average borrowings from the issuance of $15,000,000 of Series X First Mortgage Bonds in December 1992 and $12,000,000 of Series Y First Mortgage Bonds in September 1993 were offset by the recovery of higher interest income primarily related to deferred transition costs arising from implementation of FERC Order No. 636 by interstate pipelines and lower interest costs related to interstate pipeline refunds. Additionally, short-term interest costs were lower in 1994 due to lower average short-term borrowings.

Southern strives to borrow short-term funds at the most competitive rates by utilizing commercial paper and bank borrowings at money market rates. Short-term interest rates averaged 5.99% in 1995 as compared to 3.74% in 1994 and 3.47% in 1993.

Inflation

Inflation as measured by the Consumer Price Index for all urban consumers was approximately 2.8% in 1995 and 3.0% in 1994 and 1993. Operations and maintenance expenses increase as a result of inflation, as does depreciation expense due to higher replacement costs of plant and equipment. As a regulated utility, Southern's increases in expenses generally are recoverable from customers through rates approved by the DPUC. In management's opinion, inflation has not had a material impact on net income and the results of operations over the last three years.

Rate Matters

On August 2, 1995, the DPUC issued a final Decision in Docket No. 94-11-12, DPUC Review of Connecticut Local Distribution Companies' Cost of Service Study Methodologies. In this docket, the DPUC investigated the issues surrounding the development of firm transportation rates at the state level in response to FERC Order No. 636. In its Decision, the DPUC provided guidelines for the development of firm transportation rates to be offered by Connecticut's three local distribution companies ("LDCs"). Each LDC is required to file specific firm transportation rate proposals in separate company rate dockets. A firm transportation rate option will be implemented for the largest commercial and industrial customers upon the conclusion of each company's rate docket and will be available to all commercial and industrial customers no later than April 1, 1996.

Southern filed its firm transportation rate proposal during the fourth quarter of fiscal 1995 in order to comply with the DPUC's Decision. This filing did not address Southern's revenue requirements and maintains the existing margin recovery and rates of return established in the last rate case Decision issued for Southern.

On December 1, 1993, the DPUC issued a final Decision regarding Southern's rate request. The Decision incorporated the previously approved Partial Settlement of Certain Issues ("Partial Settlement") and resolved most of the significant financial aspects of Southern's original rate request, including an increase in base rates of $13,400,000 based upon Southern's sales forecast as originally filed, an allowed return on equity of 11.45% and the implementation of a weather normalization adjustment. In addition, Southern was permitted to recover previously deferred costs over amortization periods from three to five years associated with shortfalls in energy assistance, the certified hardship arrearage forgiveness program, environmental remediation expenditures, economic development programs and undepreciated gas holder costs.

16  Connecticut Energy Corporation

The Partial Settlement also provided for current recovery of postretirement health care expenses accrued under SFAS 106 and the establishment of a target margin, net of gross earnings tax, of $4,000,000 for on-system sales and transportation to Southern's interruptible customers with excess margins shared between firm customers and shareholders on an 80%/20% split.

As part of the Partial Settlement, Southern agreed that, except for certain adverse events, it would not file a general application to increase rates which would become effective on or before November 30, 1995.

Recent Accounting Developments

In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), which will be effective for the Company's fiscal year ending September 30, 1997. This statement imposes stricter criteria for regulatory assets by requiring that such assets be probable of future recovery at each balance sheet date. The adoption of SFAS 121 is required by October 1, 1996, and the Company intends to adopt this statement prospectively. The impact of this new standard is not expected to have a material effect on the Company's financial condition or results of operations.

LIQUIDITY AND CAPITAL RESOURCES

Operating Activities

The seasonal nature of Southern's business creates large short-term cash demands primarily to finance gas purchases, customer accounts receivable and certain tax payments. To provide these funds, as well as funds for its capital expenditure program and other corporate purposes, Connecticut Energy has committed lines of credit with a number of banks totalling $37,000,000. Of this total, Southern has committed lines of credit of $32,000,000 in addition to uncommitted lines of credit with two of its banks totalling $14,000,000 and a revolving credit line agreement for up to $20,000,000 with one of its banks. This latter agreement has a revolving credit feature through December 21, 1996, followed by a term loan period through December 21, 2000. At September 30, 1995, the Company had unused lines of credit of $46,800,000. Because of the availability of short-term credit and the ability to issue long-term debt and additional equity, management believes it has adequate financial flexibility to meet its anticipated cash needs.

Operating cash flows for 1995 were positively affected by higher net income, the receipt of approximately $8,689,000 in interstate pipeline refunds used to offset previously deferred transition costs, higher balances related to Southern's interruptible margin sharing mechanism and lower accounts receivable balances.

Operating cash flows in 1994 were positively affected by higher net income, lower gas inventories and lower deferred gas cost balances as well as the recovery of the majority of the transition cost balances paid to date. Partially offsetting these increases were higher accounts receivable balances.

Investing Activities

Capital expenditures approximated $27,600,000 in 1995, $26,600,000 in 1994 and $26,100,000 in 1993. Southern relies upon cash flow provided by operating activities to fund a portion of these expenditures, with the remainder funded by short-term borrowings and, at some later date, long-term debt and capital stock financings. Southern's capital expenditures in 1996 will approximate $26,000,000 of which 25% is budgeted for new business. The majority

                                            Connecticut Energy Corporation  17

of the remaining planned capital expenditures are to improve, protect and maintain its existing gas distribution system. Over the 1996 - 2000 period, Southern estimates that total expenditures for new plant and equipment will range between $110,000,000 and $130,000,000.

In August 1995, the Company formed a new nonutility subsidiary, Total Energy Services Group, Inc. ("TESG"). TESG is initially expected to engage in activities relating to the selling, planning, purchasing and management of various energy services to commercial and industrial end users.

In December 1994, the Company formed a new nonutility subsidiary, Connecticut Energy Development Corporation ("CEDC"). CEDC is initially expected to participate as an equity holder in an entity formed to purchase and market natural gas and potentially participate in other nonregulated activities.

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

Southern issued and sold $12,000,000 in Series Y First Mortgage Bonds at a rate of 7.08% and $15,000,000 in Series X First Mortgage Bonds at a rate of 7.67% in September 1993 and December 1992, respectively. Each issuance was privately placed with single, separate lenders. The Series Y and Series X Bonds each have a life of 20 years and are required to be redeemed through payments of $12,000,000 and $15,000,000 on October 1, 2013 and December 15, 2012,
respectively. Proceeds from the sales of Series Y and Series X Bonds were used principally to reduce short-term borrowings incurred primarily in connection with Southern's capital expenditure program.

As of June 1992, the quarterly dividend paid per share on the Company's outstanding common stock was increased to $0.32 per share or an annual indicated dividend rate of $1.28 per share.

Financing plans for 1996 include the potential establishment of a Medium Term Note ("MTN") program, subject to the approval of the DPUC. This program would permit the issuance of up to $75,000,000 of secured MTN's over a four-year period for varying amounts and terms. The current timetable would allow for the commencement of this program sometime in the spring of 1996. The method, timing and amounts of any future financings by the Company or Southern will depend on a variety of factors, including capitalization ratios, coverage ratios, interest costs, the state of the capital markets and general economic conditions.

18  Connecticut Energy Corporation

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

FERC Order No. 636 Transition Costs

As a result of FERC Order No. 636, costs are being incurred by Southern's interstate pipeline suppliers to convert existing "bundled" sales services to "unbundled" transportation and storage services. These transition costs include unrecovered gas costs, gas supply realignment costs, stranded investment costs and new facilities costs.

Southern has paid approximately $16,345,000 in transition costs as of September 30, 1995. Of this total, $4,461,000 represents unrecovered gas costs and $11,884,000 represents gas supply realignment costs and stranded investment costs. On July 8, 1994, the DPUC issued a Decision regarding implementation of FERC Order No. 636 by the Connecticut local gas distribution companies. The DPUC prescribed, among other things, the various mechanisms for the recovery of deferred transition costs. As of September 30, 1995, Southern has recovered substantially all of its deferred transition costs through the use of the recovery mechanisms allowed by the DPUC.

Environmental Matters

Southern has identified coal tar residue at three sites in Connecticut resulting from coal gasification operations conducted at those sites by Southern's predecessors from the late 1800s through the first part of this century. Many gas distribution companies throughout the country carried on such gas manufacturing operations during the same period. The coal tar residue is not designated a hazardous material by any federal or Connecticut agency, but some of its constituents are classified as hazardous.

On April 27, 1992, Southern notified the Connecticut Department of Environmental Protection ("DEP") and the United States Environmental Protection Agency of the presence of coal tar residue at the sites. On November 9, 1994, the DEP informed Southern that it had performed a preliminary review of the information provided to it by Southern and had determined that, based on current priorities and limited staff resources, a comprehensive review of site conditions and subsequent participation by the DEP "are not possible at this time." Until the DEP conducts a comprehensive review, no discussions with it addressing the extent, timing and type of remedial action, if any, can occur.

Given the DEP's response, management cannot at this time predict the costs of any future site analysis and remediation, if any, nor can it estimate when any such costs, if any, would be incurred. While such future analytical and cleanup costs could possibly be significant, management believes, based upon the provisions of the Partial Settlement in Southern's last rate order, that Southern will be able to recover these costs through its customer rates. Although the method, timing and extent of any recovery remain uncertain, management currently does not expect that the incurrence of such costs will materially adversely impact the Company's financial condition or results of operations.

                                            Connecticut Energy Corporation  19

Consolidated Statements of Income
(dollars in thousands, except per share)

Years ended September 30,                                                1995             1994             1993
-----------------------------------------------------------------------------------------------------------------
Operating Revenues                                                    $ 232,093        $ 240,873        $ 212,762
Purchased gas                                                           115,583          126,870          113,045
-----------------------------------------------------------------------------------------------------------------
Gross margin                                                            116,510          114,003           99,717
-----------------------------------------------------------------------------------------------------------------
Operating Expenses:
  Operations                                                             49,113           50,209           41,331
  Maintenance                                                             3,743            4,035            3,692
  Depreciation and depletion                                             14,050           13,031           12,051
  Federal and state income taxes                                          7,436            5,402            3,821
  Municipal, gross earnings and other taxes                              15,282           16,314           15,697
-----------------------------------------------------------------------------------------------------------------
Total operating expenses                                                 89,624           88,991           76,592
-----------------------------------------------------------------------------------------------------------------
Operating income                                                         26,886           25,012           23,125
-----------------------------------------------------------------------------------------------------------------
Other deductions, net                                                       519              586              510
-----------------------------------------------------------------------------------------------------------------
Interest Expense and Preferred Stock Dividends:
  Interest on long-term debt and amortization of debt issue costs        10,859           10,920            9,945
  Other interest, net and preferred stock dividends                       1,448              663            1,617
-----------------------------------------------------------------------------------------------------------------
Total interest expense and preferred stock dividends                     12,307           11,583           11,562
-----------------------------------------------------------------------------------------------------------------
Net Income                                                            $  14,060        $  12,843        $  11,053
-----------------------------------------------------------------------------------------------------------------
Net income per share                                                  $    1.60        $    1.58        $    1.50
-----------------------------------------------------------------------------------------------------------------
Dividends paid per share                                              $    1.30        $    1.29        $    1.28
-----------------------------------------------------------------------------------------------------------------
Weighted average common shares outstanding                            8,773,878        8,134,021        7,377,419
-----------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

20  Connecticut Energy Corporation

Consolidated Balance Sheets
(dollars in thousands, except per share)

As of September 30,                                                              1995            1994
-------------------------------------------------------------------------------------------------------
Assets
Utility Plant:
  Plant in service, at cost                                                    $350,715        $329,917
  Construction work in progress                                                   4,132           2,036
-------------------------------------------------------------------------------------------------------
Gross utility plant                                                             354,847         331,953
Less: accumulated depreciation                                                  107,244          97,458
-------------------------------------------------------------------------------------------------------
Net utility plant                                                               247,603         234,495
Nonutility property, net                                                          2,541           2,492
-------------------------------------------------------------------------------------------------------
Net utility plant and other property                                            250,144         236,987
-------------------------------------------------------------------------------------------------------
Current Assets:
  Cash and cash equivalents                                                       4,635           1,637
  Accounts and notes receivable (less allowance for doubtful
    accounts of $3,553 in 1995 and $3,747 in 1994)                               23,456          23,698
  Accrued utility revenue, net                                                    2,675           2,630
  Unrecovered purchased gas costs                                                 2,972           4,523
  Inventories                                                                    13,115          14,678
  Prepaid expenses                                                                2,247           1,847
-------------------------------------------------------------------------------------------------------
Total current assets                                                             49,100          49,013
-------------------------------------------------------------------------------------------------------
Deferred Charges:
  Unamortized debt expenses                                                       6,090           6,317
  Unrecovered deferred taxes                                                     37,717          35,398
  Other                                                                          27,037          25,205
-------------------------------------------------------------------------------------------------------
Total deferred charges                                                           70,844          66,920
-------------------------------------------------------------------------------------------------------
Total assets                                                                   $370,088        $352,920
-------------------------------------------------------------------------------------------------------

Capitalization and Liabilities
Common Shareholders' Equity:
  Common stock -- par value $1 per share:
    authorized -- 20,000,000 shares;
    issued and outstanding -- 8,865,210 in 1995; 8,700,266 in 1994             $  8,865        $  8,700
  Capital in excess of par value                                                 88,295          85,265
  Retained earnings                                                              34,401          31,754
-------------------------------------------------------------------------------------------------------
Total common shareholders' equity                                               131,561         125,719
-------------------------------------------------------------------------------------------------------
Redeemable preferred stock                                                           --              --
Long-term debt                                                                  119,322         119,917
-------------------------------------------------------------------------------------------------------
Total capitalization                                                            250,883         245,636
-------------------------------------------------------------------------------------------------------
Current Liabilities:
  Short-term borrowings                                                          24,200          18,800
  Current maturities of long-term debt                                              594             594
  Accounts payable                                                                9,586          10,886
  Refunds due customers                                                             862              --
  Federal, state and deferred income taxes                                        2,525           3,565
  Property and other accrued taxes                                                4,877           5,289
  Interest payable                                                                3,311           3,315
  Customers' deposits                                                             1,843           1,901
  Other accrued liabilities                                                       3,419           4,137
-------------------------------------------------------------------------------------------------------
Total current liabilities                                                        51,217          48,487
-------------------------------------------------------------------------------------------------------
Deferred Credits:
  Deferred income taxes                                                          56,359          51,121
  Deferred investment tax credits                                                 3,561           3,853
  Other                                                                           8,068           3,823
-------------------------------------------------------------------------------------------------------
Total deferred credits                                                           67,988          58,797
-------------------------------------------------------------------------------------------------------
Commitments and contingencies                                                        --              --
-------------------------------------------------------------------------------------------------------
Total capitalization and liabilities                                           $370,088        $352,920
-------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                                         Connecticut Energy Corporation   21


Consolidated Statements of Changes in Common Shareholders' Equity
(dollars in thousands, except per share)

                                                                                              Adjustment
                                           Common Stock             Capital                          for            Total
                                     -----------------------             in                      Minimum           Common
                                        Number           Par      Excess of        Retained      Pension     Shareholders'
                                     of Shares         Value      Par Value        Earnings    Liability           Equity
-------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1992        7,234,921        $7,235        $57,295        $ 28,075           --         $ 92,605
Issuance through dividend
  reinvestment plan                    253,546           253          5,513              --           --            5,766
Net income                                  --            --             --          11,053           --           11,053
Dividends paid on common stock
  ($1.28 per share)                         --            --             --          (9,463)          --           (9,463)
Adjustment for minimum pension
  liability (net of income taxes)           --            --             --              --        $(108)            (108)
-------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1993        7,488,467        $7,488        $62,808        $ 29,665        $(108)        $ 99,853
Public offering                      1,000,000         1,000         18,375              --           --           19,375
Issuance through dividend
  reinvestment plan                    211,799           212          4,082              --           --            4,294
Net income                                  --            --             --          12,843           --           12,843
Dividends paid on common stock
  ($1.29 per share)                         --            --             --         (10,754)          --          (10,754)
Adjustment for minimum pension
  liability (net of income taxes)           --            --             --              --          108              108
-------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1994        8,700,266        $8,700        $85,265        $ 31,754           --         $125,719
Issuance through dividend
  reinvestment plan                    164,944           165          3,030              --           --            3,195
Net income                                  --            --             --          14,060           --           14,060
Dividends paid on common stock
  ($1.30 per share)                         --            --             --         (11,413)          --          (11,413)
-------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1995        8,865,210        $8,865        $88,295        $ 34,401           --         $131,561
-------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

22  Connecticut Energy Corporation


Consolidated Statements of Cash Flows
(dollars in thousands)

Years ended September 30,                                    1995            1994            1993
---------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
  Net income                                               $ 14,060        $ 12,843        $ 11,053
Adjustments to Reconcile Net Income to Net Cash:
  Gain on sale of headquarters property                          --              --             (66)
  Loss on sale of subsidiaries                                   --              --              68
  Depreciation, depletion and amortization                   14,985          13,844          12,825
  Provision for losses on accounts receivable                 6,548           6,962           4,350
(Increase) Decrease in Assets:
  Accounts and notes receivable                              (6,306)        (12,248)         (3,923)
  Accrued utility revenue, net                                  (45)           (323)           (274)
  Unrecovered purchased gas costs                             1,551           1,452          (5,975)
  Inventories                                                 1,563           1,634          (3,720)
  Prepaid expenses                                             (400)           (282)           (495)
  Unamortized debt expense                                       (7)            (87)           (244)
  Deferred charges and other assets                          (1,860)         (4,852)         (8,072)
Increase (Decrease) in Liabilities:
  Accounts payable                                           (1,300)         (1,661)          3,636
  Refunds due customers                                         862          (1,964)          1,432
  Accrued taxes                                              (1,452)             47           1,656
  Other current liabilities                                    (780)          2,561            (921)
  Deferred income taxes and investment tax credits            2,627           1,706             129
  Deferred credits and other liabilities                      4,323             177           1,794
---------------------------------------------------------------------------------------------------
Net cash provided by operating activities                    34,369          19,809          13,253
---------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities:
  Capital expenditures                                      (27,641)        (26,669)        (26,136)
  Proceeds from sale of headquarters property                    --              --           2,005
  Proceeds from sale of subsidiaries                             40              28             180
  Contributions in aid of construction                           32              51              66
  Payments for retirement of utility plant                     (390)           (779)           (276)
---------------------------------------------------------------------------------------------------
Net cash used by investing activities                       (27,959)        (27,369)        (24,161)
---------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities:
  Dividends paid on common stock                            (11,413)        (10,754)         (9,463)
  Issuance of common stock                                    3,195          23,669           5,766
  Issuance of long-term debt                                     --              --          27,000
  Repayments of long-term debt                                 (594)           (594)           (594)
  Redemption of preferred stock                                  --            (638)            (50)
  Increase (decrease) in short-term borrowings                5,400          (4,700)        (14,800)
---------------------------------------------------------------------------------------------------
Net cash (used) provided by financing activities             (3,412)          6,983           7,859
---------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents          2,998            (577)         (3,049)
Cash and cash equivalents at beginning of year                1,637           2,214           5,263
---------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                   $  4,635        $  1,637        $  2,214
---------------------------------------------------------------------------------------------------
Supplemental Disclosures of Cash Flow Information
Cash Paid During the Year for:
  Interest                                                 $ 11,701        $ 11,332        $ 11,101
  Income taxes                                             $  6,636        $  4,252        $  2,747

See notes to consolidated financial statements.

                                          Connecticut Energy Corporation  23


Notes to Consolidated Financial Statements
(dollars in thousands, except per share)

Note 1 -- Summary of Significant Accounting Policies

The consolidated financial statements include the accounts of all subsidiary companies. Connecticut Energy Corporation's ("Connecticut Energy" or "Company") principal subsidiary, The Southern Connecticut Gas Company ("Southern"), is subject to regulations by the Connecticut Department of Public Utility Control ("DPUC") with respect to rates charged for service and the maintenance of accounting records, among other things. Southern's accounting policies conform to generally accepted accounting principles as applied to regulated public utilities and are in accordance with the accounting requirements and ratemaking practices of the DPUC. All significant intercompany transactions and accounts have been eliminated.

Southern prepares its financial statements in accordance with the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("SFAS 71"), which requires a cost-based, rate-regulated enterprise such as Southern to reflect the impact of regulatory decisions in its financial statements. The DPUC's actions through the ratemaking process can create regulatory assets in which costs are allowed for ratemaking purposes in a period other than the period in which the costs would be charged to expense if the reporting entity was unregulated.

In the application of SFAS 71, Southern follows accounting policies that reflect the impact of the rate treatment of certain events or transactions that are permitted to differ from generally accepted accounting principles. The most significant of these policies include the recording of deferred gas costs, pipeline transition costs, environmental evaluation costs, and an unfunded deferred income tax liability, with a corresponding unrecovered asset, for temporary differences previously flowed through to ratepayers.

Based on current regulation and recent DPUC decisions, the Company believes that its use of regulatory accounting for Southern is appropriate and in accordance with the provisions of SFAS 71.

Line of Business

Operating revenues of the Company are derived primarily from Southern's operations as a retail natural gas distributor. Through former nonregulated subsidiaries, the Company was engaged in a limited amount of gas production and transportation activities. In February 1993, the assets and liabilities of these nonregulated subsidiaries were sold. In December 1994, the Company formed a new nonutility subsidiary, Connecticut Energy Development Corporation ("CEDC"). CEDC is initially expected to participate as an equity holder in an entity formed to purchase and market natural gas and potentially participate in other nonregulated activities. In August 1995, the Company formed a new nonutility subsidiary, Total Energy Services Group, Inc. ("TESG"). TESG is initially expected to engage in activities relating to the selling, planning, purchasing and management of various energy services to commercial and industrial end users.

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

24  Connecticut Energy Corporation


Notes to Consolidated Financial Statements
(dollars in thousands, except per share)

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

Federal Income Taxes

In accordance with the requirements of the DPUC, the Economic Recovery Tax Act of 1981 and subsequent amendments to the Internal Revenue Code, income tax reductions to Southern resulting from such items as liberalized depreciation on 1981 to 1995 plant additions and investment tax credits on 1981 to 1986 plant additions are deferred and amortized to income over the useful lives of the related assets. Prior to 1981, Southern had treated the differences between tax and book depreciation on plant and equipment as adjustments to tax provisions ("flow-through method") and utilized the flow-through method on depreciation of pre-1981 assets. With specific permission from the DPUC, Southern also provides deferred federal income taxes for certain items, such as unrecovered purchased gas costs, that are reported in different time periods for tax purposes and financial reporting purposes. In addition, the oil and gas subsidiaries had provided deferred or prepaid taxes on all items directly related to exploration, drilling and transportation.

In February 1992, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 establishes financial accounting and reporting standards for deferred income taxes using an asset and liability approach. SFAS 109 requires, among other things, the recognition of the effect on deferred taxes of enacted tax rate and law changes in the year in which they occur.

The Company has adopted SFAS 109, effective October 1, 1993, and has adjusted deferred tax balances to reflect the differences between the tax and financial statement basis of all assets and liabilities, regardless of whether deferred taxes had been previously provided. Deferred tax liabilities have been reduced to the extent they had been previously provided at federal statutory rates in excess of the rates in effect on the effective date of adoption. In accordance with SFAS 71, as of September 30, 1995, the Company has a deferred tax liability and a corresponding regulatory asset of approximately $37,717 due to the adoption of SFAS 109. The effect of the adoption of SFAS 109 on net income is not material since this adjustment will be recognized in income in future periods as the temporary differences reverse.

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

                                         Connecticut Energy Corporation  25


Notes to Consolidated Financial Statements
(dollars in thousands, except per share)

Weather Normalization Adjustment

Southern's firm rates include a Weather Normalization Adjustment ("WNA") under which the non-gas portion of these rates is charged or credited monthly to reflect deviations from normal temperatures. The implementation of the WNA occurred in January 1994 and operates for ten months of the year (September through June).

Deferred Charges

Included in other deferred charges are amounts related to the deferral of certain hardship heating customer accounts receivable arrearages totalling $10,223 and $10,211 in 1995 and 1994, respectively; the deferral of certain shortfalls in energy assistance funding related to the 1991/92 and 1992/93 heating seasons amounting to $2,122 and $2,742 in 1995 and 1994, respectively; prepaid pension and postretirement medical contributions of $7,969 and $6,355 in 1995 and 1994, respectively, and an intangible pension asset of $23 and $101 in 1995 and 1994, respectively. These deferred charges are among other miscellaneous deferred charges which Southern has been allowed to recover in rates over periods ranging from three to five years in accordance with the DPUC's Decision in Southern's last rate case.

Deferred Credits

Included in other deferred credits are amounts related to a minimum pension liability totalling $23 and $101 in 1995 and 1994, respectively, as more fully described in Note 7, "Employee Benefits." Also included are amounts related to Southern's interruptible margin sharing mechanisms totalling $4,851 and $604 in 1995 and 1994, respectively.

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

Note 2 -- Provision for Income Taxes

Effective October 1, 1993, the Company adopted SFAS 109 and recorded a regulatory asset of $33,943 related to the cumulative amount of income taxes on temporary differences previously flowed through to ratepayers. In addition, the Company has a deferred tax liability of $3,561 related to future tax benefits to be flowed back to ratepayers associated with unamortized investment tax credits and decreases in both federal and state statutory tax rates. Both the regulatory asset and liability are recognized over the regulatory lives of the related taxable bases concurrent with the realization in rates.

The provision for income taxes includes:

Years ended September 30,                                   1995          1994          1993
--------------------------------------------------------------------------------------------
Taxes currently payable -- federal                        $3,817        $2,958        $  968
Taxes currently payable -- state                           1,535         1,464           347
--------------------------------------------------------------------------------------------
                                                          $5,352        $4,422        $1,315
--------------------------------------------------------------------------------------------
Deferred taxes -- federal                                 $2,084        $  980        $2,506
--------------------------------------------------------------------------------------------
Total income tax provision                                $7,436        $5,402        $3,821
--------------------------------------------------------------------------------------------

26  Connecticut Energy Corporation


Notes to Consolidated Financial Statements
(dollars in thousands, except per share)

Sources and tax effects of items which gave rise to deferred taxes are:

Years ended September 30,                                   1995          1994          1993
--------------------------------------------------------------------------------------------
Amortization of deferred investment tax credits           $ (292)       $ (292)       $ (292)
Unrecovered purchased gas costs                             (542)         (508)        2,378
Depreciation and depletion                                 1,956         1,779         1,664
Minimum tax credits                                        1,024           452        (1,111)
Other                                                        (62)         (451)         (133)
--------------------------------------------------------------------------------------------
                                                          $2,084        $  980        $2,506
--------------------------------------------------------------------------------------------

The following table reconciles the income tax provision calculated using the federal statutory tax rate to the book provision for federal and state income taxes.

Years ended September 30,                                   1995          1994          1993
--------------------------------------------------------------------------------------------
U. S. statutory federal tax rate                             35%           35%        34.75%
Depreciation differences                                      3%            4%            5%
Allowance for doubtful accounts,
  including amounts forgiven and deferred                     1%           (7%)         (16%)
Investment tax credits                                       (1%)          (2%)          (2%)
Cost to retire assets, net of salvage                        (1%)          (2%)          (1%)
State taxes, net of federal tax benefit                       5%            5%            2%
Pension contribution                                         (2%)          (2%)           --
Conservation expenses                                        (3%)           --            --
Reduction due to graduated tax rates                          --          (.6%)        (.75%)
Other, net                                                   (2%)         (.4%)           4%
--------------------------------------------------------------------------------------------
Effective tax rate                                           35%           30%           26%
--------------------------------------------------------------------------------------------

Deferred income tax liabilities (assets) are composed of the following:

As of September 30,                                         1995           1994
-------------------------------------------------------------------------------
Tax effect of temporary differences for:
Depreciation                                             $20,464        $18,508
Items previously flowed through                           37,717         35,398
Alternative minimum tax                                     (440)        (1,463)
Investment tax credits                                     3,561          3,853
Contribution in aid of construction                         (689)          (654)
Pension contribution                                        (658)          (547)
Other                                                        (35)          (121)
-------------------------------------------------------------------------------
Net deferred income tax liability -- long-term           $59,920        $54,974
-------------------------------------------------------------------------------

At September 30, 1995 and 1994, the balance sheet caption, "Federal, state and deferred income taxes" included approximately $1,023 and $1,566, respectively, of current deferred federal and state income taxes; and approximately $440 and $1,463, respectively, of minimum tax credits available to reduce federal income taxes to be paid in future periods.

                                          Connecticut Energy Corporation  27


Notes to Consolidated Financial Statements
(dollars in thousands, except per share)

Note 3 -- Long-Term Debt

Long-term debt outstanding at September 30, 1995 and 1994 consisted of:

                                                            1995            1994
--------------------------------------------------------------------------------
First Mortgage Bonds:
Series L, 8%, due March 1, 1998                         $  4,480        $  4,620
Series T, 10.02%, due September 1, 2003                    3,636           4,091
Series U, 9.70%, due July 31, 2019                         9,800           9,800
Series V, 9.85%, due July 31, 2020                        15,000          15,000
Series W, 8.93% - 9.13%, due November 17, 2031            60,000          60,000
Series X, 7.67%, due December 15, 2012                    15,000          15,000
Series Y, 7.08%, due October 1, 2013                      12,000          12,000
--------------------------------------------------------------------------------
                                                         119,916         120,511
Less -- amounts due within one year                          594             594
--------------------------------------------------------------------------------
                                                        $119,322        $119,917
--------------------------------------------------------------------------------

Under the provisions of Southern's mortgage bond indenture dated March 1, 1948, as supplemented from time to time, sinking fund payments are required at various dates for Series L and Series T First Mortgage Bonds. Series W First Mortgage Bonds are due in bullet payments in the years 2021 and 2031, respectively. Additionally, Series U, V, X and Y are due in single payments in the years 2019, 2020, 2012 and 2013, respectively. Substantially all of the utility plant of Southern is subject to the lien of its mortgage bond indentures. See Note 6, "Common Shareholders' Equity," for dividend restrictions.

The aggregate annual sinking fund contributions and principal maturities for the five fiscal years subsequent to September 30, 1995 are as follows: 1996 -- $594; 1997 -- $595; 1998 -- $4,654; 1999 -- $455; 2000 -- $454; total --
$6,752.

Expenses incurred in connection with long-term borrowings are normally amortized on a straightline method over the respective lives of the issues giving rise thereto.

Note 4 -- Short-Term Borrowings

The Company follows the practice of borrowing on a short-term basis from banks and through the sale of commercial paper. The following information relates to these borrowings for the years ended September 30, 1995, 1994 and 1993.

                                                             1995           1994           1993
-----------------------------------------------------------------------------------------------
Bank Loans:
Outstanding at the end of the year                        $19,200        $12,800        $10,500
Weighted average interest rate at year end                   6.79%          5.41%          3.36%
Average amount outstanding during year                    $13,318        $14,951        $15,879
Weighted average interest rate during year*                  5.96%          3.74%          3.47%
Maximum amount outstanding at any month end               $29,000        $37,400        $29,200

Commercial Paper:
Outstanding at the end of the year                        $ 5,000        $ 6,000        $13,000
Weighted average interest rate at year end                   5.97%          4.95%          3.29%
Average amount outstanding during year                    $ 2,595        $ 3,950        $11,517
Weighted average interest rate during year*                  6.11%          3.74%          3.46%
Maximum amount outstanding at any month end               $ 6,000        $13,000        $16,000
-----------------------------------------------------------------------------------------------

*Determined by dividing annual interest expense by average amount outstanding during the year.

28  Connecticut Energy Corporation

Notes to Consolidated Financial Statements
(dollars in thousands, except per share)

Connecticut Energy's committed short-term bank credit lines amounted to $37,000, a portion of which supports the issuance of commercial paper. Southern's share of the total committed credit lines amounted to $32,000. Southern also has uncommitted lines of credit with two of its banks totalling $14,000 in addition to a revolving credit/term loan agreement with one of its banks. This latter agreement provides an additional credit line of up to $20,000. The revolving credit feature is in effect through December 21, 1996 and is followed by a term loan period through December 21, 2000. At September 30, 1995, Southern had no outstanding borrowings under this agreement. The fee for this facility is 1/8 of 1% per annum. At September 30, 1995, the Company had unused lines of credit of $46,800. In lieu of compensating balances, Southern pays fees for its lines of credit which are approximately 3/10 of 1% of the amount of the line of credit. The aggregate annual commitment fees on these lines were $96, $124 and $102 for the years ended September 30, 1995, 1994 and 1993, respectively.

Note 5 -- Redeemable Preferred Stock

The following table summarizes the shares of preferred stock authorized, issued and outstanding at September 30, 1995 and 1994:

                                                         1995             1994
------------------------------------------------------------------------------
The Southern Connecticut Gas Company:
Cumulative preferred stock, $100 par value:
Authorized                                            200,000          200,000
4.75% issued and outstanding                               --               --
------------------------------------------------------------------------------
Preferred stock, $1 par value:
Authorized                                            600,000          600,000
Issued and outstanding                                     --               --
------------------------------------------------------------------------------
Preference stock, $1 par value:
Authorized                                          1,000,000        1,000,000
Issued and outstanding                                     --               --
------------------------------------------------------------------------------
Connecticut Energy Corporation:
Preference stock, $1 par value:
Authorized                                          1,000,000        1,000,000
Issued and outstanding                                     --               --
------------------------------------------------------------------------------

Southern's $1 par value preferred stock ranks on a parity as to dividends and payments in liquidation with Southern's $100 par value preferred stock; while the preference stock is preferred as to dividends and payments in liquidation over Southern's common stock, it is subordinate to the other classes of preferred stock.

Note 6 -- Common Shareholders' Equity

The indentures relating to the long-term debt and the Amended and Restated Certificate of Incorporation of Southern contain restrictions as to the declaration or payment of cash dividends on capital stock and the reacquisition of capital stock. Under the most restrictive of such provisions, $21,886 of Southern's retained earnings at September 30, 1995 was available for such purposes.

The Company currently issues common stock through the Dividend Reinvestment and Stock Purchase Plan ("DRP") and an employee savings plan ("Target Plan").

The Company formerly issued common stock through the Employee Stock Ownership Plan ("ESOP"); however, at the end of calendar year 1994, the assets of the ESOP were merged with the Target Plan. There were no contributions to the ESOP made during the years ended September 30, 1995 and 1994.

The DRP permits shareholders to automatically reinvest their cash dividends or invest optional limited amounts of cash payments in newly issued shares or open market purchases of the Company's common stock. At September 30, 1995, there were 1,477,929 shares reserved for issuance under the DRP and Target Plan.

                                          Connecticut Energy Corporation  29

Notes to Consolidated Financial Statements
(dollars in thousands, except per share)

Note 7 -- Employee Benefits

Retirement Plans

Southern maintains two noncontributory pension plans covering substantially all of its employees. The plan covering salaried employees provides pension benefits based on compensation during the five years before retirement and on years of service. The union plan provides negotiated benefits of stated amounts for each year of service. It is the Company's policy to fund annually the periodic pension cost of its retirement plans subject to the minimum and maximum contribution limitations of the Internal Revenue Code ("IRC").

A regulatory adjustment has been made to the net periodic pension cost to reflect the amount of pension cost that is realized through the ratemaking process.

The Company recorded an additional minimum liability of $23 and $101 representing the excess of the accumulated benefit obligation over the fair value of plan assets and accrued pension costs at September 30, 1995 and 1994, respectively. This liability is offset by an intangible asset of $23 and $101 at September 30, 1995 and 1994, respectively, which represents unrecognized prior service costs and, in 1993, the balance (net of income taxes) was charged to a separate component of shareholders' equity.

Net periodic pension cost for the years ended September 30, 1995, 1994 and 1993 included the following components:

                                                             1995           1994           1993
-----------------------------------------------------------------------------------------------
Service cost benefits earned during the period            $ 1,868        $ 2,117        $ 2,031
Interest cost on projected benefit obligation               4,686          4,263          3,923
Actual return on plan assets                              (12,603)        (1,986)        (6,817)
Net amortization and deferral                               8,135         (1,829)         2,883
-----------------------------------------------------------------------------------------------
Net periodic pension cost                                 $ 2,086        $ 2,565        $ 2,020
Regulatory adjustment                                         233             22           (177)
-----------------------------------------------------------------------------------------------
Net pension cost                                          $ 2,319        $ 2,587        $ 1,843
-----------------------------------------------------------------------------------------------
Portion capitalized to utility plant                      $   441        $   439        $   328
-----------------------------------------------------------------------------------------------

The following table sets forth the funded status of Southern's pension plans at September 30, 1995 and 1994:

                                                             September 30, 1995              September 30, 1994
                                                                Plans Where:                    Plans Where:
-------------------------------------------------------------------------------------------------------------------
                                                             Assets    Accumulated           Assets     Accumulated
                                                             Exceed       Benefits           Exceed        Benefits
                                                        Accumulated         Exceed      Accumulated          Exceed
Actuarial present value of benefit obligation:             Benefits         Assets         Benefits          Assets
-------------------------------------------------------------------------------------------------------------------
Vested benefit obligation                                  $(50,481)       $  (457)        $(43,249)          $  (3)
-------------------------------------------------------------------------------------------------------------------
Accumulated benefit obligation                             $(54,827)       $  (637)        $(46,808)          $(326)
-------------------------------------------------------------------------------------------------------------------
Actuarial present value of
  projected benefit obligation                             $(64,718)       $(1,591)        $(54,337)          $(758)
Plan assets at fair value                                    70,177             --           58,217              --
-------------------------------------------------------------------------------------------------------------------
Projected benefits obligation in excess of
  plan assets                                                 5,459         (1,591)           3,880            (758)
Transition obligation                                           827             --              996              --
Prior service cost                                            3,178            295            3,582             317
Unrecognized (gain) loss                                     (2,601)           635           (2,983)            (18)
Adjustment required to
  recognize minimum liability                                    --            (23)              --            (101)
-------------------------------------------------------------------------------------------------------------------
Prepaid pension cost (liability), net                      $  6,863        $  (684)        $  5,475           $(560)
-------------------------------------------------------------------------------------------------------------------

30  Connecticut Energy Corporation

Notes to Consolidated Financial Statements
(dollars in thousands, except per share)

Key assumptions used in the determination of the projected benefit obligations and the fair value of plan assets were:

                                          1995         1994          1993
-------------------------------------------------------------------------
Discount rate                            7 1/4%       8 1/2%            7%
Salary increase rate                     5 1/4%       5 1/2%            5%
Expected rate of return on assets        9 1/2%           9%        9 1/4%
-------------------------------------------------------------------------

The significant majority of the assets of the pension plans is invested in common stock, fixed income securities and balanced mutual funds, with the balance in cash and short-term investments.

Effective October 1, 1993, Southern established nonqualified pension programs to provide benefits on compensation in excess of the limitations imposed by the IRC and to provide additional retirement income to designated officers.

Southern maintains a savings plan covering substantially all of its employees who meet minimum service and age requirements pursuant to which the participants may elect to contribute to the plan, through payroll deductions, 2% or more of their annual compensation either on an after-tax or a before-tax basis as permitted by Section 401(k) of the IRC. Participants receive a matching contribution of 50% of the first 6% of annual compensation. Participants vest over a five year period and benefits are paid to employees or their beneficiaries upon retirement, death, disability or termination. Amounts expensed under the plan were $816, $795 and $772 for years ended September 30, 1995, 1994 and 1993, respectively.

Postretirement Health Care Benefits

In addition to providing pension benefits, Southern provides certain health care benefits for retired employees. Substantially all of the Company's employees may become eligible for those benefits if they reach age 55 while working for the Company and have completed at least five years of service. Prior to October 1, 1993, Southern recognized the cost of providing these benefits by expensing $350 annually in excess of paid medical claims in accordance with funding provided by a rate decision in 1990.

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

The postretirement benefit costs for the years ended September 30, 1995 and 1994 include the following components:

                                                  1995          1994
--------------------------------------------------------------------
Service cost                                    $  340        $  598
Interest cost                                    1,401         1,282
Actual return on plan assets                      (594)         (113)
Net amortization and deferral                    1,071           880
--------------------------------------------------------------------
Net periodic postretirement benefit cost        $2,218        $2,647
Regulatory adjustment                              122          (275)
--------------------------------------------------------------------
Net postretirement benefit cost                 $2,340        $2,372
--------------------------------------------------------------------

In 1990, Southern amended the Pension Plan for Salaried and Certain Other Employees to establish an account within the Pension Plan trust as permitted under Section 401(h) of the IRC to fund a portion of Southern's anticipated future postretirement health care benefits liability with amounts allowed through the ratemaking process. Through the use of the existing trust and the establishment in 1994 of a Voluntary Employees' Beneficiary Association ("VEBA") trust as permitted under Section 501(c)(9) of the IRC, Southern plans to fund its full postretirement benefit expense under SFAS 106.

                                            Connecticut Energy Corporation  31

Notes to Consolidated Financial Statements
(dollars in thousands, except per share)

The significant majority of the assets of the VEBA trust is invested in a diversified fund consisting of common stock and fixed income securities, with the balance in cash and short-term investments.

The following table reconciles the funded status of the plan with the amounts recognized in the consolidated balance sheets as of September 30, 1995 and 1994:
                                                              1995        1994
------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
  Retirees                                             $ (8,866)      $ (8,712)
  Fully eligible active plan participants                (2,692)        (3,262)
  Other active plan participants                         (5,493)        (6,176)
------------------------------------------------------------------------------
Total accumulated postretirement benefit obligation    $(17,051)      $(18,150)
Plan assets at fair value                                 3,757          1,333
------------------------------------------------------------------------------
Accumulated postretirement benefit obligation in
  excess of plan assets                                $(13,294)      $(16,817)
Unamortized transition obligation                        13,820         16,592
Unrecognized (gain) loss                                 (2,131)        (2,336)
------------------------------------------------------------------------------
(Accrued) postretirement benefit obligation            $ (1,605)      $ (2,561)
------------------------------------------------------------------------------

The expected long-term rate of return on plan assets is 9 1/2%. The assumed initial health care cost trend rates used to measure the expected cost of benefits were 10% for pre-age 65 claims and 8 1/2% for post-age 65 claims. The rates decline to 5% by the year 2004 and 2002, respectively. The weighted average discount rate used to measure the accumulated postretirement benefit obligation was 7 1/4%. A one percentage point change in the assumed health care cost trend rate would change the service cost and interest cost components of the net periodic postretirement benefit cost by approximately $14 and $50, respectively, and would change the accumulated postretirement benefit obligation for health care benefits by approximately $691.

Note 8 -- Leases

Total rental expense was $3,074, $2,864 and $2,405 for the years ended September 30, 1995, 1994 and 1993, respectively. Southern's approximate aggregate minimum rental commitments (exclusive of taxes, maintenance, etc.) under noncancelable operating leases for each of the five fiscal years subsequent to September 30, 1995 are in total:

Commitment                             Office space      LNG plant       Other
------------------------------------------------------------------------------
1996                                        $ 2,050        $   609        $252
1997                                          2,037            608          75
1998                                          2,111            609          72
1999                                          2,111            608          54
2000                                          2,087            609          --
Thereafter                                   29,309         12,476          --
------------------------------------------------------------------------------
Total commitment                            $39,705        $15,519        $453
------------------------------------------------------------------------------

In 1995, the liquified natural gas ("LNG") plant lease agreement was renewed for two consecutive terms of 12 years. The lease contains an option to purchase the plant for a purchase price based on the then fair market sales value of the unit as defined therein.

In March 1993, Southern entered into an operating lease for the purpose of consolidating its operating centers at one location in Orange, Connecticut. The lease is for a period of 20 years.

In October 1992, Southern entered into an operating lease which consolidated administrative functions at one location in Bridgeport, Connecticut. The lease is for a period of 20 years.

32 Connecticut Energy Corporation

Notes to Consolidated Financial Statements
(dollars in thousands, except per share)

Note 9 -- Supplementary Income Statement Information

Amounts charged to costs and expenses for the years ended September 30, 1995, 1994 and 1993 included:

                                               1995          1994         1993
------------------------------------------------------------------------------
Maintenance and repairs                     $ 3,743       $ 4,035      $ 3,692
Depreciation and depletion                   14,050        13,031       12,051
Property taxes                                3,557         3,821        4,450
Connecticut gross earnings tax               10,055        10,506        9,349
Connecticut corporation business tax          1,535         1,464          347
Other taxes                                       9           213          210
Federal Insurance Contribution Act            2,102         2,198        2,090
Taxes capitalized as part of utility plant     (441)         (424)        (402)
------------------------------------------------------------------------------

Note 10 -- Quarterly Financial Data (Unaudited)

                                Dec. 31      March 31     June 30     Sept. 30
1995 Quarter ended                 1994          1995        1995         1995
------------------------------------------------------------------------------
Operating revenues              $65,523      $103,284     $39,755      $23,531
Gross margin                     32,246        53,286      19,063       11,915
Operating income (loss)           8,072        18,988       1,203       (1,377)
Net income (loss)                 4,941        15,715      (1,985)      (4,611)
Net income (loss) per share*    $  0.57      $   1.79     $ (0.23)     $ (0.52)
------------------------------------------------------------------------------

                                Dec. 31      March 31     June 30     Sept. 30
1994 Quarter ended                 1993          1994        1994         1994
------------------------------------------------------------------------------
Operating revenues              $66,714      $111,838     $36,835      $25,486
Gross margin                     30,107        50,490      20,131       13,275
Operating income (loss)           8,072        16,730       1,779       (1,569)
Net income (loss)                 4,998        13,753      (1,338)      (4,570)
Net income (loss) per share*    $  0.67      $   1.77     $ (0.16)     $ (0.53)
------------------------------------------------------------------------------
* Calculated on the basis of weighted average shares outstanding during the applicable quarter.

Note 11 -- Disclosures About the Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and cash equivalents

The carrying amount approximates fair value because of the short maturity of those instruments.

Long-term debt

The fair value of the Company's long-term debt is estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

The estimated fair values of the Company's financial instruments are as follows:

As of September 30,                     1995                      1994
------------------------------------------------------------------------------
                               Carrying         Fair     Carrying         Fair
                                 Amount        Value       Amount        Value
------------------------------------------------------------------------------
Long-term debt (including
  current maturities)         $(119,916)   $(138,171)   $(120,511)   $(124,905)
------------------------------------------------------------------------------

                                            Connecticut Energy Corporation  33

Notes to Consolidated Financial Statements
(dollars in thousands, except per share)

Note 12 -- Commitments and Contingencies

Environmental Matters

Southern has identified coal tar residue at three sites in Connecticut resulting from coal gasification operations conducted at those sites by Southern's predecessors from the late 1800s through the first part of this century. Many gas distribution companies throughout the country carried on such gas manufacturing operations during the same period. The coal tar residue is not designated a hazardous material by any federal or Connecticut agency, but some of its constituents are classified as hazardous.

On April 27, 1992, Southern notified the Connecticut Department of Environmental Protection ("DEP") and the United States Environmental Protection Agency of the presence of coal tar residue at the sites. On November 9, 1994, the DEP informed Southern that it had performed a preliminary review of the information provided to it by Southern and had determined that, based on current priorities and limited staff resources, a comprehensive review of site conditions and subsequent participation by the DEP "are not possible at this time." Until the DEP conducts a comprehensive review, no discussions with it addressing the extent, timing and type of remedial action, if any, can occur.

Given the DEP's response, management cannot at this time predict the costs of any future site analysis and remediation, if any, nor can it estimate when any such costs, if any, would be incurred. While such future analytical and cleanup costs could possibly be significant, management believes, based upon the provisions of the Partial Settlement in Southern's last rate order, that Southern will be able to recover these costs through its customer rates. Although the method, timing and extent of any recovery remain uncertain, management currently does not expect that the incurrence of such costs will materially adversely impact the Company's financial condition or results of operations.

FERC Order No. 636 Transition Costs

As a result of Order No. 636 issued by the Federal Energy Regulatory Commission ("FERC"), costs are being incurred by Southern's interstate pipeline suppliers to convert existing "bundled" sales services to "unbundled" transportation and storage services. These transition costs include unrecovered gas costs, gas supply realignment costs, stranded investment costs and new facilities costs.

Southern has paid approximately $16,345 in transition costs as of September 30, 1995. Of this total, $4,461 represents unrecovered gas costs and $11,884 represents gas supply realignment costs and stranded investment costs. On July 8, 1994, the DPUC issued a Decision regarding implementation of FERC Order No. 636 by the Connecticut local gas distribution companies. The DPUC prescribed, among other things, the various mechanisms for the recovery of deferred transition costs. As of September 30, 1995, Southern has recovered substantially all of its deferred transition costs through the use of the recovery mechanisms allowed by the DPUC.

34  Connecticut Energy Corporation

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

/s/ Carol A. Forest                                   /s/ Vincent L. Ammann, Jr.
Carol A. Forest                                       Vincent L. Ammann, Jr.
Vice President, Finance,                              Vice President and
Chief Financial Officer and Treasurer                 Chief Accounting Officer


Report of Independent Accountants

To the Board of Directors and Shareholders of Connecticut Energy Corporation

We have audited the accompanying consolidated balance sheets of Connecticut Energy Corporation and its subsidiaries (the Company) as of September 30, 1995 and 1994 and the related consolidated statements of income, changes in common shareholders' equity and cash flows for each of the three years in the period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Connecticut Energy Corporation and its subsidiaries as of September 30, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1995 in conformity with generally accepted accounting principles.

As discussed in Notes 2 and 7 to the consolidated financial statements, in fiscal 1994 the Company changed its methods of accounting for income taxes and postretirement benefits other than pensions.

                                        /c/ Coopers & Lybrand L.L.P.
                                        Coopers & Lybrand L.L.P.
New York, New York
November 1, 1995

                                            Connecticut Energy Corporation  35

Eleven Year Financial Summary

Financial information presented for 1995 through 1990 is for the twelve month period ended September 30; all information for prior years is for the twelve month period ended December 31.
(dollars in thousands, except per share)

                                                                  1995           1994           1993           1992
--------------------------------------------------------------------------------------------------------------------
 Operations
 Operating revenues                                           $232,093       $240,873       $212,762       $203,011
 Purchased gas                                                 115,583        126,870        113,045        104,163
 Gross margin                                                  116,510        114,003         99,717         98,848
 Operations and maintenance expenses                            52,856         54,244         45,023         46,881
 Depreciation and depletion                                     14,050         13,031         12,051         11,327
 Federal income taxes                                            5,901          3,938          3,474          2,287
 Other taxes                                                    16,817         17,778         16,044         16,025
 Other deductions and (income), net                                519            586            510            531
 Interest expense                                               12,307         11,575         11,530         11,536
 Subsidiary preferred stock dividends                               --              8             32             34
 Income before cumulative effect of accounting change         $ 14,060       $ 12,843       $ 11,053       $ 10,227
 Cumulative effect of accounting change                             --             --             --             --
 Net income                                                   $ 14,060       $ 12,843       $ 11,053       $ 10,227
 Net income per share before cumulative
   effect of accounting change (f)                            $   1.60       $   1.58       $   1.50       $   1.43
 Net income per share (f)                                     $   1.60       $   1.58       $   1.50       $   1.43
 Annual dividend paid per common share (f)                    $   1.30       $   1.29       $   1.28       $   1.265
--------------------------------------------------------------------------------------------------------------------
*Capitalization
 Common shareholders' equity                                  $131,561       $125,719       $ 99,853       $ 92,605
 Redeemable preferred stock                                         --             --            638            687
 Long-term debt                                                119,322        119,917        120,511         94,106
--------------------------------------------------------------------------------------------------------------------
 Total capitalization                                         $250,883       $245,636       $221,002       $187,398
--------------------------------------------------------------------------------------------------------------------
*Capitalization (% of total)
 Common shareholders' equity                                      52.4           51.2           45.2           49.4
 Redeemable preferred stock                                         --             --            0.3            0.4
 Long-term debt                                                   47.6           48.8           54.5           50.2
--------------------------------------------------------------------------------------------------------------------
 Total capitalization                                            100.0%         100.0%         100.0%         100.0%
--------------------------------------------------------------------------------------------------------------------
*Common Stock (f)
 Shares outstanding at end of period                         8,865,210      8,700,266      7,488,467      7,234,921
 Book value per share at end of period                        $  14.84       $  14.45       $  13.33       $  12.80
 Market value per share at end of period                      $  19.38       $  21.63       $  24.88       $  22.25
 Average daily trading volume                                    5,000          5,500          9,000          4,500
 Shareholders of record at year end                             11,688         12,094         11,094          9,153
 Percent of institutional ownership                                 21             21             18             18
--------------------------------------------------------------------------------------------------------------------
 Assets
 Gross utility plant                                          $354,847       $331,953       $313,951       $293,687
 Net utility plant                                            $247,603       $234,495       $221,800       $210,054
*Additions to utility plant (capital expenditures)            $ 27,609       $ 26,618       $ 26,070       $ 22,634
 Oil and gas properties, net                                        --             --             --       $    496
 Total assets                                                 $370,088       $352,920       $299,795       $269,504
--------------------------------------------------------------------------------------------------------------------
 Ratios (% of total)
 Gross margin as a % of operating revenues                        50.2           47.3           46.9           48.7
 Dividend payout as a % of earnings                               81.3           81.6           85.3           88.5
 Effective federal tax rate                                       30.0           23.0           24.0           18.0
*Return on ending common equity                                   10.7           10.2           11.1           11.0
 Price to earnings                                                12.1           13.7           16.6           15.6
 Dividend yield                                                    6.7            6.0            5.1            5.7
 Market price as a % of book value                               130.6          149.7          186.6          173.8
--------------------------------------------------------------------------------------------------------------------

*Information used in the National Association of Investors Corporation (NAIC) stock selection format.

(a) The results for the years ended September 30, 1990 and December 31, 1989 include the results for the three months ended December 31, 1989, which included the effects of the unusually cold weather experienced in the month of December and a writedown of the value of oil and gas properties.

(b) Includes the cumulative effect of accounting change for municipal property taxes which increased earnings by $.21 per share.

(c) The writedown of the value of oil and gas properties reduced earnings by $.10 per share in 1990 and 1989 and $.05 per share in 1987.

36  Connecticut Energy Corporation



          1991          1990          1989          1988          1987          1986          1985
--------------------------------------------------------------------------------------------------
                   (a)(b)(c)        (a)(c)                         (c)           (d)           (e)

      $179,172      $174,059      $171,218      $156,978      $157,867      $156,028      $163,847
        86,778        84,154        81,794        71,787        75,337        79,333        88,517
        92,394        89,905        89,424        85,191        82,530        76,695        75,330
        42,475        44,085        42,636        38,869        38,218        36,011        34,965
        10,540        10,664        10,297         8,533         8,427         7,487         7,632
         4,324         3,819         4,740         5,839         6,325         5,270         5,416
        15,238        14,431        14,560        14,146        13,617        13,487        13,452
           349          (228)          356           713           276           261           (12)
        10,428        10,156         8,598         7,653         7,484         6,848         6,898
            36            39           403           751           849         1,244         1,403
      $  9,004      $  6,939      $  7,834      $  8,687      $  7,334      $  6,087      $  5,576
            --         1,280            --            --            --         1,911            --
      $  9,004      $  8,219      $  7,834      $  8,687      $  7,334      $  7,998      $  5,576

      $   1.38      $   1.12      $   1.28      $   1.49      $   1.38      $   1.16          1.21
      $   1.38      $   1.33      $   1.28      $   1.49      $   1.38      $   1.53      $   1.21
      $   1.24      $   1.23      $   1.20      $   1.17      $   1.12      $   1.12      $   1.07
--------------------------------------------------------------------------------------------------

      $ 88,622      $ 74,413      $ 75,001      $ 73,311      $ 61,187      $ 58,731      $ 55,573
           736           786           835         6,429         7,270         8,112        12,487
        87,378        91,506        79,686        69,137        64,461        58,714        53,666
--------------------------------------------------------------------------------------------------
      $176,736      $166,705      $155,522      $148,877      $132,918      $125,557      $121,726
--------------------------------------------------------------------------------------------------

          50.1          44.6          48.2          49.2          46.0          46.8          45.7
           0.4           0.5           0.6           4.3           5.5           6.4          10.3
          49.5          54.9          51.2          46.5          48.5          46.8          44.0
--------------------------------------------------------------------------------------------------
         100.0%        100.0%        100.0%        100.0%        100.0%        100.0%        100.0%
--------------------------------------------------------------------------------------------------

     7,096,634     6,250,161     6,176,665     6,088,017     5,346,879     5,277,276     5,209,677
      $  12.49      $  11.91      $  12.14      $  12.04      $  11.45      $  11.13      $  10.67
      $  19.00      $  16.63      $  17.63      $  14.50      $  13.67      $  16.00      $  12.25
         5,000         2,950         4,200         2,850         2,550         4,500         3,150
         9,163         7,382         7,493         7,662         7,577         7,960         7,778
            14            15            16            16            13           N/A           N/A
--------------------------------------------------------------------------------------------------

      $273,862      $255,446      $241,624      $222,236      $204,947      $191,589      $172,396
      $198,695      $189,108      $181,358      $166,970      $155,289      $144,509      $130,415
      $ 20,331      $ 23,102      $ 23,184      $ 19,471      $ 17,790      $ 20,543      $ 17,344
      $    542      $    605      $    698      $  1,760      $  1,889      $  2,564      $  3,026
      $247,969      $229,600      $239,327      $214,458      $193,842      $186,449      $173,211
--------------------------------------------------------------------------------------------------

          51.6          51.6          52.2          54.3          52.3          49.2          46.0
          89.9          92.5          93.8          78.5          81.2          73.2          88.4
          32.0          35.0          37.0          38.0          44.0          42.0          44.0
          10.2          11.0          10.4          11.8          12.0          13.6          10.0
          13.8          12.5          13.8           9.7           9.9          10.5          10.1
           6.5           7.4           6.8           8.1           8.2           7.0           8.7
         152.1         139.6         145.2         120.4         119.4         143.8         114.8
--------------------------------------------------------------------------------------------------

(d) Includes the cumulative effect of accounting change for unbilled revenues which increased earnings by $.37 per share. The writedown of the value of oil and gas properties in 1986 reduced earnings by $.03 per share.

(e) The adoption of the new pension accounting standard in 1985 reduced pension costs and increased earnings by $.09 per share. The writedown of the value of oil and gas properties reduced earnings by $.12 per share.

(f) Adjusted to reflect the Company's 3-for-2 stock split in October 1989.

                                            Connecticut Energy Corporation  37

Operating Data

Years ended September 30,                        1995         1994         1993           1992           1991           1990
----------------------------------------------------------------------------------------------------------------------------
Table 1
Percentage of Operating Revenues
Purchased gas                                    49.8         52.7         53.1           51.3           48.4           48.4
Operations                                       21.2         20.8         19.4           21.3           21.7           23.0
Maintenance                                       1.6          1.7          1.7            1.8            2.0            2.3
Depreciation and depletion                        6.0          5.4          5.7            5.6            5.9            6.1
Taxes                                             9.8          9.0          9.2            9.0           10.9           10.5
----------------------------------------------------------------------------------------------------------------------------
Purchased gas and operating expenses             88.4         89.6         89.1           89.0           88.9           90.3
----------------------------------------------------------------------------------------------------------------------------
Interest expense and other deductions, net        5.5          5.1          5.7            6.0            6.1            5.7
Earnings applicable to common stock (a)           6.1          5.3          5.2            5.0            5.0            4.0
----------------------------------------------------------------------------------------------------------------------------
Total                                           100.0        100.0        100.0          100.0          100.0          100.0
----------------------------------------------------------------------------------------------------------------------------

Table 2
Analysis by Customer Class Averaged Over 12 Months
----------------------------------------------------------------------------------------------------------------------------
Residential nonheating
----------------------------------------------------------------------------------------------------------------------------
Mcf* consumption per customer                      22           23           24             24             24             26
Annual revenue per customer                  $    317     $    317     $    299       $    300       $    289       $    290
Rate per Mcf                                 $  14.11     $  13.74     $  12.62       $  12.35       $  12.04       $  11.32
Margin per Mcf                               $   8.96     $   8.36     $   7.63       $   7.52       $   7.61       $   7.13
Annual number of customers                     34,419       35,170       36,184         37,444         39,186         40,997
----------------------------------------------------------------------------------------------------------------------------
Residential heating
----------------------------------------------------------------------------------------------------------------------------
Mcf consumption per customer                       98          115          110            108             97            108
Annual revenue per customer                  $  1,078     $  1,187     $  1,074       $  1,045       $    904       $    941
Rate per Mcf                                 $  11.03     $  10.35     $   9.73       $   9.70       $   9.36       $   8.69
Margin per Mcf                               $   6.01     $   5.03     $   4.81       $   4.81       $   4.95       $   4.56
Annual number of customers                    104,067      102,043      100,872         99,706         97,406         95,240
----------------------------------------------------------------------------------------------------------------------------
Residential apartments
----------------------------------------------------------------------------------------------------------------------------
Mcf consumption per customer                    1,585        2,132        2,132          2,149          2,006          2,152
Annual revenue per customer                  $ 12,919     $ 16,611     $ 15,294       $ 15,217       $ 13,401       $ 13,141
Rate per Mcf                                 $   8.15     $   7.79     $   7.18       $   7.08       $   6.68       $   6.11
Margin per Mcf                               $   3.23     $   2.59     $   2.35       $   2.33       $   2.38       $   2.08
Annual number of customers                        843          751          751            739            725            707
----------------------------------------------------------------------------------------------------------------------------
Commercial
----------------------------------------------------------------------------------------------------------------------------
Mcf consumption per customer                      403          452          444            435            387            415
Annual revenue per customer                  $  3,522     $  3,826     $  3,527       $  3,440       $  2,917       $  2,902
Rate per Mcf                                 $   8.75     $   8.47     $   7.95       $   7.90       $   7.53       $   6.99
Margin per Mcf                               $   3.73     $   3.15     $   3.03       $   3.02       $   3.13       $   2.85
Annual number of customers                     13,412       13,142       12,965         12,831         12,758         12,717
Annual number of heating customers              8,005        7,813        7,630          7,541          7,498          7,479
----------------------------------------------------------------------------------------------------------------------------
Industrial firm
----------------------------------------------------------------------------------------------------------------------------
Mcf consumption per customer                    1,856        2,199        2,085          1,925          1,754          1,856
Annual revenue per customer                  $ 14,362     $ 16,568     $ 14,935       $ 13,691       $ 11,812       $ 11,584
Rate per Mcf                                 $   7.74     $   7.53     $   7.16       $   7.11       $   6.73       $   6.24
Margin per Mcf                               $   2.82     $   2.30     $   2.30       $   2.32       $   2.40       $   2.16
Annual number of customers                      1,258        1,274        1,283          1,287          1,305          1,334
Annual number of heating customers                722          731          728            716            716            722
----------------------------------------------------------------------------------------------------------------------------
Interruptible
----------------------------------------------------------------------------------------------------------------------------
Mcf consumption per customer                   42,212       37,870       30,545         23,035         21,933         14,558
Annual revenue per customer                  $128,705     $121,940     $105,892       $ 86,215       $104,186       $ 56,657
Rate per Mcf                                 $   3.05     $   3.22     $   3.47       $   3.74       $   4.75       $   3.89
Margin per Mcf                               $   1.14     $   0.87     $   0.88       $   0.99       $   1.39       $   1.06
Annual number of customers                        217          184          152            136            127            136
----------------------------------------------------------------------------------------------------------------------------
Number of total customers                     154,216      152,564      152,207        152,143        151,507        151,131
Cost per Mcf of gas                          $   3.70     $   4.22     $   4.30       $   4.02       $   4.04       $   3.71
----------------------------------------------------------------------------------------------------------------------------

*Mcf -- one thousand cubic feet; MMcf -- one million cubic feet

38  Connecticut Energy Corporation

Operating Data

Years ended September 30,                        1995         1994         1993           1992           1991           1990
----------------------------------------------------------------------------------------------------------------------------
Table 3
Revenue by Customer Class
  (dollars in thousands)
----------------------------------------------------------------------------------------------------------------------------
Residential                                  $135,061     $145,975     $131,632       $127,224       $110,062       $111,321
Commercial firm                                47,558       50,838       46,022         44,316         37,538         37,080
Industrial firm                                18,190       21,339       19,180         17,696         15,557         15,527
----------------------------------------------------------------------------------------------------------------------------
Total firm revenue                           $200,809     $218,152     $196,834       $189,236       $163,157       $163,928
----------------------------------------------------------------------------------------------------------------------------
Interruptible, transportation and
  special contract                           $ 29,576     $ 21,127     $ 14,697       $ 12,478       $ 14,814       $  9,103
Other                                           1,708        1,594        1,231          1,297          1,201          1,028
----------------------------------------------------------------------------------------------------------------------------
Total operating revenues                     $232,093     $240,873     $212,762       $203,011       $179,172       $174,059
----------------------------------------------------------------------------------------------------------------------------

Margin by Customer Class (b)
----------------------------------------------------------------------------------------------------------------------------
Residential                                  $ 72,480     $ 71,643     $ 63,391       $ 62,449       $ 57,153       $ 57,913
Commercial firm                                20,005       19,315       17,265         16,946         15,446         15,102
Industrial firm                                 6,507        6,688        6,111          5,794          5,491          5,379
----------------------------------------------------------------------------------------------------------------------------
Total firm margin                            $ 98,992     $ 97,646     $ 86,767       $ 85,189       $ 78,090       $ 78,394
----------------------------------------------------------------------------------------------------------------------------
Interruptible, transportation and
  special contract                           $  5,755     $  4,258     $  2,427       $  3,666       $  5,302       $  3,383
----------------------------------------------------------------------------------------------------------------------------
Total margins                                $104,747     $101,904     $ 89,194       $ 88,855       $ 83,392       $ 81,777
----------------------------------------------------------------------------------------------------------------------------

Table 4
Sources of Gas Supply in MMcf*
----------------------------------------------------------------------------------------------------------------------------
  Tennessee Gas Pipeline                           (2)          24           --          1,873          2,249          4,546
  Algonquin Gas Transmission                       (7)          53          229          2,521          5,476          7,518
  Texas Eastern                                    --           --          372          1,539          1,649             --
  SCG Gas Quest                                    --           --           --             --             --            111
  Distrigas                                       433        1,287          761          1,472          1,435          2,602
  Producers/Marketers                          20,155       17,213       14,958         13,750         11,505          8,394
  Alberta Northeast                            12,573       12,631       12,446          4,863             --             --
----------------------------------------------------------------------------------------------------------------------------
Total                                          33,152       31,208       28,766         26,018         22,314         23,171
----------------------------------------------------------------------------------------------------------------------------
Additional storage supply:
  LNG                                              58           86           12            269              2            (22)
  Pipeline (c)                                    172         (388)      (1,362)        (1,345)            --             (6)
  Propane                                          --           --           33             --              2            113
----------------------------------------------------------------------------------------------------------------------------
Total additional supply                           230         (302)      (1,317)        (1,076)             4             85
----------------------------------------------------------------------------------------------------------------------------
Total supply                                   33,382       30,906       27,449         24,942         22,318         23,256
----------------------------------------------------------------------------------------------------------------------------

Table 5
Gas Throughput in MMcf (d)
----------------------------------------------------------------------------------------------------------------------------
Sales:
  Residential                                  12,280       14,038       13,635         13,233         11,790         12,957
  Commercial firm                               5,402        5,902        5,786          5,583          4,935          5,269
  Industrial firm                               2,336        2,787        2,673          2,476          2,287          2,478
  Interruptible, transportation and
  special contract (e)(f)                      29,680       10,509        6,296          7,992          8,784          6,668
Other uses (g)                                  1,030        1,066          712            517            521            572
----------------------------------------------------------------------------------------------------------------------------
Total requirements                             50,728       34,302       29,102         29,801         28,317         27,944
----------------------------------------------------------------------------------------------------------------------------
Peak day delivery in Mcf                      253,999      227,477      203,557        182,688        189,192        177,616
----------------------------------------------------------------------------------------------------------------------------
Degree days -- actual                           4,970        5,750        5,467          5,354          4,654          5,523
Degree days as percentage of 'normal'              90%         104%          99%            97%            85%           100%
----------------------------------------------------------------------------------------------------------------------------

(a) Before nonrecurring credit in 1990.

(b) Margin in this table is calculated as revenue minus purchased gas costs and gross earnings tax.

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

(f) Transportation volumes represent customer-owned gas transported directly to end users, which includes volumes under a special contract for transportation to The Connecticut Light and Power Company's Devon generating station.

(g) Includes gas used by Southern and unaccounted for gas.

                                            Connecticut Energy Corporation  39

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

40  Connecticut Energy Corporation

Investment Information

NAIC Stock Selection Data

The National Association of Investors Corporation (NAIC) is an organization with over 250,000 members which provides investment education for the long-term, value-oriented investor in common stock. As a corporate member of NAIC, the following data is presented in NAIC's stock selection format. Historical balance sheet data can be found on pages 36 and 37 in the Eleven Year Financial Summary.

Connecticut Energy is also a participant in NAIC's "Low Cost Investment Plan" which encourages members to make regular contributions to dividend reinvestment and stock purchase plans such as ours.

                        Income-Revenue Data                                       Common Share Data
----------------------------------------------------------------------------------------------------------------------------------
                              Pretax       Federal
         Gross margin       (fed.) net     income   Net               Divi-    %    Yield         Price range         P-E ratio
         $       $ per      $       % of    tax    income    Earned   dend   Pay-   on avg.      $          $
Year    mil.    share(a)   mil.     g.m.   $ mil.   $ mil.     $        $     out    price       high       low      high     low
----------------------------------------------------------------------------------------------------------------------------------
1990    89.9     14.52     10.7     11.9     3.8      8.2(a)  1.33(a)  1.23     92     7.4     18 7/8     14 1/2     14.2     10.9
1991    92.4     14.11     13.3     14.4     4.3      9.0     1.38     1.24     90     7.4     19 3/8     14 1/4     14.0     10.3
1992    98.8     13.85     12.5     12.7     2.3     10.2     1.43     1.265    88     5.8     24 3/4     18 5/8     17.3     13.0
1993    99.7     13.52     14.6     14.6     3.5     11.1     1.50     1.28     85     5.5     26 1/2     20 1/8     17.7     13.4
1994   114.0     14.02     16.8     14.7     4.0     12.8     1.58     1.29     82     5.6     26         20         16.5     12.7
1995   116.5     13.28     20.0     17.1     5.9     14.1     1.60     1.30     81     6.4     22         18 1/2     13.8     11.6
5 Yr.
avg.   104.3     13.76     15.4     14.7     4.0     11.4     1.50     1.28     85     6.1     23 3/4     18 3/8     15.9     12.2
----------------------------------------------------------------------------------------------------------------------------------


                                                 Quarterly Financial Information
----------------------------------------------------------------------------------------------------------------------------------
Quarter         Gross margin $ mil.       Pretax (fed.) net income $ mil.      Earned per share $       Dividends paid per share $
ended         1995      1994      1993      1995       1994       1993       1995     1994     1993      1995      1994      1993
----------------------------------------------------------------------------------------------------------------------------------
12/31         32.2      30.1      29.4        7.2       7.2        8.1        .57      .67      .80      .325      .320      .320
 3/31         53.3      50.5      42.0       22.7      20.0       16.3       1.79     1.77     1.59      .325      .320      .320
 6/30(b)      19.1      20.1      16.5       (2.7)     (2.7)      (3.5)      (.23)    (.16)    (.31)     .325      .325      .320
 9/30(b)      11.9      13.3      11.8       (7.2)     (7.7)      (6.3)      (.52)    (.53)    (.57)     .325      .325      .320
----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------------------------------
                                                Market price $                                               Trading volume
Quarter                1995                           1994                          1993                      in thousands
ended        high      low       close      high      low      close      high      low        close     1995      1994      1993
----------------------------------------------------------------------------------------------------------------------------------
12/31        22        18 5/8    19 1/2     26        23       24 7/8     23 1/2    20 1/8     23       330.0     266.3     282.8
 3/31        20 1/4    18 1/2    19 1/8     25        20       21 1/4     25 3/8    22 1/2     25 1/8   264.3     508.7     892.5
 6/30        20 5/8    18 5/8    19 5/8     22 1/2    20 1/4   20 1/4     26 1/2    24 5/8     25 1/8   336.2     336.3     289.4
 9/30        20 1/2    18 7/8    19 3/8     22 1/4    20 1/4   21 5/8     26        24 3/8     24 7/8   229.5     262.2     543.0
----------------------------------------------------------------------------------------------------------------------------------

(a) Includes the cumulative effect of accounting change in 1990.

(b) It is not unusual for a company primarily engaged in the distribution of natural gas to incur a loss in quarters ending in June and September.

                                           Connecticut Energy Corporation  41

Shareholder Information

Annual Meeting

The Annual Meeting of Shareholders will take place Tuesday, January 30, 1996 at 10 a.m. in the Trumbull Marriott Hotel, 180 Hawley Lane, Trumbull, Connecticut.

Transfer Agent

The First National Bank of Boston (Bank of Boston) is the Transfer Agent and Registrar for Connecticut Energy Corporation (CNE) common stock. No stock transfer or shareholder account activity takes place at the Connecticut Energy Corporation offices.

Dividends        --        Direct Deposit        --        Reinvestment

Dividends on common stock are declared quarterly by the Board of Directors and are usually paid on the last business day of each quarter.

Your dividends can be directly deposited to your checking or savings account. This not only gives you the availability of funds the same day they are paid, it eliminates the worry of lost, stolen or mail delayed checks.

The Dividend Reinvestment and Stock Purchase Plan provides shareholders with a convenient method of investing dividends and/or voluntary cash contributions in additional shares of the Company's stock without payment of any brokerage commission or service charge on purchases. Plan features include:

-- Cash contributions from $50 to $50,000 can be made and are invested monthly.

-- Bank draft authorization allows for automatic contributions to the Plan.

-- A "safekeeping" feature allows shareholders to have Bank of Boston hold their certificates.

-- Shareholders can establish or roll over Individual Retirement Accounts (IRA) through the Plan.



If you need

-- to change your account mailing address

-- to report a lost or stolen dividend check or stock certificate

-- information about your shareholder account

-- information about transferring shares

-- an authorization form to join our Dividend Reinvestment and Stock Purchase Plan

-- a form to initiate the direct deposit of dividends

Call Bank of Boston investor relations representatives toll free at:
                (800) 736-3001 or
                (800) 952-9245 TTY/TDD service for the hearing impaired

Or write Bank of Boston, Investor Relations, Mail Stop 45-02-09, P.O. Box 644, Boston, MA 02102-0644

42 Connecticut Energy Corporation


Shareholder Information (continued)

Quarterly Earnings Releases

Press releases are issued when the Company announces quarterly financial results. For the 1996 quarters, results should appear in the Wall Street Journal Digest of Earnings on or about January 31, April 24, July 24 and November 2.

Chairman's Update Letters

If your Connecticut Energy account is held in a brokerage account instead of your own name, we would like to send you a copy of the Chairman's Update which is enclosed with the dividend checks or dividend reinvestment statements of registered shareholders. Please call us at (800) 760-7776 and ask to be put on our mailing list for the Chairman's quarterly updates.

Form 10-K

To obtain a copy of Form 10-K or to request further financial information contact Judith Falango, Manager Investor and Shareholder Relations, at (800) 760-7776.

Gift Certificates

If you are transferring shares of stock from your Dividend Reinvestment and Stock Purchase Plan (Plan) account as a gift, we would be happy to supply you with a gift certificate. This allows the actual shares to remain in safe-keeping in a Plan account for the recipient. For further information call Connecticut Energy Corporation at (800) 760-7776. Allow two weeks for the transfer to occur.

Internet Home Page

Connecticut Energy Corporation has established a home page on the World Wide Web of the Internet. The following information, in addition to this annual report, is available through our home page:

        Forms 10-K and 10-Q
        Earnings news releases
        Chairman's update letters
        Dividend Reinvestment and Stock Purchase Plan Prospectus
        List of investment firms that follow Connecticut Energy

You may access our home page on InvestorsEdge at the address
(http://www.IRnet.com) by selecting "Corporate Profiles."

Connecticut Energy Corporation  43


Corporate Directory

Board of Directors

Connecticut Energy Corporation
and The Southern Connecticut
Gas Company


J.R. Crespo
        Chairman, President and Chief Executive
        Officer, Connecticut Energy Corporation and
        The Southern Connecticut Gas Company

Henry Chauncey, Jr.
        Lecturer and Head of Management Program,
        Department of Epidemiology and Public Health,
        Yale School of Medicine

James P. Comer, M.D.
        Maurice Falk Professor of Child Psychiatry, Yale
        Child Study Center and Associate Dean,
        Yale School of Medicine

Richard F. Freeman
        President and Chief Executive Officer,
        Greater Bridgeport Area Foundation

Richard M. Hoyt
        President and Chief Executive Officer,
        Chapin & Bangs Company

Paul H. Johnson
        President and Chief Executive Officer,
        Gaylord Hospital

Newman M. Marsilius III
        President and Chief Executive Officer,
        Producto-Moore Companies

Samuel M. Sugden
        Chairman,
        LeBoeuf, Lamb, Greene & MacRae L.L.P.

Christopher D. Turner
        Project Manager, Energy Sector
        Bechtel International Consulting Group

Helen B. Wasserman
        Member, Board of Governors for Higher
        Education, State of Connecticut




Independent Accountants
Coopers & Lybrand L.L.P.
1301 Avenue of the Americas
New York, NY 10019-6013

Officers



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

Thomas A. Trotta
        Executive Vice President and
        Chief Operating Officer

Carol A. Forest
        Vice President, Finance,
        Chief Financial Officer and Treasurer

J. Richard Tiano
        Vice President, General Counsel and
        Secretary




Labor Union Leadership
United Steel Workers of America
Local 12000

Gabriel Gambardella
        President

Francis J. O'Connor
        Vice President


Vincent L. Ammann, Jr.
        Group Vice President

Peter D. Loomis
        Group Vice President,
        Customer and Operating Services

Salvatore A. Ardigliano
        Vice President, Marketing
        and Gas Supply Services

Frank L. Esposito
        Vice President, Human Resources

James P. Healy
        Vice President, Energy Services Planning

Ernest W. Karkut
        Vice President, Purchasing and Plant Services

Larry S. McGaughy
        Vice President, Corporate Engineering and
        Special Projects

Phyllis A. O'Brien
        Vice President, Accounting and
        Regulatory Services

Patricia A. Younger
        Vice President, Customer Relations



[RECYCLE LOGO]

Continuing our commitment and concern for the environment as an integral part of our business responsibility, this entire document was printed on recycled paper containing 50% recovered fiber.

44 Connecticut Energy Corporation


[LOGO] Connecticut Energy Corporation

855 Main Street
Bridgeport
Connecticut 06604