Form 10-K, Exhibit 13
period 1996-09-30
CONNECTICUT ENERGY CORP
filed 1996-12-06
CIK 310103

-------------------------------------------------------------------------------
                                                             Connecticut Energy
                                                                    Corporation
                                                             1996 Annual Report

Southern Connecticut Gas
Service First!

CNE Energy Services Group, Inc.

CNE Development Corporation

CNE Venture-Tech, Inc.



                                                    ...into the next millennium

                               Business Profile

    Connecticut Energy Corporation is a holding company primarily engaged in the retail distribution of natural gas through its wholly-owned subsidiary,
             The Southern Connecticut Gas Company, which delivers
          natural gas in 22 Connecticut communities to over 156,000
        customers. The Company also has three nonutility subsidiaries:
 CNE Energy Services Group, Inc. provides an array of energy commodities and services to commercial and industrial customers throughout New England;
          CNE Development Corporation participates in a natural gas purchasing cooperative; and CNE Venture-Tech, Inc. participates in ventures providing information technology to utility companies.


                             Corporate Structure

-------------------------------------------------------------------------------
                                 Connecticut
                                    Energy
                                 Corporation
                                      -
                                      -
-------------------------------------------------------------------------------
      -                     -                    -                   -
      -                     -                    -                   -
     CNE              The Southern              CNE                 CNE
Energy Serives       Connecticut Gas        Venture-Tech,        Development
 Group, Inc.           Company                  Inc.             Corporation
      -                                                              -
      ----------------------                                         -
                           -                                         -
       --------------------------------------------                  -
       -                   -                      -                  -
       -                   -                      -                  -
  Total/Louis          Operating &                                East Coast
   Dreyfus             Maintenance          Total Peaking        Natural Gas
Energy Services,        Services           Services, L.L.C.      Cooperative,
    L.L.C.                                                          L.L.C.
-------------------------------------------------------------------------------

Highlights

Years ended September 30,                          1996      1995      % Change
-------------------------------------------------------------------------------
FINANCIAL (dollars in thousands, except per share)
-------------------------------------------------------------------------------
Operating revenues                             $261,093  $232,093          12.5
Gross margin                                    119,465   116,510           2.5
Net income                                       15,165    14,060           7.9
Net income per share                               1.70      1.60           6.2
Dividends paid per share                           1.31      1.30           0.8
Total assets                                    399,228   370,088           7.9
Common shareholders' equity                     137,961   131,561           4.9
Long-term debt                                  138,727   119,322          16.3
Return on average common equity (%)               10.87     10.52           3.3
-------------------------------------------------------------------------------
OTHER
-------------------------------------------------------------------------------
Weighted average common shares outstanding    8,924,299 8,773,878           1.7
Shares outstanding at year end                9,012,267 8,865,210           1.7
Shareholders of record                           11,274    11,688          (3.5)
Shareholders in dividend reinvestment plan        6,110     6,683          (8.6)
Institutional ownership (shares)              1,821,000 1,860,000          (2.1)
Average number of customers                     156,085   154,216           1.2
-------------------------------------------------------------------------------

Dividends

Connecticut Energy, through its predecessor companies, has paid cash dividends on its common stock since 1850, the longest consecutive dividend pay ment record of any nonfinancial company listed on the New York Stock
Exchange. In September 1996, the Company paid its 347th consecutive quarterly dividend. The dividend has increased in nineteen of the last twenty years.

Stock Listing Information

Connecticut Energy's common stock is listed on the New York Stock Exchange under the ticker symbol "CNE." Quotes may be obtained in daily newspapers where it is listed under "ConnEn" in the New York Stock Exchange composite table. Investment and Shareholder Information is on pages 39, 40 and 41.


                      Net
                    Income
             (dollars in millions)
    '91     '92    '93    '94    '95    '96
    9.0     10.2   11.1   12.8   14.1   15.2

Earnings
(dollars per share)
    '91     '92    '93    '94    '95    '96
    1.38    1.43   1.50   1.58   1.60   1.70

[photo of chairman]

To Our
Shareholders:


            Fiscal 1996 was truly a watershed year for Connecticut Energy Corporation. At this time last year, I provided you with a preview of the numerous new opportunities available to us in an increasingly deregulated environment, and I outlined our plans to capitalize on them. It is my privilege now to report on our success in executing these plans and to share the impressive results we achieved for you in 1996. I am pleased to describe the many exciting changes we have made and the strategic joint ventures we have formed, all of which have been built upon our successful planning efforts in this and prior years.


CONTINUED EARNINGS GROWTH

            Our first responsibility to you rests with our commitment to continued long-term earnings growth. I am pleased to report that, once again, we have achieved record earnings. Earnings for fiscal 1996 grew to $1.70 per share from $1.60 per share last year, an increase of six percent. Fiscal 1996 marks the seventh consecutive year in which we have succeeded in achieving growth in annual earnings per share. This is an extraordinary record, and one which is unmatched by any other natural gas distribution company in the United States. Net income reached a record level of $15,165,000, an increase of nearly eight percent over the $14,060,000 earned last year. As a demonstration of our confidence in continuing to meet our earnings growth objectives in the future, we have also increased your annual indicated dividend to $1.32 per share while continuing to reduce our dividend payout ratio to 77 percent in fiscal 1996. Our current payout ratio is over seventeen percent lower than it was seven years ago, making our target payout ratio of 75 percent now clearly within reach.

CORE UTILITY BUSINESS

            Margins from our utility business, The Southern Connecticut Gas Company (Southern), have been and will remain the anchor of our earnings for the near future. Southern continues to add customers in its core firm markets by concentrating efforts along its existing distribution system, as well as in non-core markets, which are beginning to play a more important role in its revenue mix. Southern's on-system gas deliveries reached an all time high of
31.5 billion cubic feet (Bcf), including record firm deliveries of 22.8 Bcf. Gross margins grew to a new high of $119,465,000, and operations and maintenance expenses decreased by over two percent from the prior year. Southern has succeeded in lowering its operations and maintenance expense as a percentage of margins to 43 percent, an achievement which sets us apart from the rest of the industry. This was accomplished while continuing to improve customer service. Additionally, the Connecticut Department of Public Utility Control (DPUC) has recognized Southern for having the best customer service record of the state's three natural gas distribution companies for the third consecutive year.


COMPETITIVE ENERGY
MARKETPLACE
           Our plans are securely in place as the regulated utility environment transforms itself into a competitive energy marketplace where traditional boundaries are evaporating. In response to these changes, we have expanded the two unregulated subsidiaries we added to our business structure last year, and we have developed a third unregulated subsidiary. These unregulated initiatives are directly related to our core business, and they leverage our years of solid experience with the unique expertise of the nationally renowned partners we have chosen for joint ventures. Our unregulated subsidiaries, through which we will be able to capture new markets within and outside of Southern's service area, will be our engines for growth as we approach the 21st century.

            CNE Development Corporation, our first unregulated subsidiary, was initially formed as an equity partner in the East Coast Natural Gas Cooperative (Co-op) to purchase large volume supplies and thus, lower gas costs for our customers. The Co-op expanded this venture by forming an agreement with Tejas Power to offer storage utilization service and unbundled sales.

            CNE Energy Services Group, Inc. (CNE Energy) has established strategic alliances and joint ventures with nationally recognized leaders in the energy market. A joint venture with Louis Dreyfus Energy, an international energy commodities trader and price risk manager, has quickly developed an impressive commercial and industrial customer base throughout New England. This partnership has also established strategic marketing alliances with distribution companies in New Hampshire, Rhode Island and Massachusetts to provide an entry into those commercial and industrial markets. Our approach of forming strategic alliances has given Connecticut Energy an early start in establishing a strong market presence in New England as unbundling evolves.

            Another critical joint venture involving CNE Energy will transform our liquefied natural gas (LNG)facility into an interstate peaking "hub." This venture, called Total Peaking Services (TPS), has been formed with PanEnergy Corporation, one of the country's largest natural gas producers, transporters and marketers. Once again, we have drawn on our reputation and our knowledge of the New England markets and combined these with PanEnergy's expertise in storage and marketing. Once final regulatory approvals are complete, we expect that this joint venture will begin contributing to earnings in fiscal 1997.

            Our third unregulated subsidiary, CNE Venture-Tech, Inc., will involve partnerships with companies which have developed information technology systems that are used to help utilities operate in a more efficient way. Although over the near term, the growth in Connecticut Energy's unregulated ventures will come from CNE Energy's joint ventures, over the longer term, information systems and other technology ventures could produce even greater growth opportunities than energy marketing. Information technology business alliances will become an important vehicle to differentiate Connecticut Energy from its competitors.

A STRONG FOUNDATION; A BRIGHT FUTURE

            We can attribute our success to the strong foundation of industry experience we have built over the years and to a dedicated Board of Directors and workforce. Our Board of Directors has provided their guidance and expertise, and I want to express my appreciation for their ongoing support for our initiatives.


            I would also like to compliment all of our employees for their high level of commitment and teamwork, which have allowed us to work more efficiently than we did just a few years ago. Contributing to those efforts, our labor union negotiated a new five year contract in March which included changes in work practices that allow more operational flexibility. I would like to take this opportunity to also thank Frank L. Esposito, Vice President, Human Resources, who recently retired after 46 years of dedicated service. His experience in labor relations and valued counsel have played a key role in our success.

            In order to succeed in the new energy world, we must move forward with a clear sense of vision, focusing on those efforts that will enable us to expand our business and add value to our shareholders and customers. Our dynamic new marketplace offers us a unique opportunity to embrace competition and prosper in areas which were previously beyond our reach. We made enlightened decisions and took aggressive actions in 1996 to respond to these changes, establishing strategic new ventures related to energy products and services and information technology applications. We have firmly put the building blocks in place to guide Connecticut Energy into the next millennium. Our achievements last year are yet another milepost along the continuous road to success. Our search for excellence and success will always be an endless journey!


/s/ J. R. Crespo
----------------
J. R. Crespo
Chairman, President and
Chief Executive Officer

Southern
Connecticut
Gas

Service First!

We have continued to expand our customer base by concentrating on heating conversions, especially along our existing distribution system in the residential market. We are also working with our trade allies, vendors and architects to expand our commercial and industrial business to increase the efficiency of the system we currently have in place.

CHANGES LEADING TO 1997

        Although the deregulation of the natural gas industry began on a federal level in the 1980s, it was only in this past year that a landmark regulatory Decision on unbundling initiated gas deregulation at the state level. The Connecticut DPUC accepted Southern's recommendation that unbundled service be made available to all commercial and industrial customers, both firm and interruptible. As of April 1, 1996, those customers have had the option to buy gas from Southern or any other supplier. A critical component of this proceeding was DPUC approval of firm transportation rates that are margin neutral; that is, Southern receives the same margins from firm transportation service as it does from firm sales, so earnings will not be negatively impacted if customers switch to firm transportation and buy their gas from other suppliers.

IMPLICATIONS OF
DEREGULATION
FOR OUR CUSTOMERS

        In Connecticut, firm transportation is currently available for commercial and industrial customers only. However, we are preparing for the time when all customers will have the ability to choose their gas suppliers. We will be ready to meet their needs as a merchant or a distributor.

        In an environment where customer choice is available, providing excellent customer service will remain one of Southern's main priorities. We are proud of the fact that for three years in a row the "scorecard" released by the DPUC has rated Southern's overall quality of service the best among Connecticut's three gas distribution companies.

IMPLICATIONS OF
DEREGULATION FOR
GAS SUPPLY PLANNING

        Just a few years ago, Southern restructured its supply contracts with pipelines during the first wave of federal deregulation. With non-core customers now playing a larger role in our revenue mix and with firm customers purchasing supplies from other sources, our role as a gas merchant may begin to diminish. Our supply contracts going forward will become more flexible and reflect lower contracted volumes, and our risks and obligations during peak demand periods will also be reduced.


        This period of "decontracting" has allowed Southern to craft an agreement to sublease its LNG facility to our unregulated subsidiary which will develop it as a storage hub. This not only allows revenue producing utilization of and profit from this facility, it also reduces operating costs for Southern and its customers.


IMPLICATIONS OF
DEREGULATION FOR THE COMMUNITIES WE SERVE

        Our distribution system operates in a 22 town service area. Although our newer subsidiaries are dealing with customers in many other states, Southern's focus will remain on its service territory.

        During the second half of 1996, the DPUC approved an innovative proposal we submitted to help Bridgeport's economic and community development initiatives and to assist Southern's hardship customers to pay their bills. Over a three year period, the DPUC is allowing Southern to redirect interruptible margins which are normally shared with firm customers. This innovative public/ private partnership, which the DPUC applauded, will help our community, our customers and our shareholders.



      Customers Served Per Employee
        267      290       307
        '94      '95       '96

CNE Energy Services Group, Inc.

"Deregulation of energy markets brings about new opportunities to meet the needs of new customers. The CNE Energy Services Group of companies are well positioned to give us a significant competitive advantage in the New England energy marketplace."

/s/ Larry S. McGaughy
---------------------
Larry S. McGaughy
President

        As our core business changes, Connecticut Energy's other businesses are expected to grow rapidly with the opportunity to market energy supplies and related services beyond our traditional service area. CNE Energy Services Group, Inc. expects to become a major regional marketer of gas supplies, oil, and eventually electricity, through marketing alliances with nationally recognized energy companies.

STRATEGIC ALLIANCES

        CNE Energy has formed two significant strategic alliances. The first is a joint venture with Louis Dreyfus Energy which combines Connecticut Energy's unique knowledge of regional energy markets with our partner's strength in energy commodity procurement, delivery and price risk management.

        In May, the joint venture established marketing alliances with gas distribution companies located in New Hampshire and Rhode Island, which provide access to additional customers extending into Massachusetts and Maine. These alliances allow an introduction for CNE Energy to the commercial and industrial customer base of these distribution companies, which do not have unregulated marketing subsidiaries.


A TOTAL PACKAGE

        Other strategic alliances with engineering and mechanical contracting firms have enabled us to provide maintenance services in addition to energy supply contracts. Being able to go beyond energy commodities to offer total energy related services will be an important aspect in growing and retaining customers in an unregulated energy marketplace.

        CNE Energy has made outstanding progress in its first full year of operation, especially considering that gas deregulation only began in Connecticut on April 1, 1996. Our joint venture has contracted with over 300 metered commercial and industrial accounts, including the municipal accounts of the city of New Haven and 61 Stop & Shop stores located throughout our state. In the future, the potential electric loads for regional chain customers like Stop & Shop are huge as we move forward into electric deregulation.

TOTAL PEAKING SERVICES

        The second joint venture formed by CNE Energy was with PanEnergy Corporation, one of the leading energy companies in the country. The venture, Total Peaking Services, L.L.C. (TPS), will create an interstate winter peaking services "marketing hub" using our LNG facility and our distribution system's interconnections with three major interstate pipelines. Formation of this venture requires both federal and state approval.

        A major hurdle was passed this August when we secured Connecticut regulatory approvals to move the LNG facility out of the regulated utility and into the unregulated joint venture. The successful outcome of this docket was a critical step in making the TPS joint venture a reality.

        Securing federal regulatory approval is the last requirement before the venture can commence operation. As we await final Federal Energy Regulatory Commission (FERC) approval, we are actively pursuing the market for peaking service sales for the upcoming winter. Bids have been submitted to the East Coast Natural Gas Cooperative as a group, and the members have been contacted individually for peaking sales this winter.

        We hope to have FERC approval in the first quarter of fiscal 1997, and it is our goal to have TPS operational by January 1. In addition to producing new revenue, this joint venture will continue to provide peaking services to our utility customers and produce savings for Southern, since Southern will be reimbursed for operating the plant.




    CNE Energy now has the ability to offer equipment replacement, parts, materials and contracted maintenance services in addition to energy commodities.

-----------------------------------------------------------------------------

* Total Peaking Services will create an interstate winter peaking services "marketing hub" using our LNG facility.

CNE
Development
Corporation


"In this deregulated environment, our company can provide a total, competitively-priced package of energy services tailored to each client's needs, and to the extent that this lowers the cost of doing business here, we will contribute to a stronger economy in the region."

/s/ Thomas A. Trotta
--------------------
Thomas A. Trotta
President



        Since its formation last year, CNE Development Corporation has been a partner in the East Coast Natural Gas Cooperative, L.L.C., a group of seven natural gas distribution companies that collectively serves over three million customers and purchases large volume supplies at a discount. The Co-op entered into an agreement with Tejas Power in April of this year to offer storage utilization service and unbundled sales to further profit from its pooled resources. By optimizing the members' assets in combination with Tejas' storage, members of the Co-op will realize significantly lower delivered gas costs.

        We are in the preliminary stages of a joint venture which represents an exciting opportunity in the natural gas vehicle market. We recently signed a memorandum of understanding to convert 120 vehicles which will be used as transportation from Connecticut cities to airports in Connecticut, New York City and New Jersey. The agreement calls for the natural gas equivalent of 500,000 gallons of gasoline to be used in the first year increasing to the equivalent of 800,000 gallons in years two, three, four and five. We are currently in the process of negotiating and preparing final agreements and, barring unforseen circumstances, we should have an operational facility by mid-1997. This will be the first airport transportation service in the Northeast to convert its fleet to natural gas.




As a member of the East Coast Natural Gas Cooperative, CNE Development Corporation has the purchasing power of over three million customers behind it.

-----------------------------------------------------------------------------

                                                        CNE Venture-Tech, Inc.


        Although over the near term the growth in Connecticut Energy's unregulated ventures will come from CNE Energy's joint ventures, over the longer term, information systems and other technology ventures could produce even greater growth opportunities than energy marketing. We expect utilities will continue the recent trend of relying on technology to improve operational efficiencies, enhance customer service and address the demands of a changing environment. The level of special skills required to develop and implement these solutions has fueled the growth of technology companies focused on utility applications. Consequently, prospects from technology alliances will become an important vehicle to differentiate Connecticut Energy from other energy companies.

        During 1996, we completed our first Connecticut Energy five year Strategic Plan at the holding company level which included a significant role for a technology business in our vision for the future. We took our first steps in that direction by creating a new unregulated subsidiary, CNE Venture-Tech, Inc., to invest in technology opportunities related to the utility industry.


CNE Venture-Tech will focus on making investments in successful technology companies and participating in new ventures with technology partners serving the utility industry. We believe we can capitalize on our knowledge of the industry, our physical location, our contacts on the East Coast and our business development skills to build a successful network of technology companies that will add value to Connecticut Energy shareholders.



"CNE Venture-Tech will partner with those companies that share our vision of technology for utilities -- to unlock the power of data delivered where and when it has the greatest value."

/s/ Vincent L. Ammann, Jr.
--------------------------
Vincent L. Ammann, Jr.
Senior Vice President


The trend in utilities is to continue relying on technology to improve operational efficiencies, enhance customer service and address the demands of a changing environment.
------------------------------------------------------------------------------

                         Financial Table of Contents

Management's Discussion and Analysis of
  Financial Condition and Results of Operations . . . . . . . . . . . . . 11
Consolidated Statements of Income . . . . . . . . . . . . . . . . . . . . 18
Consolidated Balance Sheets . . . . . . . . . . . . . . . . . . . . . . . 19
Consolidated Statements of Changes in
  Common Shareholders' Equity . . . . . . . . . . . . . . . . . . . . . . 20
Consolidated Statements of Cash Flows . . . . . . . . . . . . . . . . . . 21
Notes to Consolidated Financial Statements . . . . . . . . . . . . . . .  22
Management Responsibility for Financial Statements . . . . . . . . . . .  32
Report of Independent Accountants . . . . . . . . . . . . . . . . . . . . 33
Eleven Year Financial Summary . . . . . . . . . . . . . . . . . . . . . . 34
Operating Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
Glossary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
Investment Information . . . . . . . . . . . . . . . . . . . . . . . . .  39
Obtaining Shareholder Account Information . . . . . . . . . . . . . . . . 40
Obtaining Company Information . . . . . . . . . . . . . . . . . . . . . . 41
Corporate Directory . . . . . . . . . . . . . . . . . . . . . . . . . . . 42

                         Management's Discussion and
                     Analysis of Financial Condition and
                            Results of Operations

Results of Operations

NET INCOME

Connecticut Energy Corporation's ("Connecticut Energy" or "Company") consolidated net income for the fiscal years ended September 30 is detailed below:

(in thousands, except per share)            1996           1995           1994
------------------------------------------------------------------------------
Net Income                               $15,165        $14,060        $12,843
------------------------------------------------------------------------------
Net income per share                       $1.70          $1.60          $1.58
------------------------------------------------------------------------------
Weighted average shares outstanding        8,924          8,774          8,134
------------------------------------------------------------------------------

Net income for 1996 was a record for the Company and increased approximately 8% compared to 1995. Factors affecting the improved results for 1996 were increased firm margins earned by the Company's principal subsidiary, The Southern Connecticut Gas Company ("Southern"), due to higher usage per customer, customer growth and conversions of nonheating customers to heating customers as well as lower operations expense. Partially offsetting the benefits of increased margins and lower operations expense were higher costs for depreciation, taxes and interest.

Net income for 1995 increased approximately 9% compared to 1994. Factors affecting the improved results for 1995 were additional interruptible and off-system margins earned and retained by Southern, a 6.6% rate increase implemented by Southern in December 1993, the continued conversion of residential nonheating customers to heating customers and lower operations and maintenance expenses.

TOTAL SALES AND TRANSPORTATION VOLUMES

Southern's total volumes of gas sold and transported were 40,055 MMcf in 1996, which was a 19% decrease from 1995. The 1996 level was lower principally because of reductions in interruptible and off-system sales and transportation volumes due to the colder weather as well as the competitive price of certain alternate fuels. Partially offsetting these decreases were increases in firm sales and transportation volumes.

Throughput in 1995 was 50% higher than in 1994 principally due to increases in interruptible sales, transportation volumes in accordance with a special contract for The Connecticut Light and Power Company's ("CL&P") Devon generating station which began in July 1994 and off-system sales.

FIRM SALES AND TRANSPORTATION VOLUMES

Firm sales and transportation volumes for 1996 were a record and were approximately 14% higher compared to 1995. This increase was principally due to weather that was approximately 17% colder than 1995, which contributed to higher usage per firm customer. Growth in Southern's firm customer base and the conversion of nonheating customers to heating customers also contributed to the increase in firm sales volumes. Additionally, service under Southern's firm transportation tariffs commenced during the third quarter of fiscal 1996. See section entitled "Rate Matters" for additional information regarding Southern's firm transportation tariffs.

Firm sales volumes were approximately 12% lower in 1995 compared to 1994. This decrease was primarily attributable to weather that was approximately 14% warmer than 1994 and, to a lesser extent, customer switching between firm and interruptible rate classes and slightly lower usage per customer. This decrease was partially offset by new customer additions and the continued conversion of nonheating customers to heating customers.


                                            Connecticut Energy Corporation  11

INTERRUPTIBLE SALES AND TRANSPORTATION VOLUMES

Margins earned on volumes delivered to interruptible customers vary depending upon the relationship of the market price for alternate fuels to the cost of natural gas and related transportation. Additionally, margins earned, net of gross earnings tax, from interruptible services in excess of an annual target were allocated through a margin sharing mechanism between firm customers and Southern.

Beginning June 1, 1996, excess on-system margins earned that would have been returned to firm customers have been redirected, with Connecticut Department of Public Utility Control ("DPUC") approval, to fund certain economic development and hardship assistance programs. See section entitled "Rate Matters" for additional information regarding this DPUC Decision.

The chart below depicts volumes of gas sold to and transported for interruptible customers, off-system sales volumes and off-system transportation volumes under the special contract with CL&P as well as gross margins earned and retained due to the margin sharing mechanism on these services for the fiscal years ended September 30:

(in thousands)                                 1996         1995         1994
------------------------------------------------------------------------------
Gross margin earned                         $12,674      $13,702       $7,421
------------------------------------------------------------------------------
Gross margin retained                       $ 7,643      $ 7,390       $5,346
------------------------------------------------------------------------------
Volumes sold and transported (MMcf)          17,211       29,680       10,509
------------------------------------------------------------------------------

Margins retained by Southern were higher for 1996 compared to 1995 principally due to the absence of allocating margins earned to recover previously deferred transition costs.

Margins earned and retained by Southern were higher for 1995 compared to 1994. The increase in margins retained for 1995 was principally attributable to higher levels of interruptible sales due to warmer winter weather and competitive gas prices as well as Southern's ability to share margins earned from selling and transporting gas off-system pursuant to the DPUC's Decision regarding the implementation of Federal Energy Regulatory Commission's ("FERC") Order No. 636.

GROSS MARGIN
The Company's gross margin increased by approximately 3% for 1996 compared to 1995. This increase was principally attributed to higher margins earned from firm sales and services and higher margins retained from interruptible sales and services.

Southern's firm rates include a Weather Normalization Adjustment clause ("WNA") which allows Southern to charge or credit the non-gas portion of its firm rates to reflect deviations from normal weather. Because weather during 1996 was approximately 4% colder than normal, the operation of the WNA returned approximately $2,771,000 to firm customers.

Gross margin increased by approximately 2% for 1995 compared to 1994. This increase was principally attributed to higher margins earned and retained from interruptible services. Additionally, gross margin for 1995 was affected by the collection of approximately $6,853,000 from firm customers through the operation of the WNA. The WNA collections helped offset the effects of lower firm sales volumes resulting from weather that was approximately 10% warmer than normal during 1995.

Southern's firm rates also include a Purchased Gas Adjustment clause ("PGA") which allows Southern to flow through to its customers, through periodic adjustments to amounts billed, increased or decreased costs incurred for purchased gas compared to base rate levels without affecting gross margin. Adjustments related to Southern's PGA increased revenues and gas costs for 1996 and 1994 by approximately $6,717,000 and $6,885,000, respectively, and decreased revenues and gas costs for 1995 by approximately $3,756,000.


12  Connecticut Energy Corporation

OPERATIONS EXPENSE
Operations expense was approximately 3% lower in 1996 compared to 1995. This decrease was principally due to lower costs for labor, increased rates for service on customer premises and lower pension and postretirement health care costs. Partially offsetting these positive effects on operations expense was an increase in regulatory commission expense.

Operations expense was approximately 2% lower in 1995 compared to 1994. This decrease was principally due to lower costs for labor, conservation programs, pensions, employee health insurance and other general and administrative expenses. This decrease was partially offset by a higher expense for uncollectible accounts.

In December 1992, the DPUC allowed Southern to defer certain shortfalls in energy assistance funding from various state and federal agencies related to the 1991/92 and 1992/93 heating seasons. The DPUC's action positively impacted Southern's provision for uncollectible accounts for 1993. Southern has been allowed to recover these costs as well as deferred costs associated with Southern's certified hardship forgiveness program beginning January 1994 in accordance with the DPUC's 1993 rate Decision. Accordingly, included in operations expense for 1996, 1995 and 1994 were approximately $2,987,000, $2,987,000 and $1,726,000 related to these amortizations.

DEPRECIATION EXPENSE
Depreciation expense for Southern has increased in each of the last three years because of additions to plant in service.

FEDERAL AND STATE INCOME TAXES
The total provision for federal and state income taxes increased in 1996 by approximately 2% compared to 1995 primarily due to higher pre-tax income. Although pre-tax income was higher in fiscal 1996, the benefits related to the current deductibility of conservation program expenses, uncollectible accounts and various employee benefit plan contributions caused the effective tax rate to be slightly lower than in fiscal 1995.

The total provision for federal and state income taxes increased in 1995 by approximately 38% compared to 1994. This increase was primarily due to higher pre-tax income, coupled with a higher effective tax rate for 1995. Results for 1995 were also impacted by the flow-through tax effect of the amortization of previously deferred costs. Partially offsetting these increases in the tax provision for 1995 were benefits related to the current deductibility of conservation program expenses and certain postretirement health care and pension costs.

MUNICIPAL, GROSS EARNINGS AND OTHER TAXES
Municipal, gross earnings and other taxes increased approximately 10% in 1996 compared to 1995. This increase was principally due to a higher provision for property taxes, higher gross earnings taxes due to higher revenues and higher sales and use taxes.

Municipal, gross earnings and other taxes decreased approximately 6% in 1995 compared to 1994. This decrease was principally due to lower gross earnings taxes due to lower revenues, lower sales and use taxes and lower property tax expense primarily due to the successful litigation against the city of Bridgeport concerning taxes imposed on Southern's personal property.

INTEREST EXPENSE
Total interest expense increased approximately 5% in 1996 compared to 1995. Higher long-term debt costs for 1996 were associated with the issuance of $20,000,000 in secured Medium-Term Notes ("MTN") in August 1996. Additionally, interest costs associated with higher average short-term borrowings, deferred gas costs and the operation of the margin sharing mechanism contributed to this increase.



                                           Connecticut Energy Corporation  13

Total interest expense increased approximately 6% in 1995 compared to 1994. The increase was primarily due to higher weighted average short-term interest rates during 1995 and a higher interest expense related to average deferred gas costs and average margin sharing balances. Partially offsetting the increased short-term debt costs was a lower expense related to refunds owed to customers from interstate pipeline suppliers.

The Company strives to borrow short-term funds at the most competitive rates by utilizing commercial paper and bank borrowings at money market rates. Short-term interest rates averaged 5.81% in 1996 compared to 5.99% in 1995 and 3.74% in 1994.

INFLATION
Inflation as measured by the Consumer Price Index for all urban consumers was approximately 2.8%, 2.8% and 3.0% for 1996, 1995 and 1994, respectively. Operations and maintenance expenses increase as a result of inflation, as does depreciation expense due to higher replacement costs of plant and equipment. As a regulated utility, Southern's increases in expenses are generally recoverable from customers through rates approved by the DPUC. In management's opinion, inflation has not had a material impact on net income and the results of operations over the last three years.

RATE MATTERS
On August 21, 1996, the DPUC issued a final Decision in Docket No. 96-04-30, APPLICATION OF THE SOUTHERN CONNECTICUT GAS COMPANY TO DISPOSE OF A PORTION OF ITS PLANT AND EQUIPMENT. The DPUC approved certain proposals made by Southern regarding the operation of its liquefied natural gas ("LNG") tank and related facilities, which include the sublease of the LNG tank and related facilities from Southern to its nonregulated affiliate, CNE Energy Services Group, Inc. ("CNE Energy"), which would, in turn, sublease the LNG facility to Total Peaking Services, L.L.C. ("TPS"). The members of TPS are CNE Energy and PanEnergy Plus Milford Ventures Company, a wholly-owned subsidiary of EnergyPlus Ventures Company which, in turn, is a wholly-owned subsidiary of PanEnergy Corp.

Under an agreement with TPS, Southern will purchase peaking service at a pre-established price structure for five years. After that, Southern will have the right, but not the obligation, to continue purchasing peaking service from TPS at the then prevailing market prices. This arrangement will give Southern the benefit of available peaking service without the burden of supporting the entire cost of the LNG facilities. TPS will assume responsibility for paying the rent due under the LNG tank lease. Accordingly, Southern will benefit from revenues received from TPS and from reductions to be realized in carrying costs, depreciation expense, operations expense and gross earnings taxes.

Due to differences between the ratemaking recognition of such savings compared to the additional demand charges from the peaking services agreement, Southern provided a mitigation plan to delay including the demand charges in the PGA mechanism to better match the rate treatment of the costs and benefits of Southern's application.

While this transaction has been approved by the DPUC, it will also require approval by the FERC. The transaction will not be effective unless all necessary regulatory approvals are received on terms and conditions acceptable to the parties.

Pursuant to Southern's 1993 rate order, which incorporated the provisions of the previously approved PARTIAL SETTLEMENT OF CERTAIN ISSUES ("Partial Settlement"), a target margin, net of gross earnings tax, was established for on-system sales and transportation to Southern's interruptible customers. Margins earned in excess of this target were shared between customers and Southern on an 80%/20% split.



14  Connecticut Energy Corporation

In January 1996, Southern requested a reopening of the 1993 rate proceeding to propose a plan to redirect excess on-system margins to be returned to ratepayers for calendar years 1996, 1997 and 1998 to fund certain economic development initiatives in Bridgeport ("BEDI") and provide grants to customers to reduce Southern's current hardship assistance balances ("HAB"). Southern estimated that margins to be earned over the proposed three-year period would be approximately $14,000,000, which would be divided equally between BEDI and HAB.

Southern's proposal related to the BEDI included job training and services, certain loan subsidies and health promotion outreach services. Redirection of ratepayer margins for HAB would benefit Southern's hardship customers by reducing their accounts receivable arrearages and would benefit Southern by reducing its provision for uncollectibles for such accounts.

On April 26, 1996, the DPUC issued a final Decision regarding Southern's proposal. The DPUC effectively approved Southern's proposal with certain modifications in the direction of BEDI funding initiatives, the imposition of a cap of $6,000,000 per year of ratepayer margins to be split between BEDI and HAB and certain implementation and status reporting requirements.

On August 2, 1995, the DPUC issued a final Decision in Docket No. 94-11-12, DPUC REVIEW OF CONNECTICUT LOCAL DISTRIBUTION COMPANIES' COST OF SERVICE STUDY METHODOLOGIES. In this docket, the DPUC investigated the issues surrounding the development of firm transportation rates at the state level in response to FERC Order No. 636. Effective April 1, 1996, commercial and industrial gas customers in Connecticut can contract for their gas supplies from sources other than the local gas distribution companies ("LDC") and pay the LDCs only for the transportation of that gas through their distribution systems at DPUC approved rates. The new firm transportation rates are designed to provide Sout hern with the same margins provided by bundled services.

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

Liquidity and Capital Resources

OPERATING ACTIVITIES
The seasonal nature of Southern's business creates large short-term cash demands primarily to finance gas purchases, customer accounts receivable and certain tax payments. To provide these funds, as well as funds for its capital expenditure program and other corporate purposes, Connecticut Energy and Southern have committed lines of credit with a number of banks totaling $5,000,000 and $32,000,000, respectively. Additionally, uncommitted lines of credit exist with two banks totaling $18,000,000; and Southern has a revolving credit line agreement for up to $20,000,000 with one bank. This latter agreement has a revolving


                                           Connecticut Energy Corporation  15
credit feature through December 21, 1996, followed by a term loan period through December 21, 2000. At September 30, 1996, the Company had unused lines of credit of $55,800,000. Because of the availability of short-term credit and the ability to issue long-term debt and additional equity, management believes it has adequate financial flexibility to meet its anticipated cash needs.

Operating cash flows for 1996 compared to 1995 were negatively impacted by higher accounts receivable, inventory, prepaid pension, postretirement health care and deferred certified hardship customer arrearage balances as well as lower balances related to Southern's interruptible margin sharing mechanism. These items were partially offset by higher net income and higher accounts payable, accrued tax and refundable purchased gas cost balances.

Operating cash flows for 1995 were positively affected by higher net income, the receipt of approximately $8,689,000 in interstate pipeline refunds used to offset previously deferred transition costs, higher balances related to Southern's interruptible margin sharing mechanism and lower accounts receivable balances.

INVESTING ACTIVITIES
Capital expenditures approximated $25,200,000 in 1996, $27,600,000 in 1995 and $26,600,000 in 1994. Southern relies upon cash flows provided by operating activities to fund a portion of these expenditures, with the remainder funded by short-term borrowings and, at some later date, long-term debt and capital stock financings. Capital expenditures in 1997 will approximate $27,600,000. Approximately $23,600,000 of budgeted capital expenditures has been allocated to Southern, of which approximately 24% is earmarked for new business. The majority of Southern's remaining planned capital expenditures are to improve, protect and maintain its existing gas distribution system. Over the 1997-2001 period, it is estimated that total exp enditures for new plant and equipment will range between $110,000,000 and $130,000,000.

The Company, through its nonutility subsidiary, CNE Energy, funded a joint venture with Louis Dreyfus Energy Corp. in December 1995. The venture provides, among other things, natural gas, fuel oil and other energy products to customers located in New England as well as a full range of energy-related financial, operational and maintenance services to commercial, industrial and municipal customers located in the region.

In October 1996, the Company formed a new nonutility subsidiary, CNE Venture-Tech, Inc. ("CNE Venture-Tech"). CNE Venture-Tech is expected to participate or invest in information technology ventures including, but not limited to, providing related services. It is anticipated that CNE Venture-Tech will enter into strategic alliances with other vendors in the information technology business to provide services to utilities and other businesses.

FINANCING ACTIVITIES
Southern initiated an MTN program in fiscal 1996, which was approved by the DPUC. The program permits the issuance, from time to time, of up to $75,000,000 of secured MTNs over a four-year period in varying amounts and with varying terms. Proceeds from the sale of the MTNs will be used to reduce short-term borrowings incurred primarily in connection with Southern's capital expenditure program and for other general corporate purposes. On August 1, 1996, Southern made its first issuance and sale under the program of $20,000,000 in MTNs at a weighted average rate of 7.84%.

As of June 1996, the quarterly dividend paid per share on the Company's common stock was increased to $0.33 per share, or an annual indicated dividend rate of $1.32 per share.



16  Connecticut Energy Corporation

As of June 1994, the quarterly dividend paid per share on the Company's common stock was increased to $0.325 per share, or an annual indicated dividend rate of $1.30 per share.

In March 1994, the Company completed a public sale of 1,000,000 shares of common stock at a price of $20 1/8 per share and received net proceeds of $19,375,000. The proceeds were used for the repayment of short-term debt and for other general corporate purposes.

In December 1993, Southern redeemed all outstanding shares of its $100 par value 4 3/4% cumulative preferred stock. The redemption price was 100% of par value plus accrued dividends through December 30, 1993.

Financing plans for 1997 include a proposed sale to the public of approximately 1,000,000 shares of common stock during the latter part of fiscal 1997. The proceeds of this sale will be used for the repayment of short-term debt and for other general corporate purposes. The method, timing and amounts of any future financings by the Company or its subsidiaries will depend on a variety of factors, including capitalization ratios, coverage ratios, interest costs, the state of the capital markets and general economic conditions.

In response to the competitive forces and regulatory changes being faced by the Company, the Company has from time to time considered, and expects to continue to consider, various strategies designed to enhance its competitive position. These strategies may include business combinations with other compan ies as well as acquisitions of related or unrelated businesses. The Company may, from time to time, be engaged in preliminary discussions regarding one or more of these potential strategies. No assurances can be given as to whether any potential transaction of the type described may actually occur, or as to the ultimate effect thereof on the financial condition or competitive position of the Company.

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

Given the DEP's response, management cannot at this time predict the costs of any future site analysis and remediation, if any, nor can it estimate when any such costs, if any, would be incurred. While such future analytical and cleanup costs could possibly be significant, management believes, based upon the provisions of the Partial Settlement in Southern's latest rate order, that Southern will be able to recover these costs through its customer rates. Although the method, timing and extent of any recovery remain uncertain, management currently does not expect that the incurrence of such costs will materially adversely impact the Company's financial condition or results of operations.


                                           Connecticut Energy Corporation  17

                      Consolidated Statements of Income
                   (dollars in thousands, except per share)




Years Ended September 30,                1996           1995             1994
-----------------------------------------------------------------------------
OPERATING REVENUES                   $261,093       $232,093         $240,873
Purchased gas                         141,628        115,583          126,870
-----------------------------------------------------------------------------
Gross margin                          119,465        116,510          114,003
-----------------------------------------------------------------------------
OPERATING EXPENSES:
    Operations                        47,821          49,113           50,209
    Maintenance                        3,784           3,743            4,035
    Depreciation                      14,752          14,050           13,031
    Federal and state income taxes     7,606           7,436            5,402
    Municipal, gross earnings and
      other taxes                     16,838          15,282           16,314
-----------------------------------------------------------------------------
Total operating expenses              90,801          89,624           88,991
-----------------------------------------------------------------------------
Operating income                      28,664          26,886           25,012
-----------------------------------------------------------------------------
Other deductions, net                    546             519              586
-----------------------------------------------------------------------------
INTEREST EXPENSE AND PREFERRED
  STOCK DIVIDENDS:
    Interest on long-term debt and
      amortization of debt
      issue costs                     11,065          10,859           10,920
    Other interest, net and
      preferred stock dividends        1,888           1,448              663
-----------------------------------------------------------------------------
Total interest expense and
  preferred stock dividends           12,953          12,307           11,583
-----------------------------------------------------------------------------
NET INCOME                          $ 15,165       $  14,060        $  12,843
-----------------------------------------------------------------------------
Net income per share                $   1.70       $    1.60        $    1.58
-----------------------------------------------------------------------------
Dividends paid per share            $   1.31       $    1.30        $    1.29
-----------------------------------------------------------------------------
Weighted average common
  shares outstanding               8,924,299       8,773,878        8,134,021
-----------------------------------------------------------------------------

               See notes to consolidated financial statements.



18  Connecticut Energy Corporation

                         Consolidated Balance Sheets
                   (dollars in thousands, except per share)

As of September 30,                                                                                      1996              1995
-------------------------------------------------------------------------------------------------------------------------------
ASSETS
Utility Plant:
    Plant in service, at cost                                                                         $372,776         $350,715
    Construction work in progress                                                                        3,333            4,132
-------------------------------------------------------------------------------------------------------------------------------
Gross utility plant                                                                                    376,109          354,847
Less: accumulated depreciation                                                                         118,348          107,244
-------------------------------------------------------------------------------------------------------------------------------
Net utility plant                                                                                      257,761          247,603
Nonutility property, net                                                                                 2,804            2,541
-------------------------------------------------------------------------------------------------------------------------------
Net utility plant and other property                                                                   260,565          250,144
-------------------------------------------------------------------------------------------------------------------------------
CURRENT ASSETS:
    Cash and cash equivalents                                                                            5,121            4,635
    Accounts and notes receivable (less allowance for doubtful
      accounts of $2,742 in 1996 and $3,553 in 1995)                                                    30,873           23,456
    Accrued utility revenue, net                                                                         2,608            2,675
    Unrecovered purchased gas costs                                                                         --            2,972
    Inventories                                                                                         15,331           13,115
    Prepaid expenses                                                                                     1,841            2,247
-------------------------------------------------------------------------------------------------------------------------------
Total current assets                                                                                    55,774           49,100
-------------------------------------------------------------------------------------------------------------------------------
DEFERRED CHARGES AND OTHER ASSETS:
    Unamortized debt expenses                                                                            6,238            6,090
    Unrecovered deferred income taxes                                                                   41,435           37,717
    Other                                                                                               35,216           27,037
-------------------------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                                                                 82,889           70,844
-------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                          $399,228         $370,088
-------------------------------------------------------------------------------------------------------------------------------

CAPITALIZATION AND LIABILITIES
COMMON SHAREHOLDERS' EQUITY:
    Common stock -- par value $1 per share:
      authorized -- 20,000,000 shares;
      issued and outstanding -- 9,012,267 in 1996; 8,865,210 in 1995                                  $  9,012         $  8,865
    Capital in excess of par value                                                                      91,079           88,295
    Retained earnings                                                                                   37,870           34,401
-------------------------------------------------------------------------------------------------------------------------------
Total common shareholders' equity                                                                      137,961          131,561
-------------------------------------------------------------------------------------------------------------------------------
REDEEMABLE PREFERRED STOCK                                                                                  --               --
LONG-TERM DEBT                                                                                         138,727          119,322
-------------------------------------------------------------------------------------------------------------------------------
Total capitalization                                                                                   276,688          250,883
-------------------------------------------------------------------------------------------------------------------------------
CURRENT LIABILITIES:
    Short-term borrowings                                                                               19,200           24,200
    Current maturities of long-term debt                                                                   595              594
    Accounts payable                                                                                    14,250            9,586
    Federal, state and deferred income taxes                                                             2,424            2,525
    Property and other accrued taxes                                                                     5,555            4,877
    Interest payable                                                                                     3,569            3,311
    Customers' deposits                                                                                  1,826            1,843
    Refundable purchased gas costs                                                                         520               --
    Other                                                                                                3,747            4,281
-------------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                                               51,686           51,217
-------------------------------------------------------------------------------------------------------------------------------
DEFERRED CREDITS:
    Deferred income taxes                                                                               62,112           56,359
    Deferred investment tax credits                                                                      3,269            3,561
    Other                                                                                                5,473            8,068
-------------------------------------------------------------------------------------------------------------------------------
Total deferred credits                                                                                  70,854           67,988
-------------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies                                                                               --               --
-------------------------------------------------------------------------------------------------------------------------------
Total capitalization and liabilities                                                                  $399,228         $370,088
-------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.


                                            Connecticut Energy Corporation  19

      Consolidated Statements of Changes in Common Shareholders' Equity
                   (dollars in thousands, except per share)



                                                                                                      Adjustment
                                                      Common Stock          Capital                          for           Total
                                                -----------------------          in                      Minimum          Common
                                                   Number           Par   Excess of       Retained       Pension    Shareholders'
                                                of Shares         Value   Par Value       Earnings     Liability          Equity
--------------------------------------------------------------------------------------------------------------------------------
BALANCE AT OCTOBER 1, 1993                      7,488,467        $7,488     $62,808       $ 29,665        $(108)       $  99,853
Public offering                                 1,000,000         1,000      18,375             --           --           19,375
Issuance through dividend
    reinvestment plan                             211,799           212       4,082             --           --            4,294
Net income                                             --            --          --         12,843           --           12,843
Dividends paid on common stock
    ($1.29 per share)                                  --            --          --        (10,754)          --          (10,754)
Adjustment for minimum pension
    liability (net of income taxes)                    --            --          --             --          108              108
--------------------------------------------------------------------------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 1994                   8,700,266        $8,700     $85,265       $ 31,754           --         $125,719
Issuance through dividend
    reinvestment plan                             164,944           165       3,030             --           --            3,195
Net income                                             --            --          --         14,060           --           14,060
Dividends paid on common stock
    ($1.30 per share)                                  --            --          --        (11,413)          --          (11,413)
--------------------------------------------------------------------------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 1995                   8,865,210        $8,865     $88,295       $ 34,401           --         $131,561
Issuance through dividend
    reinvestment plan                             147,057           147       2,784             --           --            2,931
Net income                                             --            --          --         15,165           --           15,165
Dividends paid on common stock
    ($1.31 per share)                                  --            --          --        (11,696)          --          (11,696)
--------------------------------------------------------------------------------------------------------------------------------
BALANCE AT SEPTEMBER 30, 1996                   9,012,267        $9,012     $91,079       $ 37,870           --         $137,961
--------------------------------------------------------------------------------------------------------------------------------

               See notes to consolidated financial statements.



20  Connecticut Energy Corporation

                    Consolidated Statements of Cash Flows
                            (dollars in thousands)



Years Ended September 30,                                                              1996              1995             1994
--------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                                     $ 15,165          $ 14,060         $ 12,843
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH:
    Depreciation and amortization                                                    15,747            14,985           13,844
    Provision for losses on accounts receivable                                       6,549             6,548            6,962
(INCREASE) DECREASE IN ASSETS:
    Accounts and notes receivable                                                   (13,966)           (6,306)         (12,248)
    Accrued utility revenue, net                                                         67               (45)            (323)
    Unrecovered purchased gas costs                                                   2,972             1,551            1,452
    Inventories                                                                      (2,216)            1,563            1,634
    Prepaid expenses                                                                    140              (400)            (282)
    Unamortized debt expense                                                           (383)               (7)             (87)
    Deferred charges and other assets                                                (6,229)           (1,860)          (4,852)
INCREASE (DECREASE) IN LIABILITIES:
    Accounts payable                                                                  4,664            (1,300)          (1,661)
    Accrued taxes                                                                       577            (1,452)              47
    Refundable purchased gas costs                                                      520                --               --
    Other current liabilities                                                          (293)               82              597
    Deferred income taxes and investment tax credits                                  1,743             2,627            1,706
    Deferred credits and other liabilities                                           (2,635)            4,323              177
--------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                            22,422            34,369           19,809
--------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital expenditures                                                            (25,251)          (27,641)         (26,669)
    Contributions in aid of construction                                                 71                32               51
    Payments for retirement of utility plant                                           (487)             (390)            (779)
    Energy ventures                                                                  (1,910)               --               --
    Other                                                                                --                40               28
--------------------------------------------------------------------------------------------------------------------------------
Net cash used by investing activities                                               (27,577)          (27,959)         (27,369)
--------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Dividends paid on common stock                                                  (11,696)          (11,413)         (10,754)
    Issuance of common stock                                                          2,931             3,195           23,669
    Issuance of long-term debt                                                       20,000                --               --
    Repayments of long-term debt                                                       (594)             (594)            (594)
    Redemption of preferred stock                                                        --                --             (638)
    (Decrease) increase in short-term borrowings                                     (5,000)            5,400           (4,700)
--------------------------------------------------------------------------------------------------------------------------------
Net cash provided (used) by financing activities                                      5,641            (3,412)           6,983
--------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                    486             2,998             (577)
Cash and cash equivalents at beginning of year                                        4,635             1,637            2,214
--------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                           $  5,121          $  4,635         $  1,637
--------------------------------------------------------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
CASH PAID DURING THE YEAR FOR:
    Interest                                                                       $ 12,228          $ 11,701         $ 11,332
    Income taxes                                                                   $  6,625          $  6,636         $  4,252


               See notes to consolidated financial statements.



                                             Connecticut Energy Corporation  21

                  Notes to Consolidated Financial Statements
                   (dollars in thousands, except per share)

Note 1 -- Summary of Significant Accounting Policies
GENERAL
Connecticut Energy Corporation's ("Connecticut Energy" or "Company") consolidated financial statements include the accounts of all subsidiary companies, and all significant intercompany transactions and accounts have been eliminated.

The Company's principal subsidiary, The Southern Connecticut Gas Company ("Southern"), is subject to regulation by the Connecticut Department of Public Utility Control ("DPUC") with respect to rates charged for service and the maintenance of accounting records, among other things. Southern's accounting policies conform to generally accepted accounting principles ("GAAP") as applied to regulated public utilities and are in accordance with the accounting requirements and ratemaking practices of the DPUC.

In preparing the financial statements in conformity with GAAP, the Company uses estimates. Estimates are disclosed when there is a reasonable possibility for change in the near term. For this purpose, near term is define d as a period of time not to exceed one year from the date of the financial statements. The Company's financial statements have been prepared based on management's estimates of the impact of regulatory, legislative and judicial developments on the Company or significant groups of its customers. The recorded amounts of certain accruals, reserves, deferred charges and assets could be materially impacted if circumstances change which affect these estimates.

LINE OF BUSINESS
Connecticut Energy is a public utility holding company primarily engaged in the retail distribution of natural gas for residential, commercial and industrial uses through its utility subsidiary, Southern.

In December 1994, the Company formed a nonutility subsidiary, CNE Development Corporation ("CNE Development"). CNE Development is an equity holder in an entity formed to purchase and market natural gas and may potentially participate in other nonregulated activities. In August 1995, the Company formed another nonutility subsidiary, CNE Energy Services Group, Inc. ("CNE Energy"). CNE Energy engages in activities relating to the selling, planning, purchasing and management of various energy services to commercial and industrial end users.

In October 1996, the Company formed a new nonutility subsidiary, CNE Venture-Tech, Inc. ("CNE Venture-Tech"). CNE Venture-Tech is expected to participate or invest in information technology ventures including, but not limited to, providing related services. It is anticipated that CNE Venture-Tech will enter into strategic alliances with other vendors in the information technology business to provide services to utilities and other businesses.

ACCOUNTING FOR THE EFFECTS OF REGULATION
Southern prepares its financial statements in accordance with the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("SFAS 71"), which requires a cost-based, rate-regulated enterprise such as Southern to reflect the impact of regulatory decisions in its financial statements. The DPUC's actions through the ratemaking process can create regulatory assets in which costs are allowed for ratemaking purposes in a period other than the period in which the costs would be charged to expense if the reporting entity were unregulated.

In the application of SFAS 71, Southern follows accounting policies that reflect the impact of the rate treatment of certain events or transactions that are permitted to differ from GAAP. The most significant of these policies include the recording of deferred gas costs, deferred environmental evaluation costs and an unfunded deferred income tax liability, with a corresponding unrecovered asset, to account for temporary differences previously flowed through to ratepayers.

Southern had net regulatory assets as of September 30, 1996 and 1995 of $59,281 and $51,708, respectively. These amounts are included in deferred charges and deferred credits in the consolidated balance sheets and are solely due to the application of the provisions of SFAS 71.



22  Connecticut Energy Corporation

                  Notes to Consolidated Financial Statements
                   (dollars in thousands, except per share)

During fiscal 1996, the DPUC approved regulations designed to increase competition in the natural gas industry in Connecticut by giving commercial and industrial gas customers the ability to purchase gas from independent brokers and marketers and by allowing local gas distribution companies ("LDC") to charge firm transportation rates for use of their distribution systems. The firm transportation rates are designed to provide Southern with the same margins provided by the bundled services.

While the DPUC's actions encourage a competitive environment by deregulating certain activities, the Company believes that it continues to meet the requirements of SFAS 71.

UTILITY REVENUES
The primary source of the Company's revenue is derived from Southern's retail distribution of natural gas. Southern's service area spans twenty-two Connecticut towns from Westport to Old Saybrook, including the urban communities of Bridgeport and New Haven. Southern bills its customers on a cycle basis throughout each month and accrues revenues related to volumes of gas consumed by customers, but not billed at month end. The accrual of unbilled revenues is recorded net of related gas costs and accrued expenses.

PURCHASED GAS COSTS
Southern's firm rates include a Purchased Gas Adjustment clause ("PGA") under which purchased gas costs above or below base rate levels are charged or credited to customers. As prescribed by the DPUC, most differences between Southern's actual purchased gas costs and the current cost recovery are deferred for future recovery or refund through the PGA.

CONSERVATION ADJUSTMENT MECHANISM
In a Decision dated August 23, 1995, the DPUC provided the Connecticut LDCs with guidelines by which conservation-related expenditures not included in current rates charged would be evaluated by the DPUC for recovery through a Conservation Adjustment Mechanism ("CAM"). Based upon a DPUC review of Southern's monthly PGA filing in January 1996, Southern is allowed to include as part of its monthly PGA a separate CAM factor to recover these deferred charges.

WEATHER NORMALIZATION ADJUSTMENT
Southern's firm rates include a Weather Normalization Adjustment ("WNA") under which the non-gas portion of these rates is charged or credited monthly to reflect deviations from normal temperatures. The WNA was implementated in January 1994 and operates for ten months of the year (September through June).

FEDERAL INCOME TAXES
In accordance with the requirements of the DPUC, the Economic Recovery Tax Act of 1981 and subsequent amendments to the Internal Revenue Code ("IRC"), income tax reductions to Southern resulting from such items as liberalized depreciation on 1981 to 1996 plant additions and investment tax credits on 1981 to 1986 plant additions are deferred and amortized to income over the useful lives of the related assets. Prior to 1981, Southern had treated the differences between tax and book depreciation on plant and equipment as adjustments to tax provisions ("flow-through method") and utilized the flow-through method on depreciation of pre-1981 assets. With specific permission from the DPUC, Southern also provides deferred federal income taxes for certain items, such as unrecovered purchased gas costs, that are reported in different time periods for tax purposes and financial reporting purposes.

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

The Company adopted SFAS 109 on October 1, 1993 and has adjusted deferred tax balances to reflect the differences between the tax and financial statement basis of all assets and liabilities, regardless of whether deferred taxes had been previously provided. Deferred tax liabilities have been reduced to the extent they had been previously provided at federal statutory rates in excess of the rates in effect on the effective date of adoption. In accordance with SFAS 71, as of September 30, 1996, the Company has a deferred tax liability and a corresponding regulatory asset of approximately $41,435 due to the adoption of SFAS 109. The effect of the adoption of SFAS 109 on net income is not material since this adjustment will be recognized in income in future periods as the temporary differences reverse.


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

DEPRECIATION
For financial accounting purposes, depreciation of utility plant is computed using the composite straightline rates prescribed by the DPUC. The annual composite rate allowed for book depreciation for Southern is 4.15%. Depreciation of transportation and power-operated equipment is computed separately and based on their estimated useful lives. For federal income tax purposes, the Company computes depreciation using accelerated methods.

INVENTORIES
Inventories are stated at the lower of cost or market, cost generally being determined on the basis of the average cost method. Inventories consist primarily of fuel stock and smaller amounts of materials, supplies and appliances.

DEFERRED CHARGES AND OTHER ASSETS
Deferred charges and other assets include amounts related to the following:

As of September 30,                                         1996          1995
------------------------------------------------------------------------------
Hardship heating customer accounts
  receivable arrearages                                  $11,753       $10,223
Energy assistance funding shortfall                        1,502         2,122
Prepaid pension and postretirement medical
  contributions                                           11,395         7,969
Conservation costs                                         3,954         1,840
Environmental evaluation costs                               915         1,111
Nonqualified benefit plans                                 1,160         1,051
Gas holder costs                                             554           800
Investment in energy ventures                              1,960            50
Other                                                      2,023         1,871
------------------------------------------------------------------------------
                                                         $35,216       $27,037
------------------------------------------------------------------------------

Southern has been allowed to recover various deferred charges in rates over periods ranging from three to five years in accordance with the DPUC's Decision in Southern's latest rate case.

DEFERRED CREDITS
Deferred credits include amounts related to the following:

As of September 30,                                         1996          1995
------------------------------------------------------------------------------
Interruptible margin sharing                              $  556        $4,851
Nonqualified benefit plans                                 2,574         2,190
Insurance reserve                                            722           853
Other                                                      1,621           174
------------------------------------------------------------------------------
                                                          $5,473        $8,068
------------------------------------------------------------------------------

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

Note 2 -- Provision for Income Taxes
Effective October 1, 1993, the Company adopted SFAS 109 and recorded a regulatory asset of $33,943 related to the cumulative amount of income taxes to account for temporary differences previously flowed through to ratepayers. In addition, the Company has a deferred tax liability of $3,269 related to future tax benefits to be flowed back to ratepayers associated with unamortized investment tax credits and decreases in both federal and state statutory tax rates. Both the regulatory asset and liability are recognized over the regulatory lives of the related taxable bases concurrent with the realization in rates.

The provision for income taxes includes the following:

Years ended September 30,                        1996        1995         1994
------------------------------------------------------------------------------
Taxes currently payable -- federal             $5,463      $3,817       $2,958
Taxes currently payable -- state                1,669       1,535        1,464
------------------------------------------------------------------------------
                                               $7,132      $5,352       $4,422
------------------------------------------------------------------------------
Deferred taxes -- federal                         474       2,084          980
------------------------------------------------------------------------------
Total income tax provision                     $7,606      $7,436       $5,402
------------------------------------------------------------------------------

Sources and tax effects of items which gave rise to deferred taxes are as follows:

Years ended September 30,                        1996        1995         1994
------------------------------------------------------------------------------
Amortization of deferred investment
  tax credits                                 $  (292)    $  (292)     $  (292)
Unrecovered purchased gas costs                (1,288)       (542)        (508)
Depreciation                                    1,817       1,956        1,779
Minimum tax credits                               439       1,024          452
Other                                            (202)        (62)        (451)
------------------------------------------------------------------------------
                                              $   474      $2,084      $   980
------------------------------------------------------------------------------

The following table reconciles the income tax provision calculated using the federal statutory tax rate to the book provision for federal and state income taxes:

Years ended September 30,                        1996        1995         1994
------------------------------------------------------------------------------
U.S. statutory federal tax rate                   35%          35%         35%
Depreciation differences                           4%           3%          4%
Allowance for doubtful accounts,
    including amounts forgiven and deferred       (3%)          1%         (7%)
Investment tax credits                            (1%)         (1%)        (2%)
Cost to retire assets, net of salvage             (1%)         (1%)        (2%)
State taxes, net of federal tax benefit            5%           5%          5%
Pension contribution                              (3%)         (2%)        (2%)
Conservation expenses                             (4%)         (3%)         --
Reduction due to graduated tax rates               --           --        (.6%)
Other, net                                         1%          (2%)       (.4%)
------------------------------------------------------------------------------
Effective tax rate                                33%          35%         30%
------------------------------------------------------------------------------



                                            Connecticut Energy Corporation  25

                  Notes to Consolidated Financial Statements
                   (dollars in thousands, except per share)

Deferred income tax liabilities (assets) are composed of the following:

As of September 30,                                      1996            1995
-----------------------------------------------------------------------------
TAX EFFECT OF TEMPORARY DIFFERENCES FOR:
Depreciation                                          $22,281         $20,464
Items previously flowed through                        41,435          37,717
Alternative minimum tax                                    --            (440)
Contributions in aid of construction                     (715)           (689)
Nonqualified benefit plans                               (793)           (658)
Other                                                     (96)            (35)
-----------------------------------------------------------------------------
Net deferred income tax liability -- long-term        $62,112         $56,359
-----------------------------------------------------------------------------

As of September 30, 1996 and 1995, the balance sheet caption "Federal, state and deferred income taxes" included approximately $247 and $1,023, respectively, of current deferred federal and state income taxes and approximately $0 and $440, respectively, of minimum tax credits available to reduce federal income taxes to be paid in future periods.

Note 3 -- Long-Term Debt
Long-term debt outstanding consists of the following:

As of September 30,                                      1996            1995
-----------------------------------------------------------------------------
FIRST MORTGAGE BONDS:
Series L,  8%, due March 1, 1998                     $  4,340        $  4,480
Series T, 10.02%, due September 1, 2003                 3,182           3,636
Series U,  9.70%, due July 31, 2019                     9,800           9,800
Series V,  9.85%, due July 31, 2020                    15,000          15,000
Series W,  8.93% - 9.13%, due November 17, 2031        60,000          60,000
Series X,  7.67%, due December 15, 2012                15,000          15,000
Series Y,  7.08%, due October 1, 2013                  12,000          12,000
-----------------------------------------------------------------------------
                                                     $119,322        $119,916
-----------------------------------------------------------------------------
MEDIUM-TERM NOTES:
Series MTN, 7.50% - 7.95%, due August 3, 2026          20,000              --
Less: amounts due within one year                         595             594
-----------------------------------------------------------------------------
                                                     $138,727        $119,322
-----------------------------------------------------------------------------

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

In August 1996, Southern issued and sold $20,000 in secured medium-term notes. These notes have a weighted average rate of 7.84% and a weighted average life of 25 years. They will be redeemed through payments of $5,000 and $15,000 in the years 2006 and 2026, respectively. Proceeds from the sale were principally used to reduce short-term borrowings incurred primarily in connection with Southern's construction program.

The aggregate annual sinking fund contributions and principal maturities for the five fiscal years subsequent to September 30, 1996 are as follows: 1997 -- $595; 1998 -- $4,654; 1999 -- $455; 2000 -- $454;
2001 -- $455; total -- $6,613.

Expenses incurred in connection with long-term borrowings are normally amortized on a straightline method over the respective lives of the issues giving rise thereto.



26  Connecticut Energy Corporation

                  Notes to Consolidated Financial Statements
                   (dollars in thousands, except per share)

Note 4 -- Short-Term Borrowings
The Company follows the practice of borrowing on a short-term basis from banks and through the sale of commercial paper. The following information relates to these borrowings:

As of September 30,                             1996        1995         1994
-----------------------------------------------------------------------------
BANK LOANS:
Outstanding                                  $19,200     $19,200      $12,800
Weighted average interest rate                  6.10%       6.79%        5.41%

COMMERCIAL PAPER:
Outstanding                                       --    $  5,000      $ 6,000
Weighted average interest rate                    --        5.97%        4.95%
-----------------------------------------------------------------------------

As of September 30, 1996, Connecticut Energy and Southern have committed short-term bank credit lines totaling $5,000 and $32,000, respectively, a portion of which supports the issuance of commercial paper. Additionally, uncommitted lines of credit exist with two banks totaling $18,000. Southern also has a revolving credit/term loan agreement with one bank. This latter agreement provides an additional credit line of up to $20,000. The revolving credit feature is in effect through December 21, 1996 and is followed by a term loan period through December 21, 2000. As of September 30, 1996, Southern had no outstanding borrowings under this agreement. The fee for this facility is 1/8 of 1% per annum. As of September 30, 1996, the Company had unused lines of credit of $55,800. In lieu of compensating balances, Southern pays fees for its lines of credit which are approximately 1/4 of 1% of the amount of the line of credit. The aggregate annual commitment fees on these lines were $110, $96 and $124 for the years ended September 30, 1996, 1995 and 1994, respectively.

Note 5 -- Redeemable Preferred Stock
The following table summarizes the shares of preferred stock authorized, issued and outstanding:

As of September 30,                                           1996       1995
-----------------------------------------------------------------------------
THE SOUTHERN CONNECTICUT GAS COMPANY:
Cumulative preferred stock, $100 par value
Authorized                                                 200,000    200,000
4.75% issued and outstanding                                    --         --
-----------------------------------------------------------------------------
Preferred stock, $1 par value
Authorized                                                 600,000    600,000
Issued and outstanding                                          --         --
-----------------------------------------------------------------------------
Preference stock, $1 par value
Authorized                                               1,000,000  1,000,000
Issued and outstanding                                          --         --
-----------------------------------------------------------------------------
Connecticut Energy Corporation:
Preference stock, $1 par value
Authorized                                               1,000,000  1,000,000
Issued and outstanding                                          --         --
-----------------------------------------------------------------------------

Southern's $1 par value preferred stock ranks on a parity as to dividends and payments in liquidation with Southern's $100 par value preferred stock. While the preference stock is preferred as to dividends and payments in liquidation over Southern's common stock, it is subordinate to the other classes of preferred stock.

Note 6 -- Common Shareholders' Equity
Southern's indentures relating to long-term debt contain restrictions as to the declaration or payment of cash dividends on capital stock and the reacquisition of capital stock. Under the most restrictive of such provisions,
 $25,492 of Southern's retained earnings as of September 30, 1996 was available for such purposes.


                                            Connecticut Energy Corporation  27

                  Notes to Consolidated Financial Statements
                   (dollars in thousands, except per share)

The Company currently issues common stock through the Dividend Reinvestment and Stock Purchase Plan ("DRP") and an employee savings plan ("Target Plan"). The DRP permits shareholders to automatically reinvest their cash dividends or invest optional limited amounts of cash payments in newly issued shares or open market purchases of the Company's common stock. As of September 30, 1996, there were 1,260,838 shares reserved for issuance under the DRP and Targ et Plan.

Note 7 -- Employee Benefits
RETIREMENT PLANS
Southern maintains two noncontributory pension plans covering substantially all of its employees and employees of certain affiliates. The plan covering salaried employees provides pension benefits based on compensation during the five years before retirement and on years of service. The union plan provides negotiated benefits of stated amounts for each year of service. It is the Company's policy to fund annually the periodic pension cost of its retirement plans subject to the minimum and maximum contribution limitations of the IRC.


A regulatory adjustment has been made to the net periodic pension cost to reflect the amount of pension cost that is realized through the ratemaking process.

The Company recorded an additional minimum liability of $63 and $23 at September 30, 1996 and 1995, respectively, representing the excess of the accumulated benefit obligation over the fair value of plan assets and accrued pension costs. This liability is offset by an intangible asset of $63 and $23 at September 30, 1996 and 1995, respectively, which represents unrecognized prior service costs.

The net periodic pension cost includes the following components:

Years ended September 30,                         1996        1995       1994
-----------------------------------------------------------------------------
Service cost benefit earned during the period  $ 2,179     $ 1,868    $ 2,117
Interest cost on projected benefit obligation    4,846       4,686      4,263
Actual return on plan assets                    (9,372)    (12,603)    (1,986)
Net amortization and deferral                    3,959       8,135     (1,829)
-----------------------------------------------------------------------------
Net periodic pension cost                      $ 1,612     $ 2,086    $ 2,565
Regulatory adjustment                              233         233         22
-----------------------------------------------------------------------------
Net pension cost                               $ 1,845     $ 2,319    $ 2,587
-----------------------------------------------------------------------------
Portion capitalized to utility plant           $   351     $   441    $   439
-----------------------------------------------------------------------------

The following table sets forth the funded status of Southern's pension plans:

As of September 30,                                                         1996                                1995
--------------------------------------------------------------------------------------------------------------------------------
                                                                         PLANS WHERE:                        Plans Where:
                                                                   ASSETS        ACCUMULATED            Assets      Accumulated
                                                                   EXCEED           BENEFITS            Exceed         Benefits
                                                              ACCUMULATED             EXCEED       Accumulated           Exceed
                                                                 BENEFITS             ASSETS          Benefits           Assets
--------------------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligation:
    Vested benefit obligation                                    $(50,819)           $  (747)         $(50,481)         $  (457)
--------------------------------------------------------------------------------------------------------------------------------
    Accumulated benefit obligation                               $(55,986)           $  (914)         $(54,827)         $  (637)
--------------------------------------------------------------------------------------------------------------------------------
Actuarial present value of projected
    benefit obligation                                           $(65,618)           $(1,560)         $(64,718)         $(1,591)
Plan assets at fair value                                          79,526                 --            70,177               --
--------------------------------------------------------------------------------------------------------------------------------
Projected benefit obligation less than
    (in excess of) plan assets                                   $ 13,908            $(1,560)         $  5,459          $(1,591)
Transition obligation                                                 658                 --               827               --
Prior service cost                                                  4,102                273             3,178              295
Unrecognized (gain) loss                                           (8,818)               368            (2,601)             635
Adjustment required to recognize
    minimum liability                                                  --                (63)               --             (23)
--------------------------------------------------------------------------------------------------------------------------------
Prepaid pension cost (liability), net                           $   9,850            $  (982)         $  6,863          $ (684)
--------------------------------------------------------------------------------------------------------------------------------

28  Connecticut Energy Corporation

                  Notes to Consolidated Financial Statements
                   (dollars in thousands, except per share)
Key assumptions used in the determination of the projected benefit obligations and the fair value of plan assets were:

                                               1996         1995         1994
-----------------------------------------------------------------------------
Discount rate                                     8%       7 1/4%       8 1/2%
Salary increase rate                          5 3/4%       5 1/4%       5 1/2%
Expected rate of return on assets             9 1/4%       9 1/2%           9%
-----------------------------------------------------------------------------

The majority of the assets of the pension plans is invested in common stock, fixed income securities and balanced mutual funds, with the balance in cash and short-term investments.

Effective October 1, 1993, Southern established nonqualified pension programs to provide benefits on compensation in excess of the limitations imposed by the IRC and to provide additional retirement income to designated officers.

Southern maintains a savings plan covering substantially all of its employees and employees of certain affiliates who meet minimum service and age requirements. Employees may elect to contribute to the plan through payroll deductions on either a taxable or a tax-deferred basis as permitted by
Section 401(k) of the IRC. Participants receive a matching contribution of 50% of the first 6% of annual compensation and become vested in the matching contribution over a five year period. Benefits are payable upon retirement, death, disability or termination of employment. Amounts expensed under the plan were $808, $816 and $795 for years ended September 30, 1996, 1995 and 1994, respectively.

POSTRETIREMENT HEALTH CARE BENEFITS
In addition to providing pension benefits, Southern provides certain health care benefits for retired employees. Substantially all of the Company's employees may become eligible for those benefits if they have reached age 55 while working for the Company and have completed at least five years of service. Prior to October 1, 1993, Southern recognized the cost of providing these benefits by expensing $350 annually in excess of paid medical claims in accordance with funding provided by a rate decision in 1990.

Effective October 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" ("SFAS 106"), which requires accrual accounting for postretirement benefits during an employee's years of service with Southern. Southern has elected to amortize the transition obligation over twenty years. In the DPUC's Decision on Southern's latest rate request, Southern was allowed current recovery of SFAS 106 costs through customer base rates which became effective December 9, 1993. The expense of implementing SFAS 106 prior to full recovery in rates, which totaled $367, was deferred and is being recovered over a three year period.

The postretirement benefit costs include the following components:

Years ended September 30,                          1996       1995       1994
-----------------------------------------------------------------------------
Service cost benefit attributed to
  service during the period                      $  405     $  340     $   598
Interest cost on accumulated postretirement
  benefit obligation                              1,198      1,401       1,282
Actual return on plan assets                       (837)      (594)       (113)
Net amortization and deferral                     1,037      1,071         880
-----------------------------------------------------------------------------
Net periodic postretirement benefit cost         $1,803     $2,218      $2,647
Regulatory adjustment                               122        122        (275)
-----------------------------------------------------------------------------
Net postretirement benefit cost                  $1,925     $2,340      $2,372
-----------------------------------------------------------------------------

In 1990, Southern amended the Pension Plan for Salaried and Certain Other Employees to establish an account within the pension plan trust, as permitted under Section 401(h) of the IRC, to fund a portion of Southern's anticipated future postretirement health care benefits liability with amounts allowed through the ratemaking process. Through the use of the existing trust and the establishment in 1994 of a Voluntary Employees' Beneficiary Association ("VEBA") trust as permitted under Section 501(c)(9) of the IRC, Southern plans to fund its full postretirement benefit expense under SFAS 106.

The majority of the assets of the VEBA trust is invested in a diversified fund consisting of common stock and fixed income securities, with the balance in cash and short-term investments.

                                            Connecticut Energy Corporation  29

                  Notes to Consolidated Financial Statements
                   (dollars in thousands, except per share)

The following table reconciles the funded status of the plan with the amounts recognized in the consolidated balance sheets:

As of September 30,                                         1996         1995
-----------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
    Retirees                                            $ (8,796)    $ (8,866)
    Fully eligible active plan participants               (2,174)      (2,692)
    Other active plan participants                        (4,865)      (5,493)
-----------------------------------------------------------------------------
Total accumulated postretirement benefit obligation     $(15,835)    $(17,051)
Plan assets at fair value                                  5,372        3,757
-----------------------------------------------------------------------------
Accumulated postretirement benefit obligation
  (in excess of) less than plan assets                  $(10,463)    $(13,294)
Unamortized transition obligation                         13,053       13,820
Unrecognized (gain) loss                                  (3,811)      (2,131)
-----------------------------------------------------------------------------
(Accrued) postretirement benefit obligation             $ (1,221)    $ (1,605)
-----------------------------------------------------------------------------

The expected long-term rate of return on plan assets is 9 1/4%. The assumed initial health care cost trend rates used to measure the expected cost of benefits are 9% for pre-age 65 claims and 8% for post-age 65 claims. The rates decline to 5% by the years 2004 and 2002, respectively. The weighted average discount rate used to measure the accumulated postretirement benefit obligation is 8%. A one percentage point change in the assumed health care cost trend rate would change the service cost and interest cost components of the net periodic postretirement benefit cost by approximately $6 and $45, respectively, and would change the accumulated postretirement health care benefit obligation by approximately $573.

Note 8 -- Leases
Total rental expense was $3,035, $3,074 and $2,864 for the years ended September 30, 1996, 1995 and 1994, respectively. Southern's approximate aggregate minimum rental commitments (exclusive of taxes, maintenance, etc.) under noncancelable operating leases for each of the five fiscal years subsequent to September 30, 1996 are as follows:

Years ended September 30,               1997           1998           1999            2000            2001     Thereafter
--------------------------------------------------------------------------------------------------------------------------------
Office space                          $2,037         $2,111         $2,111          $2,087          $2,087        $27,222
LNG plant                                608            609            608             609             608         11,869
Other                                     75             72             54              --              --             --
--------------------------------------------------------------------------------------------------------------------------------
Total Commitment                      $2,720         $2,792         $2,773          $2,696          $2,695        $39,091
--------------------------------------------------------------------------------------------------------------------------------

In 1995, the liquefied natural gas ("LNG") plant lease agreement was renewed for two consecutive terms of twelve years. The lease contains an option to purchase the plant at a price based on the then fair market sales value of the unit as defined therein.

Note 9 -- Quarterly Financial Data (Unaudited)

                                                                 Dec. 31,         March 31,          June 30,         Sept. 30,
1996 Quarters ended                                                  1995              1996              1996              1996
--------------------------------------------------------------------------------------------------------------------------------
Operating revenues                                                $69,775          $120,189           $43,954           $27,175
Gross margin                                                       32,282            53,423            21,127            12,633
Operating income (loss)                                             8,248            18,107             2,737              (428)
Net income (loss)                                                   5,029            14,635              (684)           (3,815)
Net income (loss) per share*                                         0.57              1.64             (0.08)            (0.42)
--------------------------------------------------------------------------------------------------------------------------------

                                                                 Dec. 31,         March 31,          June 30,         Sept. 30,
1995 Quarters ended                                                  1994              1995              1995              1995
--------------------------------------------------------------------------------------------------------------------------------
Operating revenues                                                $65,523          $103,284           $39,755           $23,531
Gross margin                                                       32,246            53,286            19,063            11,915
Operating income (loss)                                             8,072            18,988             1,203            (1,377)
Net income (loss)                                                   4,941            15,715            (1,985)           (4,611)
Net income (loss) per share                                          0.57              1.79             (0.23)            (0.52)
--------------------------------------------------------------------------------------------------------------------------------

*Calculated on the basis of weighted average shares outstanding during the applicable quarter.

30  Connecticut Energy Corporation

                  Notes to Consolidated Financial Statements
                   (dollars in thousands, except per share)

Note 10 -- Fair Value of Financial Instruments
The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

CASH AND CASH EQUIVALENTS
The carrying amount approximates fair value because of the short-term maturity of those instruments.

LONG-TERM DEBT
The fair value of the Company's long-term debt is estimated based on quoted market prices for the same or similar issues or on current rates offered to the Company for debt of the same remaining maturities.

The estimated fair value of the Company's financial instruments is as follows:

As of September 30,                                                            1996                             1995
--------------------------------------------------------------------------------------------------------------------------------
                                                                     CARRYING         FAIR            Carrying          Fair
                                                                      AMOUNT          VALUE            Amount           Value
--------------------------------------------------------------------------------------------------------------------------------
Long-term debt (including current maturities)                       $(139,322)     $(150,808)        $(119,916)      $(138,171)
--------------------------------------------------------------------------------------------------------------------------------

Note 11 -- Commitments and Contingencies
ENVIRONMENTAL MATTERS
Southern has identified coal tar residue at three sites in Connecticut resulting from coal gasification operations conducted at those sites by Southern's predecessors from the late 1800s through the first part of this century. Many gas distribution companies throughout the country carried on such gas manufacturing operations during the same period. The coal tar residue is not designated a hazardous material by any federal or Connecticut agency, but some of its constituents are classified as hazardous.

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

Given the DEP's response, management cannot at this time predict the costs of any future site analysis and remediation, if any, nor can it estimate when any such costs, if any, would be incurred. While such future analytical and cleanup costs could possibly be significant, management believes, based upon the provisions of the Partial Settlement in Southern's latest rate order, that Southern will be able to recover these costs through its customer rates. Although the method, timing and extent of any recovery remain uncertain, management currently does not expect that the incurrence of such costs will materially adversely impact the Company's financial condition or results of operations.


                                           Connecticut Energy Corporation  31

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




/s/ Carol A. Forest                            /s/ Vincent L. Ammann, Jr.
-------------------                            --------------------------
Carol A. Forest                                Vincent L. Ammann, Jr.
Vice President, Finance,                       Vice President and
Chief Financial Officer and Treasurer          Chief Accounting Officer


32  Connecticut Energy Corporation

                      Report of Independent Accountants


To the Board of Directors and Shareholders of Connecticut Energy Corporation

We have audited the accompanying consolidated balance sheets of Connecticut Energy Corporation and its subsidiaries (the Company) as of September 30, 1996 and 1995 and the related consolidated statements of income, changes in common shareholders' equity and cash flows for each of the three years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Connecticut Energy Corporation and its subsidiaries as of September 30, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1996 in conformity with generally accepted accounting principles.

As discussed in Notes 2 and 7 to the consolidated financial statements, in fiscal 1994 the Company changed its methods of accounting for income taxes and postretirement benefits other than pensions.


/s/ Coopers & Lybrand L.L.P.
----------------------------
Coopers & Lybrand L.L.P.

New York, New York
October 31, 1996


                                           Connecticut Energy Corporation  33

                        Eleven Year Financial Summary
Financial information presented for 1996 through 1990 is for the twelve month period ended September 30; all information for prior years is for the twelve month period ended December 31.
(dollars in thousands, except per share)

                                                                             1996             1995        1994          1993
--------------------------------------------------------------------------------------------------------------------------------
  OPERATIONS
  Operating revenues                                                      $261,093        $232,093    $240,873      $212,762
  Purchased gas                                                            141,628         115,583     126,870       113,045
  Gross margin                                                             119,465         116,510     114,003        99,717
  Operations and maintenance expenses                                       51,605          52,856      54,244        45,023
  Depreciation and depletion                                                14,752          14,050      13,031        12,051
  Federal income taxes                                                       5,937           5,901       3,938         3,474
  Other taxes                                                               18,507          16,817      17,778        16,044
  Other deductions (income), net                                               546             519         586           510
  Interest expense                                                          12,953          12,307      11,575        11,530
  Subsidiary preferred stock dividends                                          --              --           8            32
  Income before cumulative effect of accounting change                    $ 15,165        $ 14,060    $ 12,843      $ 11,053
  Cumulative effect of accounting change                                        --              --         --             --
  Net income                                                              $ 15,165        $ 14,060    $ 12,843      $ 11,053
  Net income per share before cumulative
  effect of accounting change (e)                                         $   1.70        $   1.60    $   1.58      $   1.50
  Net income per share (e)                                                $   1.70        $   1.60    $   1.58      $   1.50
  Annual dividend paid per common share (e)                               $   1.31        $   1.30    $   1.29      $   1.28
--------------------------------------------------------------------------------------------------------------------------------
*CAPITALIZATION
  Common shareholders' equity                                             $137,961        $131,561    $125,719      $ 99,853
  Redeemable preferred stock                                                    --              --          --           638
  Long-term debt                                                           138,727         119,322     119,917       120,511
--------------------------------------------------------------------------------------------------------------------------------
  Total capitalization                                                    $276,688        $250,883    $245,636      $221,002
--------------------------------------------------------------------------------------------------------------------------------
*CAPITALIZATION (% OF TOTAL)
  Common shareholders' equity                                                 49.9            52.4        51.2          45.2
  Redeemable preferred stock                                                    --              --          --           0.3
  Long-term debt                                                              50.1            47.6        48.8          54.5
--------------------------------------------------------------------------------------------------------------------------------
  Total capitalization                                                       100.0%          100.0%      100.0%        100.0%
--------------------------------------------------------------------------------------------------------------------------------
*COMMON STOCK (E)
  Shares outstanding at end of period                                    9,012,267       8,865,210   8,700,266     7,488,467
  Book value per share at end of period                                   $  15.31        $  14.84    $  14.45      $  13.33
  Market value per share at end of period                                 $  20.00        $  19.38    $  21.63      $  24.88
  Average daily trading volume                                               9,000           5,000       5,500         9,000
  Shareholders of record at year end                                        11,274          11,688      12,094        11,094
  Percent of institutional ownership                                            20              21          21            18
--------------------------------------------------------------------------------------------------------------------------------
  ASSETS
  Gross utility plant                                                     $376,109        $354,847    $331,953      $313,951
  Net utility plant                                                       $257,761        $247,603    $234,495      $221,800
  Capital expenditures                                                    $ 25,180        $ 27,609    $ 26,618      $ 26,070
  Oil and gas properties, net                                                   --             --           --            --
  Total assets                                                            $399,228        $370,088    $352,920      $299,795
--------------------------------------------------------------------------------------------------------------------------------
  RATIOS (% OF TOTAL)
  Operations and maintenance
      expense as a % of gross margin                                          43.2            45.4        47.6          45.2
  Dividend payout as a % of earnings                                          77.1            81.3        81.6          85.3
  Effective federal tax rate                                                  28.0            30.0        23.0          24.0
*Return on ending common equity                                               11.0            10.7        10.2          11.1
  Price to earnings                                                           11.8            12.1        13.7          16.6
  Dividend yield                                                               6.6             6.7         6.0           5.1
  Market price as a % of book value                                          130.6           130.6       149.7         186.6
--------------------------------------------------------------------------------------------------------------------------------

* Information used in the National Association of Investors Corporation (NAIC) stock selection format.
(a) The results for the years ended September 30, 1990 and December 31, 1989 include the results for the three months ended December 31, 1989, which included the effects of the unusually cold weather experienced in the month of December and a writedown of the value of oil and gas properties.
(b) Includes the cumulative effect of accounting change for municipal property taxes which increased earnings by $0.21 per share.
(c) The writedown of the value of oil and gas properties reduced earnings by $0.10 per share in 1990 and 1989, $0.05 per share in 1987 and $0.03 per share in 1986.

34  Connecticut Energy Corporation

                     1992              1991              1990            1989              1988            1987          1986
--------------------------------------------------------------------------------------------------------------------------------
                                                     (a)(b)(c)          (a)(c)                               (c)        (c)(d)
                 $203,011          $179,172          $174,059        $171,218          $156,978        $157,867      $156,028
                  104,163            86,778            84,154          81,794            71,787          75,337        79,333
                   98,848            92,394            89,905          89,424            85,191          82,530        76,695
                   46,881            42,475            44,085          42,636            38,869          38,218        36,011
                   11,327            10,540            10,664          10,297             8,533           8,427         7,487
                    2,287             4,324             3,819           4,740             5,839           6,325         5,270
                   16,025            15,238            14,431          14,560            14,146          13,617        13,487
                      531               349              (228)            356               713             276           261
                   11,536            10,428            10,156           8,598             7,653           7,484         6,848
                       34                36                39             403               751             849         1,244
                $  10,227          $  9,004          $  6,939        $  7,834          $  8,687        $  7,334      $  6,087
                       --                --             1,280              --                --              --         1,911
                $  10,227          $  9,004          $  8,219        $  7,834          $  8,687        $  7,334      $  7,998

                $    1.43          $   1.38          $   1.12        $   1.28          $   1.49        $   1.38      $   1.16
                $    1.43          $   1.38          $   1.33        $   1.28          $   1.49        $   1.38      $   1.53
                $    1.265         $   1.24          $   1.23        $   1.20          $   1.17        $   1.12      $   1.12

                $  92,605          $ 88,622          $ 74,413        $ 75,001          $ 73,311        $ 61,187      $ 58,731
                      687               736               786             835             6,429           7,270         8,112
                   94,106            87,378            91,506          79,686            69,137          64,461        58,714
                 $187,398          $176,736          $166,705        $155,522          $148,877        $132,918      $125,557

                     49.4              50.1              44.6            48.2              49.2            46.0          46.8
                      0.4               0.4               0.5             0.6               4.3             5.5           6.4
                     50.2              49.5              54.9            51.2              46.5            48.5          46.8
                   100.0%             100.0%            100.0%          100.0%            100.0%          100.0%        100.0%

               7,234,921          7,096,634         6,250,161       6,176,665          6,088,017      5,346,879     5,277,276
                $  12.80           $  12.49          $  11.91        $  12.14          $   12.04       $  11.45      $  11.13
                $  22.25           $  19.00          $  16.63        $  17.63          $   14.50       $  13.67      $  16.00
                   4,500              5,000             2,950           4,200              2,850          2,550         4,500
                   9,153              9,163             7,382           7,493              7,662          7,577         7,960
                      18                 14                15              16                 16             13           N/A

                $293,687           $273,862          $255,446        $241,624          $ 222,236       $204,947      $191,589
                $210,054           $198,695          $189,108        $181,358          $ 166,970       $155,289      $144,509
                $ 22,634           $ 20,331          $ 23,102        $ 23,184          $  19,471       $ 17,790      $ 20,543
                $    496           $    542          $    605        $    698          $   1,760       $  1,889      $  2,564
                $269,504           $247,969          $229,600        $239,327          $ 214,458       $193,842      $186,449


                    47.4               46.0              49.0            47.7               45.6           46.3          47.0
                    88.5               89.9              92.5            93.8               78.5           81.2          73.2
                    18.0               32.0              35.0            37.0               38.0           44.0          42.0
                    11.0               10.2              11.0            10.4               11.8           12.0          13.6
                    15.6               13.8              12.5            13.8                9.7            9.9          10.5
                     5.7                6.5               7.4             6.8                8.1            8.2           7.0
                   173.8              152.1             139.6           145.2              120.4          119.4         143.8

(d) Includes the cumulative effect of accounting change for unbilled revenues which increased earnings by $0.37 per share.
(e)  Adjusted to reflect the Company's 3-for-2 stock split in October 1989.

                                              Connecticut Energy Corporation  35

                                Operating Data

Years ended September 30,                                1996         1995         1994         1993         1992         1991
------------------------------------------------------------------------------------------------------------------------------

Table 1
Analysis by Utility Customer Class Averaged Over Twelve Months (a)
------------------------------------------------------------------------------------------------------------------------------
Residential nonheating
------------------------------------------------------------------------------------------------------------------------------
Mcf* consumption per customer                              23           22           23           24           24           24
Annual revenue per customer                          $    319     $    317     $    317     $    299     $    300     $    289
Rate per Mcf                                         $  14.05     $  14.11     $  13.74     $  12.62     $  12.35     $  12.04
Margin per Mcf                                       $   8.77     $   8.96     $   8.36     $   7.63     $   7.52     $   7.61
Annual number of customers                             33,977       34,419       35,170       36,184       37,444       39,186
------------------------------------------------------------------------------------------------------------------------------
Residential heating
------------------------------------------------------------------------------------------------------------------------------
Mcf consumption per customer                              112           98          115          110          108           97
Annual revenue per customer                          $  1,180     $  1,078     $  1,187     $  1,074     $  1,045     $    904
Rate per Mcf                                         $  10.51     $  11.03     $  10.35     $   9.73     $   9.70     $   9.36
Margin per Mcf                                       $   5.28     $   6.01     $   5.03     $   4.81     $   4.81     $   4.95
Annual number of customers                            105,888      104,067      102,043      100,872       99,706       97,406
------------------------------------------------------------------------------------------------------------------------------
Residential apartments
------------------------------------------------------------------------------------------------------------------------------
Mcf consumption per customer                            1,505        1,585        2,132        2,132        2,149        2,006
Annual revenue per customer                          $ 12,109     $ 12,919     $ 16,611     $ 15,294     $ 15,217     $ 13,401
Rate per Mcf                                         $   8.05     $   8.15     $   7.79     $   7.18     $   7.08     $   6.68
Margin per Mcf                                       $   2.93     $   3.23     $   2.59     $   2.35     $   2.33     $   2.38
Annual number of customers                                922          843          751          751          739          725
------------------------------------------------------------------------------------------------------------------------------
Commercial firm
------------------------------------------------------------------------------------------------------------------------------
Mcf consumption per customer                              460          403          452          444          435          387
Annual revenue per customer                          $  3,927     $  3,522     $  3,826     $  3,527     $  3,440     $  2,917
Rate per Mcf                                         $   8.53     $   8.75     $   8.47     $   7.95     $   7.90     $   7.53
Margin per Mcf                                       $   3.32     $   3.73     $   3.15     $   3.03     $   3.02     $   3.13
Annual number of customers                             13,823       13,412       13,142       12,965       12,831       12,758
Annual number of heating customers                      8,292        8,005        7,813        7,630        7,541        7,498
------------------------------------------------------------------------------------------------------------------------------
Industrial firm
------------------------------------------------------------------------------------------------------------------------------
Mcf consumption per customer                            1,757        1,856        2,199        2,085        1,925        1,754
Annual revenue per customer                          $ 13,956     $ 14,362     $ 16,568     $ 14,935     $ 13,691     $ 11,812
Rate per Mcf                                         $   7.74     $   7.74     $   7.53     $   7.16     $   7.11     $   6.73
Margin per Mcf                                       $   2.63     $   2.82     $   2.30     $   2.30     $   2.32     $   2.40
Annual number of customers                              1,224        1,258        1,274        1,283        1,287        1,305
Annual number of heating customers                        709          722          731          728          716          716
------------------------------------------------------------------------------------------------------------------------------
Firm transportation
------------------------------------------------------------------------------------------------------------------------------
Mcf consumption per customer                           10,590           --           --           --           --           --
Annual revenue per customer                          $ 22,273           --           --           --           --           --
Rate per Mcf                                         $   2.10           --           --           --           --           --
Margin per Mcf                                       $   2.08           --           --           --           --           --
Annual number of customers                                 31           --           --           --           --           --
------------------------------------------------------------------------------------------------------------------------------
Interruptible
------------------------------------------------------------------------------------------------------------------------------
Mcf consumption per customer                           35,566       42,212       37,870       30,545       23,035       21,933
Annual revenue per customer                          $135,899     $128,705     $121,940     $105,892     $ 86,215     $104,186
Rate per Mcf                                         $   3.83     $   3.05     $   3.22     $   3.47     $   3.74     $   4.75
Margin per Mcf                                       $   1.17     $   1.14     $   0.87     $   0.88     $   0.99     $   1.39
Annual number of customers                                220          217          184          152          136          127
------------------------------------------------------------------------------------------------------------------------------
Number of total customers                             156,085      154,216      152,564      152,207      152,143      151,507
------------------------------------------------------------------------------------------------------------------------------

*Mcf -- one thousand cubic feet; MMcf -- one million cubic feet

36  Connecticut Energy Corporation

                                Operating Data

Years ended September 30,                             1996         1995         1994         1993         1992          1991
----------------------------------------------------------------------------------------------------------------------------
Table 2
Percentage of Operating Revenues
----------------------------------------------------------------------------------------------------------------------------
Purchased gas                                         54.2         49.8         52.7         53.1         51.3          48.4
Operations                                            18.3         21.2         20.8         19.4         21.3          21.7
Maintenance                                            1.4          1.6          1.7          1.7          1.8           2.0
Depreciation and depletion                             5.7          6.0          5.4          5.7          5.6           5.9
Taxes                                                  9.4          9.8          9.0          9.2          9.0          10.9
----------------------------------------------------------------------------------------------------------------------------
Purchased gas and operating expenses                  89.0         88.4         89.6         89.1         89.0          88.9
----------------------------------------------------------------------------------------------------------------------------
Interest expense and
    other deductions, net                              5.2          5.5          5.1          5.7          6.0           6.1
Earnings applicable to common stock                    5.8          6.1          5.3          5.2          5.0           5.0
----------------------------------------------------------------------------------------------------------------------------
Total                                                100.0        100.0        100.0        100.0        100.0         100.0
----------------------------------------------------------------------------------------------------------------------------

Table 3
Revenue by Customer Class
    (dollars in thousands)
----------------------------------------------------------------------------------------------------------------------------
Residential                                       $151,560     $135,061     $145,975     $131,632    $ 127,224      $110,062
Commercial firm                                     55,846       47,558       50,838       46,022       44,316        37,538
Industrial firm                                     16,929       18,190       21,339       19,180       17,696        15,557
Firm transportation                                    690           --           --           --           --            --
----------------------------------------------------------------------------------------------------------------------------
Total firm revenue                                $225,025     $200,809     $218,152     $196,834    $ 189,236      $163,157
----------------------------------------------------------------------------------------------------------------------------
Interruptible, transportation and
    special contract                              $ 33,790     $ 29,576     $ 21,127     $ 14,697    $  12,478      $ 14,814
Other                                                2,278        1,708        1,594        1,231        1,297         1,201
----------------------------------------------------------------------------------------------------------------------------
Total operating revenues                          $261,093     $232,093     $240,873     $212,762     $203,011      $179,172
----------------------------------------------------------------------------------------------------------------------------

Margin by Customer Class (a)
----------------------------------------------------------------------------------------------------------------------------
Residential                                       $ 73,734     $ 72,480     $ 71,643     $ 63,391     $ 62,449      $ 57,153
Commercial firm                                     20,522       20,005       19,315       17,265       16,946        15,446
Industrial firm                                      5,293        6,507        6,688        6,111        5,794         5,491
Firm transportation                                    683           --           --           --           --            --
----------------------------------------------------------------------------------------------------------------------------
Total firm margin                                 $100,232     $ 98,992     $ 97,646     $ 86,767     $ 85,189      $ 78,090
----------------------------------------------------------------------------------------------------------------------------
Interruptible, transportation and
    special contract                              $  6,188     $  5,755     $  4,258     $  2,427     $  3,666      $  5,302
----------------------------------------------------------------------------------------------------------------------------
Total margins                                     $106,420     $104,747     $101,904     $ 89,194     $ 88,855      $ 83,392
----------------------------------------------------------------------------------------------------------------------------

Table 4
Gas Throughput in MMcf* (b)
----------------------------------------------------------------------------------------------------------------------------
Residential                                         14,036       12,280       14,038       13,635       13,233        11,790
Commercial firm                                      6,365        5,402        5,902        5,786        5,583         4,935
Industrial firm                                      2,115        2,336        2,787        2,673        2,476         2,287
Firm transportation (c)                                328           --           --           --           --            --
----------------------------------------------------------------------------------------------------------------------------
Total firm throughput                               22,844       20,018       22,727       22,094       21,292        19,012
----------------------------------------------------------------------------------------------------------------------------
Interruptible, transportation and
    special contract (c)(d)                         17,211       29,680       10,509        6,296        7,992         8,784
Other uses (e)                                       1,272        1,030        1,066          712          517           521
----------------------------------------------------------------------------------------------------------------------------
Total requirements                                  41,327       50,728       34,302       29,102       29,801        28,317
----------------------------------------------------------------------------------------------------------------------------
Peak day delivery in MMcf                              217          254          227          204          183           189
----------------------------------------------------------------------------------------------------------------------------
Degree days -- actual                                5,798        4,970        5,750        5,467        5,354         4,654
Degree days as percentage of "normal"                  104%          90%         104%          99%          97%           85%
----------------------------------------------------------------------------------------------------------------------------

(a) Margin in this table is calculated as revenue minus purchased gas costs and gross earnings tax.
(b) Sales volumes from the residential, commercial firm and industrial firm classes of customers reflect volumes delivered but not yet billed at year end.
(c) Transportation volumes represent customer-owned gas transported directly to end users, which includes volumes under a special contract for transportation to Connecticut Light and Power Company's (CL&P) Devon generating station.
(d) Interruptible service balances daily available supply and demand sales. Southern or the customer can terminate interruptible service at any time.
(e) Includes gas used by Southern and unaccounted for gas.


                                            Connecticut Energy Corporation  37

                                   Glossary

Firm (Core) Customers -- Customers with priority of supply using natural gas under contracts which anticipate no interruptions.

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

Liquefied Natural Gas (LNG) -- Natural gas liquefied by reducing its temperature to minus 260 degrees Fahrenheit.

Mcf -- One thousand cubic feet: a standard measurement of natural gas. MMcf:
  million cubic feet.
  Bcf: billion cubic feet.

NGV -- Natural gas-powered vehicle.

Off-System -- Interruptible gas service provided to parties outside of a utility's own distribution system.

Purchased Gas Adjustment clause (PGA) -- A mechanism by which firm customers are charged or credited for purchased gas costs above or below base rate levels, as prescribed by the DPUC.

Throughput -- The amount of gas carried within or outside of a distribution system, including gas sold to and transported for end users.

Transportation Volumes -- Customer-owned gas purchased from a supply source and conveyed through a pipeline or distribution system.

Unbundling -- Separating the sale of the natural gas commodity from the service of transporting natural gas to the local distribution company or the end user.

Weather Normalization Adjustment (WNA) -- Formula which adjusts customers' monthly bills to reflect normal weather patterns (based on the 30-year average temperature for each billing period), lowering bills during periods of colder than normal weather and raising them during warmer than normal periods.


38  Connecticut Energy Corporation

                            Investment Information


NAIC STOCK SELECTION DATA
The National Association of Investors Corporation (NAIC) is an organization with over 350,000 members which provides investment education for the long-term, value-oriented investor in common stock. As a corporate member of NAIC, the following data is presented in NAIC's stock selection format. Historical balance sheet data can be found in the Eleven Year Financial Summary on pages 34 and 35.

Connecticut Energy is also a participant in NAIC's "LOW COST INVESTMENT PLAN" which encourages members to make regular contributions to dividend reinvestment and stock purchase plans such as ours.



           Income-Revenue Data                                        Common Share Data
------------------------------------------------------------------------------------------------------------------------------
                                        Federal
     Gross margin    Pretax (fed.) net  income     Net                            %     Yield     Price  range     P-E ratio
       $    $ per      $      % of       tax      income    Earned   Dividend   Pay-    on avg.     $      $
Year   mil. share     mil.    g.m.       $ mil.   $ mil.      $         $        out     price     high   low      high  low
------------------------------------------------------------------------------------------------------------------------------
1991  92.4  14.11    13.3    14.4        4.3      9.0       1.38      1.24       90      7.4      19 3/8  14 1/4   14.0   10.3
------------------------------------------------------------------------------------------------------------------------------
1992  98.8  13.85    12.5    12.7        2.3     10.2       1.43     1.265       88      5.8      24 3/4  18 5/8   17.3   13.0
------------------------------------------------------------------------------------------------------------------------------
1993  99.7  13.52    14.6    14.6        3.5     11.1       1.50      1.28       85      5.5      26 1/2  20 1/8   17.7   13.4
------------------------------------------------------------------------------------------------------------------------------
1994 114.0  14.02    16.8    14.7        4.0     12.8       1.58      1.29       82      5.6      26      20       16.5   12.7
------------------------------------------------------------------------------------------------------------------------------
1995 116.5  13.28    20.0    17.1        5.9     14.1       1.60      1.30       81      6.4      22      18 1/2   13.8   11.6
------------------------------------------------------------------------------------------------------------------------------
1996 119.5  13.39    21.1    17.7        5.9     15.2       1.70      1.31       77      6.4      22 1/2  18 5/8   13.2   11.0
------------------------------------------------------------------------------------------------------------------------------
5 Yr.
avg. 109.7  13.61    17.0    15.4        4.3     12.7       1.56      1.29       83      5.9      24 3/8  19 1/4   15.7   12.3
------------------------------------------------------------------------------------------------------------------------------

                                             Quarterly Financial Information
------------------------------------------------------------------------------------------------------------------------------
 Quarter      Gross margin $ mil.      Pretax (fed.) net income $ mil.       Earned per share $     Dividends paid per share $
  ended       1996   1995   1994           1996     1995     1994            1996   1995   1994        1996    1995    1994
------------------------------------------------------------------------------------------------------------------------------
12/31         32.3   32.2   30.1           7.5      7.2      7.2             .57    .57    .67        .325    .325    .320
------------------------------------------------------------------------------------------------------------------------------
 3/31         53.4   53.3   50.5          22.0     22.7     20.0            1.64   1.79   1.77        .325    .325    .320
------------------------------------------------------------------------------------------------------------------------------
 6/30(a)      21.1   19.1   20.1          (1.4)    (2.7)    (2.7)           (.08)  (.23)  (.16)       .330    .325    .325
------------------------------------------------------------------------------------------------------------------------------
 9/30(a)      12.7   11.9   13.3          (7.0)    (7.2)    (7.7)           (.42)  (.52)  (.53)       .330    .325    .325
------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------
                                                      Market price $                                          Trading volume
Quarter                        1996                        1995                         1994                   in thousands
 ended             high    low      close        high    low      close        high    low    close      1996    1995    1994
------------------------------------------------------------------------------------------------------------------------------
 12/31             22 1/2  19       22 1/4       22      18 5/8   19 1/2       26      23     24 7/8     435.5   330.0   266.3
------------------------------------------------------------------------------------------------------------------------------
  3/31             22 1/4  18 5/8   19 1/8       20 1/4  18 1/2   19 1/8       25      20     21 1/4     482.0   264.3   508.7
------------------------------------------------------------------------------------------------------------------------------
  6/30             20 7/8  18 7/8   19           20 5/8  18 5/8   19 5/8       22 1/2  20 1/4 20 1/4     406.1   336.2   336.3
------------------------------------------------------------------------------------------------------------------------------
  9/30             20 3/8  19       20           20 1/2  18 7/8   19 3/8       22 1/4  20 1/4 21 5/8     405.0   229.5   262.2
------------------------------------------------------------------------------------------------------------------------------

(a) It is not unusual for a company primarily engaged in the distribution of natural gas to incur a loss in quarters ending in
June and September.


                                       Connecticut Energy Corporation  39

                            Obtaining Shareholder
                             Account Information

TRANSFER AGENT

Boston EquiServe, formerly Bank of Boston, is the Transfer Agent and Registrar for Connecticut Energy Corporation (CNE-NYSE) common stock. NO STOCK TRANSFER OR SHAREHOLDER ACCOUNT ACTIVITY TAKES PLACE AT THE CONNECTICUT ENERGY CORPORATION OFFICES.

There are four ways to obtain information about your shareholder account:

BOSTON EQUISERVE INVESTOR RELATIONS REPRESENTATIVES are available Monday through Friday from 9:00 a.m. to 6:00 p.m. E.S.T. by dialing (800) 736-3001, then pressing "0" to speak with a representative. Please have your social security number available. For hearing impaired shareholders TTY/TDD service is available at (800) 952-9245. Please speak with a representative if you need to:

    * Change your account mailing address
    * Report a lost or stolen dividend check or stock certificate

24 HOUR INTERACTIVE PHONE SERVICE is available to obtain the following:

    * Share balance
    * Dividend reinvestment and stock purchase plan enrollment form
    * Dividend reinvestment plan account statement
    * Direct deposit of dividends enrollment form
    * Duplicate 1099 form
    * Stock transfer instructions package

    Call (800) 736-3001 and follow the interactive prompts. Please have your social security number available.

BOSTON EQUISERVE'S INTERNET PAGE [HTTP://WWW.EQUISERVE.COM] allows shareholders to expedite mail requests to investor relations representatives for information such as:

    * Direct deposit enrollment forms
    * Dividend reinvestment and stock purchase plan enrollment forms

    In addition, shareholders may also DOWNLOAD

    * Stock transfer forms and instructions
    * W-9 certification forms

MAIL REQUESTS can be sent to Boston EquiServe Investor Relations, Mail Stop 45-02-09, P.O. Box 644, Boston, MA 02102-0644.

GIFT CERTIFICATES

If you are transferring shares of stock from your dividend reinvestment and stock purchase plan (plan) account as a gift, we would be happy to supply you with a gift certificate. This allows the actual shares to remain in safekeeping in a plan account for the recipient. For further information call Connecticut Energy Corporation at (800) 760-7776. Allow at least two weeks for the transfer to occur.



40  Connecticut Energy Corporation

                        Obtaining Company Information



ANNUAL MEETING

The Annual Meeting of Shareholders will take place Tuesday, January 28, 1997 at 10 a.m. in the Trumbull Marriott Hotel, 180 Hawley Lane, Trumbull, Connecticut.

QUARTERLY EARNINGS RELEASES

Press releases are issued when the Company announces quarterly financial results. For the 1997 quarters, results should appear in the Wall Street Journal Digest of Earnings on or about January 29, April 24, July 24 and November 6.

CHAIRMAN'S UPDATE LETTERS

If your Connecticut Energy account is held in a brokerage account instead of your own name, we would like to send you a copy of the Chairman's Update which is enclosed with the dividend checks or dividend reinvestment statements of registered shareholders. Please call us at (800) 760-7776 and ask to be put on our mailing list for the Chairman's quarterly updates, or fax your request to Judith Falango at (203) 382-8672.

FORM 10-K

To obtain a copy of Form 10-K or to request further financial information contact Judith Falango, Manager Investor and Shareholder Relations, at (800) 760-7776, or fax your request at (203) 382-8672.

INTERNET HOME PAGE

Connecticut Energy Corporation has established a home page on the World Wide Web of the Internet. The following information, in addition to this annual report, is available through our home page:

    * Most recent stock quotes (updated throughout the trading day)
    * Forms 10-K and 10-Q
    * Earnings news releases
    * Chairman's update letters
    * Dividend Reinvestment and Stock Purchase Plan Prospectus
    * List of investment firms that follow Connecticut Energy

You may access our home page at the address [HTTP://WWW.CONNENERGY.COM].

AUDIO CASSETTE

For visually impaired shareholders or prospective investors, our annual report is available on audio cassettes. The tapes are made by the Connecticut unit of Recordings for the Blind and Dyslexic. Please call (800) 760-7776 to request a copy.


                                           Connecticut Energy Corporation  41

                             Corporate Directory
BOARD OF DIRECTORS
----------------------------------------------
Connecticut Energy Corporation
and The Southern Connecticut
Gas Company

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

Newman M. Marsilius III
    President and Chief Executive Officer,
    Producto-Moore Companies

Samuel M. Sugden
    Chairman,
    LeBoeuf, Lamb, Greene & MacRae L.L.P.

Christopher D. Turner
    Project Manager, Energy Sector
    Bechtel International Consulting Group

Helen B. Wasserman
    Member, Board of Governors for Higher
    Education, State of Connecticut




OFFICERS
----------------------------------------------

CONNECTICUT ENERGY CORPORATION

J.R. Crespo
    Chairman and Chief Executive Officer of
    Connecticut Energy and its Subsidiaries;
    President of Connecticut Energy and
    The Southern Connecticut Gas Company

Thomas A. Trotta
    Senior Vice President of Connecticut
    Energy; Executive Vice President and
    Chief Operating Officer of The Southern
    Connecticut Gas Company

Vincent L. Ammann, Jr.
    Vice President and Chief Accounting Officer

Carol A. Forest
    Vice President, Finance,
    Chief Financial Officer and Treasurer of
    Connecticut Energy and The Southern
    Connecticut Gas Company; Vice President
    and Treasurer of Subsidiaries

Michael H. Pinto
    Vice President, Government Affairs

J. Richard Tiano
    Vice President, General Counsel and
    Secretary of Connecticut Energy and
    its Subsidiaries


THE SOUTHERN CONNECTICUT
GAS COMPANY

Peter D. Loomis
    Group Vice President, Customer and
    Operating Services

Phyllis A. O'Brien
    Group Vice President, Accounting,
    Regulatory and Customer Relations

Salvatore A. Ardigliano
    Vice President, Marketing and
    Gas Supply Services

James P. Healy
    Vice President, Energy Services Planning

Ernest W. Karkut
    Vice President, Purchasing and Plant Services

Patricia A. Younger
    Vice President, Customer Relations


CNE ENERGY SERVICES GROUP, INC.

Larry S. McGaughy
    President

Joseph F. Feeley
    Vice President and Chief Financial Officer

Robert A. Cables
    Vice President, Marketing and
    Energy Services


CNE DEVELOPMENT CORPORATION

Thomas A. Trotta
    President

Salvatore A. Ardigliano
    Vice President

Joseph F. Feeley
    Vice President and Chief Financial Officer


CNE VENTURE-TECH, INC.

Thomas A. Trotta
    President

Vincent L. Ammann, Jr.
    Senior Vice President

Joseph F. Feeley
    Vice President and Chief Financial Officer


INDEPENDENT ACCOUNTANTS
----------------------------------------------
Coopers & Lybrand L.L.P.
1301 Avenue of the Americas
New York, NY 10019-6013


LABOR UNION LEADERSHIP
----------------------------------------------
UNITED STEEL WORKERS OF AMERICA
LOCAL 12000

Gabriel Gambardella
    President

Francis J. O'Connor
    Vice President



                                [recycle logo]

         Continuing our commitment and concern for the environment as an integral part of our business
             responsibility, this entire document was printed on
                recycled paper containing 50% recovered fiber.

42  Connecticut Energy Corporation

[logo] Connecticut Energy Corporation
855 Main Street
Bridgeport
Connecticut 06604