Form 10-K405, Exhibit 13
period 1997-09-30
CONNECTICUT ENERGY CORP
filed 1997-12-04
CIK 310103

Management's Discussion and Analysis of Financial Condition and Results of Operations

         Connecticut Energy Corporation ("Connecticut Energy" or "Company") and its subsidiaries and their representatives may, from time to time, make written or oral statements, including statements contained in the Company's filings with the Securities and Exchange Commission ("SEC") and in its annual report to shareholders, including its Form 10-K for the fiscal year ended September 30, 1997, which constitute or contain "forward-looking" information as that term is defined in the Private Securities Litigation Reform Act of 1995.
         All statements other than the financial statements and other statements of historical facts included in this annual report to shareholders regarding the Company's financial position and strategic initiatives and addressing industry developments are forward-looking statements. Where, in any forward-looking statement, the Company, or its management, expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. Factors which could cause actual results to differ materially from those stated in the forward-looking statements may include, but are not limited to, general and specific economic, financial and business conditions; federal and state regulatory, legislative and judicial developments which affect the Company or significant groups of its customers; the impact of competition on the Company's revenue; fluctuations in weather from normal levels; changes in development and operating costs; the availability and cost of natural gas; the availability and terms of capital; exposure to environmental liabilities; the costs and effects of unanticipated legal proceedings; the successful implementation and achievement of internal performance goals; the impact of unusual items resulting from ongoing evaluations of business strategies and asset valuations; and changes in business strategy.

RESULTS OF OPERATIONS

Net Income
         The Company's consolidated net income for the fiscal years ended September 30 is detailed below:

(in thousands, except per share)                        1997      1996      1995
--------------------------------------------------------------------------------
Net Income                                           $16,441   $15,165   $14,060
--------------------------------------------------------------------------------
Net income per share                                 $  1.81   $  1.70   $  1.60
--------------------------------------------------------------------------------
Weighted average common shares outstanding             9,096     8,924     8,774
--------------------------------------------------------------------------------

         Net income for fiscal 1997 was a record for the Company and increased approximately 8% compared to fiscal 1996. Factors which contributed to increased net income for 1997 included higher firm margins earned by the Company's principal subsidiary, The Southern Connecticut Gas Company ("Southern"), lower operations and maintenance expenses, lower gross earnings and property taxes and lower other interest expense. Partially offsetting these positive impacts on net income were slightly lower interruptible margins and higher costs for depreciation, income taxes and long-term debt interest.
         Net income for 1996 increased approximately 8% compared to 1995. Factors affecting the improved results for 1996 were increased firm margins earned by Southern due to higher usage per customer, customer growth and conversion of nonheating customers to heating customers and lower operations expense. Partially offsetting the benefits of increased margins and lower operations expense were higher costs for depreciation, taxes and interest.

Total Sales and Transportation Volumes

         Southern's total volumes of gas sold and transported were 45,646 MMcf in 1997, which was a 14% increase from 1996. The 1997 level was higher principally due to increases in off-system sales and off-system

                                     15
                         Connecticut Energy Corporation

transportation volumes. Partially offsetting these increases were lower firm sales volumes due to warmer weather and lower volumes for on-system interruptible services due to the competitive price of certain alternate fuels.
         Throughput in 1996 was 19% lower than in 1995 principally because of reductions in interruptible sales, off-system sales and off-system transportation volumes due to colder weather as well as the competitive price of certain alternate fuels. Partially offsetting these decreases were increases in firm sales and transportation volumes.

Firm Sales and Transportation Volumes
         Firm sales and transportation volumes for 1997 were approximately 4% lower compared to 1996. This decrease was principally due to weather that was approximately 7% warmer than 1996. Growth in Southern's customer base and the continued conversions of nonheating customers to heating customers partially offset the overall decrease in this category.
         Firm sales and transportation volumes for 1996 were a record and were approximately 14% higher compared to 1995. This increase was principally due to weather that was approximately 17% colder than 1995, which contributed to higher usage per firm customer. Growth in Southern's firm customer base and the conversion of nonheating customers to heating customers also contributed to the increase in firm sales volumes.

Interruptible Sales and Transportation Volumes
         Margins earned on volumes delivered to interruptible customers vary depending upon the relationship of the market price for alternate fuels to the cost of natural gas and related transportation. Additionally, margins earned, net of gross earnings tax, from on-system interruptible services in excess of an annual target were allocated through a margin sharing mechanism between Southern and its firm customers.
         Beginning June 1, 1996, excess on-system margins earned that would have been returned to Southern's firm customers have been redirected, with Connecticut Department of Public Utility Control ("DPUC") approval, to fund certain economic development and hardship assistance programs. See section entitled "Regulatory Matters" for additional information regarding this DPUC Decision.
         The chart below depicts volumes of gas sold to and transported for on-system interruptible customers, off-system sales volumes and off-system transportation volumes under a special contract with The Connecticut Light and Power Company for its Devon electric generating station as well as gross margin earned and retained due to the margin sharing mechanism on these services for the fiscal years ended September 30:

(dollars in thousands)                          1997          1996          1995
--------------------------------------------------------------------------------
Gross margin earned                          $12,872       $12,674       $13,702
--------------------------------------------------------------------------------
Gross margin retained                        $ 7,242       $ 7,643       $ 7,390
--------------------------------------------------------------------------------
Volumes sold and transported (MMcf)           23,794        17,211        29,680
--------------------------------------------------------------------------------

         Gross margin earned by Southern in 1997 was higher than in 1996 principally due to increased off-system sales and off-system transportation activity. Lower margin retained for 1997 was principally due to the change in the sharing mechanism for certain off-system services as of April 1, 1996 which increased the allocation of margins to be returned to firm customers from 50% to 85%.
         Gross margin retained by Southern was higher for 1996 compared to 1995 principally due to the absence of allocating margins earned to recover previously deferred transition costs.

Gross Margin
         The Company's gross margin in 1997 was relatively unchanged compared to 1996. Firm margins, which were a record for the Company, were attributed to growth in Southern's customer base, but were partially offset by lower interruptible margins retained as well as lower revenues earned from bailment activities.
         The Company's gross margin increased approximately 3% for 1996 compared to 1995. This increase was principally due to higher margins earned from firm sales and services and higher margins retained from interruptible sales and services.
         Southern's firm rates include a Weather Normalization Adjustment clause ("WNA") which allows Southern to charge or credit the non-gas portion of its firm rates to reflect deviations from normal weather. Because weather during 1997 was approximately 3% warmer than normal, the operation of the WNA collected approximately $2,252,000 from firm customers compared to a return of approximately $2,771,000 to firm customers in fiscal 1996.

                                     16
                         Connecticut Energy Corporation

         Southern's firm sales rates also include a Purchased Gas Adjustment clause ("PGA") which allows Southern to flow back to its customers, through periodic adjustments to amounts billed, increased or decreased costs incurred for purchased gas compared to base rate levels without affecting gross margin. Adjustments related to Southern's PGA increased revenues and gas costs for 1997 and 1996 by approximately $6,206,000 and $6,717,000, respectively, and decreased revenues and gas costs for 1995 by approximately $3,756,000.

Operations Expense
         Operations expense was approximately 2% lower in 1997 compared to 1996. This decrease was principally due to lower costs for labor, pensions, postretirement health care and regulatory commission expense, increased rates for service on customer premises and a lower insurance reserve for general claims. Additionally, a higher provision for uncollectibles in 1997 was more than offset by lower amortizations related to Southern's certified hardship forgiveness program due to the conclusion of the amortization period as of December 31, 1996. The overall decrease in operations expense in 1997 was partially offset by increases in costs incurred for outside services, insurance premiums and the recently established Restricted Stock Award Plan.
         Operations expense was approximately 3% lower in 1996 compared to 1995. This decrease was principally due to lower costs for labor, increased rates for service on customer premises and lower pension and postretirement health care costs. Partially offsetting these positive effects on operations expense was an increase in regulatory commission expense.
         In December 1992, the DPUC allowed Southern to defer certain shortfalls in energy assistance funding from various state and federal agencies related to the 1991/92 and 1992/93 heating seasons. The DPUC's action positively impacted Southern's provision for uncollectible accounts for 1993. Southern has been allowed to recover these costs as well as deferred costs associated with Southern's certified hardship forgiveness program beginning January 1994. Accordingly, included in operations expense for 1997, 1996 and 1995 was approximately $1,619,000, $2,987,000 and $2,987,000, respectively, related to these amortizations.

Depreciation Expense
         Depreciation expense for Southern has increased in each of the last three years because of additions to plant in service.

Federal and State Income Taxes
         The total provision for federal and state income taxes increased approximately 17% in 1997 compared to 1996 primarily due to higher pre-tax income.
         The total provision for federal and state income taxes increased approximately 2% in 1996 compared to 1995 primarily due to higher pre-tax income. Although pre-tax income was higher in fiscal 1996, the benefits related to the current deductibility of conservation program expenses, uncollectible accounts and various employee benefit plan contributions caused the effective tax rate to be slightly lower than in fiscal 1995.

Municipal, Gross Earnings and Other Taxes
         Municipal, gross earnings and other taxes decreased approximately 9% in 1997 compared to 1996. This decrease was primarily due to lower gross earnings taxes as a result of lower revenues and a lower provision for property taxes because of the establishment of a lower mill rate in the city of New Haven, Connecticut.
         Municipal, gross earnings and other taxes increased approximately 10% in 1996 compared to 1995. This increase was principally due to a higher provision for property taxes, higher gross earnings taxes due to higher revenues and higher sales and use taxes.

Other (Income) Deductions, Net
         Other income for 1997 was higher compared to 1996 primarily due to the receipt of approximately $974,000 in interest income from one of Southern's interstate pipeline suppliers related to Southern's prepayment of transition costs associated with the Federal Energy Regulatory Commission's Order No. 636 and the recognition of a payment received in connection with a newly formed subsidiary joint venture. See section entitled "Investing Activities" for additional information regarding this new joint venture.

Interest Expense
         Total interest expense increased approximately 6% in 1997 compared to 1996. Higher long-term debt costs for 1997 were associated with the issuance of $20,000,000 in secured Medium-Term Notes ("MTN") in

                                     17
                         Connecticut Energy Corporation

August 1996. Higher short-term debt costs due to higher average short-term borrowings and higher short-term interest expense on pipeline refunds not yet returned to firm customers were more than offset by lower short-term interest expense on deferred gas cost balances.
         Total interest expense increased approximately 5% in 1996 compared to 1995. Higher long-term debt costs for 1996 were associated with the MTN issuance. Additionally, interest costs associated with higher average short-term borrowings, deferred gas costs and the operation of the margin sharing mechanism contributed to this increase.
         The Company borrows short-term funds at the most competitive rates by utilizing commercial paper and bank borrowings at money market rates. Short-term interest rates averaged 5.71% in 1997 compared to 5.81% in 1996 and 5.99% in 1995.

Inflation
         Inflation as measured by the Consumer Price Index for all urban consumers was approximately 2.7%, 2.8% and 2.8% for 1997, 1996 and 1995, respectively. Operations and maintenance expenses increase as a result of inflation, as does depreciation expense due to higher replacement costs of plant and equipment. As a regulated utility, Southern's increases in expenses are generally recoverable from customers through rates approved by the DPUC. In management's opinion, inflation has not had a material impact on net income and the results of operations over the last three years.

Regulatory Matters
         Effective April 1, 1996, the DPUC deregulated the sale of natural gas to firm commercial and industrial gas customers in Connecticut by giving these customers an option to purchase natural gas from independent brokers or marketers. Commercial and industrial customers electing to purchase natural gas in this manner pay a DPUC-approved firm transportation rate to the local gas distribution company ("LDCs") for the use of its distribution system.
         On August 21, 1997, the DPUC initiated a generic docket, Docket No. 97-07-11, DPUC Generic Investigation into Issues Associated with the Unbundling of Natural Gas Services by Connecticut Local Distribution Companies, to investigate issues associated with the unbundling of natural gas firm sales and transportation services by LDCs in Connecticut, including Southern. The DPUC intends to conduct this proceeding in two phases. The first phase will address issues relating to firm transportation service in its present form regarding delivery of sales and transportation service by LDCs and marketers. Depending on the findings for this phase, the DPUC may reopen a particular LDC's last rate case to consider any proposed changes to its respective tariffs and rates. The second phase of this proceeding will investigate such issues as residential unbundling, codes of conduct for LDCs and marketers and public policy issues.
         Southern, in accordance with Connecticut statutes, will undergo a periodic review of rates and services by the DPUC commencing in or after December 1997 if it does not file for a rate increase. A periodic review entails a complete review by the DPUC of Southern's financial and operating records. Public hearings will be held to determine whether the current rates are unreasonably discriminatory or more or less than just, reasonable and adequate. If Southern determines that a rate increase is required, a general rate case will be filed in lieu of a rate review.
         In February 1997, the Company and Southern requested a reopening of a DPUC Decision dated December 13, 1978, Docket No. 77-08-28, Application of The Southern Connecticut Gas Company for Approval of Corporate Reorganization and Merger and Formation of a Holding Company, for the purpose of addressing changed conditions in the Company's operations since 1978, which include the dissolution of certain subsidiaries and deregulation of the natural gas marketplace resulting from recent federal and state regulatory actions. On May 21, 1997, the DPUC issued a Decision in the reopened docket. The Decision modified or eliminated several conditions relating to the Company's nonregulated subsidiaries. The Company believes those subsidiaries will now have more flexibility to compete in the rapidly changing energy market on both a financial and operational basis.
         On April 23, 1997, the DPUC issued a final Decision in Docket No. 96-01-28, DPUC Review of the Purchased Gas Adjustment Clause. In this docket, the DPUC conducted a review to determine what modifications, if any, should be made to the PGA clause utilized by Connecticut's three LDCs. This review was conducted to consider the impact of deregulation on the gas industry. In its Decision, the DPUC determined that the PGA clause should continue because it has been found to be an effective tool in controlling volatility in earnings resulting from the instability of gas prices.

                                     18
                         Connecticut Energy Corporation

         On August 21, 1996, the DPUC issued a final Decision in Docket No. 96-04-30, Application of The Southern Connecticut Gas Company to Dispose of a Portion of Its Plant and Equipment. The DPUC approved certain proposals made by Southern regarding the operation of its liquefied natural gas ("LNG") tank and related facilities, which include the sublease of the LNG tank and related facilities from Southern to its nonregulated affiliate, CNE Energy Services Group, Inc. ("CNE Energy"), which would, in turn, sublease the LNG facility to Total Peaking Services, L.L.C. ("TPS"). The members of TPS are CNE Energy and PanEnergy Plus Milford Ventures Company, a wholly-owned subsidiary of EnergyPlus Ventures Company which, in turn, was a wholly-owned subsidiary of PanEnergy Corp. (now Duke Energy Corporation).
         The DPUC granted approval to move the LNG facility out of Southern and into an unregulated venture. However, federal approval necessary to finalize this venture and commence interstate operations is still pending.
         Pursuant to Southern's 1993 rate order, which incorporated the provisions of the previously approved Partial Settlement of Certain Issues ("Partial Settlement"), a target margin, net of gross earnings tax, was established for on-system sales and transportation to Southern's interruptible customers. Margins collected in excess of this target were shared between customers and Southern on an 80%/20% split.
         In January 1996, Southern requested a reopening of the 1993 rate proceeding to propose a plan to redirect excess on-system margins to be returned to ratepayers for calendar years 1996, 1997 and 1998 to fund certain economic development initiatives in Bridgeport ("BEDI") and to provide grants to customers to reduce Southern's current hardship assistance balances ("HAB"). Southern estimated that margins to be collected over the proposed three-year period would be approximately $14,000,000, which would be divided equally between BEDI and HAB. Southern's proposal related to the BEDI included job training and services, certain loan subsidies and health promotion outreach services. Redirection of ratepayer margins for HAB would benefit Southern's hardship customers by reducing their accounts receivable arrearages and would benefit Southern by reducing its provision for uncollectibles for such accounts.
         On April 26, 1996, the DPUC issued a final Decision regarding Southern's proposal. The DPUC effectively approved Southern's proposal with certain modifications in the direction of BEDI funding initiatives, the imposition of a cap of $6,000,000 per year of ratepayer margins to be split equally between BEDI and HAB and certain implementation and status reporting requirements.

Recent Accounting Developments
         In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"), which will be effective for the interim period ending December 31, 1997. This statement establishes standards for the computation and presentation of earnings per share ("EPS") by all entities with publicly held common stock or potential common stock. The statement replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. The adoption of SFAS 128 is required by October 1, 1997, and the Company intends to adopt this statement prospectively. The impact of this standard is not expected to have a material effect on the Company's reported EPS.

LIQUIDITY AND CAPITAL RESOURCES

Operating Activities
         The seasonal nature of Southern's business creates large short-term cash demands primarily to finance gas purchases, customer accounts receivable and certain tax payments. To provide these funds, as well as funds for capital expenditure programs and other corporate purposes, Connecticut Energy and Southern have credit lines with a number of banks as detailed below:

                                                             Shared
                         Connecticut                    Connecticut
                              Energy     Southern   Energy/Southern        Total
--------------------------------------------------------------------------------
Committed Lines           $5,000,000  $32,000,000       $20,000,000  $57,000,000
Uncommitted Lines                 --  $10,000,000       $10,000,000  $20,000,000

                                     19
                         Connecticut Energy Corporation

         At September 30, 1997, the Company had unused lines of credit of $45,600,000. Because of the availability of short-term credit and the ability to issue long-term debt and additional equity, management believes it has adequate financial flexibility to meet its anticipated cash needs.
         Operating cash flows for 1997 were higher compared to 1996. The increase was principally due to lower accounts receivable balances due to warmer weather and more aggressive collection efforts, the receipt of pipeline refunds which are in the process of being returned to customers, lower inventory balances and higher comparative balances of deferred credits. Partially offsetting the overall increase in operating cash flows was the effect of warmer weather on the operation of the PGA and lower accounts payable balances.
         Operating cash flows for 1996 compared to 1995 were negatively impacted by higher accounts receivable, inventory, prepaid pension, postretirement health care and deferred certified hardship customer arrearage balances as well as lower balances related to Southern's interruptible margin sharing mechanism. These items were partially offset by higher net income and higher accounts payable, accrued tax and refundable purchased gas cost balances.

Investing Activities
         Capital expenditures approximated $28,443,000 in 1997, $25,200,000 in 1996 and $27,600,000 in 1995. Capital expenditures for 1997 were approximately 13% higher compared to 1996 due to the impact of less severe winter weather on construction activity. Southern relies upon cash flows provided by operating activities to fund a portion of these expenditures, with the remainder funded by short-term borrowings and, at some later date, long-term debt and capital stock financings. Capital expenditures in 1998 will approximate $33,300,000. Approximately $22,800,000 of budgeted capital expenditures has been allocated to Southern, of which approximately 28% is earmarked for new business. The majority of Southern's remaining planned capital expenditures are to improve, protect and maintain its existing gas distribution system. Over the 1998-2002 period, it is estimated that total expenditures for new plant and equipment will range between $110,000,000 and $130,000,000.
         In September 1997, the Company's nonutility subsidiary, CNE Energy, formed a joint venture with Delmarva Power & Light Company's bulk energy group. The alliance was formed to sell natural gas, electricity, fuel oil and other services in New York and New England. The new energy marketing and sales company will operate under the name Conectiv/CNE Energy Services, LLC ("Conectiv/CNE"). In addition to selling energy products, Conectiv/CNE will market a full range of energy-related planning, financial, operational and maintenance services to commercial, industrial and municipal customers located in New York and New England. This alliance replaces the joint venture between CNE Energy and Louis Dreyfus Energy Corp. which was terminated on August 31, 1997.
         In September 1997, Southern announced it will construct the distribution facilities needed to transport natural gas from a gate station in Stratford, Connecticut to a new 520 megawatt electric generating plant located approximately ten miles away at the site of United Illuminating Company's Bridgeport Harbor Station. Included in the Company's 1998 capital expenditures budget is approximately $8,500,000 for this construction. When completed, the gas turbine plant will be the largest nonnuclear generating plant in Connecticut and will have the capacity to provide enough electricity to service up to 260,000 homes. Final contract negotiations with Duke Energy Trading and Marketing, LLC are still ongoing. Once completed, the contract will be submitted to the DPUC for review and approval.
         In August 1997, the Company's nonutility subsidiary, CNE Venture-Tech, Inc. ("CNE Venture-Tech"), made an initial investment in the Nth Power Technologies Fund I ("Nth Power") as a limited partner. Nth Power's venture capital fund invests in companies that produce or market technologically advanced, innovative energy-related products. Participation in the fund may provide business opportunities to its limited partners. CNE Venture-Tech is committed to invest up to $5,000,000 in the fund over the next three years.

Financing Activities
         In November 1997, the Company completed a public sale of 1,035,000 shares of its common stock at a price of $24.25 per share and received net proceeds of approximately $24,013,000. The proceeds of this sale were used for the repayment of Southern's short-term debt. The method, timing and amounts of any future financings by the Company or its subsidiaries will depend on a variety of factors, including capitalization ratios, coverage ratios, interest costs, the state of the capital markets and general economic conditions.

                                     20
                         Connecticut Energy Corporation

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

Environmental Matters
         Southern has identified coal tar residue at three sites in Connecticut resulting from coal gasification operations conducted at those sites by Southern's predecessors from the late 1800s through the first part of this century. Many gas distribution companies throughout the country carried on such gas manufacturing operations during the same period. The coal tar residue is not designated a hazardous material by any federal or Connecticut agency, but some of its constituents are classified as hazardous.
         On April 27, 1992, Southern notified the Connecticut Department of Environmental Protection ("DEP") and the United States Environmental Protection Agency of the presence of coal tar residue at the sites. On November 9, 1994, the DEP informed Southern that it had performed a preliminary review of the information provided to it by Southern and had determined that, based on current priorities and limited staff resources, a comprehensive review of site conditions and subsequent participation by the DEP "are not possible at this time."
         On September 8, 1997, Southern received a letter from the DEP informing it that the three sites had been entered on the Connecticut Inventory of Hazardous Waste Sites. The letter states that the site located on Pine Street in Bridgeport, Connecticut may be of particular interest to the state of Connecticut because of its proximity to the Connecticut Department of Transportation expansion project of the U.S. Highway Route Number 95 Corridor. Placement of the sites on the Inventory of Hazardous Waste Sites means that the DEP may pursue remedial action pursuant to the Connecticut General Statutes.
         Each site is located in an area that permits Southern to voluntarily perform any remedial action. Connecticut law also allows Southern to retain a Licensed Environmental Professional to conduct further environmental assessments and, if necessary, to develop remedial action plans in accordance with Connecticut Remediation Standard Regulations. Southern intends to confer with officials of the DEP and the Department of Transportation to establish priorities in connection with the environmental assessments.
         Management cannot at this time predict the costs of any future site analysis and remediation, if any, nor can it estimate when any such costs, if any, would be incurred. While such future analytical and cleanup costs could possibly be significant, management believes, based upon the provisions of the Partial Settlement in Southern's most recent rate order and regulatory precedent with other LDCs in Connecticut, that Southern will be able to recover these costs through its customer rates. Although the method, timing and extent of any recovery remain uncertain, management currently does not expect that the incurrence of such costs will materially adversely impact the Company's financial condition or results of operations.

                                     21
                         Connecticut Energy Corporation

Consolidated Statements
of Income
(dollars in thousands, except per share)


Years ended September 30,                                                          1997          1996              1995
-----------------------------------------------------------------------------------------------------------------------
Operating Revenues                                                             $252,008      $261,093          $232,093
Purchased gas                                                                   132,672       141,628           115,583
-----------------------------------------------------------------------------------------------------------------------
Gross margin                                                                    119,336       119,465           116,510
-----------------------------------------------------------------------------------------------------------------------
Operating Expenses:
   Operations                                                                    46,773        47,821            49,113
   Maintenance                                                                    3,579         3,784             3,743
   Depreciation                                                                  15,774        14,752            14,050
   Federal and state income taxes                                                 8,935         7,606             7,436
   Municipal, gross earnings and other taxes                                     15,386        16,838            15,282
-----------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                         90,447        90,801            89,624
-----------------------------------------------------------------------------------------------------------------------
Operating income                                                                 28,889        28,664            26,886
-----------------------------------------------------------------------------------------------------------------------
Other (income) deductions, net                                                   (1,229)          546               519
-----------------------------------------------------------------------------------------------------------------------
Interest Expense:
   Interest on long-term debt and
     amortization of debt issue costs                                            12,321        11,065            10,859
   Other interest, net                                                            1,356         1,888             1,448
-----------------------------------------------------------------------------------------------------------------------
Total interest expense                                                           13,677        12,953            12,307
-----------------------------------------------------------------------------------------------------------------------
Net Income                                                                    $  16,441      $ 15,165         $  14,060
-----------------------------------------------------------------------------------------------------------------------
Net income per share                                                          $    1.81      $   1.70         $    1.60
-----------------------------------------------------------------------------------------------------------------------
Dividends paid per share                                                      $    1.32      $   1.31         $    1.30
-----------------------------------------------------------------------------------------------------------------------
Weighted average common shares outstanding                                    9,095,521     8,924,299         8,773,878
-----------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                                     22
                         Connecticut Energy Corporation

Consolidated Balance Sheets
(dollars in thousands, except per share)


As of September 30,                                                                                  1997          1996
-----------------------------------------------------------------------------------------------------------------------
Assets
Utility Plant:
   Plant in service, at cost                                                                     $396,263      $372,776
   Construction work in progress                                                                    3,412         3,333
-----------------------------------------------------------------------------------------------------------------------
Gross utility plant                                                                               399,675       376,109
Less: accumulated depreciation                                                                    130,553       118,348
-----------------------------------------------------------------------------------------------------------------------
Net utility plant                                                                                 269,122       257,761
Nonutility property, net                                                                            3,343         2,804
-----------------------------------------------------------------------------------------------------------------------
Net utility plant and other property                                                              272,465       260,565
-----------------------------------------------------------------------------------------------------------------------
Current Assets:
   Cash and cash equivalents                                                                        6,644         5,121
   Accounts and notes receivable (less allowance for doubtful
     accounts of $2,948 in 1997 and $2,742 in 1996)                                                29,179        30,873
   Accrued utility revenues, net                                                                    2,541         2,608
   Unrecovered purchased gas costs                                                                  5,523            --
   Inventories                                                                                     12,606        15,331
   Prepaid expenses                                                                                 4,067         1,841
-----------------------------------------------------------------------------------------------------------------------
Total current assets                                                                               60,560        55,774
-----------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
   Unamortized debt expenses                                                                        6,038         6,238
   Unrecovered deferred income taxes                                                               42,929        41,435
   Other                                                                                           42,289        35,216
-----------------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                                                            91,256        82,889
-----------------------------------------------------------------------------------------------------------------------
Total assets                                                                                     $424,281      $399,228
-----------------------------------------------------------------------------------------------------------------------
Capitalization and Liabilities
Common Shareholders' Equity:
   Common stock -- par value $1 per share:
     authorized -- 20,000,000 shares;
     issued and outstanding -- 9,172,468 in 1997;
     9,012,267 in 1996                                                                           $   9,172     $  9,012
   Capital in excess of par value                                                                   94,540       91,079
   Unearned compensation                                                                            (1,068)          --
   Retained earnings                                                                                42,297       37,870
   Adjustment for minimum pension liability (net of income taxes)                                     (427)          --
-----------------------------------------------------------------------------------------------------------------------
Total common shareholders' equity                                                                  144,514      137,961
-----------------------------------------------------------------------------------------------------------------------
Redeemable Preferred Stock                                                                              --           --
Long-Term Debt                                                                                     134,073      138,727
-----------------------------------------------------------------------------------------------------------------------
Total capitalization                                                                               278,587      276,688
-----------------------------------------------------------------------------------------------------------------------
Current Liabilities:
   Short-term borrowings                                                                            31,400       19,200
   Current maturities of long-term debt                                                              4,654          595
   Accounts payable                                                                                 12,609       14,250
   Federal, state and deferred income taxes                                                          5,017        2,424
   Property and other accrued taxes                                                                  4,567        5,555
   Interest payable                                                                                  3,499        3,569
   Customers' deposits                                                                               1,718        1,826
   Refundable purchased gas costs                                                                       --          520
   Refunds due customers                                                                             2,627          202
   Other                                                                                             3,892        3,545
-----------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                                           69,983       51,686
-----------------------------------------------------------------------------------------------------------------------
Deferred Credits:
   Deferred income taxes                                                                            64,917       62,112
   Deferred investment tax credits                                                                   2,976        3,269
   Other                                                                                             7,818        5,473
-----------------------------------------------------------------------------------------------------------------------
Total deferred credits                                                                              75,711       70,854
-----------------------------------------------------------------------------------------------------------------------
Commitments and contingencies                                                                           --           --
-----------------------------------------------------------------------------------------------------------------------
Total capitalization and liabilities                                                              $424,281     $399,228
-----------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                                     23
                         Connecticut Energy Corporation

Consolidated Statements
of Changes in Common
Shareholders' Equity
(dollars in thousands, except per share)


                                                                                                     Adjust-     Total
                                         Common Stock                                               ment for    Common
                                       ----------------       Capital in   Unearned                  Minimum    Share-
                                        Number      Par        Excess of    Compen-      Retained     Pension  holders'
                                        of Shares Value        Par Value     sation      Earnings   Liability    Equity
-----------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1994           8,700,266 $8,700      $85,265            --      $ 31,754          --  $125,719
Issuance through dividend
   reinvestment plan                      164,944    165        3,030            --            --          --     3,195
Net income                                     --     --           --            --        14,060          --    14,060
Dividends paid on common stock
   ($1.30 per share)                           --     --           --            --       (11,413)         --   (11,413)
-----------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1995           8,865,210 $8,865      $88,295            --      $ 34,401          --  $131,561
Issuance through dividend
   reinvestment plan                      147,057    147        2,784            --            --          --     2,931
Net income                                     --     --           --            --        15,165          --    15,165
Dividends paid on common stock
   ($1.31 per share)                           --     --           --            --       (11,696)         --   (11,696)
-----------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1996           9,012,267 $9,012      $91,079            --      $ 37,870          --  $137,961
Issuance through dividend
   reinvestment plan                      107,054    107        2,205            --            --          --     2,312
Issuance through restricted
   stock award plan and non-
   employee director stock plan            53,147     53        1,256            --            --          --     1,309
Unearned compensation                          --     --           --       $(1,068)           --          --    (1,068)
Net income                                     --     --           --            --        16,441          --    16,441
Dividends paid on common stock
   ($1.32 per share)                           --     --           --            --       (12,014)         --   (12,014)
Adjustment for minimum
   pension liability
   (net of income taxes)                       --     --           --            --            --       $(427)     (427)
-----------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1997           9,172,468 $9,172      $94,540       $(1,068)     $ 42,297       $(427) $144,514
-----------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                                     24
                         Connecticut Energy Corporation

Consolidated Statements
of Cash Flows
(dollars in thousands)


Years ended September 30,                                                         1997              1996              1995
--------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
   Net income                                                                 $ 16,441          $ 15,165          $ 14,060
Adjustments to Reconcile Net Income to Net Cash:
   Depreciation and amortization                                                16,704            15,747            14,985
   Provision for losses on accounts receivable                                   7,297             6,549             6,548
(Increase) Decrease in Assets:
   Accounts and notes receivable                                                (5,603)          (13,966)           (6,306)
   Accrued utility revenues, net                                                    67                67               (45)
   Unrecovered purchased gas costs                                              (5,523)            2,972             1,551
   Inventories                                                                   2,725            (2,216)            1,563
   Prepaid expenses                                                             (2,607)              140              (400)
   Unamortized debt expenses                                                       (42)             (383)               (7)
   Deferred charges and other assets                                            (5,593)           (6,229)           (1,860)
Increase (Decrease) in Liabilities:
   Accounts payable                                                             (1,641)            4,664            (1,300)
   Accrued taxes                                                                 1,605               577            (1,452)
   Refundable purchased gas costs                                                 (520)              520                --
   Other current liabilities                                                     2,594              (293)               82
   Deferred income taxes and investment tax credits                              1,303             1,743             2,627
   Deferred credits and other liabilities                                        1,611            (2,635)            4,323
--------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                       28,818            22,422            34,369
--------------------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities:
   Capital expenditures                                                        (28,504)          (25,251)          (27,641)
   Contributions in aid of construction                                             61                71                32
   Proceeds from (payments for) retirement of utility plant                        462              (487)             (390)
   Energy ventures                                                              (1,458)           (1,910)               --
   Other                                                                            --                --                40
--------------------------------------------------------------------------------------------------------------------------
Net cash used by investing activities                                          (29,439)          (27,577)          (27,959)
--------------------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities:
   Dividends paid on common stock                                              (12,014)          (11,696)          (11,413)
   Issuance of common stock                                                      2,553             2,931             3,195
   Issuance of long-term debt                                                       --            20,000                --
   Repayments of long-term debt                                                   (595)             (594)             (594)
   Increase (decrease) in short-term borrowings                                 12,200            (5,000)            5,400
--------------------------------------------------------------------------------------------------------------------------
Net cash provided (used) by financing activities                                 2,144             5,641            (3,412)
--------------------------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                                        1,523               486             2,998
Cash and cash equivalents at beginning of year                                   5,121             4,635             1,637
--------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                      $  6,644          $  5,121          $  4,635
--------------------------------------------------------------------------------------------------------------------------
Supplemental Disclosures of Cash Flow Information
Cash Paid During the Year for:
   Interest                                                                   $ 14,200          $ 12,228          $ 11,701
   Income taxes                                                               $  5,041          $  6,625          $  6,636
Supplemental Schedule of Noncash
Investing and Financing Activities:
   In the year ended September 30, 1997, 52,247 shares of unregistered common stock were issued pursuant to the Company's 1997 Restricted Stock Award Plan and
900 shares of unregistered common stock were issued pursuant to the Non-Employee
Director Stock Plan.

See notes to consolidated financial statements.

                                     25
                         Connecticut Energy Corporation

Notes to Consolidated
Financial Statements
(dollars in thousands, except per share)

Note 1 -- Summary of Significant Accounting Policies
General
         Connecticut Energy Corporation's ("Connecticut Energy" or "Company") consolidated financial statements include the accounts of all subsidiary companies, and all significant intercompany transactions and accounts have been eliminated. Certain prior year amounts have been reclassified to conform with the current format of financial statement presentation.
         The Company's principal subsidiary, The Southern Connecticut Gas Company ("Southern"), is subject to regulation by the Connecticut Department of Public Utility Control ("DPUC") with respect to rates charged for service and the maintenance of accounting records, among other things. Southern's accounting policies conform to generally accepted accounting principles ("GAAP") as applied to regulated public utilities and are in accordance with the accounting requirements and ratemaking practices of the DPUC.
         In preparing the financial statements in conformity with GAAP, the Company uses estimates. Estimates are disclosed when there is a reasonable possibility for change in the near term. For this purpose, near term is defined as a period of time not to exceed one year from the date of the financial statements. The Company's financial statements have been prepared based on management's estimates of the impact of regulatory, legislative and judicial developments on the Company or significant groups of its customers. The recorded amounts of certain accruals, reserves, deferred charges and assets could be materially impacted if circumstances change which affect these estimates.

Line of Business
         Connecticut Energy is a public utility holding company primarily engaged in the retail distribution of natural gas for residential, commercial and industrial uses through its utility subsidiary, Southern.
         In fiscal 1995, the Company formed two nonutility subsidiaries, CNE Development Corporation ("CNE Development") and CNE Energy Services Group, Inc. ("CNE Energy"). CNE Development is an equity holder in an entity formed to purchase and market natural gas and may potentially participate in other nonregulated activities; CNE Energy engages in activities relating to the selling, planning, purchasing and management of various energy services to commercial and industrial end users. In September 1997, CNE Energy formed a joint venture with Delmarva Power & Light Company's bulk energy group. The alliance was formed to sell natural gas, electricity, fuel oil and other services in New York and New England. The new energy marketing and sales company will operate under the name Conectiv/CNE Energy Services, LLC ("Conectiv/CNE"). In addition to selling energy products, Conectiv/CNE will market a full range of energy-related planning, financial, operational and maintenance services to commercial, industrial and municipal customers located in New York and New England. This alliance replaces the joint venture between CNE Energy and Louis Dreyfus Energy Corp. which was terminated on August 31, 1997.
         In October 1996, the Company formed another nonutility subsidiary, CNE Venture-Tech, Inc. ("CNE Venture-Tech"). CNE Venture-Tech focuses on investing in technology companies and participating in ventures with technology partners serving the utility industry. In August 1997, CNE Venture-Tech made an initial investment in the Nth Power Technologies Fund I ("Nth Power") as a limited partner. Nth Power's venture capital fund invests in companies that produce or market technologically advanced, innovative energy-related products. Participation in the fund may provide business opportunities to its limited partners.

Accounting for the Effects of Regulation
         Southern prepares its financial statements in accordance with the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("SFAS 71"), which requires a cost-based, rate-regulated enterprise such as Southern to reflect the impact of regulatory decisions in its financial statements. The DPUC's actions through the ratemaking process can create regulatory assets in which costs are allowed for ratemaking purposes in a period other than the period in which the costs would be charged to expense if the reporting entity were unregulated.
         In the application of SFAS 71, Southern follows accounting policies that reflect the impact of the rate treatment of certain events or transactions. The most significant of these policies include the recording of deferred gas costs, deferred conservation costs, deferred hardship heating customer accounts receivable arrearages, deferred environmental evaluation costs and an unfunded deferred income tax liability, with a corresponding unrecovered asset, to account for temporary differences previously flowed through to ratepayers.

                                     26
                         Connecticut Energy Corporation

Notes to Consolidated Financial Statements
(dollars in thousands, except per share)

         Southern had net regulatory assets as of September 30, 1997 and 1996 of $63,606 and $59,281, respectively. These amounts are included in deferred charges and other assets and deferred credits in the consolidated balance sheets and are solely due to the application of the provisions of SFAS 71.
         Effective April 1, 1996, the DPUC deregulated the sale of natural gas to firm commercial and industrial customers by giving these customers an option to purchase natural gas from independent brokers or marketers. Commercial and industrial customers electing to purchase natural gas in this manner pay a DPUC-approved firm transportation rate to the local gas distribution company ("LDCs") for the use of its distribution system.
         Southern is one of three Connecticut LDCs whose firm transportation rates are designed to provide the same margins earned from bundled services. Because the new rates are margin neutral, there has not been any impact upon Southern's ability to recover deferred costs through cost-based rate regulation. Firm transportation rates have eliminated only the gas cost component of the rates previously charged to these customers. The Company has not experienced any adverse impact on its earnings or results of operations from this change in rate structure. Additionally, the DPUC's initiatives for competition have not been directed toward services for certain groups of customers, including service to residential classes, which represent the majority of Southern's total throughput and gross margin.
         Management believes that Southern continues to meet the requirements of SFAS 71 because Southern's rates for regulated services provided to its customers are subject to DPUC approval; are designed to recover Southern's costs of providing regulated services and continue to be subject to cost-of-service based rate regulation by the DPUC.

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

Purchased Gas Costs
         Southern's firm sales rates include a Purchased Gas Adjustment clause ("PGA") under which purchased gas costs above or below base rate levels are charged or credited to customers. As prescribed by the DPUC, most differences between Southern's actual purchased gas costs and the current cost recovery are deferred for future recovery or refund through the PGA.

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

Weather Normalization Adjustment
         Southern's firm rates include a Weather Normalization Adjustment ("WNA") under which the non-gas portion of these rates is charged or credited monthly to reflect deviations from normal temperatures. The WNA was implemented in January 1994 and operates for ten months of the year (September through June).

Federal Income Taxes
         In accordance with the requirements of the DPUC, the Economic Recovery Tax Act of 1981 and subsequent amendments to the Internal Revenue Code ("IRC"), income tax reductions to Southern resulting from such items as liberalized depreciation on 1981 to 1997 plant additions and investment tax credits on 1981 to 1986 plant additions are deferred and amortized to income over the useful lives of the related assets. Prior to 1981, Southern had treated the differences between tax and book depreciation on plant and equipment as adjustments to tax provisions ("flow-through method") and utilized the flow-through method on depreciation of pre-1981 assets. With specific permission from the DPUC, Southern also provides deferred federal income taxes for certain items, such as unrecovered purchased gas costs, that are reported in different time periods for tax purposes and financial reporting purposes.
         In February 1992, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 establishes financial accounting and reporting standards for deferred income taxes using an asset and liability approach. SFAS 109 requires, among other things, the recognition of the effect on deferred taxes of enacted tax rate and law changes in the year in which they occur.

                                     27
                         Connecticut Energy Corporation

Notes to Consolidated Financial Statements
(dollars in thousands, except per share)

         The Company adopted SFAS 109 on October 1, 1993 and has adjusted deferred tax balances to reflect the differences between the tax and financial statement basis of all assets and liabilities, regardless of whether deferred taxes had been previously provided. Deferred tax liabilities have been reduced to the extent they had been previously provided at federal statutory rates in excess of the rates in effect on the effective date of adoption. In accordance with SFAS 71, as of September 30, 1997 and 1996, the Company had a deferred tax liability and corresponding regulatory asset of approximately $42,929 and $41,435, respectively, due to the adoption of SFAS 109. The effect of the adoption of SFAS 109 on net income is not material since this adjustment will be recognized in income in future periods as the temporary differences reverse.

Net Income per Share
         Net income per share is computed based upon the weighted average number of common shares outstanding during each year.

Utility Plant
         Utility plant is stated at original cost. The costs of additions and major replacements of retired units are capitalized. Costs include labor, direct material and certain indirect charges such as engineering and supervision. Replacement of minor items of property and the cost of maintenance and repairs are included in maintenance expense. For normal retirements, the original cost of property, together with removal cost, less salvage value, is charged to accumulated depreciation when the property is retired and removed from service.

Depreciation
         For financial accounting purposes, depreciation of utility plant is computed using the composite straightline rates prescribed by the DPUC. The annual composite rate allowed for book depreciation for Southern is 4.15% for all years presented. Depreciation of transportation and power-operated equipment is computed separately and based on their estimated useful lives. For federal income tax purposes, the Company computes depreciation using accelerated methods.

Inventories
         Inventories are stated at the lower of cost or market, cost generally being determined on the basis of the average cost method. Inventories consist primarily of fuel stock and smaller amounts of materials, supplies and appliances.

Deferred Charges and Other Assets
         Deferred charges and other assets include amounts related to the following:

As of September 30,                                           1997       1996
--------------------------------------------------------------------------------
Conservation costs                                         $ 4,881     $ 3,954
Energy assistance funding shortfall                            882       1,502
Environmental evaluation costs                                 718         915
Gas holder costs                                               308         554
Hardship heating customer accounts receivable arrearages    13,439      11,753
Hardship heating customer assistance grant program             634          --
Investment in energy ventures                                3,418       1,960
Nonqualified benefit plans                                   2,302       1,160
Prepaid pension and postretirement medical contributions    13,228      11,395
Other                                                        2,479       2,023
--------------------------------------------------------------------------------
                                                           $42,289     $35,216
--------------------------------------------------------------------------------

         Southern has been allowed to recover various deferred charges in rates over periods ranging from three to five years in accordance with the DPUC's Decision in Southern's latest rate case.

Deferred Credits
         Deferred credits include amounts related to the following:

As of September 30,                                           1997       1996
--------------------------------------------------------------------------------
Economic development initiatives                            $1,339      $  675
Insurance reserves                                           1,122         722
Interruptible margin sharing                                   877         556
Nonqualified benefit plans                                   2,961       2,574
Other                                                        1,519         946
--------------------------------------------------------------------------------
                                                            $7,818      $5,473
--------------------------------------------------------------------------------

                                     28
                         Connecticut Energy Corporation

Notes to Consolidated Financial Statements
(dollars in thousands, except per share)

Stock-Based Compensation Plan
         The Company applies the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), to its restricted stock award plan in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," as permitted by SFAS 123.

Statement of Cash Flows
         For purposes of reporting cash flows, short-term investments having maturities of three months or less are considered to be cash equivalents.

Recent Accounting Developments
         In February 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"), which will be effective for the interim period ending December 31, 1997. This statement establishes standards for the computation and presentation of earnings per share ("EPS") by all entities with publicly held common stock or potential common stock. The statement replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. The adoption of SFAS 128 is required by October 1, 1997, and the Company intends to adopt this statement prospectively. The impact of this standard is not expected to have a material effect on the Company's reported EPS.

Note 2 -- Provision for Income Taxes
         Effective October 1, 1993, the Company adopted SFAS 109 and recorded a regulatory asset of $33,943 related to the cumulative amount of income taxes to account for temporary differences previously flowed through to ratepayers. In addition, the Company has a deferred tax liability of $2,976 related to future tax benefits to be flowed back to ratepayers associated with unamortized investment tax credits and decreases in both federal and state statutory tax rates. Both the regulatory asset and liability are recognized over the regulatory lives of the related taxable bases concurrent with the realization in rates.
         The provision for income taxes includes the following:

Years ended September 30,                  1997           1996           1995
--------------------------------------------------------------------------------
Taxes currently payable--federal         $4,220         $5,463         $3,817
Taxes currently payable--state            1,232          1,669          1,535
--------------------------------------------------------------------------------
                                         $5,452         $7,132         $5,352
Deferred taxes--federal                   3,483            474          2,084
--------------------------------------------------------------------------------
Total income tax provision               $8,935         $7,606         $7,436
--------------------------------------------------------------------------------

         Sources and tax effects of items which gave rise to deferred taxes are as follows:

Years ended September 30,                  1997           1996           1995
--------------------------------------------------------------------------------
Amortization of deferred investment
  tax credits                            $ (292)       $  (292)        $ (292)
Unrecovered purchased gas costs           2,180         (1,288)          (542)
Depreciation                              1,775          1,817          1,956
Minimum tax credits                          --            439          1,024
Other                                      (180)          (202)           (62)
--------------------------------------------------------------------------------
                                         $3,483        $   474         $2,084
--------------------------------------------------------------------------------

         The following table reconciles the income tax provision calculated using the federal statutory tax rate to the book provision for federal and state income taxes:

Years ended September 30,                  1997           1996           1995
--------------------------------------------------------------------------------
Statutory federal tax rate                   35%            35%            35%
Depreciation differences                      3              4              3
Allowance for doubtful accounts,
   including amounts forgiven and deferred   (1)            (3)             1
Investment tax credits                       (1)            (1)            (1)
Cost to retire assets, net of salvage        (1)            (1)            (1)
State taxes, net of federal tax benefit       3              5              5
Pension contribution                         (1)            (3)            (2)
Conservation costs                           (1)            (4)            (3)
Other, net                                   (1)             1             (2)
--------------------------------------------------------------------------------
Effective tax rate                           35%            33%            35%
--------------------------------------------------------------------------------

                                     29
                         Connecticut Energy Corporation

Notes to Consolidated Financial Statements
(dollars in thousands, except per share)

         Deferred income tax liabilities (assets) are composed of the following:

As of September 30,                                     1997             1996
--------------------------------------------------------------------------------
Tax effect of temporary differences for:
Depreciation                                         $24,056          $22,281
Regulatory assets - income taxes                      42,929           41,435
Contributions in aid of construction                    (741)            (715)
Nonqualified benefit plans                              (928)            (793)
Other                                                   (399)             (96)
--------------------------------------------------------------------------------
Net deferred income tax liability - long-term        $64,917          $62,112
--------------------------------------------------------------------------------

         As of September 30, 1997 and 1996, the balance sheet caption "Federal, state and deferred income taxes" included approximately $1,933 and $(247), respectively, of current deferred federal and state income taxes.

Note 3 -- Long-Term Debt
         Long-term debt outstanding consists of the following:

As of September 30,                                     1997             1996
--------------------------------------------------------------------------------
First Mortgage Bonds:
Series L, 8%, due March 1, 1998                     $  4,200         $  4,340
Series T, 10.02%, due September 1, 2003                2,727            3,182
Series U,  9.70%, due July 31, 2019                    9,800            9,800
Series V,  9.85%, due July 31, 2020                   15,000           15,000
Series W,  8.93% - 9.13%, due November 17, 2031       60,000           60,000
Series X,  7.67%, due December 15, 2012               15,000           15,000
Series Y,  7.08%, due October 1, 2013                 12,000           12,000
--------------------------------------------------------------------------------
                                                    $118,727         $119,322
Medium-Term Notes:
Series MTN, 7.50% - 7.95%, due August 3, 2026         20,000           20,000

Less: amounts due within one year                      4,654              595
--------------------------------------------------------------------------------
                                                    $134,073         $138,727
--------------------------------------------------------------------------------

         Under the provisions of Southern's mortgage bond indenture dated March 1, 1948, as supplemented from time to time, sinking fund payments are required at various dates for Series L and Series T First Mortgage Bonds. Series W First Mortgage Bonds are due in bullet payments in the years 2021 and 2031, respectively. Series U, V, X and Y are due in single payments in the years 2019, 2020, 2012 and 2013, respectively. Substantially all of the utility plant of Southern is subject to the lien of its mortgage bond indentures. See Note 6, "Common Shareholders' Equity," for dividend restrictions.
         In August 1996, Southern issued and sold $20,000 in secured medium-term notes. These notes have a weighted average rate of 7.84% and a weighted average life of 25 years. They will be redeemed through payments of $5,000 and $15,000 in the years 2006 and 2026, respectively. Proceeds from the sale were principally used to reduce short-term borrowings incurred primarily in connection with Southern's construction program.
         The aggregate annual sinking fund contributions and principal maturities for the five fiscal years subsequent to September 30, 1997 are as follows: 1998 -- $4,654; 1999 -- $455; 2000 -- $454; 2001 -- $455; 2002 -- $455;
total -- $6,473.
         Expenses incurred in connection with long-term borrowings are normally amortized on a straightline method over the respective lives of the issues giving rise thereto.

Note 4 -- Short-Term Borrowings
         The Company follows the practice of borrowing on a short-term basis from banks and through the sale of commercial paper. The following information relates to these borrowings:

As of September 30,                                     1997             1996
--------------------------------------------------------------------------------
Bank Loans:
Outstanding                                          $31,400          $19,200
Weighted average interest rate                          6.61%            6.10%

Commercial Paper:
Outstanding                                               --               --
Weighted average interest rate                            --               --
--------------------------------------------------------------------------------

                                     30
                         Connecticut Energy Corporation

Notes to Consolidated Financial Statements
(dollars in thousands, except per share)

         As of September 30, 1997, Connecticut Energy and Southern have lines of credit with a number of banks as detailed below:

                                                          Shared
                                                     Connecticut
                     Connecticut                         Energy/
                          Energy      Southern          Southern       Total
--------------------------------------------------------------------------------
Committed Lines           $5,000       $32,000           $20,000     $57,000
Uncommitted Lines             --       $10,000           $10,000     $20,000

         As of September 30, 1997, the Company had unused lines of credit of $45,600. In lieu of compensating balances, Southern pays fees for its committed lines of credit which are approximately 1/5 of 1% of the amount of the line of credit. The aggregate annual commitment fees on these lines were $115, $110 and $96 for the years ended September 30, 1997, 1996 and 1995, respectively.

Note 5 -- Redeemable Preferred Stock
         The following table summarizes the shares of preferred stock authorized, issued and outstanding:

As of September 30,                               1997             1996
--------------------------------------------------------------------------------
The Southern Connecticut Gas Company:
Cumulative preferred stock, $100 par value
Authorized                                     200,000          200,000
Issued and outstanding                              --               --
--------------------------------------------------------------------------------
Preferred stock, $1 par value
Authorized                                     600,000          600,000
Issued and outstanding                              --               --
--------------------------------------------------------------------------------
Preference stock, $1 par value
Authorized                                   1,000,000        1,000,000
Issued and outstanding                              --               --
--------------------------------------------------------------------------------
Connecticut Energy Corporation:
Preference stock, $1 par value
Authorized                                   1,000,000        1,000,000
Issued and outstanding                              --               --
--------------------------------------------------------------------------------

         Southern's $1 par value preferred stock ranks on a parity as to dividends and payments in liquidation with Southern's $100 par value preferred stock. While the preference stock is preferred as to dividends and payments in liquidation over Southern's common stock, it is subordinate to the other classes of preferred stock.

Note 6 -- Common Shareholders' Equity
         Southern's indentures relating to long-term debt contain restrictions as to the declaration or payment of cash dividends on capital stock and the reacquisition of capital stock. Under the most restrictive of such provisions, $29,633 of Southern's retained earnings as of September 30, 1997 was available for such purposes.
         During the second quarter of fiscal 1997, 52,247 shares of unregistered common stock were issued to five senior officers pursuant to the Company's 1997 Restricted Stock Award Plan ("Stock Award Plan"). The purpose of the Stock Award Plan is to motivate participants to work toward achieving corporate objectives beneficial to the Company and its shareholders by awarding them shares of common stock which become vested upon achievement of the objectives. The total number of shares that may be issued under the Stock Award Plan may not exceed 300,000. This number is subject to adjustment to prevent the dilution or enlargement of any rights of any participant with respect to his or her stock. Such shares are exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.
         Also during the second quarter of fiscal 1997, the Company established a Non-Employee Director Stock Plan ("Director Stock Plan"). The purpose of the Director Stock Plan is to align the interests of non-employee directors with the Company's shareholders by awarding them shares of common stock. The total number of shares that may be issued under the Director Stock Plan may not exceed 13,000. This number is subject to adjustment to prevent the dilution or enlargement of any rights of any participant with respect to his or her stock. As of September 30, 1997, 900 shares have been issued under the Director Stock Plan.

                                     31
                         Connecticut Energy Corporation

Notes to Consolidated Financial Statements
(dollars in thousands, except per share)

         The Company currently issues common stock through the Dividend Reinvestment and Stock Purchase Plan ("DRP") and an employee savings plan ("Target Plan"). The DRP permits shareholders to automatically reinvest their cash dividends or invest optional limited amounts of cash payments in newly issued shares or open market purchases of the Company's common stock. As of September 30, 1997, there were 1,086,056 shares reserved for issuance under the DRP and Target Plan.

Note 7 -- Employee Benefits
Retirement Plans
         Southern maintains two noncontributory pension plans covering substantially all of its employees and employees of certain affiliates. The plan covering salaried employees provides pension benefits based on compensation during the five years before retirement and on years of service. The union plan provides negotiated benefits of stated amounts for each year of service. It is the Company's policy to fund annually the periodic pension cost of its retirement plans subject to the minimum and maximum contribution limitations of the IRC.
         A regulatory adjustment has been made to the net periodic pension cost to reflect the amount of pension cost that is realized through the ratemaking process.
         The Company recorded an additional minimum liability of $797 and $63 as of September 30, 1997 and 1996, respectively, representing the excess of the accumulated benefit obligation over the fair value of plan assets and accrued pension costs. This liability is offset by an intangible asset of $85 and $63 as of September 30, 1997 and 1996, respectively, which represents unrecognized prior service costs; and in 1997, the balance (net of income taxes) was charged to a separate component of shareholders' equity.
         The net periodic pension cost includes the following components:

Years ended September 30,                          1997        1996        1995
--------------------------------------------------------------------------------
Service cost benefit earned during the period  $  2,255     $ 2,179    $  1,868
Interest cost on projected benefit obligation     5,370       4,846       4,686
Actual return on plan assets                    (21,078)     (9,372)    (12,603)
Net amortization and deferral                    14,912       3,959       8,135
--------------------------------------------------------------------------------
Net periodic pension cost                      $  1,459     $ 1,612    $  2,086
Regulatory adjustment                                58         233         233
--------------------------------------------------------------------------------
Net pension cost                               $  1,517     $ 1,845    $  2,319
--------------------------------------------------------------------------------
Portion capitalized to utility plant           $    357     $   351    $    441
--------------------------------------------------------------------------------
         The following table sets forth the funded status of Southern's pension plans:


As of September 30,                                             1997                               1996
-----------------------------------------------------------------------------------------------------------------
                                                            Plans Where:                       Plans Where:
                                                           Assets  Accumulated                Assets  Accumulated
                                                           Exceed     Benefits                Exceed     Benefits
                                                      Accumulated       Exceed           Accumulated       Exceed
                                                         Benefits       Assets              Benefits       Assets
-----------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligation:
   Vested benefit obligation                             $(55,770)     $(1,814)             $(50,819)     $  (747)
-----------------------------------------------------------------------------------------------------------------
   Accumulated benefit obligation                        $(61,451)     $(1,965)             $(55,986)     $  (914)
-----------------------------------------------------------------------------------------------------------------
Actuarial present value of
   projected benefit obligation                          $(70,143)     $(2,527)             $(65,618)     $(1,560)
Plan assets at fair value                                  98,207           --                79,526           --
-----------------------------------------------------------------------------------------------------------------
Projected benefit obligation less than
   (in excess of) plan assets                           $  28,064      $(2,527)             $ 13,908      $(1,560)
Transition obligation                                         490           --                   658           --
Prior service cost                                          3,608          250                 4,102          273
Unrecognized (gain) loss                                  (21,220)       1,109                (8,818)         368
Adjustment required to recognize
   minimum liability                                           --         (797)                   --          (63)
-----------------------------------------------------------------------------------------------------------------
Prepaid pension cost (liability), net                   $  10,942      $(1,965)             $  9,850      $  (982)
-----------------------------------------------------------------------------------------------------------------


                                     32
                         Connecticut Energy Corporation

Notes to Consolidated Financial Statements
(dollars in thousands, except per share)

         Key assumptions used in the determination of the projected benefit obligations and the fair value of plan assets were:

                                          1997           1996            1995
--------------------------------------------------------------------------------
Discount rate                            7 1/2%            8 %          7 1/4%
Salary increase rate                     4 3/4%         5 3/4%          5 1/4%
Expected rate of return on assets        9 1/2%         9 1/4%          9 1/2%
--------------------------------------------------------------------------------

         The majority of the assets of the pension plans is invested in common stock, fixed income securities and balanced mutual funds, with the balance in cash and short-term investments.
         Effective October 1, 1993, Southern established nonqualified pension programs to provide benefits on compensation in excess of the limitations imposed by the IRC and to provide additional retirement income to designated officers.
         Southern maintains a savings plan covering substantially all of its employees and employees of certain affiliates who meet minimum service and age requirements. Employees may elect to contribute to the plan through payroll deductions on either a taxable or a tax-deferred basis as permitted by Section 401(k) of the IRC. Participants receive a matching contribution of 50% of the first 6% of annual compensation and become vested in the matching contribution over a five year period. Benefits are payable upon retirement, death, disability or termination of employment. Amounts expensed under the plan were $782, $808 and $816 for years ended September 30, 1997, 1996 and 1995, respectively.

Postretirement Health Care Benefits
         In addition to providing pension benefits, Southern provides certain health care benefits for its retired employees and retired employees of certain affiliates. Substantially all employees may become eligible for those benefits if they have reached age 55 while working for the Company and have completed at least five years of service. Prior to October 1, 1993, Southern recognized the cost of providing these benefits by expensing $350 annually in excess of paid medical claims in accordance with funding provided by a rate decision in 1990.
         Effective October 1, 1993, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" ("SFAS 106"), which requires accrual accounting for postretirement benefits during an employee's years of service with Southern. Southern has elected to amortize the transition obligation over twenty years. In the DPUC's Decision on Southern's latest rate request, Southern was allowed current recovery of SFAS 106 costs through customer base rates which became effective December 9, 1993. The expense of implementing SFAS 106 prior to full recovery in rates, which totaled $367, was deferred and recovered over a three year period, which concluded in December 1996.
         The postretirement benefit cost includes the following components:



Years ended September 30,                                                         1997              1996             1995
-------------------------------------------------------------------------------------------------------------------------
Service cost benefit attributed to service during the period                   $   354            $  405           $  340
Interest cost on accumulated postretirement benefit obligation                   1,223             1,198            1,401
Actual return on plan assets                                                    (1,619)             (837)            (594)
Net amortization and deferral                                                    1,694             1,037            1,071
-------------------------------------------------------------------------------------------------------------------------
Net periodic postretirement benefit cost                                       $ 1,652            $1,803           $2,218
Regulatory adjustment                                                               31               122              122
-------------------------------------------------------------------------------------------------------------------------
Net postretirement benefit cost                                                $ 1,683            $1,925           $2,340
-------------------------------------------------------------------------------------------------------------------------


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

                                     33
                         Connecticut Energy Corporation

Notes to Consolidated Financial Statements
(dollars in thousands, except per share)

         The following table reconciles the funded status of the plan with the amounts recognized in the consolidated balance sheets:


As of September 30,                                                                                 1997             1996
-------------------------------------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
   Retirees                                                                                     $ (9,148)        $ (8,796)
   Fully eligible active plan participants                                                        (2,028)          (2,174)
   Other active plan participants                                                                 (5,451)          (4,865)
-------------------------------------------------------------------------------------------------------------------------
Total accumulated postretirement benefit obligation                                             $(16,627)        $(15,835)
Plan assets at fair value                                                                          7,988            5,372
-------------------------------------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation
   (in excess of) less than plan assets                                                         $ (8,639)        $(10,463)
Unamortized transition obligation                                                                 12,285           13,053
Unrecognized (gain) loss                                                                          (4,442)          (3,811)
-------------------------------------------------------------------------------------------------------------------------
(Accrued) prepaid postretirement benefit obligation                                             $   (796)        $ (1,221)
-------------------------------------------------------------------------------------------------------------------------


         The expected long-term rate of return on plan assets is 9 1/2%. The assumed initial health care cost trend rates used to measure the expected cost of benefits are 8% for pre-age 65 claims and 7% for post-age 65 claims. The rates decline to 4 1/2% by the years 2004 and 2002, respectively. The weighted average discount rate used to measure the accumulated postretirement benefit obligation is 7 1/2%. A one percentage point change in the assumed health care cost trend rate would change the service cost and interest cost components of the net periodic postretirement benefit cost by approximately $6 and $44, respectively, and would change the accumulated postretirement health care benefit obligation by approximately $591.

Note 8 -- Leases
         Total rental expense was $2,830, $3,035 and $3,074 for the years ended September 30, 1997, 1996 and 1995, respectively. Southern's approximate aggregate minimum rental commitments (exclusive of taxes, maintenance, etc.) under noncancelable operating leases for each of the five fiscal years subsequent to September 30, 1997 are as follows:


Years ending September 30,                       1998         1999          2000         2001         2002   Thereafter
-----------------------------------------------------------------------------------------------------------------------
Office space                                   $2,136       $2,130        $2,098       $2,087       $2,087      $25,136
LNG plant                                         609          608           609          608          609       11,259
Other                                              72           54            --           --           --           --
-----------------------------------------------------------------------------------------------------------------------
Total commitment                               $2,817       $2,792        $2,707       $2,695       $2,696      $36,395
-----------------------------------------------------------------------------------------------------------------------


         In 1995, the liquefied natural gas ("LNG") plant lease agreement was renewed for two consecutive terms of twelve years. The lease contains an option to purchase the plant at a price based on the then fair market sales value of the unit as defined therein.

Note 9 -- Quarterly Financial Data (Unaudited)


                                                                Dec. 31,         March 31,          June 30,         Sept. 30,
1997 Quarters ended                                                 1996              1997              1997              1997
------------------------------------------------------------------------------------------------------------------------------
Operating revenues                                               $74,873          $106,866           $44,026           $26,243
Gross margin                                                      34,564            51,130            21,487            12,155
Operating income (loss)                                            9,006            17,800             2,461              (378)
Net income (loss)                                                  5,409            15,211            (1,205)           (2,974)
Net income (loss) per share*                                        0.60              1.67             (0.13)            (0.32)
------------------------------------------------------------------------------------------------------------------------------

                                                                Dec. 31,         March 31,          June 30,         Sept. 30,
1996 Quarters ended                                                 1995              1996              1996              1996
------------------------------------------------------------------------------------------------------------------------------
Operating revenues                                               $69,775          $120,189           $43,954           $27,175
Gross margin                                                      32,282            53,423            21,127            12,633
Operating income (loss)                                            8,248            18,107             2,737              (428)
Net income (loss)                                                  5,029            14,635              (684)           (3,815)
Net income (loss) per share                                         0.57              1.64             (0.08)            (0.42)
------------------------------------------------------------------------------------------------------------------------------

*Calculated on the basis of weighted average shares outstanding during the applicable quarter.


                                     34
                         Connecticut Energy Corporation

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

Long-term Debt
         The fair value of the Company's long-term debt is estimated based on quoted market prices for the same or similar issues or on current rates offered to the Company for debt of the same remaining maturities.
         The estimated fair value of the Company's financial instruments is as follows:


As of September 30,                                                        1997                         1996
--------------------------------------------------------------------------------------------------------------------
                                                                   Carrying       Fair          Carrying        Fair
                                                                     Amount      Value            Amount       Value
--------------------------------------------------------------------------------------------------------------------
Long-term debt (including current maturities)                    $(138,727)  $(160,196)        $(139,322)  $(150,808)
--------------------------------------------------------------------------------------------------------------------


Note 11 -- Commitments and Contingencies
Environmental Matters
         Southern has identified coal tar residue at three sites in Connecticut resulting from coal gasification operations conducted at those sites by Southern's predecessors from the late 1800s through the first part of this century. Many gas distribution companies throughout the country carried on such gas manufacturing operations during the same period. The coal tar residue is not designated a hazardous material by any federal or Connecticut agency, but some of its constituents are classified as hazardous.
         On April 27, 1992, Southern notified the Connecticut Department of Environmental Protection ("DEP") and the United States Environmental Protection Agency of the presence of coal tar residue at the sites. On November 9, 1994, the DEP informed Southern that it had performed a preliminary review of the information provided to it by Southern and had determined that, based on current priorities and limited staff resources, a comprehensive review of site conditions and subsequent participation by the DEP "are not possible at this time."
         On September 8, 1997, Southern received a letter from the DEP informing it that the three sites had been entered on the Connecticut Inventory of Hazardous Waste Sites. The letter states that the site located on Pine Street in Bridgeport, Connecticut may be of particular interest to the state of Connecticut because of its proximity to the Connecticut Department of Transportation expansion project of the U.S. Highway Route Number 95 Corridor. Placement of the sites on the Inventory of Hazardous Waste Sites means that the DEP may pursue remedial action pursuant to the Connecticut General Statutes.
         Each site is located in an area that permits Southern to voluntarily perform any remedial action. Connecticut law also allows Southern to retain a Licensed Environmental Professional to conduct further environmental assessments and, if necessary, to develop remedial action plans in accordance with Connecticut Remediation Standard Regulations. Southern intends to confer with officials of the DEP and the Department of Transportation to establish priorities in connection with the environmental assessments.
         Management cannot at this time predict the costs of any future site analysis and remediation, if any, nor can it estimate when any such costs, if any, would be incurred. While such future analytical and cleanup costs could possibly be significant, management believes, based upon the provisions of the Partial Settlement in Southern's most recent rate order and regulatory precedent with other LDCs in Connecticut, that Southern will be able to recover these costs through its customer rates. Although the method, timing and extent of any recovery remain uncertain, management currently does not expect that the incurrence of such costs will materially adversely impact the Company's financial condition or results of operations.

                                     35
                         Connecticut Energy Corporation

Report of Independent Accountants

To the Board of Directors and Shareholders of Connecticut Energy Corporation

         We have audited the accompanying consolidated balance sheets of Connecticut Energy Corporation and its subsidiaries (the Company) as of September 30, 1997 and 1996 and the related consolidated statements of income, changes in common shareholders' equity and cash flows for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Connecticut Energy Corporation and its subsidiaries as of September 30, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1997 in conformity with generally accepted accounting principles.


/s/ Coopers & Lybrand L.L.P.

New York, New York
October 31, 1997
                                     37
                         Connecticut Energy Corporation

Eleven Year Financial Summary
(dollars in thousands, except per share)

         Financial information presented for 1997 through 1990 is for the twelve month period ended September 30; all information for prior years is for the twelve month period ended December 31.

                                                                 1997            1996             1995             1994
-----------------------------------------------------------------------------------------------------------------------
 Operations
 Operating revenues                                          $252,008        $261,093         $232,093         $240,873
 Purchased gas                                                132,672         141,628          115,583          126,870
 Gross margin                                                 119,336         119,465          116,510          114,003
 Operations and maintenance expenses                           50,352          51,605           52,856           54,244
 Depreciation and depletion                                    15,774          14,752           14,050           13,031
 Federal income taxes                                           7,703           5,937            5,901            3,938
 Other taxes                                                   16,618          18,507           16,817           17,778
 Other (income) deductions, net                                (1,229)            546              519              586
 Interest expense                                              13,677          12,953           12,307           11,575
 Subsidiary preferred stock dividends                              --              --               --                8
 Income before cumulative effect
   of accounting change                                      $ 16,441        $ 15,165         $ 14,060         $ 12,843
 Cumulative effect of accounting change                            --              --               --               --
 Net income                                                  $ 16,441        $ 15,165         $ 14,060         $ 12,843
 Net income per share before cumulative
   effect of accounting change (d)                           $   1.81        $   1.70         $   1.60         $   1.58
 Net income per share (d)                                    $   1.81        $   1.70         $   1.60         $   1.58
 Annual dividend paid per common share (d)                   $   1.32        $   1.31         $   1.30         $   1.29
-----------------------------------------------------------------------------------------------------------------------
*Capitalization
 Common shareholders' equity                                 $144,514        $137,961         $131,561         $125,719
 Redeemable preferred stock                                        --              --               --               --
 Long-term debt                                               134,073         138,727          119,322          119,917
-----------------------------------------------------------------------------------------------------------------------
 Total capitalization                                        $278,587        $276,688         $250,883         $245,636
-----------------------------------------------------------------------------------------------------------------------
*Capitalization (% of total)
 Common shareholders' equity                                     51.9            49.9             52.4             51.2
 Redeemable preferred stock                                        --              --               --               --
 Long-term debt                                                  48.1            50.1             47.6             48.8
-----------------------------------------------------------------------------------------------------------------------
 Total capitalization                                           100.0           100.0            100.0            100.0
-----------------------------------------------------------------------------------------------------------------------
*Common Stock (d)
 Shares outstanding at end of period                        9,172,468       9,012,267        8,865,210        8,700,266
 Book value per share at end of period                       $  15.76        $  15.31         $  14.84         $  14.45
 Market value per share at end of period                     $  24.69        $  20.00         $  19.38         $  21.63
 Average daily trading volume                                   9,000           9,000            5,000            5,500
 Shareholders of record at end of period                       10,546          11,274           11,688           12,094
 Percent of institutional ownership                                25              20               21               21
-----------------------------------------------------------------------------------------------------------------------
 Assets
 Gross utility plant                                         $399,675        $376,109         $354,847         $331,953
 Net utility plant                                           $269,122        $257,761         $247,603         $234,495
*Capital expenditures                                        $ 28,443        $ 25,180         $ 27,609         $ 26,618
 Total assets                                                $424,281        $399,228         $370,088         $352,920
-----------------------------------------------------------------------------------------------------------------------
 Ratios (% of total)
 Operations and maintenance expense
   as a % of gross margin                                        42.2            43.2             45.4             47.6
 Dividend payout as a % of earnings                              72.9            77.1             81.3             81.6
 Effective federal tax rate                                      32.0            28.0             30.0             23.0
*Return on ending common equity                                  11.4            11.0             10.7             10.2
 Price to earnings                                               13.6            11.8             12.1             13.7
 Dividend yield                                                   5.3             6.6              6.7              6.0
 Market price as a % of book value                              156.7           130.6            130.6            149.7
-----------------------------------------------------------------------------------------------------------------------

*Information used in the National Association of Investors Corporation (NAIC) stock selection format.
(a) The results for the years ended September 30, 1990 and December 31, 1989 include the results for the three months ended December 31, 1989, which included the effects of the unusually cold weather experienced in the month of December and a writedown of the value of oil and gas properties.
(b) Includes the cumulative effect of accounting change for municipal property taxes which increased earnings by $0.21 per share.
(c) The writedown of the value of oil and gas properties reduced earnings by $0.10 per share in 1990 and 1989 and $0.05 per share in 1987.
(d) Adjusted to reflect the Company's 3-for-2 stock split in October 1989.


                                     38
                         Connecticut Energy Corporation


             1993               1992             1991              1990            1989              1988            1987
-------------------------------------------------------------------------------------------------------------------------
                                                               (a)(b)(c)          (a)(c)                              (c)
         $212,762           $203,011         $179,172          $174,059        $171,218          $156,978        $157,867
          113,045            104,163           86,778            84,154          81,794            71,787          75,337
           99,717             98,848           92,394            89,905          89,424            85,191          82,530
           45,023             46,881           42,475            44,085          42,636            38,869          38,218
           12,051             11,327           10,540            10,664          10,297             8,533           8,427
            3,474              2,287            4,324             3,819           4,740             5,839           6,325
           16,044             16,025           15,238            14,431          14,560            14,146          13,617
              510                531              349              (228)            356               713             276
           11,530             11,536           10,428            10,156           8,598             7,653           7,484
               32                 34               36                39             403               751             849

         $ 11,053           $ 10,227         $  9,004          $  6,939        $  7,834          $  8,687        $  7,334
               --                 --               --             1,280              --                --              --
         $ 11,053           $ 10,227         $  9,004          $  8,219        $  7,834          $  8,687        $  7,334

         $   1.50           $   1.43         $   1.38          $   1.12        $   1.28          $   1.49        $   1.38
         $   1.50           $   1.43         $   1.38          $   1.33        $   1.28          $   1.49        $   1.38
         $   1.28           $  1.265         $   1.24          $   1.23        $   1.20          $   1.17        $   1.12
-------------------------------------------------------------------------------------------------------------------------

         $ 99,853           $ 92,605         $ 88,622          $ 74,413        $ 75,001          $ 73,311        $ 61,187
              638                687              736               786             835             6,429           7,270
          120,511             94,106           87,378            91,506          79,686            69,137          64,461
-------------------------------------------------------------------------------------------------------------------------
         $221,002           $187,398         $176,736          $166,705        $155,522          $148,877        $132,918
-------------------------------------------------------------------------------------------------------------------------

             45.2               49.4             50.1              44.6            48.2              49.2            46.0
              0.3                0.4              0.4               0.5             0.6               4.3             5.5
             54.5               50.2             49.5              54.9            51.2              46.5            48.5
-------------------------------------------------------------------------------------------------------------------------
            100.0              100.0            100.0             100.0           100.0             100.0           100.0
-------------------------------------------------------------------------------------------------------------------------

        7,488,467          7,234,921        7,096,634         6,250,161       6,176,665         6,088,017       5,346,879
         $  13.33           $  12.80         $  12.49          $  11.91        $  12.14          $  12.04        $  11.45
         $  24.88           $  22.25         $  19.00          $  16.63        $  17.63          $  14.50        $  13.67
            9,000              4,500            5,000             2,950           4,200             2,850           2,550
           11,094              9,153            9,163             7,382           7,493             7,662           7,577
               18                 18               14                15              16                16              13
-------------------------------------------------------------------------------------------------------------------------

         $313,951           $293,687         $273,862          $255,446        $241,624          $222,236        $204,947
         $221,800           $210,054         $198,695          $189,108        $181,358          $166,970        $155,289
         $ 26,070           $ 22,634         $ 20,331          $ 23,102        $ 23,184          $ 19,471        $ 17,790
         $299,795           $269,504         $247,969          $229,600        $239,327          $214,458        $193,842
-------------------------------------------------------------------------------------------------------------------------


             45.2               47.4             46.0              49.0            47.7              45.6            46.3
             85.3               88.5             89.9              92.5            93.8              78.5            81.2
             24.0               18.0             32.0              35.0            37.0              38.0            44.0
             11.1               11.0             10.2              11.0            10.4              11.8            12.0
             16.6               15.6             13.8              12.5            13.8               9.7             9.9
              5.1                5.7              6.5               7.4             6.8               8.1             8.2
            186.6              173.8            152.1             139.6           145.2             120.4           119.4
-------------------------------------------------------------------------------------------------------------------------


                                     39
                         Connecticut Energy Corporation