Form 10-K, Exhibit 13
period 1998-09-30
CONNECTICUT ENERGY CORP
filed 1998-12-04
CIK 310103

                         CONNECTICUT ENERGY CORPORATION
                             MANAGEMENT'S DISCUSSION
                       AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


   Connecticut Energy Corporation ("Connecticut Energy" or "Company") and its subsidiaries and their representatives may, from time to time, make written or oral statements, including statements contained in the Company's filings with the Securities and Exchange Commission and in its annual report to shareholders, including its Form 10-K for the fiscal year ended September 30, 1998, which constitute or contain "forward-looking" information as that term is defined in the Private Securities Litigation Reform Act of 1995.

   All statements other than the financial statements and other statements of historical facts included in this annual report to shareholders regarding the Company's financial position and strategic initiatives and addressing industry developments are forward-looking statements. Where, in any forward-looking statement, the Company, or its management, expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. Factors which could cause actual results to differ materially from those stated in the forward-looking statements may include, but are not limited to, general and specific economic, financial and business conditions; federal and state regulatory, legislative and judicial developments which affect the Company or significant groups of its customers; the impact of competition on the Company's revenues; fluctuations in weather from normal levels; changes in development and operating costs; the availability and cost of natural gas; the availability and terms of capital; exposure to environmental liabilities; the costs and effects of unanticipated legal proceedings; the successful implementation and achievement of internal performance goals; the impact of unusual items resulting from ongoing evaluations of business strategies and asset valuations; and changes in business strategy.

RESULTS OF OPERATIONS

Net Income
   The Company's consolidated net income is detailed below:

(in thousands, except per share)
Years ended September 30,                                           1998              1997             1996
-------------------------------------------------------------------------------------------------------------------
Net income                                                       $19,011           $16,441          $15,165
-------------------------------------------------------------------------------------------------------------------
Net income per share - diluted                                   $  1.88           $  1.81          $  1.70
-------------------------------------------------------------------------------------------------------------------
Weighted average common shares outstanding - diluted              10,104             9,096            8,924
-------------------------------------------------------------------------------------------------------------------

   Net income for 1998 was a record for the Company. Net income increased approximately 16% and earnings per share were approximately 4% higher compared to 1997. Factors which contributed to increased net income for 1998 included higher firm margins earned by the Company's principal subsidiary, The Southern Connecticut Gas Company ("Southern"), lower taxes, higher other income and lower total interest expense. Additionally, the Company's nonutility subsidiaries contributed approximately $0.17 to earnings per share in 1998, representing approximately 9% of consolidated earnings per share for the year. The contribution to 1998 earnings by the nonutility subsidiaries was principally due to revenues generated by a contract to transport natural gas to an electric generating plant located at the Bridgeport Harbor Station and the sale of 50% interests in Total Peaking Services, LLC ("TPS") and CNE Peaking, LLC ("CNEP"), joint ventures of the Company's nonutility subsidiary, CNE Energy Services Group, Inc. ("CNE Energy"), to Conectiv Energy Supply, Inc., a subsidiary of Conectiv.

   Partially offsetting these positive impacts on net income for 1998 were lower interruptible margins and higher operating expenses in the areas of operations, maintenance and depreciation.

   Net income for 1997 increased approximately 8% compared to 1996. Factors which contributed to increased net income for 1997 included higher firm margins earned by Southern, lower operations and maintenance expenses, lower provisions for gross earnings and property taxes and lower other interest expense. Partially offsetting these positive impacts on net income were slightly lower interruptible margins and higher costs for depreciation, income taxes and long-term debt interest.

                         CONNECTICUT ENERGY CORPORATION

Total Sales and Transportation Volumes

   The Company's total volumes of gas sold and transported were 36,260 MMcf in 1998, representing a decrease of approximately 21% compared to 1997. This decrease occurred in all sales categories and was primarily attributable to warmer weather and the competitive price of certain alternate fuels. Higher volumes of firm transportation and firm volumes under a contract to transport natural gas to an electric generating plant in Bridgeport during the 1998 period partially offset the overall decrease in total sales and transportation volumes.

   Southern's total volumes of gas sold and transported were 45,646 MMcf in 1997, which was a 14% increase from 1996. The 1997 level was higher principally due to increases in off-system sales and off-system transportation volumes. Partially offsetting these increases were lower firm sales volumes due to warmer weather and lower volumes for on-system interruptible services due to the competitive price of certain alternate fuels.

Firm Sales, Firm Transportation and Firm Contract Volumes

   The Company's firm volumes for 1998 increased approximately 3% compared to 1997. This was primarily due to an increase in firm transportation and firm contract volumes, growth in Southern's customer base and the continued conversions of nonheating customers to heating customers. The overall increase in this category was partially offset by lower firm sales due to weather that was approximately 7% warmer than in 1997.

   Firm sales and transportation volumes for 1997 were approximately 4% lower compared to 1996. This decrease was principally due to weather that was approximately 7% warmer than in 1996. Growth in Southern's customer base and the conversions of nonheating customers to heating customers partially offset the overall decrease in this category.

Interruptible Sales and Transportation Volumes

   Margins earned on volumes delivered to interruptible customers vary depending upon the relationship of the market price for alternate fuels to the cost of natural gas and related transportation. Margins earned, net of gross earnings tax, from on-system interruptible services in excess of an annual target were allocated through a margin sharing mechanism between Southern and its firm customers. Beginning June 1, 1996, excess on-system margins earned that would have been returned to Southern's firm customers have been redirected, with Connecticut Department of Public Utility Control ("DPUC") approval, to fund certain economic development and hardship assistance programs (see section entitled "Regulatory Matters" for further detail). Off-system margins earned, net of gross earnings tax, continue to be shared between Southern and its firm customers. Gross margin retained represents the difference between gross margin earned and margin to be allocated through the margin sharing mechanism.

   The chart below depicts Southern's volumes of gas sold to and transported for on-system interruptible customers, off-system sales volumes and off-system transportation volumes under a special contract with The Connecticut Light and Power Company for its Devon electric generating station as well as gross margin earned and retained due to the margin sharing mechanism on these services:

(dollars in thousands)
Years ended September 30,                                                   1998             1997             1996
---------------------------------------------------------------------------------------------------------------------
Gross margin earned                                                     $  9,867          $12,872          $12,674
---------------------------------------------------------------------------------------------------------------------
Gross margin retained                                                   $  5,981          $ 7,242          $ 7,643
---------------------------------------------------------------------------------------------------------------------
Volumes sold and transported (MMcf)                                       13,690           23,794           17,211
---------------------------------------------------------------------------------------------------------------------

   Gross margin earned and retained by Southern in 1998 was lower compared to 1997 principally due to the competitive price of other energy sources compared to natural gas.

   Gross margin earned by Southern in 1997 was higher than in 1996 principally due to increased off-system sales and off-system transportation activity. Lower margin retained for 1997 was principally due to the change in the sharing mechanism for certain off-system services as of April 1, 1996 which increased the allocation of margins to be returned to firm customers from 50% to 85%.

Gross Margin

   The Company's gross margin in 1998 was approximately 2% higher than in 1997. The increase in gross margin was principally attributed to higher firm margins, which were a record for the Company. The increase in gross margin was partially offset by lower interruptible margins retained in 1998.

                         CONNECTICUT ENERGY CORPORATION

   The Company's gross margin in 1997 was relatively unchanged compared to 1996. Higher firm margins, which were attributed to growth in Southern's customer base, were partially offset by lower interruptible margins retained as well as lower revenues earned from bailment activities.

   Southern's firm rates include a Weather Normalization Adjustment ("WNA") which allows Southern to charge or credit the non-gas portion of its firm rates to reflect deviations from normal weather. Because weather during 1998 was approximately 9% warmer than normal, the operation of the WNA collected approximately $6,093,000 from firm customers compared to a collection of approximately $2,252,000 in 1997 and a return of approximately $2,771,000 to firm customers in 1996.

   Southern's firm sales rates include a Purchased Gas Adjustment clause ("PGA") which allows Southern to flow back to its customers, through periodic adjustments to amounts billed, increased or decreased costs incurred for purchased gas compared to base rate levels without affecting gross margin. Adjustments related to Southern's PGA increased revenues and gas costs for 1998, 1997 and 1996 by approximately $11,050,000, $6,206,000 and $6,717,000, respectively.

Operations Expense

   Operations expense increased approximately 10% in 1998 compared to 1997 primarily due to higher costs for labor, partly due to early retirement incentives paid to union employees during the third quarter of 1998; outside services; customer service; uncollectibles; conservation expense; regulatory commission expense; and certain other general and administrative expenses. Also contributing to the increase in operations expense compared to last year were higher costs related to the Company's Restricted Stock Award Plan and higher operations expense recorded by the Company's nonutility subsidiaries. Partially offsetting the overall increase in operations expense for 1998 were lower expenses in the areas of pensions and postretirement health care as well as lower amortizations related to Southern's certified hardship forgiveness program due to the conclusion of the amortization period as of December 31, 1996.

   Operations expense was approximately 2% lower in 1997 compared to 1996 principally due to lower costs for labor, pensions, postretirement health care and regulatory commission expense, increased rates for service on customer premises and a lower insurance reserve for general claims. Additionally, a higher provision for uncollectibles in 1997 was more than offset by lower amortizations related to Southern's certified hardship forgiveness program due to the conclusion of the amortization period. The overall decrease in 1997 operations expense was partially offset by increases in costs incurred for outside services, insurance premiums and the Restricted Stock Award Plan established in 1997.

   Beginning in 1994, the DPUC has allowed Southern to recover certain deferred shortfalls in energy assistance funding from various state and federal agencies related to the 1991/92 and 1992/93 heating seasons as well as deferred costs associated with Southern's certified hardship forgiveness program. Accordingly, included in operations expense for 1998, 1997 and 1996 was approximately $620,000, $1,619,000 and $2,987,000, respectively, related to these amortizations.

Depreciation Expense

   Depreciation expense for Southern has increased in each of the last three years due to additions to plant in service.

Federal and State Income Taxes

   The total provision for federal and state income taxes decreased approximately 28% in 1998 compared to 1997 primarily due to a lower effective tax rate. The lower effective tax rate was principally due to the tax treatment of premiums paid for the refinancing of long-term debt in 1998 as well as the tax treatment of uncollectibles and property taxes.

   The total provision for federal and state income taxes increased approximately 17% in 1997 compared to 1996 primarily due to higher pre-tax income.

Municipal, Gross Earnings and Other Taxes

   Municipal, gross earnings and other taxes decreased approximately 12% in 1998 compared to 1997. The decrease was primarily due to the DPUC Decision which required Southern to change its accounting treatment for accruing property taxes (see section entitled "Regulatory Matters" for further detail) and, to a lesser extent, lower gross earnings tax due to lower revenues.

   Municipal, gross earnings and other taxes decreased approximately 9% in 1997 compared to 1996. This decrease was primarily due to lower gross earnings taxes as a result of lower revenues and a lower provision for property taxes because of the establishment of a lower mill rate in the city of New Haven, Connecticut.

                         CONNECTICUT ENERGY CORPORATION

Other (Income) Deductions, Net

   Other income for 1998 was higher compared to 1997 primarily due to the recognition of a gain in connection with the sale of a 50% interest in TPS by CNE Energy, the favorable operating results of the Company's nonutility subsidiaries and an increase in investment income related to investments in nonqualified employee benefit plan trusts.

   Other income for 1997 was higher compared to 1996 primarily due to the receipt of approximately $974,000 in interest income from one of Southern's interstate pipeline suppliers related to Southern's prepayment of transition costs associated with Federal Energy Regulatory Commission's ("FERC") Order No. 636 and the recognition of a payment received in connection with a joint venture formed by CNE Energy in 1997.

Interest Expense

   Total interest expense decreased approximately 4% in 1998 compared to 1997 primarily due to lower short-term interest expense related to lower average short-term borrowings, lower long-term debt expense due to debt repayments and lower short-term interest expense on pipeline refunds not yet returned to firm customers. Partially offsetting the decrease in total interest expense was an increase in short-term interest expense on deferred purchased gas costs and borrowings by CNE Energy to finance a project to construct the distribution facilities to transport natural gas to the Bridgeport Harbor Station electric generating plant (see section entitled "Regulatory Matters" for further detail).

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

   The Company obtains short-term funds at the most competitive rates by utilizing bank borrowings at money market rates. Short-term interest rates averaged 6.02% in 1998 compared to 5.71% in 1997 and 5.81% in 1996.

Inflation

   Inflation as measured by the Consumer Price Index for all urban consumers was approximately 1.6%, 2.7% and 2.8% for 1998, 1997 and 1996, respectively. Operations and maintenance expenses increase as a result of inflation, as does depreciation expense due to higher replacement costs of plant and equipment. As a regulated utility, Southern's increases in expenses are generally recoverable from customers through rates approved by the DPUC. In management's opinion, inflation has not had a material impact on net income and the results of operations over the last three years.

Regulatory Matters

Rate Review Docket

   In accordance with Connecticut statutes, Southern is undergoing a periodic review of rates and services by the DPUC that commenced in January 1998. A periodic review entails a complete review by the DPUC of Southern's financial and operating records. Public hearings are held to determine whether Southern's current rates are unreasonably discriminatory or more or less than just, reasonable and adequate.

   On July 8, 1998 Southern received a Decision regarding the "overearnings" portion of the rate review docket. According to Connecticut statutes, the DPUC may review a utility which earns 100 basis points or more over its allowed rate of return for six consecutive months. In its Decision, the DPUC ordered a rate reduction of $528,000 on an annual basis. Management cannot predict the financial or operational impact of any Decision which may result from the review which is still ongoing.

Special Contract with Duke Energy Trading and Marketing

   Southern received a Decision from the DPUC on its special contract with Duke Energy Trading and Marketing to transport natural gas to a 520 megawatt electric generating plant in Bridgeport. Under the contract, Southern will own, operate and maintain the 16-inch, nearly 11-mile gas main; and CNE Energy will be solely responsible for financing the project and its maintenance costs. This effectively removes any risk from Southern or its ratepayers for any future operating and maintenance costs. Construction was completed and the plant commenced operations in July 1998.

                         CONNECTICUT ENERGY CORPORATION

Change in Accounting Treatment for Property Taxes

   In October 1997, Southern requested that the DPUC consider a proposed change in Southern's accounting treatment for property taxes which would allow Southern to account for such taxes as a prepaid expense. This method is consistent with the practice of other major public service companies in Connecticut. Southern had been accruing for property taxes in the year prior to the payment date. On November 19, 1997, under the reopened Docket No. 93-03-09, Application of The Southern Connecticut Gas Company to Increase Its Rates and Charges, the DPUC approved Southern's proposal. The stipulations in the Decision ordered Southern to reduce its reserve for property taxes by approximately $3,722,000, with 50%, or approximately $1,861,000, flowing through as a one-time reduction to property tax expense and the remaining 50% refunded to firm customers through the operation of the PGA in three equal amounts during the second quarter of fiscal 1998.

Unbundling of Natural Gas Services Docket

   Effective April 1, 1996, the DPUC deregulated the sale of natural gas to firm commercial and industrial gas customers in Connecticut by giving these customers an option to purchase natural gas from independent brokers or marketers. Commercial and industrial customers electing to purchase natural gas in this manner pay a DPUC-approved firm transportation rate to local gas distribution companies ("LDCs") for the use of their distribution systems.

   In August 1997, the DPUC initiated a generic docket, Docket No. 97-07-11, DPUC Generic Investigation into Issues Associated with the Unbundling of Natural Gas Services by Connecticut Local Distribution Companies, to investigate issues associated with the unbundling of natural gas firm sales and transportation services by LDCs in Connecticut, including Southern. The DPUC has conducted this proceeding in two phases. The first phase addressed issues relating to firm transportation service in its present form regarding delivery of sales and transportation service by LDCs and marketers. The DPUC reopened each LDC's latest rate case to consider proposed changes to its respective tariffs and rates. An interim Decision was approved on October 28, 1998 which affected the way LDCs administer firm transportation services by providing for changes in the load balancing provisions in the LDCs' tariffs as well as for enhanced billing options for customers. The second phase of this proceeding will investigate such issues as residential unbundling, codes of conduct for LDCs and marketers, and public policy issues.

Sublease of Liquefied Natural Gas Plant

   In August 1996, the DPUC issued a final Decision in Docket No. 96-04-30, Application of The Southern Connecticut Gas Company to Dispose of a Portion of Its Plant and Equipment. The DPUC approved certain proposals made by Southern regarding the operation of its liquefied natural gas ("LNG") tank and related facilities, which included the sublease of the LNG tank and related facilities from Southern to CNE Energy, which would, in turn, sublease the LNG facility to TPS. TPS has received FERC approval of its market-based tariffs and is prepared to store and redeliver customer-owned LNG beginning this winter.

Interruptible Margin Sharing

   Pursuant to Southern's 1993 rate order, which incorporated the provisions of the previously approved Partial Settlement of Certain Issues ("Partial Settlement"), a target margin, net of gross earnings tax, was established for on-system sales and transportation to Southern's interruptible customers. Margins collected in excess of this target were shared between firm customers and Southern on an 80%/20% split.

   In January 1996, Southern requested a reopening of the 1993 rate proceeding to propose a plan to redirect excess on-system margins to be returned to ratepayers for calendar years 1996, 1997 and 1998 to fund certain economic development initiatives in Bridgeport and to provide grants to customers to reduce Southern's hardship assistance balances. Southern estimated that margins to be collected over the proposed three-year period would be approximately $14,000,000, which would be divided equally between the two programs. Southern's proposal related to the economic development initiatives in Bridgeport included job training and services, certain loan subsidies and health promotion outreach services. Redirection of ratepayer margins for hardship assistance balances benefits Southern's hardship customers by reducing their accounts receivable arrearages and benefits Southern by reducing its provision for uncollectibles for such accounts.

   On April 26, 1996, the DPUC issued a final Decision regarding Southern's proposal. The DPUC effectively approved Southern's proposal with certain modifications in the direction of funding of economic development initiatives, the imposition of a cap of $6,000,000 per year of ratepayer margins to be split equally between the programs, and certain implementation and status reporting requirements.

                         CONNECTICUT ENERGY CORPORATION

Year 2000

General

   Like other companies which use business-application software programs and rely on a computing infrastructure that includes embedded systems, the so-called Year 2000 issue also affects the Company and its subsidiaries. Certain of the Company's software programs and computing infrastructure that use two-digit years, rather than four-digit years, to define the applicable year may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in the computer or device shutting down, performing incorrect computations or performing inconsistently.

   In 1996, the Company began a project to address Year 2000 issues. It has been implementing individual strategies targeted at the specific nature of the Year 2000 issues in each of the following areas: (1) business-application systems;
(2) embedded systems; (3) vendor and supplier relationships; (4) customers; and
(5) contingency planning. The Company's Year 2000 project is proceeding on schedule.

   To coordinate its comprehensive Year 2000 program, the Company established a Year 2000 Task Force, chaired by the Vice President, General Counsel and Secretary who reports directly to the Chairman and Chief Executive Officer. The Year 2000 Task Force includes executive management and employees with expertise from various disciplines including, but not limited to, information technology, operations, engineering, finance, facilities and communications, internal audit, purchasing and law. In addition, the Company has utilized the expertise of outside consultants to assist in the implementation of the Year 2000 program in such areas as project initiation and planning, business-application system inventory and analysis, business-application system remediation, business-application system replacement, and embedded systems inventory and analysis.

   The Company's principal subsidiary, Southern, is subject to regulation from the DPUC, among other governmental agencies. At the DPUC's request, Southern has previously reported the progress of its Year 2000 program to the DPUC on three separate occasions. On October 23, 1998, the DPUC announced that it was seeking to engage the services of a consultant to perform an audit of the computer systems at all of Connecticut's major utility companies, including Southern, to assess their readiness to handle the changeover to the year 2000.

Business-Application Systems

   In March 1997, the Company completed its inventory and assessment of all of its business-application systems. This assessment has assisted management in developing a remediation plan consisting of replacing certain equipment, modifying certain software to recognize the turn of the century, replacing certain software systems with new systems that, in addition to providing additional business management information, recognize four-digit years, and eliminating certain software and equipment.

   By July 31, 1998, the Company had completed modifications to all of its Financial, Accounting, Purchasing, Inventory Control and Work Management business applications targeted for version upgrade by use of internal staff and outside resources. The Company has tested and placed back into the production environment business applications for the above-mentioned business functions. No additional Year 2000 remediation is needed for these systems.

   The Company initiated a project to update the Payroll and Human Resources business-application systems to the Year 2000 compliant versions of the software. This project should be completed in March 1999.

   In December 1997, the Company began a project to replace its Customer Information System with a vendor supplied business-application system. The project uses internal staff, resources from the system vendor and resources from outside business-application system consultants. The system is installed on a computer central processing unit and is being tested at the present time. The project plan includes a scheduled completion in April 1999 when the system is installed in a production environment.

   In September 1998, the Company began a project to upgrade the existing System Control and Data Acquisition System, which is used to monitor the flow of gas throughout the Company's distribution system, with a version that is Year 2000 compliant. The project should be completed in December 1998.

   In August 1998, the Company began a project to upgrade the existing Field Service Management system, which is used to assign and dispatch service technicians, with a version that is Year 2000 compliant. The project should be completed in April 1999.
                                       20

                         CONNECTICUT ENERGY CORPORATION

   In January 1998, the Company completed a project to upgrade all of the Personal Computer ("PC") software and Network software with versions that are Year 2000 compliant. As part of this project, all of the Company's PCs were upgraded or replaced and all of the Company's servers were upgraded or replaced. No additional Year 2000 remediation is needed for this hardware and software.

Embedded Systems

   The Company performed a review of its equipment that includes embedded systems. This review identified a number of components that are potentially date sensitive. The Company has contacted manufacturers of those components that it has identified as critical to operations and continues to contact other manufacturers of embedded components to determine whether their components are Year 2000 compliant. A test plan will be developed by the end of 1998 and executed in early 1999 to test the gas distribution network for embedded systems.

   The Company also plans to test the equipment associated with its LNG operations to ensure that it is Year 2000 compliant.

   The quality of the responses received from manufacturers of other equipment, the estimated impact of the individual system on the Company and the ability of the Company to perform meaningful tests will influence its decision to conduct independent testing of embedded systems.

Vendors and Suppliers

   The Company has contacted, in writing, vendors and suppliers of products and services that it considers critical to its operations. These contacts have included suppliers of interstate transportation capacity, natural gas producers, financial institutions, and electric, telephone and water companies. The quality of the responses received from vendors and suppliers is not uniform. As a result, the Company will continue to work with these vendors and suppliers to determine their level of Year 2000 compliance. The Company will evaluate the degree of its vendors' and suppliers' readiness and, to the extent the Company cannot test or verify readiness, will develop a contingency plan which may include considering new business relationships with alternate providers of products and services as necessary and to the extent alternatives are available.

Customers

   The Company has no single customer, residential, commercial or industrial, which generates a material portion of the Company's annual revenues. The Company continues to identify its major firm, interruptible and transportation customers. The Company does not currently have any formal information concerning the Year 2000 compliance status of its major customers, but has received indications that many of its customers are working on Year 2000 compliance. The Company will communicate with its major customers to attempt to identify their level of Year 2000 compliance. The Company will remind them about potential vulnerability of application systems and of embedded systems. The Company will inform them that they should assess the need to include potential remediation and/or replacement of these systems as part of their Year 2000 programs. This activity is planned for completion by December 15, 1998.

Contingency Planning

   The Company's Year 2000 strategies include contingency planning, encompassing business continuity both within the Company and in the external business environment. The planning effort includes critical Company areas such as computing, networks, vendors and suppliers, operations, personnel, and business systems as well as systems and infrastructure external to the Company. As part of its normal business practice, the Company maintains plans to follow during emergency circumstances, some of which could arise from Year 2000-related problems. Its contingency planning for the Year 2000 will address various alternatives and will include assessing a variety of scenarios that could emerge which will require the Company to react. Presently, the Company continues to develop its contingency plans for potential Year 2000-related problems.

                         CONNECTICUT ENERGY CORPORATION

Potential Risks

   The Company believes the most significant potential risks to its internal operations are as follows: (1) the ability to use electronic devices to control and operate its distribution system; (2) the ability to render timely bills to its customers; and (3) the ability to maintain continuous operation of its computer systems. The Company's Year 2000 program addresses each of these risks and the remediation or replacement of these systems is well underway. Furthermore, the contingency plan will outline alternatives in the event that any Year 2000-related situations may occur.

   The Company relies on the producers of natural gas and suppliers of interstate transportation capacity to deliver natural gas to the Company's distribution system. External infrastructure, such as electric, telephone, and water service, is necessary for the Company's basic operations as well as the operations of many of its customers. Should any of these critical vendors fail, the impact of any such failure could become a significant challenge to the Company's ability to meet the demands of its customers, to operate its distribution system and to communicate with its customers. It could also have a material adverse financial impact, including but not limited to, lost sales revenues, increased operating costs and claims from customers related to business interruptions. The Company's program to address Year 2000 issues emphasizes continued monitoring and/or testing of the progress of these critical vendors and suppliers toward meeting the projected completion of their Year 2000 programs.

Financial Implications

   The Company currently expects to generate nonrecurring expenses of approximately $300,000 to $500,000 over the three fiscal-year period ending September 30, 1999, for business application systems remediation, embedded systems replacement, and certain existing business-applications system replacement. Over the same time period, the Company will capitalize costs of approximately $9,000,000 to $11,000,000 incurred to replace certain existing business-application software systems with new systems that will be Year 2000 operational and provide additional business management information.

   Each of the components of the Company's Year 2000 program is progressing and the Company believes it is taking all reasonable steps necessary to be able to operate successfully through and beyond the turn of the century.

New Legislation

   On October 19, 1998, the Year 2000 Information and Readiness Disclosure Act ("Y2K Readiness Act") was signed into federal law to encourage the disclosure and exchange of information about computer processing problems, solutions, test practices and test results, and related matters in connection with the transition to the year 2000. The Company expects to benefit from the Y2K Readiness Act in that it will significantly reduce the potential liability of the Company for sharing most types of Year 2000 information.

   The estimates and conclusions herein contain forward-looking statements and are based on management's best estimates of future events. Risks to completing the Year 2000 Program include the availability of resources, the Company's ability to discover and correct the potential Year 2000 sensitive problems which could have a serious impact on specific facilities, and the ability of suppliers to bring their systems into Year 2000 compliance.

Recent Accounting Developments

   Effective October 1, 1998, the Company will adopt Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This Statement establishes standards for reporting and presentation of comprehensive income and its components in general-purpose financial statements and requires that all items required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Adoption of this Statement is not expected to have a significant impact on the Company's financial condition or results of operations.

   Effective October 1, 1999, the Company will adopt Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement establishes standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Adoption of this Statement is not expected to have a significant impact on the Company's financial condition or results of operations.

                         CONNECTICUT ENERGY CORPORATION

Liquidity and Capital Resources

Operating Activities

   The seasonal nature of Southern's business creates large short-term cash demands primarily to finance gas purchases, customer accounts receivable and certain tax payments. To provide these funds, as well as funds for capital expenditure programs and other corporate purposes, Connecticut Energy and Southern have credit lines with a number of banks as detailed below:

                                                                                           Shared
                                                 Connecticut                          Connecticut
As of September 30, 1998                              Energy          Southern    Energy/Southern            Total
-----------------------------------------------------------------------------------------------------------------------
Committed Lines                                   $5,000,000       $32,000,000        $20,000,000      $57,000,000
Uncommitted Lines                                         --       $10,000,000        $10,000,000      $20,000,000

   Effective January 1, 1998, Connecticut Energy and Southern entered into an agreement with one bank for a shared committed line of credit in the amount of $20,000,000, replacing an existing line that expired on December 20, 1997. The new agreement extends the credit line term until December 31, 1998, and the initial term may be extended from year to year thereafter dependent upon the operating cash requirements of the Company and its subsidiary and approval by the bank. As of September 30, 1998, unused lines of credit totaled $54,600,000.

   Operating cash flows for 1998 were slightly lower compared to 1997 primarily due to lower accrued taxes, pipeline refunds which were returned to firm customers and lower liabilities related to margins earned which were used to fund certain economic development initiatives in Bridgeport. The decrease in operating cash flows in 1998 was partially offset by collections from customers through the operation of the PGA.

   Operating cash flows for 1997 were higher compared to 1996. The increase was principally due to lower accounts receivable balances due to warmer weather and more aggressive collection efforts, the receipt of pipeline refunds which were in the process of being returned to customers, lower inventory balances and higher comparative balances of deferred credits. Partially offsetting the overall increase in operating cash flows were the effect of warmer weather on the operation of the PGA and lower accounts payable balances.

   Because of the availability of short-term credit and the ability to issue long-term debt and additional equity, management believes it has adequate financial flexibility to meet its anticipated cash needs.

Investing Activities

Capital Expenditures

   Capital expenditures, net of contributions in aid of construction, approximated $24,614,000 in 1998, $28,443,000 in 1997 and $25,180,000 in 1996.
Southern relies upon cash flows provided by operating activities to fund a portion of these expenditures, with the remainder funded by short-term borrowings and, at some later date, long-term debt and capital stock financings.

   Capital expenditures in 1999 will approximate $30,000,000. Approximately $24,500,000 of budgeted capital expenditures has been allocated to Southern, of which approximately 25% is earmarked for new business. The majority of Southern's remaining planned capital expenditures are to improve, protect and maintain its existing gas distribution system. Over the 1999-2003 period, it is estimated that total expenditures for new plant and equipment will range between $130,000,000 and $150,000,000.

Energy Ventures

   In September 1997, CNE Energy formed a joint venture with Delmarva Power & Light Company's bulk energy group. The venture operates under the name Conectiv/CNE Energy Services, LLC and sells natural gas, electricity, fuel oil and other services and markets a full range of energy-related planning, financial, operational and maintenance services to commercial, industrial and municipal customers in New England and New York. In February 1998, the venture formed an alliance with Berkshire Energy Marketing, a division of the Massachusetts natural gas distribution utility, Berkshire Gas Company. The alliance markets energy commodities and services to commercial and industrial customers in western Massachusetts, eastern New York and southern Vermont.

                         CONNECTICUT ENERGY CORPORATION

   As the result of a merger of Delmarva Power & Light Company and Atlantic Energy, Inc., a holding company under the name Conectiv was formed. In September 1998, CNE Energy and Conectiv Energy Supply, Inc., a subsidiary of Conectiv, formed two joint ventures, TPS and CNEP.

   TPS, headquartered in Bridgeport, Connecticut, operates a 1.2 billion cubic foot LNG open access storage facility in Milford, Connecticut. The facility has access to three major natural gas pipelines in New England: Algonquin Gas Transmission Company, Iroquois Gas Transmission System, L.P. and Tennessee Gas Pipeline Company. TPS has received FERC approval of its market-based tariffs and is prepared to store and redeliver customer-owned LNG at the Milford facility beginning this winter.

   CNEP provides a firm in-market supply source to assist energy marketers and LDCs in meeting the maximum demands of their customers by offering firm supplies for peak-shaving and emergency deliveries. CNEP operates out of Newark, Delaware.

Bridgeport Harbor Station Plant

   In July 1998, Southern completed construction on the distribution facilities needed to transport natural gas from a gate station in Stratford, Connecticut, to a new 520 megawatt electric generating plant in Bridgeport. The gas turbine plant is the largest nonnuclear generating plant in Connecticut and has the capacity to provide enough electricity to service up to 260,000 homes.

Other Investments

   In August 1997, the Company's nonutility subsidiary, CNE Venture-Tech, Inc. ("CNE Venture-Tech"), made an initial investment in the Nth Power Technologies Fund I as a limited partner. This venture capital fund invests in companies that produce or market technologically advanced, innovative energy-related products. Participation in the fund may provide business opportunities to its limited partners. CNE Venture-Tech is committed to invest up to $5,000,000 in the fund over a period of three to five years from the initial investment date.

Financing Activities

Common Stock Dividends

   In June 1998 and June 1996, the quarterly dividend paid per share on the Company's common stock was increased to $0.335 and $0.33 per share, or an annual indicated dividend rate of $1.34 and $1.32 per share, respectively.

Public Offering

   In November 1997, the Company completed a public sale of 1,035,000 shares of its common stock at a price of $24.25 per share and received net proceeds of approximately $24,224,000. The proceeds of this sale were used for the repayment of Southern's short-term debt.

MTN Program

   In 1996, Southern initiated an MTN program, which was approved by the DPUC. The program permits the issuance, from time to time, of up to $75,000,000 of secured MTNs over a four-year period in varying amounts and with varying terms. Proceeds from the sale of the MTNs are used to reduce short-term borrowings primarily incurred in connection with Southern's capital expenditure program and for other general corporate purposes. In August 1996, Southern made its first issuance and sale under the program of $20,000,000 in MTNs at a weighted average rate of 7.84%.

   In September 1998, Southern issued and sold $17,000,000 in secured MTNs. These MTNs have a weighted average rate of 6.71% and a weighted average life of
25.5 years. They will be redeemed through payments of $3,000,000 and $14,000,000 in the years 2003 and 2028, respectively. Proceeds from the sale were used to repurchase $12,073,000 of Series T and Series U First Mortgage Bonds. These long-term debt securities had sinking fund requirements and principal payments of $12,527,000 during the 1998-2019 period. The DPUC has allowed the deferral of the unamortized issuance costs of the aforementioned MTNs as well as the premiums related to the repurchase of these notes. The total of these unamortized issuance costs and repurchase premiums was approximately $4,857,000, which will be amortized over the average life of this series of MTNs.

Term Loan Agreement

   In May 1998, CNE Energy entered into a term loan agreement with a bank to be utilized to reimburse Southern for costs incurred to construct distribution facilities to transport natural gas to an electric generating plant in

                         CONNECTICUT ENERGY CORPORATION

Bridgeport. Borrowings were completed in August 1998. As of September 30, 1998, borrowings for the construction of these facilities totaled $12,328,000.

   The method, timing and amounts of any future financings by the Company or its subsidiaries will depend on a variety of factors, including capitalization ratios, coverage ratios, interest costs, the state of the capital markets and general economic conditions.

Other

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

   On September 8, 1997, Southern received a letter from the DEP informing it that the three sites had been entered on the Connecticut Inventory of Hazardous Waste Sites. The letter states that the site located on Pine Street in Bridgeport, Connecticut, may be of particular interest to the state of Connecticut because of its proximity to the Connecticut Department of Transportation expansion project of the U.S. Highway Route Number 95 Corridor. Placement of the sites on the Inventory of Hazardous Waste Sites means that the DEP may pursue remedial action pursuant to the Connecticut General Statutes.

   Each site is located in an area that permits Southern to voluntarily perform any remedial action. Connecticut law also allows Southern to retain a Licensed Environmental Professional to conduct further environmental assessments and, if necessary, to develop remedial action plans in accordance with Connecticut Remediation Standard Regulations.

   Southern has conferred with officials of the DEP, including the DEP liaison for the Department of Transportation's U.S. Highway Route Number 95 Corridor expansion project, to establish priorities in connection with the environmental assessments. As a result of those conferences, Southern and the DEP have negotiated and executed a Consent Order with respect to the Pine Street site located in Bridgeport. Pursuant to the Consent Order, Southern has agreed to undertake an investigation of the Pine Street site and its immediate surrounding area to determine potential sources of contamination and remediate contamination which may be found to have emanated or be emanating from the Pine Street site as a result of Southern's activities on the site. The schedule and scope of the investigation have been agreed to by Southern and the DEP. As a result of this Consent Order, Southern has recorded and deferred $150,000 for costs related to this site investigation. When the investigation is complete, Southern should be able to propose to the DEP what, if any, plan for remediation is appropriate for the site. Until such investigation is complete, management cannot predict the cost, if any, of any appropriate remediation for the Pine Street site.

   Neither can management, at this time, predict the costs for any future site analysis and remediation for the remaining two sites, if any, nor can it estimate when any such costs, if any, would be incurred. While such future analytical and cleanup costs could possibly be significant, management believes, based upon the provisions of the Partial Settlement in Southern's most recent rate order and regulatory precedent with other local distribution companies in Connecticut, that Southern will be able to recover these costs through its customer rates. Although the method, timing and extent of any recovery remain uncertain, management currently does not expect that the incurrence of such costs will materially adversely impact the Company's financial condition, results of operations or cash flows.

                         CONNECTICUT ENERGY CORPORATION

                        CONSOLIDATED STATEMENTS OF INCOME
                    (dollars in thousands, except per share)

Years ended September 30,                                                        1998              1997             1996
-----------------------------------------------------------------------------------------------------------------------------
Operating Revenues                                                           $242,431          $252,008         $261,093
Purchased gas                                                                 120,572           132,672          141,628
-----------------------------------------------------------------------------------------------------------------------------
Gross margin                                                                  121,859           119,336          119,465
-----------------------------------------------------------------------------------------------------------------------------
Operating Expenses:
   Operations                                                                  51,471            46,773           47,821
   Maintenance                                                                  3,701             3,579            3,784
   Depreciation                                                                16,904            15,774           14,752
   Federal and state income taxes                                               6,438             8,935            7,606
   Municipal, gross earnings and other taxes                                   13,525            15,386           16,838
-----------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                       92,039            90,447           90,801
-----------------------------------------------------------------------------------------------------------------------------
Operating income                                                               29,820            28,889           28,664
-----------------------------------------------------------------------------------------------------------------------------
Other (income) deductions, net                                                (2,331)           (1,229)              546
-----------------------------------------------------------------------------------------------------------------------------
Interest Expense:
   Interest on long-term debt and
     amortization of debt issue costs                                          12,086            12,321           11,065
   Other interest, net                                                          1,054             1,356            1,888
-----------------------------------------------------------------------------------------------------------------------------
Total interest expense                                                         13,140            13,677           12,953
-----------------------------------------------------------------------------------------------------------------------------
Net Income                                                                   $ 19,011          $ 16,441         $ 15,165
-----------------------------------------------------------------------------------------------------------------------------
Net income per share - basic                                                 $   1.89          $   1.81         $   1.70
-----------------------------------------------------------------------------------------------------------------------------
Net income per share - diluted                                               $   1.88          $   1.81         $   1.70
-------------------------------------------------------------------------------------------- --------------------------------
Dividends paid per share                                                     $   1.33          $   1.32         $   1.31
-----------------------------------------------------------------------------------------------------------------------------
Weighted average common shares outstanding - basic                         10,051,868         9,060,308        8,924,299
-----------------------------------------------------------------------------------------------------------------------------
Weighted average common shares outstanding - diluted                       10,104,115         9,095,521        8,924,299
-----------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                         CONNECTICUT ENERGY CORPORATION

                           CONSOLIDATED BALANCE SHEETS
                    (dollars in thousands, except per share)

As of September 30,                                                                             1998              1997
-----------------------------------------------------------------------------------------------------------------------------
Assets
Utility Plant:
   Plant in service, at cost                                                                $406,948         $396,263
   Construction work in progress                                                               5,767            3,412
-----------------------------------------------------------------------------------------------------------------------------
Gross utility plant                                                                          412,715          399,675
Less: accumulated depreciation                                                               137,493          130,553
-----------------------------------------------------------------------------------------------------------------------------
Net utility plant                                                                            275,222          269,122
Nonutility property, net                                                                       4,526            3,343
-----------------------------------------------------------------------------------------------------------------------------

Net utility plant and other property                                                         279,748          272,465
-----------------------------------------------------------------------------------------------------------------------------
Current Assets:
   Cash and cash equivalents                                                                  10,091            6,644
   Accounts and notes receivable (less allowance for doubtful
     accounts of $2,065 in 1998 and $2,948 in 1997)                                           26,921           29,179
   Accrued utility revenues, net                                                               2,511            2,541
   Unrecovered purchased gas costs                                                             2,529            5,523
   Inventories                                                                                10,491            2,606
   Prepaid expenses                                                                            5,863            4,067
-----------------------------------------------------------------------------------------------------------------------------
Total current assets                                                                          58,406           60,560
-----------------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
   Unamortized debt expenses                                                                  10,841            6,038
   Unrecovered deferred income taxes                                                          49,800           42,929
   Other                                                                                      60,606           42,289
-----------------------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                                                      121,247           91,256
-----------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                $459,401         $424,281
-----------------------------------------------------------------------------------------------------------------------------
Capitalization and Liabilities
Common Shareholders' Equity:
   Common stock - par value $1 per share:
     authorized - 20,000,000 shares;
     issued and outstanding -10,289,692 in 1998;
     9,172,468 in 1997                                                                      $ 10,290         $  9,172
   Capital in excess of par value                                                            119,961           94,540
   Unearned compensation                                                                        (310)          (1,068)
   Retained earnings                                                                          47,685           42,297
   Adjustment for minimum pension liability (net of income taxes)                               (473)            (427)
-----------------------------------------------------------------------------------------------------------------------------
Total common shareholders' equity                                                            177,153          144,514
-----------------------------------------------------------------------------------------------------------------------------
Redeemable Preferred Stock                                                                        --               --
Long-Term Debt                                                                               150,007          134,073
-----------------------------------------------------------------------------------------------------------------------------
Total capitalization                                                                         327,160          278,587
-----------------------------------------------------------------------------------------------------------------------------
Current Liabilities:
   Short-term borrowings                                                                      22,400           31,400
   Current maturities of long-term debt                                                        1,321            4,654
   Accounts payable                                                                           10,499           12,609
   Federal, state and deferred income taxes                                                    1,537            5,017
   Property and other accrued taxes                                                            2,024            4,567
   Interest payable                                                                            3,386            3,499
   Customers' deposits                                                                         1,627            1,718
   Refunds due customers                                                                         454            2,627
   Other                                                                                       4,886            3,892
-----------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                                     48,134           69,983
-----------------------------------------------------------------------------------------------------------------------------
Deferred Credits:
   Deferred income taxes                                                                      72,884           64,917
   Deferred investment tax credits                                                             2,684            2,976
   Other                                                                                       8,389            7,818
-----------------------------------------------------------------------------------------------------------------------------
Total deferred credits                                                                        83,957           75,711
-----------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies                                                                    150               --
-----------------------------------------------------------------------------------------------------------------------------
Total capitalization and liabilities                                                        $459,401         $424,281
-----------------------------------------------------------------------------------------------------------------------------


See notes to consolidated financial statements.

                         CONNECTICUT ENERGY CORPORATION
                       CONSOLIDATED STATEMENTS OF CHANGES
                         IN COMMON SHAREHOLDERS' EQUITY
                    (dollars in thousands, except per share)


                                                                                                     Adjust-      Total
                                                                                                    ment for     Common
                                         Common Stock           Capital in  Unearned                 Minimum     Share-
                                          Number        Par      Excess of   Compen-    Retained     Pension    holders'
                                       of Shares      Value      Par Value    sation    Earnings   Liability     Equity
-----------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1995          8,865,210    $ 8,865      $ 88,295         --     $ 34,401      --        $131,561
Issuance through Dividend
   Reinvestment Plan                     147,057        147         2,784         --         --      --           2,931
Net income                                    --         --            --         --     15,165      --          15,165
Dividends paid on common stock
   ($1.31 per share)                          --         --            --         --    (11,696)     --         (11,696)
-----------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1996          9,012,267      9,012        91,079         --     37,870      --         137,961
Issuance through Dividend
   Reinvestment Plan                     107,054        107         2,205         --         --      --           2,312
Issuance through Restricted
   Stock Award Plan and Non-
   Employee Director Stock Plan           53,147         53         1,256         --         --      --           1,309
Unearned compensation                         --         --            --    $(1,068)        --      --          (1,068)
Net income                                    --         --            --         --      16,441      --          16,441
Dividends paid on common stock
   ($1.32 per share)                          --         --            --         --    (12,014)     --         (12,014)
Adjustment for minimum pension
   liability (net of income taxes)            --         --            --         --         --   $(427)           (427)
-----------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1997          9,172,468      9,172        94,540     (1,068)     42,297   (427)        144,514
Public Offering                        1,035,000      1,035        23,189         --         --      --          24,224
Issuance through Dividend
   Reinvestment Plan                      81,324         82         2,208         --         --      --           2,290
Issuance through Non-Employee
   Director Stock Plan                       900          1            24         --         --      --              25
Unearned compensation                         --         --            --        758         --      --             758
Net income                                    --         --            --         --     19,011      --          19,011
Dividends paid on common stock
   ($1.33 per share)                          --         --            --         --    (13,623)     --         (13,623)
Adjustment for minimum pension
   liability (net of income taxes)            --         --            --         --         --     (46)            (46)
-----------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1998         10,289,692    $10,290      $119,961    $  (310)   $47,685   $(473)        $177,153
-----------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                         CONNECTICUT ENERGY CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (dollars in thousands)


                             (dollars in thousands)

Years ended September 30,                                                       1998              1997           1996
-----------------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
   Net income                                                               $ 19,011          $ 16,441       $ 15,165
Adjustments to Reconcile Net Income to Net Cash:
   Depreciation and amortization                                              18,065            16,704         15,747
   Provision for losses on accounts receivable                                 7,735             7,297          6,549
(Increase) Decrease in Assets:
   Accounts and notes receivable                                              (5,477)           (5,603)       (13,966)
   Accrued utility revenues, net                                                  30                67             67
   Unrecovered purchased gas costs                                             2,994            (5,523)         2,972
   Inventories                                                                 2,115             2,725         (2,216)
   Prepaid expenses                                                           (2,096)           (2,607)           140
   Unamortized debt expenses                                                    (185)              (42)          (383)
   Deferred charges and other assets                                          (6,231)           (5,593)        (6,229)
Increase (Decrease) in Liabilities:
   Accounts payable                                                           (2,110)           (1,641)         4,664
   Accrued taxes                                                              (6,023)            1,605            577
   Refundable purchased gas costs                                              --                 (520)           520
   Other current liabilities                                                  (1,383)            2,594           (293)
   Deferred income taxes and investment tax credits                              854             1,303          1,743
   Deferred credits and other liabilities                                        482             1,611         (2,635)
-----------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                     27,781            28,818         22,422
-----------------------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities:
   Capital expenditures                                                      (24,681)          (28,504)        (25,251)
   Contributions in aid of construction                                           67                61              71
   Proceeds from (payments for) retirement of utility plant                       33               462            (487)
   Investment in special contract distribution main                          (11,394)               --              --
   Energy ventures                                                              (777)           (1,458)         (1,910)
-----------------------------------------------------------------------------------------------------------------------------
Net cash used by investing activities                                        (36,752)          (29,439)        (27,577)
-----------------------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities:
   Dividends paid on common stock                                            (13,623)          (12,014)        (11,696)
   Issuance of common stock                                                   27,297             2,553           2,931
   Issuance of long-term debt                                                 29,328                --          20,000
   Repayments of long-term debt                                               (4,654)             (595)           (594)
   Repurchase of long-term debt                                              (12,073)               --              --
   Payment of premium on repurchase of long-term debt                         (4,857)               --              --
   (Decrease) increase in short-term borrowings                               (9,000)           12,200          (5,000)
----------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                     12,418             2,144           5,641
----------------------------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                                      3,447             1,523             486
Cash and cash equivalents at beginning of year                                 6,644             5,121           4,635
----------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                    $ 10,091           $ 6,644        $  5,121
----------------------------------------------------------------------------------------------------------------------------
Supplemental Disclosures of Cash Flow Information
Cash Paid During the Year for:
   Interest                                                                 $ 13,321           $14,200        $ 12,228
   Income taxes                                                             $  9,050           $ 5,041        $  6,625

Supplemental Schedule of Noncash
Investing and Financing Activities:
   In the year ended September 30, 1998, 900 shares of unregistered common stock were issued pursuant to the Non-Employee Director Stock Plan.
   In the year ended September 30, 1997, 52,247 shares of unregistered common stock were issued pursuant to the Company's Restricted Stock Award Plan and 900 shares of unregistered common stock were issued pursuant to the Non-Employee
 Director Stock Plan.

See notes to consolidated financial statements.

                         CONNECTICUT ENERGY CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (dollars in thousands, except per share)


               NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
General

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

   In preparing the financial statements in conformity with GAAP, the Company uses estimates. Estimates are disclosed when there is a reasonable possibility for change in the near term. For this purpose, near term is defined as a period of time not to exceed one year from the date of the financial statements. The Company's financial statements have been prepared based on management's estimates of the impact of regulatory, legislative and judicial developments on the Company or significant groups of its customers. The recorded amounts of certain accruals, reserves and deferred charges could be materially impacted if circumstances change which affect these estimates.

Line of Business

   Connecticut Energy is a public utility holding company primarily engaged in the retail distribution of natural gas for residential, commercial and industrial uses through its utility subsidiary, Southern.

   Through its nonutility subsidiary, CNE Energy Services Group, Inc. ("CNE Energy"), the Company provides an array of energy products and services to commercial and industrial customers throughout New England and New York. The Company also participates in a natural gas purchasing cooperative through another nonutility subsidiary, CNE Development Corporation. A third nonutility subsidiary, CNE Venture-Tech, Inc., invests in ventures that offer technologically advanced energy-related products.

   In September 1997, CNE Energy formed a joint venture with Delmarva Power & Light Company's bulk energy group. The venture operates under the name Conectiv/CNE Energy Services, LLC and sells natural gas, electricity, fuel oil and other services and markets a full range of energy-related planning, financial, operational and maintenance services to commercial, industrial and municipal customers in New England and New York. In February 1998, the venture formed an alliance with Berkshire Energy Marketing, a division of the Massachusetts natural gas distribution utility, Berkshire Gas Company. The alliance markets energy commodities and services to commercial and industrial customers in western Massachusetts, eastern New York and southern Vermont.

   As the result of a merger of Delmarva Power & Light Company and Atlantic Energy, Inc., a holding company under the name Conectiv was formed. In September 1998, CNE Energy and Conectiv Energy Supply, Inc., a subsidiary of Conectiv, formed two joint ventures, Total Peaking Services, LLC ("TPS") and CNE Peaking, LLC ("CNEP").

   TPS, headquartered in Bridgeport, Connecticut, operates a 1.2 billion cubic foot liquefied natural gas ("LNG") open access storage facility in Milford, Connecticut. The facility has access to three major natural gas pipelines in New
England: Algonquin Gas Transmission Company, Iroquois Gas Transmission System, L.P. and Tennessee Gas Pipeline Company. TPS has received Federal Energy Regulatory Commission approval of its market-based tariffs and is prepared to store and redeliver customer-owned LNG at the Milford facility beginning this winter.

   CNEP provides a firm in-market supply source to assist energy marketers and local gas distribution companies ("LDCs") in meeting the maximum demands of their customers by offering firm supplies for peak-shaving and emergency deliveries. CNEP operates out of Newark, Delaware.

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

                         CONNECTICUT ENERGY CORPORATION
                        NOTES TO CONSOLIDATED STATEMENTS
                    (dollars in thousands, except per share)

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

   Southern had net regulatory assets as of September 30, 1998 and 1997 of $74,955 and $63,606, respectively. These amounts are included in deferred charges and other assets and deferred credits in the consolidated balance sheets and are solely due to the application of the provisions of SFAS 71.

   Effective April 1, 1996, the DPUC deregulated the sale of natural gas to firm commercial and industrial customers by giving these customers an option to purchase natural gas from independent brokers or marketers. Commercial and industrial customers electing to purchase natural gas in this manner pay a DPUC-approved firm transportation rate to LDCs for the use of their distribution systems.

   Southern is one of three Connecticut LDCs whose firm transportation rates are designed to provide the same margins earned from bundled services. Because these rates are margin neutral, there has not been any impact upon Southern's ability to recover deferred costs through cost-based rate regulation. Firm transportation rates have eliminated only the gas cost component of the rates previously charged to these customers. The Company has not experienced any adverse impact on its earnings or results of operations from this change in rate structure. Additionally, the DPUC's initiatives for competition have not been directed toward services for certain groups of customers, including service to residential classes, which represent the majority of Southern's total throughput and gross margin.

   Management believes that Southern continues to meet the requirements of SFAS 71 because Southern's rates for regulated services provided to its customers are subject to DPUC approval; are designed to recover Southern's costs of providing regulated services; and continue to be subject to cost-of-service based rate regulation by the DPUC.

Utility Revenues

   The primary source of the Company's revenue is derived from Southern's retail distribution of natural gas. Southern's service area spans 22 Connecticut towns from Westport to Old Saybrook, including the urban communities of Bridgeport and New Haven. Southern bills its customers on a cycle basis throughout each month and accrues revenues related to volumes of gas consumed by customers, but not billed at month end. The accrual of unbilled revenues is recorded net of related gas costs and accrued expenses.

Purchased Gas Costs

   Southern's firm sales rates include a Purchased Gas Adjustment clause ("PGA") under which purchased gas costs above or below base rate levels are charged or credited to customers. As prescribed by the DPUC, most differences between Southern's actual purchased gas costs and the current cost recovery are deferred for future recovery or refund through the PGA.

Conservation Adjustment Mechanism

   In a Decision dated August 23, 1995, the DPUC provided the Connecticut LDCs with guidelines by which conservation-related expenditures not included in current rates charged would be evaluated by the DPUC for recovery through a Conservation Adjustment Mechanism ("CAM"). Based upon an annual DPUC review of Southern's filing, which was last approved in December 1997, Southern is allowed to include as part of its monthly PGA a separate CAM factor to recover these deferred charges. Firm transportation customers, who are not subject to the PGA, are charged a specific CAM.

Weather Normalization Adjustment

   Southern's firm rates include a Weather Normalization Adjustment ("WNA") under which the non-gas portion of these rates is charged or credited monthly to reflect deviations from normal temperatures. The WNA was implemented in January 1994 and operates for ten months of the year (September through June).

                         CONNECTICUT ENERGY CORPORATION
                        NOTES TO CONSOLIDATED STATEMENTS
                    (dollars in thousands, except per share)

Federal Income Taxes

   The Company and its eligible subsidiaries file a consolidated federal income tax return. Federal income taxes are deferred under the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Under the liability method, deferred income taxes are provided for all differences between financial statement and tax basis of assets and liabilities. Additional deferred income taxes and offsetting regulatory assets or liabilities are recorded to recognize that income taxes will be recoverable or refundable through future revenues. With specific permission from the DPUC, Southern also provides deferred federal income taxes for certain items, such as unrecovered purchased gas costs, that are reported in different time periods for tax purposes and financial reporting purposes.

Net Income per Share

   Net income per share is computed based upon the weighted average number of common shares outstanding during each year.

   Effective October 1, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share." This Statement establishes standards for the computation and presentation of earnings per share ("EPS") by all entities with publicly held common stock or potential common stock. The Statement replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures. The sole difference between basic and diluted EPS relates to the common shares granted under the Company's Restricted Stock Award Plan. Adoption of this Statement did not have a significant impact on the Company's financial condition or results of operations.

Utility Plant

   Utility plant is stated at original cost. The costs of additions and major replacements of retired units are capitalized. Costs include labor, direct material and certain indirect charges such as engineering and supervision. Replacement of minor items of property and the cost of maintenance and repairs are included in maintenance expense. For normal retirements, the original cost of the property, plus removal cost, less salvage value, is charged to accumulated depreciation when the property is retired and removed from service.

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

Deferred Charges and Other Assets
   Deferred charges and other assets include amounts related to the following:

As of September 30,                                                                          1998             1997
-----------------------------------------------------------------------------------------------------------------------------

Conservation costs                                                                       $  5,004         $  4,881
Energy assistance funding shortfall                                                           262              882
Environmental evaluation costs                                                                684              718
Gas holder costs                                                                               62              308
Hardship heating customer accounts receivable arrearages                                   16,399           13,439
Hardship heating customer assistance grant program                                          1,748              634
Investment in energy ventures                                                               4,195            3,418
Investment in special contract distribution main                                           11,394               --
LNG facility                                                                                  207               --
Nonqualified benefit plans                                                                  3,023            2,302
Prepaid pension and postretirement medical contributions                                   14,207           13,228
Other                                                                                       3,421            2,479
-----------------------------------------------------------------------------------------------------------------------------
                                                                                          $60,606          $42,289
-----------------------------------------------------------------------------------------------------------------------------

   Southern has been allowed to recover various deferred charges in rates over periods ranging from three to five years in accordance with the DPUC's Decision in Southern's latest rate case.

                         CONNECTICUT ENERGY CORPORATION
                        NOTES TO CONSOLIDATED STATEMENTS
                    (dollars in thousands, except per share)

Deferred Credits
   Deferred credits include amounts related to the following:

As of September 30,                                                                          1998             1997
-----------------------------------------------------------------------------------------------------------------------------

Economic development initiatives                                                          $   397           $1,339
Insurance reserves                                                                          1,153            1,122
Interruptible margin sharing                                                                1,210              877
Nonqualified benefit plans                                                                  3,522            2,961
Other                                                                                       2,107            1,519
-----------------------------------------------------------------------------------------------------------------------------
                                                                                          $ 8,389           $7,818
-----------------------------------------------------------------------------------------------------------------------------

Stock-Based Compensation Plan

   The Company applies the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), to its Restricted Stock Award Plan in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," as permitted by SFAS 123 (see Note 6, "Common Shareholders' Equity," for further detail).

Statement of Cash Flows

   For purposes of reporting cash flows, short-term investments having maturities of three months or less are considered to be cash equivalents.

Recent Accounting Developments

   Effective October 1, 1998, the Company will adopt Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." This Statement establishes standards for reporting and presentation of comprehensive income and its components in general-purpose financial statements and requires that all items required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Adoption of this Statement is not expected to have a significant impact on the Company's financial condition or results of operations.

   Effective October 1, 1999, the Company will adopt Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." This Statement establishes standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. Adoption of this Statement is not expected to have a significant impact on the Company's financial condition or results of operations.


This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Adoption of this Statement is not expected to have a significant impact on the Company's financial condition or results of operations.

                       NOTE 2 - PROVISION FOR INCOME TAXES

   The provision for income taxes includes the following:

Years ended September 30,                                                         1998             1997            1996
-----------------------------------------------------------------------------------------------------------------------------

Taxes currently payable - federal                                              $ 4,840          $ 4,220         $ 5,463
Taxes currently payable - state                                                  1,793            1,232           1,669
-----------------------------------------------------------------------------------------------------------------------------
                                                                                 6,633            5,452           7,132
Deferred taxes - federal/state                                                    (195)           3,483             474
-----------------------------------------------------------------------------------------------------------------------------
Total income tax provision                                                     $ 6,438          $ 8,935         $ 7,606
-----------------------------------------------------------------------------------------------------------------------------

   Sources and tax effects of items which gave rise to deferred tax expense are as follows:

Years ended September 30,                                                         1998             1997            1996
-----------------------------------------------------------------------------------------------------------------------------
Amortization of deferred investment tax credits                                $  (292)         $  (292)        $  (292)
Depreciation                                                                     1,468            1,775           1,817
Minimum tax credits                                                                 --               --             439
Unrecovered purchased gas costs                                                 (1,048)           2,180          (1,288)
Other                                                                             (323)            (180)           (202)
-----------------------------------------------------------------------------------------------------------------------------
                                                                               $  (195)         $ 3,483         $   474
-----------------------------------------------------------------------------------------------------------------------------

                         CONNECTICUT ENERGY CORPORATION
                        NOTES TO CONSOLIDATED STATEMENTS
                    (dollars in thousands, except per share)

   The following table reconciles the income tax provision calculated using the federal statutory tax rate to the actual income tax expense:

Years ended September 30,                                                     1998            1997             1996
-----------------------------------------------------------------------------------------------------------------------------

Statutory federal tax rate                                                     35%             35%              35%
Allowance for doubtful accounts,
 including amounts forgiven and deferred                                       (5)             (1)              (3)
Conservation costs                                                             --              (1)              (4)
Cost to retire assets, net of salvage                                          (1)             (1)              (1)
Depreciation differences                                                        3               3                4
Investment tax credits                                                         (1)             (1)              (1)
Pension contribution                                                            2              (1)              (3)
Premium paid - cancellation of bonds                                           (7)             --               --
Property taxes - effect of accounting treatment change                         (3)             --               --
State taxes, net of federal tax benefit                                         5               3                5
Other, net                                                                     (3)             (1)               1
-----------------------------------------------------------------------------------------------------------------------------
Effective tax rate                                                             25%             35%              33%
-----------------------------------------------------------------------------------------------------------------------------

   Deferred income tax liabilities (assets) are composed of the following:

As of September 30,                                                                              1998              1997
-----------------------------------------------------------------------------------------------------------------------------

Tax effect of temporary differences for:
Depreciation                                                                                  $25,523           $24,056
Regulatory assets - income taxes                                                               49,800            42,929
-----------------------------------------------------------------------------------------------------------------------------
Gross liabilities                                                                              75,323            66,985
-----------------------------------------------------------------------------------------------------------------------------
Contributions in aid of construction                                                             (758)             (741)
Nonqualified benefit plans                                                                     (1,124)             (928)
Other                                                                                            (557)             (399)
-----------------------------------------------------------------------------------------------------------------------------
Gross assets                                                                                   (2,439)           (2,068)
-----------------------------------------------------------------------------------------------------------------------------
Net deferred income tax liability - long-term                                                 $72,884           $64,917
-----------------------------------------------------------------------------------------------------------------------------

   As of September 30, 1998 and 1997, the balance sheet caption "Federal, state and deferred income taxes" includes approximately $885 and $1,933, respectively, of current deferred federal and state income taxes.

                             NOTE 3 - LONG-TERM DEBT
   Long-term debt outstanding consists of the following:

As of September 30,                                                                          1998             1997
-----------------------------------------------------------------------------------------------------------------------------

First Mortgage Bonds:
Series L, 8%, due March 1, 1998                                                          $     --         $  4,200
Series T, 10.02%, due September 1, 2003                                                        --            2,727
Series U, 9.70%, due July 31, 2019                                                             --            9,800
Series V, 9.85%, due July 31, 2020                                                         15,000           15,000
Series W, 8.93%-9.13%, due November 17, 2031                                               60,000           60,000
Series X, 7.67%, due December 15, 2012                                                     15,000           15,000
Series Y, 7.08%, due October 1, 2013                                                       12,000           12,000
-----------------------------------------------------------------------------------------------------------------------------
                                                                                          102,000          118,727
Medium-Term Notes:
MTN1, Series 1, 7.50%-7.95%, due August 3, 2026                                            20,000           20,000
MTN1, Series 2, 5.95%-6.88%, due September 15, 2028                                        17,000               --
-----------------------------------------------------------------------------------------------------------------------------
                                                                                           37,000           20,000
Term Loan:
Term loan, due August 1, 2005                                                              12,328               --

Less: current maturities of long-term debt                                                  1,321            4,654
-----------------------------------------------------------------------------------------------------------------------------
                                                                                         $150,007         $134,073
-----------------------------------------------------------------------------------------------------------------------------

                         CONNECTICUT ENERGY CORPORATION
                        NOTES TO CONSOLIDATED STATEMENTS
                    (dollars in thousands, except per share)

   Series W First Mortgage Bonds are due in bullet payments in the years 2021 and 2031, respectively. Series V, X and Y are due in single payments in the years 2020, 2012 and 2013, respectively. Substantially all of the utility plant of Southern is subject to the lien of its mortgage bond indenture dated March 1, 1948, as supplemented from time to time. See Note 6, "Common Shareholders' Equity," for dividend restrictions.

   In May 1998, CNE Energy entered into a term loan agreement with a bank to be utilized to reimburse Southern for costs incurred to construct distribution facilities to transport natural gas to an electric generating plant in Bridgeport. Borrowings were completed in August 1998. The interest rate on outstanding borrowings will vary in accordance with prevailing interest rates.

   In September 1998, Southern issued and sold $17,000 in secured Medium-Term Notes ("MTN1, Series 2"). These notes have a weighted average rate of 6.71% and a weighted average life of 25.5 years. They will be redeemed through payments of $3,000 and $14,000 in the years 2003 and 2028, respectively. Proceeds from the sale of MTN1, Series 2, were used to repurchase $12,073 of Series T and Series U First Mortgage Bonds. The DPUC has allowed the deferral of the unamortized issuance costs of the aforementioned MTNs as well as the premiums related to the repurchase of these notes. The total of these unamortized issuance costs and repurchase premiums was approximately $4,857 which will be amortized over the average life of this series of MTNs.

   Principal maturities for the five fiscal years subsequent to September 30, 1998 are as follows: 1999 - $1,321; 2000 - $1,585; 2001 - $1,761; 2002 -
$1,761;  2003 - $4,761;  total  -  $11,189.

   Expenses incurred in connection with long-term borrowings are normally amortized on a straightline basis over the respective lives of the issues giving rise thereto.

                         NOTE 4 - SHORT-TERM BORROWINGS

   The Company follows the practice of borrowing from banks on a short-term basis. The following information relates to these borrowings:

As of September 30,                                                                           1998            1997
------------------------------------------------------------------------------------------------------------------------------


Outstanding                                                                                $22,400         $31,400
Weighted average interest rate                                                                5.73%           6.61%
------------------------------------------------------------------------------------------------------------------------------

   As of September 30, 1998, Connecticut Energy and Southern have credit lines with a number of banks as detailed below:

                                                                                           Shared
                                                                                      Connecticut
                                                   Connecticut                            Energy/
                                                        Energy          Southern         Southern            Total
------------------------------------------------------------------------------------------------------------------------------

Committed Lines                                       $  5,000         $  32,000        $  20,000        $  57,000
Uncommitted Lines                                           --         $  10,000        $  10,000        $  20,000


   In lieu of compensating balances, Southern pays fees for its committed lines of credit, which are approximately 1/5 of 1% of the amount of the line of credit. The aggregate annual commitment fees on these lines were $88, $115 and $110 for the years ended September 30, 1998, 1997 and 1996, respectively. As of September 30, 1998, unused lines of credit totaled $54,600.

                       NOTE 5 - REDEEMABLE PREFERRED STOCK
   The following table summarizes the shares of preferred stock authorized, issued and outstanding:

As of September 30,                                                                        1998               1997
------------------------------------------------------------------------------------------------------------------------------

The Southern Connecticut Gas Company:
Cumulative preferred stock, $100 par value
Authorized                                                                              200,000            200,000
Issued and outstanding                                                                       --                 --
------------------------------------------------------------------------------------------------------------------------------
Preferred stock, $1 par value
Authorized                                                                              600,000            600,000
Issued and outstanding                                                                       --                 --
------------------------------------------------------------------------------------------------------------------------------
Preference stock, $1 par value
Authorized                                                                            1,000,000          1,000,000
Issued and outstanding                                                                       --                 --
------------------------------------------------------------------------------------------------------------------------------
Connecticut Energy Corporation:
Preference stock, $1 par value
Authorized                                                                            1,000,000          1,000,000
Issued and outstanding                                                                       --                 --
------------------------------------------------------------------------------------------------------------------------------

                                       35

                         CONNECTICUT ENERGY CORPORATION
                        NOTES TO CONSOLIDATED STATEMENTS
                    (dollars in thousands, except per share)


   Southern's $1 par value preferred stock ranks on a parity as to dividends and payments in liquidation with Southern's $100 par value preferred stock. While the preference stock is preferred as to dividends and payments in liquidation over Southern's common stock, it is subordinate to the other classes of preferred stock.

                      NOTE 6 - COMMON SHAREHOLDERS' EQUITY

   Southern's indentures relating to long-term debt contain restrictions as to the declaration or payment of cash dividends on capital stock and the reacquisition of capital stock. Under the most restrictive of such provisions, $46,838 of Southern's retained earnings as of September 30, 1998 was available for such purposes.

   In 1997, the Company established a Restricted Stock Award Plan and issued 52,247 shares of unregistered common stock to five senior officers of the Company and its subsidiaries. The purpose of the Restricted Stock Award Plan is to motivate participants to work toward achieving corporate objectives beneficial to the Company and its shareholders by awarding them shares of common stock which become vested upon achievement of the objectives. The total number of shares that may be issued under the Restricted Stock Award Plan may not exceed 300,000. This number is subject to adjustment to prevent the dilution or enlargement of any rights of any participant with respect to his or her stock. Such shares are exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

   In 1997, the Company also established a Non-Employee Director Stock Plan. The purpose of the Non-Employee Director Stock Plan is to align the interests of non-employee directors with the Company's shareholders by awarding them shares of common stock. The total number of shares that may be issued under the plan may not exceed 13,000. This number is subject to adjustment to prevent the dilution or enlargement of any rights of any participant with respect to his or her stock. As of September 30, 1998, 1,800 shares have been issued under the Non-Employee Director Stock Plan.

   The Company issues common stock through the Dividend Reinvestment and Stock Purchase Plan ("DRP") and an employee savings plan ("Target Plan"). The DRP permits shareholders to automatically reinvest their cash dividends or invest optional limited amounts of cash payments in newly issued shares or open market purchases of the Company's common stock. As of September 30, 1998, there were 674,308 shares reserved for issuance under the DRP and Target Plan.

                    NOTE  7  -  EMPLOYEE   BENEFITS

   Pension  Plans  Southern   maintains  two noncontributory  pension plans
covering substantially all of its employees and employees of certain affiliates. The plan covering salaried employees provides pension benefits based on compensation during the five years before retirement and on years of service. The union plan provides negotiated benefits of stated amounts for each year of service. It is the Company's policy to fund annually the periodic pension cost of its retirement plans subject to the minimum and maximum contribution limitations of the Internal Revenue Code ("IRC").

   A regulatory adjustment has been made to the net periodic pension cost for fiscal years 1997 and 1996 to reflect the amount of pension cost that is realized through the ratemaking process.

   The Company recorded an additional minimum liability of $1,036 and $797 as of September 30, 1998 and 1997, respectively, representing the excess of the accumulated benefit obligation over the fair value of plan assets and accrued pension costs. This liability is offset by an intangible asset of $228 and $85 as of September 30, 1998 and 1997, respectively, which represents unrecognized prior service costs; and in 1998 and 1997, the balance (net of income taxes) was charged to a separate component of shareholders' equity.

   The net  periodic  pension cost  includes the  following components:


Years ended September 30,                                                        1998               1997           1996
------------------------------------------------------------------------------------------------------------------------------

Service cost benefit earned during the period                              $    2,284         $    2,255     $    2,179
Interest cost on projected benefit obligation                                   5,438              5,370          4,846
Actual return on plan assets                                                   (4,430)           (21,078)        (9,372)
Net amortization and deferral                                                  (2,442)            14,912          3,959
------------------------------------------------------------------------------------------------------------------------------
Net periodic pension cost                                                         850              1,459          1,612
Regulatory adjustment                                                              --                 58            233
------------------------------------------------------------------------------------------------------------------------------
Net pension cost                                                           $      850         $    1,517     $    1,845
------------------------------------------------------------------------------------------------------------------------------
Portion capitalized to utility plant                                       $      179         $      357     $      351
------------------------------------------------------------------------------------------------------------------------------

                                       36

                         CONNECTICUT ENERGY CORPORATION
                        NOTES TO CONSOLIDATED STATEMENTS
                    (dollars in thousands, except per share)

   The following table sets forth the funded status of Southern's pension plans:

As of September 30,                                               1998                                 1997
------------------------------------------------------------------------------------------------------------------------------
                                                          Plans Where:                          Plans Where:
                                                                Assets     Accumulated                Assets    Accumulated
                                                                Exceed        Benefits                Exceed       Benefits
                                                           Accumulated          Exceed           Accumulated         Exceed
                                                              Benefits          Assets              Benefits         Assets
------------------------------------------------------------------------------------------------------------------------------
Actuarial present value of benefit obligation:
   Vested benefit obligation                                 $(63,238)       $ (2,302)             $(55,770)      $ (1,814)
------------------------------------------------------------------------------------------------------------------------------
   Accumulated benefit obligation                            $(69,765)       $ (2,525)             $(61,451)      $ (1,965)
------------------------------------------------------------------------------------------------------------------------------
Actuarial present value of
   projected benefit obligation                              $(78,902)       $ (3,251)             $(70,143)      $ (2,527)
Plan assets at fair value                                      97,560              --                98,207             --
------------------------------------------------------------------------------------------------------------------------------
Projected benefit obligation less than
   (in excess of) plan assets                                  18,658          (3,251)               28,064         (2,527)
Transition obligation                                             321              --                   490             --
Prior service cost                                              3,115             228                 3,608            250
Unrecognized (gain) loss                                      (11,606)          1,534               (21,220)         1,109
Adjustment required to recognize
   minimum liability                                               --          (1,036)                   --           (797)
------------------------------------------------------------------------------------------------------------------------------
Prepaid pension cost (liability), net                        $ 10,488        $ (2,525)             $ 10,942       $ (1,965)
------------------------------------------------------------------------------------------------------------------------------

   Key assumptions used in the determination of the projected benefit obligations and the fair value of plan assets were:


                                                                                 1998             1997            1996
------------------------------------------------------------------------------------------------------------------------------

Discount rate                                                                   6-3/4%           7-1/2%             8%
Salary increase rate                                                               4%            4-3/4%         5-3/4%
Expected rate of return on assets                                               9-1/2%           9-1/2%         9-1/4%
------------------------------------------------------------------------------------------------------------------------------

   The majority of the assets of the pension plans are invested in common stock, fixed income securities and balanced mutual funds, with the balance in cash and short-term investments.

   Southern maintains nonqualified pension programs to provide benefits on compensation in excess of the limitations imposed by the IRC and to provide additional retirement income to designated officers of the Company and its subsidiaries.

Retirement Savings Plan

   Southern maintains a savings plan ("Target Plan") covering substantially all of its employees and employees of certain affiliates who meet minimum service and age requirements. Employees may elect to contribute to the plan through payroll deductions on either a taxable or a tax-deferred basis as permitted by
Section 401(k) of the IRC. Participants receive a matching contribution of 50% of the first 6% of annual compensation and become vested in the matching contribution over a five year period. Benefits are payable upon retirement, death, disability or termination of employment. Amounts expensed under the plan were $778, $782 and $808 for years ended September 30, 1998, 1997 and 1996, respectively.

Postretirement Health Care Benefits

   Southern provides certain health care benefits for retired employees of Southern and certain affiliates who were hired prior to November 1, 1995. Substantially all employees may become eligible for those benefits if they have reached age 55 and have completed at least five years of service with the Company before retirement. Health care benefits are also extended to qualifying dependents.
                                       37

                         CONNECTICUT ENERGY CORPORATION
                        NOTES TO CONSOLIDATED STATEMENTS
                    (dollars in thousands, except per share)

   The postretirement benefit cost includes the following components:

Years ended September 30,                                                          1998              1997            1996
------------------------------------------------------------------------------------------------------------------------------

Service cost benefit attributed to service during the period                  $     369         $     354       $     405
Interest cost on accumulated postretirement benefit obligation                    1,207             1,223           1,198
Actual return on plan assets                                                       (589)           (1,619)           (837)
Net amortization and deferral                                                       415             1,694           1,037
------------------------------------------------------------------------------------------------------------------------------
Net periodic postretirement benefit cost                                          1,402             1,652           1,803
Regulatory adjustment                                                                --                31             122
------------------------------------------------------------------------------------------------------------------------------
Net postretirement benefit cost                                               $   1,402         $   1,683       $   1,925
------------------------------------------------------------------------------------------------------------------------------
Portion capitalized to utility plant                                          $     294         $     396       $     366
------------------------------------------------------------------------------------------------------------------------------

   In 1990, Southern amended the Pension Plan for Salaried and Certain Other Employees to establish an account within the pension plan trust, as permitted under Section 401(h) of the IRC, to fund a portion of Southern's anticipated future postretirement health care benefits liability with amounts allowed through the ratemaking process.

   In 1994, a Voluntary Employees' Beneficiary Association ("VEBA") trust was established as permitted under Section 501(c)(9) of the IRC. The majority of the assets of the VEBA trust are invested in a diversified fund consisting of common stock and fixed income securities, with the balance in cash and short-term investments.

   The following table reconciles the funded status of the plan with the amounts recognized in the consolidated balance sheets:


As of September 30,                                                                                  1998            1997
------------------------------------------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation:
   Retirees                                                                                    $  (9,332)      $  (9,148)
   Fully eligible active plan participants                                                        (2,749)         (2,028)
   Other active plan participants                                                                 (6,081)         (5,451)
------------------------------------------------------------------------------------------------------------------------------
Total accumulated postretirement benefit obligation                                              (18,162)        (16,627)
Plan assets at fair value                                                                          9,771           7,988
------------------------------------------------------------------------------------------------------------------------------
Accumulated postretirement benefit obligation
   (in excess of) less than plan assets                                                           (8,391)         (8,639)
Unamortized transition obligation                                                                 11,517          12,285
Unrecognized gain                                                                                 (3,154)         (4,442)
------------------------------------------------------------------------------------------------------------------------------
Accrued postretirement benefit obligation                                                      $     (28)      $    (796)
------------------------------------------------------------------------------------------------------------------------------

   The expected long-term rate of return on plan assets is 9 1/2%. The assumed initial health care cost trend rates used to measure the expected cost of benefits are 7 1/2% for pre-age 65 claims and 6 1/2% for post-age 65 claims. The rates decline to 4 1/2% by the years 2004 and 2002, respectively. The weighted average discount rate used to measure the accumulated postretirement benefit obligation is 6 3/4%. A one percentage point change in the assumed health care cost trend rate would change the service cost and interest cost components of the net periodic postretirement benefit cost by approximately $7 and $43, respectively, and would change the accumulated postretirement health care benefit obligation by approximately $646.

                                 NOTE 8 - LEASES

   Total rental expense was $3,050, $2,830 and $3,035 for the years ended September 30, 1998, 1997 and 1996, respectively. The approximate aggregate minimum rental commitments (exclusive of taxes, maintenance, etc.) under noncancelable operating leases for each of the five fiscal years subsequent to September 30, 1998 are as follows:

Years ending September 30,                     1999         2000        2001         2002       2003    Thereafter
------------------------------------------------------------------------------------------------------------------------------

Office space                                 $2,130       $2,098      $2,087       $2,087     $2,218       $22,918
LNG plant                                       609          609         609          609        609        10,649
Other                                            76           76          76           67         --            --
------------------------------------------------------------------------------------------------------------------------------
Total commitment                             $2,815       $2,783      $2,772       $2,763     $2,827       $33,567
------------------------------------------------------------------------------------------------------------------------------

                                       38

                       CONNECTICUT ENERGY CORPORATION
                        NOTES TO CONSOLIDATED STATEMENTS
                    (dollars in thousands, except per share)


   In 1995, the LNG plant lease agreement was renewed for two consecutive terms of 12 years. The lease contains an option to purchase the plant at a price based on the then fair market sales value of the unit as defined therein.

   During 1998, Southern subleased the LNG facility to CNE Energy. CNE Energy, in turn, subleased the LNG facility to TPS. Southern will continue to operate the LNG facility under an agreement with TPS and will remain primarily responsible for the lease payments in the event that the sublessees do not make the required payments.

                  NOTE 9 - QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                              Dec. 31,         March 31,        June 30,        Sept. 30,
1998 Quarters ended                                               1997              1998            1998             1998
------------------------------------------------------------------------------------------------------------------------------

Operating revenues                                            $76,507           $100,773         $38,002          $27,149
Gross margin                                                   34,031             52,599          20,155           15,074
Operating income (loss)                                         9,366             18,376           2,222             (144)
Net income (loss)                                               6,166             15,250          (1,019)          (1,386)
Net income (loss) per share-diluted*                             0.64               1.49           (0.10)           (0.13)
------------------------------------------------------------------------------------------------------------------------------

                                                              Dec. 31,         March 31,        June 30,        Sept. 30,
1997 Quarters ended                                               1996              1997            1997             1997
------------------------------------------------------------------------------------------------------------------------------
Operating revenues                                             $74,873          $106,866         $44,026          $26,243
Gross margin                                                    34,564            51,130          21,487           12,155
Operating income (loss)                                          9,006            17,800           2,461             (378)
Net income (loss)                                                5,409            15,211          (1,205)          (2,974)
Net income (loss) per share-diluted                               0.60              1.67           (0.13)           (0.32)
------------------------------------------------------------------------------------------------------------------------------

*Calculated on the basis of diluted weighted average shares outstanding during the applicable quarter.

                  NOTE 10 - FAIR VALUE OF FINANCIAL INSTRUMENTS

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

   The estimated fair value of the Company's long-term debt is as follows:

As of September 30,                                                    1998                           1997
------------------------------------------------------------------------------------------------------------------------------

                                                            Carrying            Fair         Carrying         Fair
                                                              Amount           Value           Amount        Value
------------------------------------------------------------------------------------------------------------------------------
Long-term debt (including current maturities)               $151,328        $181,854         $138,727     $160,196
------------------------------------------------------------------------------------------------------------------------------

                     NOTE 11 - COMMITMENTS AND CONTINGENCIES

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

                       CONNECTICUT ENERGY CORPORATION
                        NOTES TO CONSOLIDATED STATEMENTS
                    (dollars in thousands, except per share)

   On September 8, 1997, Southern received a letter from the DEP informing it that the three sites had been entered on the Connecticut Inventory of Hazardous Waste Sites. The letter states that the site located on Pine Street in Bridgeport, Connecticut, may be of particular interest to the state of Connecticut because of its proximity to the Connecticut Department of Transportation expansion project of the U.S. Highway Route Number 95 Corridor. Placement of the sites on the Inventory of Hazardous Waste Sites means that the DEP may pursue remedial action pursuant to the Connecticut General Statutes.

   Each site is located in an area that permits Southern to voluntarily perform any remedial action. Connecticut law also allows Southern to retain a Licensed Environmental Professional to conduct further environmental assessments and, if necessary, to develop remedial action plans in accordance with Connecticut Remediation Standard Regulations.

   Southern has conferred with officials of the DEP, including the DEP liaison for the Department of Transportation's U.S. Highway Route Number 95 Corridor expansion project, to establish priorities in connection with the environmental assessments. As a result of those conferences, Southern and the DEP have negotiated and executed a Consent Order with respect to the Pine Street site located in Bridgeport. Pursuant to the Consent Order, Southern has agreed to undertake an investigation of the Pine Street site and its immediate surrounding area to determine potential sources of contamination and remediate contamination which may be found to have emanated or be emanating from the Pine Street site as a result of Southern's activities on the site. The schedule and scope of the investigation have been agreed to by Southern and the DEP. As a result of this Consent Order, Southern has recorded and deferred $150 for costs related to this site investigation. When the investigation is complete, Southern should be able to propose to the DEP what, if any, plan for remediation is appropriate for the site. Until such investigation is complete, management cannot predict the cost, if any, of any appropriate remediation for the Pine Street site.

   Neither can management, at this time, predict the costs for any future site analysis and remediation for the remaining two sites, if any, nor can it estimate when any such costs, if any, would be incurred. While such future analytical and cleanup costs could possibly be significant, management believes, based upon the provisions of the Partial Settlement in Southern's most recent rate order and regulatory precedent with other local distribution companies in Connecticut, that Southern will be able to recover these costs through its customer rates. Although the method, timing and extent of any recovery remain uncertain, management currently does not expect that the incurrence of such costs will materially adversely impact the Company's financial condition, results of operations or cash flows.

                         NOTE 12 - NONUTILITY OPERATIONS

   The Company has two nonutility subsidiaries that engage in activities related to the purchasing and marketing of natural gas as well as the selling, planning, purchasing and management of various energy services to commercial and industrial end users. In addition, another nonutility subsidiary focuses on investing in technology companies and participating in ventures with technology partners serving the utility industry.

   In fiscal 1998, the Company's nonutility subsidiaries contributed approximately $0.17 to earnings per share, representing approximately 9% of consolidated earnings per share for the year. The contribution to 1998 earnings by the nonutility subsidiaries was principally due to revenues generated by a contract to transport natural gas to an electric generating plant located at the Bridgeport Harbor Station and the sale of 50% interests in TPS and CNEP, joint ventures of the Company's nonutility subsidiary, CNE Energy, to Conectiv Energy Supply, Inc., a subsidiary of Conectiv.

   The chart below depicts net income, earnings per share and total assets for the Company's nonutility operations:

Years ended September 30,                                                       1998             1997             1996
------------------------------------------------------------------------------------------------------------------------------
Net Income                                                                 $   1,707          $   418         $   (167)
Earnings per share - diluted                                               $    0.17          $  0.05         $  (0.02)
Total assets                                                               $  25,370          $ 4,887         $  2,504
------------------------------------------------------------------------------------------------------------------------------

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

   The Audit Committee of the Board of Directors, comprised of non-employee directors, meets periodically and as necessary with management, the internal auditors and PricewaterhouseCoopers LLP to review audit plans and results and the Company's accounting, financial reporting and internal control practices, procedures and results. Both PricewaterhouseCoopers LLP and the Company's internal audit department have full and free access to all levels of management.




/s/ Carol A. Forest                                  /s/ Vincent L. Ammann, Jr.
Carol A. Forest                                      Vincent L. Ammann, Jr.
Vice President, Finance,                             Vice President and
Chief Financial Officer, Treasurer                   Chief Accounting Officer
and Assistant Secretary



                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Shareholders of Connecticut Energy Corporation

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in common shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Connecticut Energy Corporation and its subsidiaries at September 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP
New York, New York
October 30, 1998

                       CONNECTICUT ENERGY CORPORATION
                        ELEVEN YEAR FINANCIAL SUMMARY
                    (dollars in thousands, except per share)
   Financial information presented for 1998 through 1990 is for the twelve month period ended September 30; all information for prior years is for the twelve month period ended December 31.

                                                                  1998              1997              1996              1995
-----------------------------------------------------------------------------------------------------------------------------

  Operations
  Operating revenues                                       $   242,431        $  252,008        $  261,093        $  232,093
  Purchased gas                                                120,572           132,672           141,628           115,583
  Gross margin                                                 121,859           119,336           119,465           116,510
  Operations and maintenance expenses                           55,172            50,352            51,605            52,856
  Depreciation and depletion                                    16,904            15,774            14,752            14,050
  Federal income taxes                                           4,598             7,703             5,937             5,901
  Other taxes                                                   15,365            16,618            18,507            16,817
  Other (income) deductions, net                               (2,331)           (1,229)               546               519
  Total interest expense                                        13,140            13,677            12,953            12,307
  Subsidiary preferred stock dividends                              --                --                --                --
  Income before cumulative effect
    of accounting change                                   $    19,011        $   16,441        $   15,165        $   14,060
  Cumulative effect of accounting change                            --                --                --                --
  Net income                                               $    19,011        $   16,441        $   15,165        $   14,060
  Net income per share before cumulative
    effect of accounting change (d)                        $      1.88        $     1.81        $     1.70        $     1.60
  Net income per share (d)                                 $      1.88        $     1.81        $     1.70        $     1.60
  Annual dividend paid per common share (d)                $      1.33        $     1.32        $     1.31        $     1.30
----------------------------------------------------------------------------------------------------------------------------
*Capitalization
  Common shareholders' equity                              $   177,153        $  144,514        $  137,961        $  131,561
  Redeemable preferred stock                                        --                --               ---                --
  Long-term debt                                               150,007           134,073           138,727           119,322
 ---------------------------------------------------------------------------------------------------------------------------
  Total capitalization                                     $   327,160        $  278,587        $  276,688        $  250,883
----------------------------------------------------------------------------------------------------------------------------
*Capitalization (% of total)
  Common shareholders' equity                                     54.1              51.9              49.9              52.4
  Redeemable preferred stock                                        --                --                --                --
  Long-term debt                                                  45.9              48.1              50.1              47.6
----------------------------------------------------------------------------------------------------------------------------
  Total capitalization                                           100.0%            100.0%            100.0%            100.0%
----------------------------------------------------------------------------------------------------------------------------
*Common Stock (d)
  Shares outstanding at end of period                       10,289,692         9,172,468         9,012,267         8,865,210
  Book value per share at end of period                    $     17.22          $  15.76        $    15.31        $    14.84
  Market value per share at end of period                  $     27.00          $  24.69        $    20.00        $    19.38
  Average daily trading volume                                  15,000             9,000             9,000             5,000
  Shareholders of record at end of period                        9,863            10,546            11,274            11,688
  Institutional ownership (%)                                       35                25                20                21
----------------------------------------------------------------------------------------------------------------------------
  Assets
  Gross utility plant                                      $   412,715          $399,675        $  376,109        $  354,847
  Net utility plant                                        $   275,222          $269,122        $  257,761        $  247,603
  Capital expenditures (e)                                 $    24,614          $ 28,443        $   25,180        $   27,609
  Total assets                                             $   459,401          $424,281        $  399,228        $  370,088
----------------------------------------------------------------------------------------------------------------------------
  Ratios (%)
  Operations and maintenance expense
    as a % of gross margin                                       45.3               42.2              43.2              45.4
  Dividend payout as a % of earnings                             70.7               72.9              77.1              81.3
  Effective federal tax rate                                     19.0               32.0              28.0              30.0
  Return on ending common equity                                 10.7               11.4              11.0              10.7
  Price to earnings                                              14.4               13.6              11.8              12.1
  Dividend yield                                                  4.9                5.3               6.6               6.7
  Market price as a % of book value                             156.8              156.7             130.6             130.6
----------------------------------------------------------------------------------------------------------------------------

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


             1994              1993              1992              1991             1990               1989            1988
-----------------------------------------------------------------------------------------------------------------------------
                                                                                (a)(b)(c)            (a)(c)
         $240,873          $212,762          $203,011          $179,172          $174,059          $171,218        $156,978
          126,870           113,045           104,163            86,778            84,154            81,794          71,787
          114,003            99,717            98,848            92,394            89,905            89,424          85,191
           54,244            45,023            46,881            42,475            44,085            42,636          38,869
           13,031            12,051            11,327            10,540            10,664            10,297           8,533
            3,938             3,474             2,287             4,324             3,819             4,740           5,839
           17,778            16,044            16,025            15,238            14,431            14,560          14,146
              586               510               531               349              (228)              356             713
           11,575            11,530            11,536            10,428            10,156             8,598           7,653
                8                32                34                36                39               403             751
        $  12,843          $ 11,053          $ 10,227          $  9,004          $  6,939          $  7,834        $  8,687
               --                --                --                --             1,280                --              --
        $  12,843          $ 11,053          $ 10,227          $  9,004             8,219          $  7,834        $  8,687
        $    1.58          $   1.50          $   1.43          $   1.38          $   1.12          $   1.28        $   1.49
        $    1.58          $   1.50          $   1.43          $   1.38          $   1.33          $   1.28        $   1.49
        $    1.29          $   1.28          $  1.265          $   1.24          $   1.23          $   1.20        $   1.17
-----------------------------------------------------------------------------------------------------------------------------
        $ 125,719          $ 99,853          $ 92,605          $ 88,622          $ 74,413          $ 75,001        $ 73,311
               --               638               687               736               786               835           6,429
        $ 119,917           120,511          $ 94,106          $ 87,378            91,506            79,686          69,137
 ----------------------------------------------------------------------------------------------------------------------------
        $ 245,636          $221,002          $187,398          $176,736         $ 166,705         $ 155,522        $148,877
-----------------------------------------------------------------------------------------------------------------------------
             51.2              45.2              49.4              50.1              44.6              48.2            49.2
               --               0.3               0.4               0.4               0.5               0.6             4.3
             48.8              54.5              50.2              49.5              54.9              51.2            46.5
----------------------------------------------------------------------------------------------------------------------------
            100.0%            100.0%            100.0%            100.0%            100.0%            100.0%          100.0%
-----------------------------------------------------------------------------------------------------------------------------
        8,700,266         7,488,467         7,234,921         7,096,634         6,250,161         6,176,665       6,088,017
         $  14.45          $  13.33          $  12.80          $  12.49          $  11.91          $  12.14        $  12.04
         $  21.63          $  24.88          $  22.25          $  19.00          $  16.63          $  17.63        $  14.50
            5,500             9,000             4,500             5,000             2,950             4,200           2,850
           12,094            11,094             9,153             9,163             7,382             7,493           7,662
               21                18                18                14                15                16              16
-----------------------------------------------------------------------------------------------------------------------------
         $331,953          $313,951          $293,687          $273,862          $255,446          $241,624        $255,236
         $234,495          $221,800          $210,054          $198,695          $189,108          $181,358        $166,970
         $ 26,618          $ 26,070          $ 22,634          $ 20,331          $ 23,102          $ 23,184        $ 19,471
         $352,920          $299,795          $269,504          $247,969          $229,600          $239,327        $214,458
----------------------------------------------------------------------------------------------------------------------------
             47.6              45.2              47.4              46.0              49.0              47.7            45.6
             81.6              85.3              88.5              89.9              92.5              93.8            78.5
             23.0              24.0              18.0              32.0              35.0              37.0            38.0
             10.2              11.1              11.0              10.2              11.0              10.4            11.8
             13.7              16.6              15.6              13.8              12.5              13.8             9.7
              6.0               5.1               5.7               6.5               7.4               6.8             8.1
            149.7             186.6             173.8             152.1             139.6             145.2          120.04
-----------------------------------------------------------------------------------------------------------------------------

(b) Includes the cumulative effect of accounting change for municipal property taxes which increased earnings by $0.21 per share.
(c) The write down of the value of oil and gas properties reduced earnings by $0.10 per share in 1990 and 1989.
(d) Adjusted to reflect the Company's 3-for-2 stock split in October 1989.
(e) Stated net of contributions in aid of construction.

                                       43