Form 10-K405, Exhibit 13
period 1999-09-30
CONNECTICUT ENERGY CORP
filed 1999-12-01
CIK 310103

Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

   Connecticut Energy Corporation ("Connecticut Energy" or "Company") and its subsidiaries and their representatives may, from time to time, make written or oral statements, including statements contained in the Company's filings with the Securities and Exchange Commission and in its annual report to shareholders, including its Form 10-K for the fiscal year ended September 30, 1999, which constitute or contain "forward-looking" information as that term is defined in the Private Securities Litigation Reform Act of 1995.

   All statements other than the financial statements and other statements of historical facts included in this annual report to shareholders regarding the Company's financial position and strategic initiatives and addressing industry developments are forward-looking statements. Where, in any forward-looking statement, the Company, or its management, expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. Factors which could cause actual results to differ materially from those stated in the forward-looking statements may include, but are not limited to, general and specific economic, financial and business conditions; federal and state regulatory, legislative and judicial developments which affect the Company or significant groups of its customers; the impact of competition on the Company's revenues; fluctuations in weather from normal levels; changes in development and operating costs; the availability and cost of natural gas; the availability and terms of capital; exposure to environmental liabilities; the costs and effects of unanticipated legal proceedings; the successful implementation and achievement of internal performance goals; the impact of unusual items resulting from ongoing evaluations of business strategies and asset valuations; changes in business strategy; and estimates of future costs or the effect on future operations as a result of events that could result from the Year 2000 issue described further herein.

RESULTS OF OPERATIONS

NET INCOME
   The Company's consolidated net income is detailed below:

(in thousands, except per share)
Years ended September 30,                                                     1999             1998            1997
-------------------------------------------------------------------------------------------------------------------
Net income                                                                 $16,688          $19,011         $16,441
-------------------------------------------------------------------------------------------------------------------
Net income, excluding merger-related expenses                              $20,222          $19,011         $16,441
-------------------------------------------------------------------------------------------------------------------
Net income per share - diluted                                             $  1.61          $  1.88         $  1.81
-------------------------------------------------------------------------------------------------------------------
Net income per share, excluding merger-related expenses - diluted          $  1.95          $  1.88         $  1.81
-------------------------------------------------------------------------------------------------------------------
Weighted average common shares outstanding - diluted                        10,361           10,104           9,096
-------------------------------------------------------------------------------------------------------------------

   Net income for 1999 was approximately 12% lower compared to 1998 primarily due to merger-related expenses. Excluding merger-related expenses, net income would have been $20,222,000, an increase of approximately 6%; and earnings per share would have been $1.95, or approximately 4% higher than in 1998. The increase in net income, excluding merger-related expenses, for 1999 was principally due to higher firm margins earned by the Company's principal subsidiary, The Southern Connecticut Gas Company ("Southern"), and its nonutility subsidiary, CNE Energy Services Group, Inc. ("CNE Energy"), as well as earnings of the Company's other nonutility subsidiaries, CNE Development Corporation ("CNE Development") from brokering fees and CNE Venture-Tech, Inc. ("CNE Venture-Tech") from service bureau fees. The Company's nonutility subsidiaries contributed approximately $0.17 to earnings per share in 1999, representing approximately 11% of consolidated earnings per share of $1.61. The increase in the Company's net income, excluding merger-related expenses, for 1999 compared to last year was also due to lower operations expense and lower provisions for gross earnings and state income taxes.

   Partially offsetting the increase in net income, excluding merger-related expenses, for 1999 were lower interruptible margins, higher depreciation and amortization expense, higher provisions for property and federal income taxes and higher other deductions compared to last year.

   Net income for 1998 was a record for the Company. Net income increased approximately 16% and earnings per share were approximately 4% higher compared to 1997. Factors which contributed to increased net income for 1998 included higher firm margins earned by Southern, lower taxes, higher other income and lower total interest expense. Additionally, the Company's nonutility subsidiaries contributed approximately $0.17 to earnings per

                                                                               9
--------------------------------------------------------------------------------
                                                  Connecticut Energy Corporation

share in 1998, representing approximately 9% of consolidated earnings per share. The contribution to 1998 earnings by the nonutility subsidiaries was principally due to firm margins earned by CNE Energy and the gain recognized from its sale of 50% of its joint venture interests in Total Peaking Services, LLC ("TPS") and CNE Peaking, LLC ("CNEP") to Conectiv Energy Supply, Inc., a subsidiary of Conectiv. Partially offsetting these positive impacts on net income for 1998 were lower interruptible margins and higher operating expenses in the areas of operations, maintenance and depreciation.

TOTAL SALES AND TRANSPORTATION VOLUMES

   The Company's total volumes of gas sold and transported in 1999 were approximately 38,381 MMcf, or approximately 6% higher compared to 1998. The increase was primarily due to higher firm contract and firm transportation volumes and was partially offset by lower interruptible volumes.

   The Company's total volumes of gas sold and transported in 1998 were approximately 36,260 MMcf, representing a decrease of approximately 21% compared to 1997. This decrease occurred in all sales categories and was primarily attributable to warmer weather and the competitive price of certain alternate fuels. Higher firm transportation and firm contract volumes in the 1998 period partially offset the overall decrease in total sales and transportation volumes.

FIRM SALES, FIRM TRANSPORTATION AND FIRM CONTRACT VOLUMES

   The Company's firm volumes for 1999 increased approximately 28% compared to 1998. This was primarily due to firm volumes generated by a contract to transport natural gas to an electric generating plant in Bridgeport, Connecticut, which began operations in July 1998. Also contributing to the increase in firm volumes in 1999 was the continued growth in Southern's residential customer base and conversions of nonheating customers to heating customers. The increase in firm volumes for the 1999 period was also attributed to an increase in firm transportation and firm contract sales volumes and was partially offset by lower industrial firm sales primarily due to customers' switching to firm transportation services. Weather in 1999 was relatively unchanged compared to 1998.

   The Company's firm volumes for 1998 increased approximately 3% compared to 1997. This was primarily due to an increase in firm transportation and firm contract volumes, growth in Southern's customer base and conversions of nonheating customers to heating customers. The overall increase in this category was partially offset by lower firm sales due to weather that was approximately 7% warmer than in 1997.

INTERRUPTIBLE SALES AND TRANSPORTATION VOLUMES

   Margins earned on volumes delivered to interruptible customers vary depending upon the relationship of the market price for alternate fuels to the cost of natural gas and related transportation. Margins earned, net of gross earnings tax, from on-system interruptible services in excess of an annual target were allocated through a margin sharing mechanism between Southern and its firm customers. Beginning June 1, 1996, excess on-system margins earned that would have been returned to Southern's firm customers have been redirected, with Connecticut Department of Public Utility Control ("DPUC") approval, to fund certain economic development and hardship assistance programs (see section entitled "Interruptible Margin Sharing" for further details). Off-system margins earned, net of gross earnings tax, continue to be shared between Southern and its firm customers. Gross margin retained represents the difference between gross margin earned and margin to be allocated through the margin sharing mechanism.

   The chart below depicts Southern's volumes of gas sold to and transported for on-system interruptible customers, off-system sales volumes and off-system transportation volumes under a special contract with The Connecticut Light and Power Company for its Devon electric generating station as well as gross margins earned and retained due to the margin sharing mechanism on these services:

(dollars in thousands)
Years ended September 30,                1999             1998            1997
------------------------------------------------------------------------------
Gross margin earned                    $6,330           $9,867         $12,872
------------------------------------------------------------------------------
Gross margin retained                  $4,230           $5,981         $ 7,242
------------------------------------------------------------------------------
Volumes sold and transported (MMcf)     9,563           13,690          23,794
------------------------------------------------------------------------------

   Interruptible gross margin earned and retained by Southern has decreased since 1997 principally due to the competitive price of other energy sources compared to natural gas.

   Interruptible volumes sold and transported in 1999 were lower for all interruptible categories, with the exception of on-system transportation, which was slightly higher than in 1998. Lower off-system sales and

10
--------------------------------------------------------------------------------
Connecticut Energy Corporation

off-system transportation volumes were primarily responsible for the decrease in interruptible volumes. The reduction in off-system sales volumes was primarily due to the elimination of off-system sales activity by Southern as of April 1, 1999 (see section entitled "Gas Supply Management Agreement" for further details).

GROSS MARGIN

   The Company's gross margin in 1999 was approximately 6% higher than in 1998 principally due to higher firm margins, which were a record for the Company. The increase in firm margins was attributed to the following factors: a full year of margins earned by Southern and CNE Energy under a firm contract to transport natural gas to an electric generating plant in Bridgeport, increased firm transportation revenues, an increase in Southern's residential customer base and conversions of nonheating customers to heating customers. Also contributing to gross margin, to a lesser extent, were the Company's other nonutility subsidiaries. Lower interruptible margins in 1999 partially offset the overall increase in gross margin compared to 1998.

   The Company's gross margin in 1998 was approximately 2% higher than in 1997. The increase in gross margin was principally attributed to higher firm margins and was partially offset by lower interruptible margins.

   Southern's firm rates include a Weather Normalization Adjustment ("WNA"), which allows Southern to charge or credit the non-gas portion of its firm rates to reflect deviations from normal weather. The operation of the WNA collected approximately $6,085,000, $6,093,000 and $2,252,000 from firm customers in 1999,
1998 and 1997, respectively, due to warmer than normal weather.

   Southern's firm sales rates include a Purchased Gas Adjustment clause ("PGA") which allows Southern to flow back to its customers, through periodic adjustments to amounts billed, increased or decreased costs incurred for purchased gas compared to base rate levels without affecting gross margin. Adjustments related to Southern's PGA increased revenues and gas costs by approximately $725,000, $11,050,000 and $6,206,000 for 1999, 1998 and 1997,
respectively.

OPERATIONS EXPENSE

   Operations expense decreased approximately 5% in 1999 compared to 1998 primarily due to a lower provision for uncollectibles because of increased collection efforts, lower lease payments related to the sublease of Southern's liquefied natural gas ("LNG") plant to TPS, lower costs for certain outside legal services and lower general liability insurance premiums. Higher costs for collection agency fees partially offset the decrease in operations expense in the 1999 period.

   Operations expense increased approximately 10% in 1998 compared to 1997 primarily due to higher costs for labor, partly due to early retirement incentives paid to union employees during the third quarter of 1998; outside services; customer service; uncollectibles; conservation expense; regulatory commission expense; and certain other general and administrative expenses. Also contributing to the increase in operations expense compared to 1997 were higher costs related to the Company's Restricted Stock Award Plan and higher operations expense recorded by the Company's nonutility subsidiaries. Partially offsetting the overall increase in operations expense for 1998 were lower expenses in the areas of pensions and postretirement health care as well as lower amortizations related to Southern's certified hardship forgiveness program due to the conclusion of the amortization period as of December 31, 1996.

   Beginning in 1994, the DPUC has allowed Southern to recover certain deferred shortfalls in energy assistance funding from various state and federal agencies related to the 1991/92 and 1992/93 heating seasons as well as deferred costs associated with Southern's certified hardship forgiveness program. Accordingly, included in operations expense for 1999, 1998 and 1997 was approximately $262,000, $620,000 and $1,619,000, respectively, related to these amortizations, which concluded as of December 31, 1998.

DEPRECIATION AND AMORTIZATION

   Depreciation and amortization expense for the Company has increased in each of the last three years due to additions to plant in service by Southern and increased amortizations by the Company's nonutility subsidiaries.

FEDERAL AND STATE INCOME TAXES

   The provision for federal and state income taxes for 1999 was higher compared to 1998 primarily due to the non-deductibility of certain merger-related expenses and the tax treatment of conservation program expenses. These increases were partially offset by the reduction of the Company's accrual for prior years' taxes that was recorded during fiscal 1999.

   The total provision for federal and state income taxes decreased approximately 28% in 1998 compared to 1997 primarily due to a lower effective tax rate. The lower effective tax rate was principally due to the tax treatment of premiums paid for the refinancing of long-term debt in 1998 as well as the tax treatment of uncollectibles and property taxes.

                                                                              11
--------------------------------------------------------------------------------
                                                  Connecticut Energy Corporation

MUNICIPAL, GROSS EARNINGS AND OTHER TAXES

   Municipal, gross earnings and other taxes for 1999 were approximately 11% higher compared to 1998 primarily due to the absence of a reduction to property tax expense which occurred in 1998 as a result of a DPUC Decision which required Southern to change its accounting treatment for accruing property taxes (see section entitled "Change in Accounting Treatment for Property Taxes" for further details). A lower provision for gross earnings tax in 1999 partially offset the overall increase in municipal, gross earnings and other taxes.

   Municipal, gross earnings and other taxes decreased approximately 12% in 1998 compared to 1997. The decrease was primarily due to Southern's change in its accounting treatment for accruing property taxes and, to a lesser extent, lower gross earnings tax due to lower revenues.

OTHER DEDUCTIONS (INCOME), NET

   The increase in other deductions for 1999 was primarily due to a reduction in equity earnings from CNE Energy's joint venture, Conectiv/CNE Energy Services, LLC, and, to a lesser extent, higher promotional expenses recorded by Southern. Partially offsetting the increase in other deductions was an increase in rental income recorded by Southern for the sublease of its LNG plant to TPS.

   Other income for 1998 was higher compared to 1997 primarily due to the recognition of a gain in connection with the sale of a 50% interest in TPS by CNE Energy, the favorable operating results of the Company's nonutility subsidiaries and an increase in investment income related to investments in a nonqualified employee benefit plan trust.

MERGER-RELATED EXPENSES

   In the quarter ended June 30, 1999, the Company began recording merger-related expenses, which as of September 30, 1999, totaled approximately $3,534,000, net of income taxes. These expenses are primarily comprised of investment banking and legal fees and compensation expense related to the accelerated vesting of certain shares issued under the Company's Restricted Stock Award Plan (see section entitled "Connecticut Energy Corporation/Energy East Corporation Merger" for additional information).

INTEREST EXPENSE

   Total interest expense increased approximately 2% for 1999 compared to 1998 primarily due to an increase in long-term debt expense related to CNE Energy's 1998 financing of the construction of distribution facilities to transport natural gas to an electric generating plant in Bridgeport. The increase in total interest expense was partially offset by lower interest expense on short-term borrowings due to lower average short-term borrowings and a lower weighted average interest rate, lower interest expense on deferred purchased gas cost balances and lower interest expense related to pipeline refunds not yet returned to firm customers.

   Total interest expense decreased approximately 4% in 1998 compared to 1997 primarily due to lower short-term interest expense related to lower average short-term borrowings, lower long-term debt expense due to debt repayments and lower interest expense on pipeline refunds not yet returned to firm customers. Partially offsetting the decrease in total interest expense was an increase in interest expense on deferred purchased gas costs and an increase in long-term debt expense due to borrowings by CNE Energy.

   The Company obtains short-term funds at the most competitive rates by utilizing bank borrowings at money market rates. Short-term interest rates averaged 5.48% in 1999, 6.02% in 1998 and 5.71% in 1997.

INFLATION

   Inflation as measured by the Consumer Price Index for all urban consumers was approximately 1.9%, 1.6% and 2.7% for 1999, 1998 and 1997, respectively. Operations and maintenance expenses increase as a result of inflation, as does depreciation expense, due to higher replacement costs of plant and equipment. As a regulated utility, Southern's increases in expenses are generally recoverable from customers through rates approved by the DPUC. In management's opinion, inflation has not had a material impact on net income and the results of operations over the last three years.

REGULATORY MATTERS

Rate Review Docket/Rate Case Application

   In accordance with Connecticut statutes, Southern has undergone a periodic review of its rates and services by the DPUC that commenced in January 1998. A periodic review entails a complete review by the DPUC of Southern's financial and operating records; and public hearings are held to determine whether Southern's current rates are unreasonably discriminatory or more or less than just, reasonable and adequate.

12
--------------------------------------------------------------------------------
Connecticut Energy Corporation

   In July 1998, the DPUC issued a Decision in Docket No. 97-12-21, DPUC Financial and Operational Review of The Southern Connecticut Gas Company - Phase I, regarding the "overearnings" portion of the rate review docket. According to Connecticut statutes, the DPUC may review a utility which earns 100 basis points or more over its allowed rate of return for six consecutive months. In its Decision, the DPUC ordered a rate reduction of $528,000 on an annual basis.

   On February 10, 1999, the DPUC issued a Decision in Docket No. 97-12-21 on the periodic review. In this Decision, the DPUC found Southern's present rate structure to be more than just and adequate for both the current and projected operating and financial needs of the company; and the DPUC proposed that Southern's allowed rate of return on common equity be adjusted from 11.45% to 10.61%, which would produce an overall allowed return on rate base of 9.65%. It also stated that Southern was overearning by approximately $9,400,000. Part of the overearning resulted from an exclusion from rate base of 50% of the costs incurred to construct a twenty-inch gas trunkline to assist Southern in transporting gas throughout its system. This exclusion was based upon the DPUC's belief that these costs should be divided between regulated and nonregulated operations. This exclusion from rate base totaled approximately $5,422,000. The DPUC has stated that this allocation will be reviewed in future proceedings and could be revised based upon the relative benefits that this trunkline project brings to regulated and nonregulated operations. The DPUC further ordered Southern to submit a proposal for allocating the overearnings by March 25, 1999 or file an application for a rate case no later than July 15, 1999.

   In response to the DPUC's Decision on the periodic review, Southern filed an Appeal in Connecticut Superior Court regarding the claimed disallowance of the twenty-inch gas trunkline from rate base and related depreciation from operating expenses (see section entitled "Trunkline Appeal" for further details) and opted to file a comprehensive rate case, which includes proposals for incentive-based rates. Southern's rate case application with the DPUC, Docket No. 99-04-18, DPUC Review of The Southern Connecticut Gas Company's Rates and Charges, also requests an increase in rates designed to produce additional annual revenues of approximately $24,195,000. This would increase Southern's projected annual revenues by approximately 10.56%. Southern has not had an increase in its base rates since December 1993. There are no assurances that the requested rates will be approved, in whole or in part.

   The DPUC has separated Docket No. 99-04-18 into two phases. Phase I addresses Southern's overearnings and Phase II addresses Southern's request for a rate increase.

   On July 1, 1999, in Phase I of Docket No. 99-04-18, Southern and The Office of Consumer Counsel ("OCC") reached a Settlement Agreement which resulted in an immediate rate reduction for firm sales customers. In accordance with the Settlement Agreement, which was approved by the DPUC, Southern was required to reduce its rates by $1,300,000 on an annual basis. Both the $1,300,000 rate reduction and the $528,000 rate reduction ordered by the DPUC in Docket No. 97-12-21 will remain in effect until the date new rates are effective pursuant to a DPUC Order in Phase II of Docket No. 99-04-18.

   The hearing phase of Docket No. 99-04-18 has concluded and Southern anticipates a Decision in Phase II by mid-January 2000. Southern's new base rates, if approved, would become effective at that time.

   On August 24, 1999, in a separate proceeding, the OCC filed a petition with the DPUC seeking a review of Southern's earnings for the period ended June 30, 1999. The OCC alleged that Southern earned in excess of its authorized return and that there should be a rate reduction or other relief afforded to ratepayers.

   The DPUC agreed to review the OCC's claims and scheduled a hearing for October 14, 1999. On October 7, 1999, the OCC and Southern filed with the DPUC a proposed settlement of the OCC's claims. The DPUC cancelled the October 14, 1999 hearing. If the settlement is accepted by the DPUC, Southern will reduce rates for its firm sales customers by an additional $1,000,000. The rate reduction will take the form of a credit to customers' bills for the months of November 1999 through February 2000.

   Action by the DPUC on the proposed settlement is anticipated in November
1999.

Trunkline Appeal

   Subsequent to the filing of the Appeal by Southern in the Connecticut Superior Court in March 1999 regarding the treatment of its trunkline investment, the DPUC answered the Appeal by denying Southern's claims. Southern filed its Brief in support of its Appeal in June 1999.

   In July 1999, the DPUC moved to dismiss the Appeal. The DPUC based its Motion to Dismiss on the grounds of mootness and lack of aggrievement.

   In September 1999, the Connecticut Superior Court held a hearing on the DPUC's claims. The Court denied the DPUC's Motion to Dismiss and ordered the DPUC to file its Brief on the merits of the Appeal by October 20, 1999. The DPUC's Brief was filed with the Court.

   A Superior Court hearing on the Appeal is likely to occur prior to December 31, 1999, with a Decision by the Court thereafter.

                                                                              13
--------------------------------------------------------------------------------
                                                  Connecticut Energy Corporation

Change in Accounting Treatment for Property Taxes

   In October 1997, Southern requested that the DPUC consider a proposed change in Southern's accounting treatment for property taxes which would allow Southern to account for such taxes as a prepaid expense. This method is consistent with the practice of other major public service companies in Connecticut. Southern had been accruing for property taxes in the year prior to the payment date. In November 1997, under the reopened Docket No. 93-03-09, Application of The Southern Connecticut Gas Company to Increase Its Rates and Charges, the DPUC approved Southern's proposal. The stipulations in the Decision ordered Southern to reduce its reserve for property taxes by approximately $3,722,000, with 50%, or approximately $1,861,000, flowing through as a one-time reduction to property tax expense in the first quarter of fiscal 1998 and the remaining 50% refunded to firm customers through the operation of the PGA in three equal amounts during the following quarter.

Unbundling of Natural Gas Services Docket

   In March 1999, the DPUC issued a Decision in the second phase of Docket No. 97-07-11, DPUC Generic Investigation into Issues Associated with the Unbundling of Natural Gas Services by Connecticut Local Distribution Companies. In the Decision, the DPUC approved the implementation of daily demand meter charges for firm sales and transportation customers and established balancing service charges and conditions. The DPUC also authorized a newly created FTS-3 transportation service that uses algorithms instead of daily demand meters to measure daily demand. This rate is available only to commercial and industrial customers that use less than 500 Mcf per year.

   With respect to Southern's billable service work, the DPUC concluded that other ratepayers do not subsidize the cost of service work. The DPUC stated that the resources necessary to provide this form of service work also provide the Company with the resource flexibility essential to satisfy basic safety and emergency work. The DPUC also stated that the natural gas public utility industry has historically promoted and developed this service to promote the use of natural gas as a fuel. Consequently, billable service work, according to the DPUC, has become an expected part of a public service company's responsibility to serve. Therefore, the DPUC denied Southern's request to discontinue billable service work at this time. The next phase of this proceeding will investigate cost of service issues associated with providing unbundled service.

Gas Supply Management Agreement

   On February 26, 1999, Southern received a Decision from the DPUC regarding a gas supply management agreement entered into with an outside vendor. In its Decision, the DPUC approved Southern's agreement with Sempra Energy Trading Corp. ("Sempra"), titled Natural Gas Annual Supply and Delivery Service and Asset Optimization Agreement ("Sempra Agreement"), in its entirety, including 85%/15% margin sharing with firm customers and shareholders, respectively. Under the Sempra Agreement, Sempra manages certain of Southern's gas assets and Southern transfers the ability to make off-system sales and receive capacity release funds. In return, Sempra pays a management fee to Southern, which is included as part of the calculation to determine the margin to be shared with firm customers through the operation of the PGA. The term of the Sempra Agreement is one year, beginning April 1, 1999 and ending March 31, 2000. The margin sharing arrangement approved in the Decision replaced the margin sharing mechanism that had been in place for off-system sales and capacity releases as approved by the DPUC in January 1996 in Docket No. 93-03-09, Application of The Southern Connecticut Gas Company to Increase Its Rates and Charges - Reopening I; however, it did not affect Southern's on-system interruptible margin sharing mechanism.

   In addition to the contract executed with Southern, Sempra also executed a separate agreement with CNE Development. This agreement requires CNE Development to perform consulting services on structured energy transactions.

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

   In April 1996, the DPUC issued a final Decision regarding Southern's proposal. The DPUC effectively approved Southern's proposal with certain modifications in the direction of funding of economic development initiatives, the imposition of a cap of $6,000,000 per year of ratepayer margins to be split equally between the programs, and certain implementation and status reporting requirements.

14
-------------------------------------------------------------------------------
Connecticut Energy Corporation

YEAR 2000 READINESS DISCLOSURE

General

   The Company believes it is ready for the Year 2000. All of the critical systems are ready and contingency plans are in place. Management believes that it has taken the reasonably prudent steps necessary to prepare for the Year 2000.

   Since 1996, the Company has been working on various aspects of the Year 2000 issue. It has been implementing individual strategies targeted at the specific nature of the Year 2000 issue in each of the following areas: (1) business-application systems, (2) embedded systems, (3) vendor and supplier relationships, (4) customers and (5) contingency planning. The Company has completed its Year 2000 project. To coordinate its comprehensive Year 2000 program, the Company established a Year 2000 Task Force, chaired by the Vice President, General Counsel and Secretary who reports directly to the Chairman and Chief Executive Officer. The Year 2000 Task Force includes executive management and employees with expertise from various disciplines including, but not limited to, information technology, operations, customer service, marketing, engineering, finance, facilities and communications, internal audit, purchasing and law. In addition, the Company has utilized the expertise of outside consultants to assist in the implementation of the Year 2000 program in such areas as project initiation and planning, business-application systems inventory and analysis, business-application systems remediation, business-application systems replacement, and embedded systems inventory and analysis.

   Southern is subject to regulation from the DPUC, among other governmental agencies. Since January 1999, the DPUC, through an independent auditing firm, has been auditing Southern and the other major investor-owned utilities in Connecticut. As a result of this audit, the DPUC issued a Draft Decision on September 30, 1999 finding that Southern "has completed all of its major preparations for the Year 2000, including the development of contingency plans and the testing of several pieces of the plans." Southern separately continues to respond to the DPUC's auditors as they continue periodic Year 2000-related monitoring of Southern and the other investor-owned utilities throughout the remainder of 1999 to coordinate contingency plans and customer communications strategies.

Vendors and Suppliers

   The Company has contacted, in writing, vendors and suppliers of products and services that it considers important to its operations. These contacts have included, among others, suppliers of interstate transportation capacity, natural gas producers, financial institutions and electric, telephone and water companies. Most vendors have responded, but the quality of the responses received from vendors and suppliers is not uniform. As a result, the Company will continue to work with these vendors and suppliers to determine their level of Year 2000 compliance. The Company has evaluated the degree of its vendors' and suppliers' readiness and has developed appropriate contingency plans that, among other things, establish various vendor and supplier redundancies. In addition, the Company's contingency plan calls for increasing certain inventory levels during the last calendar quarter of 1999 to provide ample supplies in the event certain vendors fail to deliver goods due to the Year 2000. With respect to those vendors and suppliers identified by the Company as critical to the Company's operations, the Company has conducted in-depth interviews with all vendors, including suppliers of interstate transportation capacity, natural gas producers, and all vendors supplying electric, telephone and water services to the Company's operations. The Company believes its critical vendors will be fully prepared for the Year 2000.

Customers

   The Company has no single customer, residential, commercial or industrial, which generates a material portion of the Company's annual revenues. The Company identified its major firm, interruptible and transportation customers and communicated with these major customers to attempt to identify their level of Year 2000 compliance. Many of these customers have their own Year 2000 projects in progress, and the Company has not been informed that these customers anticipate any Year 2000 related failures that would affect their consumption of natural gas. The Company contacted each of its major customers to exchange Year 2000 readiness information during the spring of 1999.

Contingency Planning

   The Company's Year 2000 strategies include contingency planning, encompassing business continuity both within the Company and in the external business environment. The planning effort includes critical Company areas such as computing, networks, vendors and suppliers, operations, personnel and business systems as well as systems and infrastructure external to the Company. All of the members of the Company's senior management team have participated in various aspects of the Company's contingency planning efforts. Separately, as part of its normal business practice, the Company maintains plans to follow during emergency circumstances, some of which

                                                                              15
--------------------------------------------------------------------------------
                                                  Connecticut Energy Corporation

could arise from Year 2000-related problems. The Company has completed its contingency plan for the Year 2000 and is continuing efforts to coordinate the plan with various parties, including critical vendors and municipalities in Southern's service area. The Company will revise the plan as needed during the remainder of 1999.

Potential Risks

   The Company believes the most significant potential risks to its internal operations are as follows: (1) the ability to use electronic devices to control and operate its distribution system, (2) the ability to render timely bills to its customers and (3) the ability to maintain continuous operation of its computer systems. The Company's Year 2000 program addresses each of these risks and the remediation or replacement of these systems is completed. Furthermore, the contingency plan outlines alternatives in the event that any Year 2000-related situations may occur.

   The Company relies on the producers of natural gas and suppliers of interstate transportation capacity to deliver natural gas to the Company's distribution system. External infrastructure, such as electric, telephone and water service, is necessary for the Company's basic operations as well as the operations of many of its customers. Should any of these critical vendors fail, the impact of any such failure could become a significant challenge to the Company's ability to meet the demands of its customers, to operate its distribution system and to communicate with its customers. It could also have a material adverse financial impact including, but not limited to, lost sales revenues, increased operating costs and claims from customers related to business interruptions. The Company's program to address Year 2000 issues emphasizes continued monitoring and/or testing of the progress of these critical vendors and suppliers toward meeting the projected completion of their Year 2000 programs.

Financial Implications

   The Company has generated nonrecurring expenses of approximately $342,000 over the three-year period ended September 30, 1999 for business-application systems remediation, embedded systems replacement and certain existing business-application systems replacement. Over the same time period, the Company has capitalized costs of approximately $11,441,000 incurred to replace certain existing business-application software systems with new systems that will be Year 2000 operational and provide additional business management information.

   Each of the components of the Company's Year 2000 program is completed and the Company believes it is taking all reasonable steps necessary to be able to operate successfully through and beyond the turn of the century.

Year 2000 Readiness Disclosure

   The discussion contained herein is a "Year 2000 Readiness Disclosure" as defined in the federal Year 2000 Readiness Disclosure Act.

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

RECENT ACCOUNTING DEVELOPMENTS

   Effective October 1, 1999, the Company will adopt Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5 requires costs associated with start-up activities and costs classified as organizational costs to be expensed as incurred. Adoption of this SOP, which relates exclusively to the Company's nonutility operations, is not expected to have a significant impact on the Company's financial condition or results of operations.

   Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), has been amended by Statement of Financial Accounting Standards No. 137, which defers the effective date of SFAS 133. SFAS 133 will become effective for all fiscal quarters of all fiscal years beginning after June 15, 2000; therefore, it will become effective for the Company on October 1, 2000. Adoption of this Statement is not expected to have a significant impact on the Company's financial condition or results of operations.

LIQUIDITY AND CAPITAL RESOURCES

OPERATING ACTIVITIES

   The seasonal nature of Southern's business creates large short-term cash demands primarily to finance gas purchases, customer accounts receivable and certain tax payments. To provide these funds, as well as funds for capital expenditure programs and other corporate purposes, Connecticut Energy and Southern have credit lines with a number of banks as detailed on page 17:

16
--------------------------------------------------------------------------------
Connecticut Energy Corporation


                                                                     Shared
                                                                Connecticut
As of September 30, 1999                   Southern         Energy/Southern               Total
-----------------------------------------------------------------------------------------------
Committed lines                         $50,000,000             $20,000,000         $70,000,000
Uncommitted lines                                --               5,000,000           5,000,000

   As of September 30, 1999, unused lines of credit totaled $53,200,000.

   Operating cash flows were higher for 1999 compared to 1998 primarily due to a decrease in prepaid expenses, lower tax payments, a higher comparative increase in other current liabilities related to the Sempra Agreement, higher accounts payable balances, a higher comparative increase in other deferred credits, lower gas inventories and lower refunds paid to customers. Partially offsetting the increase in operating cash flows for 1999 were lower collections from customers through the operation of the PGA.

   Operating cash flows for 1998 were slightly lower compared to 1997 primarily due to lower accrued taxes, pipeline refunds returned to firm customers and lower liabilities related to margins earned, which were used to fund certain economic development initiatives in Bridgeport. The decrease in operating cash flows in 1998 was partially offset by collections from customers through the operation of the PGA.

   Because of the availability of short-term credit and the ability to issue long-term debt and additional equity, management believes it has adequate financial flexibility to meet its anticipated cash needs.

INVESTING ACTIVITIES

Capital Expenditures

   Capital expenditures, net of contributions in aid of construction, approximated $29,508,000 in 1999, of which approximately 19% represents expenditures by CNE Venture-Tech primarily related to its service bureau. Capital expenditures, net of contributions in aid of construction, approximated $24,614,000 in 1998 and $28,443,000 in 1997. Southern relies upon cash flows provided by operating activities to fund a portion of these expenditures, with the remainder funded by short-term borrowings and, at some later date, long-term debt and capital stock financings.

   Capital expenditures in 2000 will approximate $29,900,000. Approximately $26,200,000 of budgeted capital expenditures has been allocated to Southern, of which approximately 26% is earmarked for new business. The majority of Southern's remaining planned capital expenditures are to improve, protect and maintain its existing gas distribution system. Over the 2000-2004 period, it is estimated that total expenditures for new plant and equipment will range between $140,000,000 and $160,000,000.

Nonutility Ventures

   In September 1997, CNE Energy formed a joint venture with Conectiv, a holding company formed by the merger of Delmarva Power & Light Company and Atlantic Energy, Inc. The venture operates under the name Conectiv/CNE Energy Services, LLC ("Conectiv/CNE Energy") and sells natural gas, electricity, fuel oil and other services and markets a full range of energy-related planning, financial, operational and maintenance services to commercial, industrial and municipal customers in New England. Conectiv/CNE Energy has formed various alliances with energy-related entities to market energy commodities and services to commercial and industrial customers in New England.

   As a result of the impending merger between Energy East Corporation ("Energy East") and Connecticut Energy, Conectiv sold its 50% interest in Conectiv/CNE Energy to CNE Energy. Energy East Solutions, Inc., an indirect subsidiary of Energy East, subsequently acquired Conectiv's former interest in the joint venture from CNE Energy.

   In September 1998, CNE Energy and Conectiv Energy Supply, Inc., a subsidiary of Conectiv, formed two joint ventures, TPS and CNEP. TPS, headquartered in Bridgeport, operates a 1.2 billion cubic foot LNG open access storage facility in Milford, Connecticut. The facility has access to three major natural gas pipelines in New England: Algonquin Gas Transmission Company, Iroquois Gas Transmission System, L.P. and Tennessee Gas Pipeline Company. TPS has received FERC approval of its market-based tariffs and began storing and redelivering customer-owned LNG at the Milford facility in fiscal 1999. CNEP provides a firm in-market supply source to assist energy marketers and LDCs in meeting the maximum demands of their customers by offering firm supplies for peak-shaving and emergency deliveries. CNEP operates out of Newark, Delaware.

   In 1999, CIS Service Bureau, LLC ("CIS"), a wholly-owned affiliate of CNE Venture-Tech, began operations. CIS is a service bureau providing access to customer billing software and other related services for utilities and energy services providers, including Southern and CNE Energy.

                                                                              17
--------------------------------------------------------------------------------
                                                  Connecticut Energy Corporation

Bridgeport Harbor Station Plant

   In July 1998, Southern completed construction of the distribution facilities needed to transport natural gas from a gate station in Stratford, Connecticut, to a new 520 megawatt electric generating plant in Bridgeport. The gas turbine plant is the largest non-nuclear generating plant in Connecticut and has the capacity to provide enough electricity to service up to 260,000 homes.

FINANCING ACTIVITIES

Common Stock Dividends

   In June 1998, the quarterly dividend paid per share on the Company's common stock was increased to $0.335 per share, or an annual indicated dividend rate of $1.34 per share.

Public Offering

   In November 1997, the Company completed a public sale of 1,035,000 shares of its common stock at a price of $24.25 per share and received net proceeds of approximately $24,224,000. The proceeds of this sale were used for the repayment of Southern's short-term debt.

MTN Program

   In 1996, Southern initiated a Medium-Term Notes ("MTN") program, which was approved by the DPUC. The program permits the issuance, from time to time, of up to $75,000,000 of secured MTNs over a four-year period in varying amounts and with varying terms.

   In August 1996, Southern made its first issuance and sale under the program of $20,000,000 in secured MTNs ("Series 1"). Series 1 MTNs have a weighted average rate of 7.84% and will be redeemed through payments of $5,000,000 and $15,000,000 in the years 2006 and 2026, respectively. Proceeds from the sale were principally used to reduce short-term borrowings incurred primarily in connection with Southern's construction program.

   Southern's second issuance and sale of $17,000,000 in secured MTNs ("Series 2") occurred in September 1998. Series 2 MTNs have a weighted average rate of 6.71% and will be redeemed through payments of $3,000,000 and $14,000,000 in the years 2003 and 2028, respectively. Proceeds from the sale were used to repurchase $12,073,000 of Series T and Series U First Mortgage Bonds. The DPUC has allowed the deferral of the unamortized issuance costs of Series 2 MTNs as well as the premiums related to the repurchase of these notes. The total of these unamortized issuance costs and repurchase premiums was approximately $4,857,000 and is being amortized over the average life of this series.

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

CONNECTICUT ENERGY CORPORATION/ENERGY EAST CORPORATION MERGER

   On April 23, 1999, the Boards of Directors of Energy East and Connecticut Energy announced that the companies have signed a definitive merger agreement under which Connecticut Energy will become a wholly-owned subsidiary of Energy East in a transaction which is valued at $617,000,000 including the assumption of debt.

   Shareholders of Connecticut Energy will receive $42.00 per share, 50% payable in stock and 50% in cash. Shareholders will be able to specify the percentage of the consideration they wish to receive in stock and in cash, subject to proration. Shareholders who elect to receive stock will receive between 1.43 and
1.82 shares of Energy East stock for each share of Connecticut Energy stock, depending on the average price of Energy East's stock during a twenty-day period prior to closing. This equates to a collar of between $23.10 and $29.40 for Energy East shares. Based upon Energy East's closing price of $26.25 on April 22, 1999, the Connecticut Energy shareholder would receive 1.60 Energy East shares for each Connecticut Energy share. The transaction is expected to be tax-free to Connecticut Energy's shareholders to the extent they receive common stock of Energy East. The combination will be accounted for using the purchase method of accounting.

18
--------------------------------------------------------------------------------
Connecticut Energy Corporation

   A special meeting of Connecticut Energy's shareholders was held on September 14, 1999 to vote on the merger, and in excess of 80% of shareholders approved the Plan of Merger. The merger remains conditioned on, among other things, the approval of various regulatory agencies, including the DPUC and the Securities and Exchange Commission. The companies anticipate that these approvals can be obtained by January 2000 and that the merger will be completed shortly thereafter.

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

   On April 27, 1992, Southern notified the Connecticut Department of Environmental Protection ("DEP") and the United States Environmental Protection Agency of the presence of coal tar residue at the sites. On November 9, 1994, the DEP informed Southern that it had performed a preliminary review of the information provided to it by Southern and had determined that, based on current priorities and limited staff resources, a comprehensive review of site conditions and subsequent participation by the DEP "are not possible at this time." On September 8, 1997, Southern received a letter from the DEP informing it that the three sites had been entered on the Connecticut inventory of hazardous waste sites. The letter states that the site located on Pine Street in Bridgeport may be of particular interest to the state of Connecticut because of its proximity to the Department of Transportation Expansion Project of the U.S. Highway Route No. 95 Corridor. Placement of the sites on the inventory of hazardous waste sites means that the DEP may pursue remedial action pursuant to the Connecticut General Statutes.

   Each site is located in an area that permits Southern to voluntarily perform any remedial action. Connecticut law also allows Southern to retain a licensed environmental professional to conduct further environmental assessments and, if necessary, to develop remedial action plans in accordance with Connecticut remediation standard regulations.

   Southern has conferred with officials of the DEP, including the DEP liaison for the Department of Transportation's U.S. Highway Route No. 95 Corridor expansion project, to establish priorities in connection with the environmental assessments. As a result of those conferences, Southern and the DEP have negotiated and executed a Consent Order with respect to the Pine Street site. Pursuant to the Consent Order, Southern has agreed to undertake an investigation of the Pine Street site and its immediate surrounding area to determine potential sources of contamination and remediate contamination which may be found to have emanated or be emanating from the Pine Street site as a result of Southern's activities on the site. The schedule and scope of the investigation have been agreed to by Southern and the DEP. As a result of this Consent Order, Southern has recorded and deferred $150,000 for costs related to the site investigation. When the investigation is complete, Southern should be able to propose to the DEP what, if any, plan for remediation is appropriate for the site. Until such site investigation is complete, management cannot predict the cost, if any, of any appropriate remediation for the Pine Street site.

   Southern is to deliver a revised site investigation report to the DEP during the first quarter of fiscal 2000. This report will describe conditions existing at the Pine Street site and provide the basis for evaluating and selecting remedial action alternatives. An additional report concerning possible remedial action alternatives will be prepared and submitted to the DEP following approval of the revised site investigation report. Southern anticipates that a range of possible remediation costs for the Pine Street site will be reasonably estimable at the time Southern submits its remedial alternatives report to the DEP.

   Southern has elected to proceed with the rehabilitation of a bulkhead located where the Pine Street site abuts Cedar Creek, a tidal water body connected to Long Island Sound. The estimated cost of the rehabilitation of $2,065,000 has been recorded and deferred as part of Southern's environmental remediation plan. Due to the status of the investigative and remedial design process at the Pine Street site, Southern has recorded and deferred only its currently budgeted investigative and legal costs associated with that process. Additional costs are anticipated, but cannot be reasonably estimated at this time.

   Other than as described above, management cannot at this time predict the cost for any future site analysis and remediation for the remaining two sites, if any, nor can it estimate when any such costs, if any, would be incurred. While such future analytical and cleanup costs could possibly be significant, management believes, based upon the provisions of the Partial Settlement in Southern's most recent rate order and regulatory precedent with other local distribution companies in Connecticut, that Southern will be able to recover these costs through its customer rates. Although the method, timing and extent of any recovery remain uncertain, management currently does not expect that the incurrence of such costs will materially adversely impact the Company's financial condition, results of operations or cash flows.

                                                                              19
--------------------------------------------------------------------------------
                                                  Connecticut Energy Corporation

                        Consolidated Statements of Income
                    (dollars in thousands, except per share)

Years ended September 30,                                                              1999            1998          1997
-------------------------------------------------------------------------------------------------------------------------
Operating Revenues                                                                 $228,296        $242,431      $252,008
Purchased gas                                                                        99,617         120,572       132,672
-------------------------------------------------------------------------------------------------------------------------
Gross margin                                                                        128,679         121,859       119,336
-------------------------------------------------------------------------------------------------------------------------
Operating Expenses:
   Operations                                                                        48,733          51,471        46,773
   Maintenance                                                                        3,591           3,701         3,579
   Depreciation and amortization                                                     17,944          16,904        15,774
   Federal and state income taxes                                                     7,931           6,438         8,935
   Municipal, gross earnings and other taxes                                         15,030          13,525        15,386
-------------------------------------------------------------------------------------------------------------------------
Total operating expenses                                                             93,229          92,039        90,447
-------------------------------------------------------------------------------------------------------------------------
Operating income                                                                     35,450          29,820        28,889
-------------------------------------------------------------------------------------------------------------------------
Other deductions (income), net                                                        1,843          (2,331)       (1,229)
Merger-related expenses, net of income taxes                                          3,534            --            --
-------------------------------------------------------------------------------------------------------------------------
Income before interest expense                                                       30,073          32,151        30,118
-------------------------------------------------------------------------------------------------------------------------
Interest Expense:
   Interest on long-term debt and
     amortization of debt issue costs                                                12,804          12,086        12,321
   Other interest, net                                                                  581           1,054         1,356
-------------------------------------------------------------------------------------------------------------------------
Total interest expense                                                               13,385          13,140        13,677
-------------------------------------------------------------------------------------------------------------------------
Net Income                                                                         $ 16,688        $ 19,011      $ 16,441
-------------------------------------------------------------------------------------------------------------------------
Net income per share - basic                                                       $   1.62        $   1.89      $   1.81
-------------------------------------------------------------------------------------------------------------------------
Net income per share - diluted                                                     $   1.61        $   1.88      $   1.81
-------------------------------------------------------------------------------------------------------------------------
Dividends paid per share                                                           $   1.34        $   1.33      $   1.32
-------------------------------------------------------------------------------------------------------------------------
Weighted average common shares outstanding - basic                               10,270,953      10,051,868     9,060,308
-------------------------------------------------------------------------------------------------------------------------
Weighted average common shares outstanding - diluted                             10,360,950      10,104,115     9,095,521
-------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.


                 Consolidated Statements of Comprehensive Income
                             (dollars in thousands)

Years ended September 30,                                                             1999             1998             1997
----------------------------------------------------------------------------------------------------------------------------
Net Income                                                                         $16,688          $19,011          $16,441
----------------------------------------------------------------------------------------------------------------------------
Other comprehensive income, net of income taxes:
   minimum pension liability adjustment                                                253              (46)            (427)
----------------------------------------------------------------------------------------------------------------------------
Total other comprehensive income                                                       253              (46)            (427)
----------------------------------------------------------------------------------------------------------------------------
Comprehensive Income                                                               $16,941          $18,965          $16,014
----------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

20
-------------------------------------------------------------------------------
Connecticut Energy Corporation

                           Consolidated Balance Sheets
                    (dollars in thousands, except per share)

As of September 30,                                                                                   1999            1998
--------------------------------------------------------------------------------------------------------------------------
Assets
Utility Plant:
   Plant in service, at cost                                                                      $423,808        $406,948
   Construction work in progress                                                                     2,646           5,767
--------------------------------------------------------------------------------------------------------------------------
Gross utility plant                                                                                426,454         412,715
Less: accumulated depreciation                                                                     148,573         137,493
--------------------------------------------------------------------------------------------------------------------------
Net utility plant                                                                                  277,881         275,222
Nonutility property, net                                                                            13,683           4,526
--------------------------------------------------------------------------------------------------------------------------
Net utility plant and other property                                                               291,564         279,748
--------------------------------------------------------------------------------------------------------------------------
Current Assets:
   Cash and cash equivalents                                                                         6,446          10,091
   Accounts and notes receivable (less allowance for doubtful
     accounts of $2,338 in 1999 and $2,065 in 1998)                                                 27,952          26,921
   Accrued utility revenues, net                                                                     2,198           2,511
   Unrecovered purchased gas costs                                                                   6,109           2,529
   Inventories                                                                                       6,202          10,491
   Prepaid expenses                                                                                  1,780           5,863
--------------------------------------------------------------------------------------------------------------------------
Total current assets                                                                                50,687          58,406
--------------------------------------------------------------------------------------------------------------------------
Deferred Charges and Other Assets:
   Unamortized debt expenses                                                                        10,496          10,841
   Unrecovered deferred income taxes                                                                50,653          49,800
   Other                                                                                            71,380          60,606
--------------------------------------------------------------------------------------------------------------------------
Total deferred charges and other assets                                                            132,529         121,247
--------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                      $474,780        $459,401
--------------------------------------------------------------------------------------------------------------------------
Capitalization and Liabilities
Common Shareholders' Equity:
   Common stock - par value $1 per share: authorized -
     30,000,000 shares; issued and outstanding - 10,362,127
     in 1999 and 10,289,692 in 1998                                                               $ 10,362        $ 10,290
   Capital in excess of par value                                                                  122,685         119,961
   Unearned compensation                                                                             --               (310)
   Retained earnings                                                                                50,474          47,685
   Adjustment for minimum pension liability, net of income taxes                                      (220)           (473)
--------------------------------------------------------------------------------------------------------------------------
Total common shareholders' equity                                                                  183,301         177,153
--------------------------------------------------------------------------------------------------------------------------
Redeemable Preferred Stock                                                                            --              --
Long-Term Debt                                                                                     148,062         150,007
--------------------------------------------------------------------------------------------------------------------------
Total capitalization                                                                               331,363         327,160
--------------------------------------------------------------------------------------------------------------------------
Current Liabilities:
   Short-term borrowings                                                                            21,800          22,400
   Current maturities of long-term debt                                                              1,585           1,321
   Accounts payable                                                                                 11,779          10,499
   Federal, state and deferred income taxes                                                            236           1,537
   Other accrued taxes                                                                               2,348           2,024
   Interest payable                                                                                  3,366           3,386
   Customers' deposits                                                                               1,635           1,627
   Refunds due customers                                                                               446             454
   Other                                                                                            10,712           4,886
--------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                                           53,907          48,134
--------------------------------------------------------------------------------------------------------------------------
Deferred Credits:
   Deferred income taxes                                                                            75,220          72,884
   Deferred investment tax credits                                                                   2,392           2,684
   Other                                                                                             9,775           8,389
--------------------------------------------------------------------------------------------------------------------------
Total deferred credits                                                                              87,387          83,957
--------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies                                                                        2,123             150
--------------------------------------------------------------------------------------------------------------------------
Total capitalization and liabilities                                                              $474,780        $459,401
--------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

                                                                              21
--------------------------------------------------------------------------------
                                                  Connecticut Energy Corporation

                       Consolidated Statements of Changes
                         in Common Shareholders' Equity
                    (dollars in thousands, except per share)

                                                                                                            Adjust-        Total
                                                 Common Stock                                              ment for       Common
                                             ---------------------   Capital in   Unearned                 Minimum        Share-
                                                Number         Par    Excess of    Compen-    Retained     Pension       holders'
                                             of Shares       Value    Par Value     sation    Earnings   Liability        Equity
--------------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1996                9,012,267     $ 9,012     $ 91,079         --    $ 37,870         --       $137,961
Issuance through Dividend
   Reinvestment Plan                           107,054         107        2,205         --          --         --          2,312
Issuance through Restricted
   Stock Award Plan and Non-
   Employee Director Stock Plan                 53,147          53        1,256         --          --         --          1,309
Unearned compensation                               --          --           --    $(1,068)         --         --         (1,068)
Net income                                          --          --           --         --      16,441         --         16,441
Dividends paid on common stock
   ($1.32 per share)                                --          --           --         --     (12,014)        --        (12,014)
Adjustment for minimum pension
   liability, net of income taxes                   --          --           --         --          --      $(427)          (427)
--------------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1997                9,172,468       9,172       94,540     (1,068)     42,297       (427)       144,514
Public Offering                              1,035,000       1,035       23,189         --          --         --         24,224
Issuance through Dividend
   Reinvestment Plan                            81,324          82        2,208         --          --         --          2,290
Issuance through Non-Employee
   Director Stock Plan                             900           1           24         --          --         --             25
Unearned compensation                               --          --           --        758          --         --            758
Net income                                          --          --           --         --      19,011         --         19,011
Dividends paid on common stock
   ($1.33 per share)                                --          --           --         --     (13,623)        --        (13,623)
Adjustment for minimum pension
   liability, net of income taxes                   --          --           --         --          --        (46)           (46)
--------------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1998               10,289,692      10,290      119,961       (310)     47,685       (473)       177,153
Issuance through Dividend
   Reinvestment Plan                            70,868          71        2,135         --          --         --          2,206
Issuance through Restricted
   Stock Award Plan and Non-
   Employee Director Stock Plan                 40,467          40        2,002         --          --         --          2,042
Shares retired under Restricted
   Stock Award Plan                            (38,900)        (39)      (1,413)        --          --         --         (1,452)
Unearned compensation                               --          --           --        310          --         --            310
Net income                                          --          --           --         --      16,688         --         16,688
Dividends paid on common stock
   ($1.34 per share)                                --          --           --         --     (13,899)        --        (13,899)
Adjustment for minimum pension
   liability, net of income taxes                   --          --           --         --          --        253            253
--------------------------------------------------------------------------------------------------------------------------------
Balance at September 30, 1999               10,362,127     $10,362     $122,685    $    --     $50,474      $(220)      $183,301
--------------------------------------------------------------------------------------------------------------------------------

See notes to consolidated financial statements.

22
-------------------------------------------------------------------------------
Connecticut Energy Corporation

                      Consolidated Statements of Cash Flows
                             (dollars in thousands)

Years ended September 30,                                                           1999             1998         1997
----------------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
   Net income                                                                   $ 16,688         $ 19,011     $ 16,441
Adjustments to Reconcile Net Income to Net Cash:
   Depreciation and amortization                                                  19,062           18,065       16,704
   Provision for losses on accounts receivable                                     6,020            7,735        7,297
(Increase) Decrease in Assets:
   Accounts and notes receivable                                                  (7,051)          (5,477)      (5,603)
   Accrued utility revenues, net                                                     313               30           67
   Unrecovered purchased gas costs                                                (3,580)           2,994       (5,523)
   Inventories                                                                     4,289            2,115        2,725
   Prepaid expenses                                                                3,846           (2,096)      (2,607)
   Unamortized debt expenses                                                         (75)            (185)         (42)
   Deferred charges and other assets                                              (6,317)          (6,231)      (5,593)
Increase (Decrease) in Liabilities:
   Accounts payable                                                                1,280           (2,110)      (1,641)
   Accrued taxes                                                                    (977)          (6,023)       1,605
   Refundable purchased gas costs                                                     --               --         (520)
   Other current liabilities                                                       5,806           (1,383)       2,594
   Deferred income taxes and investment tax credits                                1,002              854        1,303
   Deferred credits and other liabilities                                          3,653              482        1,611
----------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                         43,959           27,781       28,818
----------------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities:
   Capital expenditures                                                          (29,574)         (24,681)     (28,504)
   Contributions in aid of construction                                               66               67           61
   (Payments for) proceeds from retirement of utility plant                         (500)              33          462
   Investment in special contract distribution main                               (1,211)         (11,394)          --
   Energy ventures                                                                (3,311)            (777)      (1,458)
----------------------------------------------------------------------------------------------------------------------
Net cash used by investing activities                                            (34,530)         (36,752)     (29,439)
----------------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities:
   Dividends paid on common stock                                                (13,899)         (13,623)     (12,014)
   Issuance of common stock                                                        3,106           27,297        2,553
   Issuance of long-term debt                                                         --           29,328           --
   Repayments of long-term debt                                                   (1,681)          (4,654)        (595)
   Repurchase of long-term debt                                                       --          (12,073)          --
   Payment of premium on repurchase of long-term debt                                 --           (4,857)          --
   (Decrease) increase in short-term borrowings                                     (600)          (9,000)      12,200
----------------------------------------------------------------------------------------------------------------------
Net cash (used) provided by financing activities                                 (13,074)          12,418        2,144
----------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                              (3,645)           3,447        1,523
Cash and cash equivalents at beginning of year                                    10,091            6,644        5,121
----------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                        $  6,446         $ 10,091     $  6,644
----------------------------------------------------------------------------------------------------------------------
Supplemental Disclosures of Cash Flow Information
Cash Paid During the Year for:
   Interest                                                                     $ 13,520         $ 13,321     $ 14,200
   Income taxes                                                                 $  7,250         $  9,050     $  5,041

SUPPLEMENTAL SCHEDULE OF NONCASH
INVESTING AND FINANCING ACTIVITIES:

   In the year ended September 30, 1999, 39,767 shares of unregistered common stock were issued pursuant to the Company's Restricted Stock Award Plan and 700 shares of unregistered common stock were issued pursuant to the Non-Employee Director Stock Plan. In the year ended September 30, 1999, 92,014 shares that had been issued pursuant to the Company's Restricted Stock Award Plan were awarded to participants and 38,900 of such shares were retired to satisfy certain tax obligations associated with these awards.

   In the year ended September 30, 1998, 900 shares of unregistered common stock were issued pursuant to the Company's Non-Employee Director Stock Plan.

   In the year ended September 30, 1997, 52,247 shares of unregistered common stock were issued pursuant to the Company's Restricted Stock Award Plan and 900 shares of unregistered common stock were issued pursuant to the Non-Employee Director Stock Plan.

See notes to consolidated financial statements.

                                                                              23
--------------------------------------------------------------------------------
                                                  Connecticut Energy Corporation

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

   In preparing the financial statements in conformity with GAAP, the Company uses estimates. Estimates are disclosed when there is a reasonable possibility for change in the near term. For this purpose, near term is defined as a period of time not to exceed one year from the date of the financial statements. The Company's financial statements have been prepared based on management's estimates of the impact of regulatory, legislative and judicial developments on the Company or significant groups of its customers. The recorded amounts of certain accruals, reserves, and deferred charges and other assets could be materially impacted if circumstances change which affect these estimates.

LINE OF BUSINESS

   Connecticut Energy is a public utility holding company primarily engaged in the retail distribution of natural gas for residential, commercial and industrial uses through its utility subsidiary, Southern. Through its nonutility subsidiary, CNE Energy Services Group, Inc. ("CNE Energy"), the Company provides energy products and services to commercial and industrial customers throughout New England. The Company also participates in a natural gas purchasing cooperative through another nonutility subsidiary, CNE Development Corporation ("CNE Development"). A third nonutility subsidiary, CNE Venture-Tech, Inc. ("CNE Venture-Tech"), invests in ventures that offer technologically advanced energy-related products and operates a service bureau.

   In September 1997, CNE Energy formed a joint venture with Conectiv, a holding company formed by the merger of Delmarva Power & Light Company and Atlantic Energy, Inc. The venture operates under the name Conectiv/CNE Energy Services, LLC ("Conectiv/CNE Energy") and sells natural gas, electricity, fuel oil and other services and markets a full range of energy-related planning, financial, operational and maintenance services to commercial, industrial and municipal customers in New England. Conectiv/CNE Energy has formed various alliances with energy-related entities to market energy commodities and services to commercial and industrial customers in New England.

   As a result of the impending merger between Energy East Corporation ("Energy East") and Connecticut Energy, Conectiv sold its 50% interest in Conectiv/CNE Energy to CNE Energy. Energy East Solutions, Inc., an indirect subsidiary of Energy East, subsequently acquired Conectiv's former 50% interest in the joint venture from CNE Energy.

   In September 1998, CNE Energy and Conectiv Energy Supply, Inc., a subsidiary of Conectiv, formed two joint ventures, Total Peaking Services, LLC ("TPS") and CNE Peaking, LLC ("CNEP"). TPS, headquartered in Bridgeport, Connecticut, operates a 1.2 billion cubic foot liquefied natural gas ("LNG") open access storage facility in Milford, Connecticut. The facility has access to three major natural gas pipelines in New England: Algonquin Gas Transmission Company, Iroquois Gas Transmission System, L.P. and Tennessee Gas Pipeline Company. TPS has received Federal Energy Regulatory Commission approval of its market-based tariffs and began storing and redelivering customer-owned LNG at the Milford facility in fiscal 1999. CNEP provides a firm in-market supply source to assist energy marketers and local gas distribution companies ("LDCs") in meeting the maximum demands of their customers by offering firm supplies for peak-shaving and emergency deliveries. CNEP operates out of Newark, Delaware.

   In 1999, CIS Service Bureau, LLC ("CIS"), a wholly-owned affiliate of CNE Venture-Tech, began operations. CIS is a service bureau providing access to customer billing software and other related services for utilities and energy services providers, including Southern and CNE Energy.

   See Note 11, "Segment Information," for further details regarding the Company's utility and nonutility segments.

24
--------------------------------------------------------------------------------
Connecticut Energy Corporation

                   Notes to Consolidated Financial Statements
                    (dollars in thousands, except per share)

ACCOUNTING FOR THE EFFECTS OF REGULATION

   Southern prepares its financial statements in accordance with the provisions of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation" ("SFAS 71"), which requires a cost-based, rate-regulated enterprise, such as Southern, to reflect the impact of regulatory decisions in its financial statements. The DPUC's actions through the ratemaking process can create regulatory assets in which costs are allowed for ratemaking purposes in a period other than the period in which the costs would be charged to expense if the reporting entity were unregulated.

   In the application of SFAS 71, Southern follows accounting policies that reflect the impact of the rate treatment of certain events or transactions. The most significant of these policies include the recording of deferred gas costs, deferred conservation costs, deferred hardship heating customer accounts receivable arrearages, deferred environmental evaluation and remediation costs and an unfunded deferred income tax liability, with a corresponding unrecovered asset, to account for temporary differences previously flowed through to ratepayers.

   Southern had net regulatory assets as of September 30, 1999 and 1998 of $83,128 and $74,955, respectively. These amounts are included in deferred charges and other assets and deferred credits in the consolidated balance sheets and are solely due to the application of the provisions of SFAS 71.

   Effective April 1, 1996, the DPUC unbundled the sale of natural gas to firm commercial and industrial customers by giving these customers an option to purchase natural gas from independent brokers or marketers. Commercial and industrial customers electing to purchase natural gas in this manner pay a DPUC-approved firm transportation rate to LDCs for the use of their distribution systems.

   Southern is one of three Connecticut LDCs whose firm transportation rates are designed to provide the same margins earned from bundled sales services. Because these rates are margin neutral, there has not been any impact upon Southern's ability to recover deferred costs through cost-based rate regulation. Firm transportation rates have eliminated only the gas cost component of the rates previously charged to these customers. The Company has not experienced any adverse impact on its earnings or results of operations from this change in rate structure. Additionally, the DPUC's initiatives for competition have not been directed toward services for certain groups of customers, including residential classes, which represent the majority of Southern's total throughput and gross margin.

   Management believes that Southern continues to meet the requirements of SFAS 71 because Southern's rates for regulated services provided to its customers are subject to DPUC approval, are designed to recover Southern's costs of providing regulated services, and continue to be subject to cost-of-service based rate regulation by the DPUC.

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

CONSERVATION ADJUSTMENT MECHANISM

   In a Decision dated August 23, 1995, the DPUC provided the Connecticut LDCs with guidelines by which conservation-related expenditures not included in current rates charged would be evaluated by the DPUC for recovery through a Conservation Adjustment Mechanism ("CAM"). Based upon an annual DPUC review of Southern's filing, which was last approved in May 1999, Southern is allowed to include as part of its monthly PGA a separate CAM factor to recover these deferred charges. Firm transportation customers, who are not subject to the PGA, are charged a specific CAM.

WEATHER NORMALIZATION ADJUSTMENT

   Southern's firm rates include a Weather Normalization Adjustment ("WNA") under which the non-gas portion of these rates is charged or credited monthly to reflect deviations from normal temperatures. The WNA was implemented in January 1994 and operates for ten months of the year (September through June).

                                                                              25
--------------------------------------------------------------------------------
                                                  Connecticut Energy Corporation

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

UTILITY PLANT

   Utility plant is stated at original cost. The costs of additions and major replacements of retired units are capitalized. Costs include labor, direct materials and certain indirect charges such as engineering and supervision. Replacements of minor items of property and the costs of maintenance and repairs are included in maintenance expense. For a normal retirement, the original cost of the property, plus removal cost, less salvage value, is charged to accumulated depreciation when the property is retired and removed from service.

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

DEFERRED CHARGES AND OTHER ASSETS

   Deferred charges and other assets include amounts related to the following:

As of September 30,                                                                             1999              1998
----------------------------------------------------------------------------------------------------------------------
Conservation costs                                                                           $ 3,972           $ 5,004
Energy assistance funding shortfall                                                               --               262
Environmental evaluation costs                                                                 1,105               684
Environmental remediation costs                                                                2,065                --
Hardship heating customer accounts receivable arrearages                                      19,461            16,399
Hardship heating customer assistance grant program                                             3,493             1,748
Investment in energy ventures                                                                  7,506             4,195
Investment in special contract distribution main                                              12,605            11,394
LNG facility                                                                                     215               207
Nonqualified benefit plans                                                                     3,715             3,023
Prepaid pension and postretirement medical contributions                                      13,855            14,207
Other                                                                                          3,388             3,483
----------------------------------------------------------------------------------------------------------------------
                                                                                             $71,380           $60,606
----------------------------------------------------------------------------------------------------------------------

   Southern has been allowed to recover various deferred charges in rates over periods ranging from three to five years in accordance with the DPUC's Decision in Southern's latest rate case.

26
--------------------------------------------------------------------------------
Connecticut Energy Corporation

                   Notes to Consolidated Financial Statements
                    (dollars in thousands, except per share)

DEFERRED CREDITS

   Deferred credits include amounts related to the following:

As of September 30,                                                                             1999              1998
----------------------------------------------------------------------------------------------------------------------
Economic development initiatives                                                              $  371            $  397
Insurance reserves                                                                             1,646             1,153
Interruptible margin sharing                                                                     412             1,210
Nonqualified benefit plans                                                                     4,205             3,522
Other                                                                                          3,141             2,107
----------------------------------------------------------------------------------------------------------------------
                                                                                              $9,775            $8,389
----------------------------------------------------------------------------------------------------------------------

STOCK-BASED COMPENSATION PLAN

   The Company applies the provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123"), to its Restricted Stock Award Plan in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," as permitted by SFAS 123 (see Note 6, "Common Shareholders' Equity," for further details).

STATEMENT OF CASH FLOWS

   For purposes of reporting cash flows, short-term investments having maturities of three months or less are considered to be cash equivalents.

RECENT ACCOUNTING DEVELOPMENTS

   Effective October 1, 1999, the Company will adopt Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5 requires costs associated with start-up activities and costs classified as organizational costs to be expensed as incurred. Adoption of this SOP, which relates exclusively to the Company's nonutility operations, is not expected to have a significant impact on the Company's financial condition or results of operations.

   Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), has been amended by Statement of Financial Accounting Standards No. 137, which defers the effective date of SFAS 133. SFAS 133 will become effective for all fiscal quarters of all fiscal years beginning after June 15, 2000; therefore, it will become effective for the Company on October 1, 2000. Adoption of this Statement is not expected to have a significant impact on the Company's financial condition or results of operations.

NOTE 2 -- PROVISION FOR INCOME TAXES

   The provision for income taxes includes the following:

Years ended September 30,                                                          1999              1998            1997
-------------------------------------------------------------------------------------------------------------------------
Taxes currently payable - federal                                                $5,855           $ 4,840          $4,220
Taxes currently payable - state                                                     (13)            1,793           1,232
-------------------------------------------------------------------------------------------------------------------------
                                                                                  5,842             6,633           5,452
Deferred taxes - federal/state                                                    2,089              (195)          3,483
-------------------------------------------------------------------------------------------------------------------------
Total income tax provision                                                        7,931             6,438           8,935
Tax benefit associated with merger-related expenses                                (601)               --              --
-------------------------------------------------------------------------------------------------------------------------
Total income tax provision, net of tax benefit associated
   with merger-related expenses                                                  $7,330           $ 6,438          $8,935
-------------------------------------------------------------------------------------------------------------------------

   Sources and tax effects of items which gave rise to deferred tax expense are as follows:

Years ended September 30,                                                          1999              1998            1997
-------------------------------------------------------------------------------------------------------------------------
Amortization of deferred investment tax credits                                  $ (292)          $  (292)         $ (292)
Depreciation                                                                      1,725             1,468           1,775
Unrecovered purchased gas costs                                                   1,253            (1,048)          2,180
Other                                                                              (597)             (323)           (180)
-------------------------------------------------------------------------------------------------------------------------
                                                                                 $2,089           $  (195)         $3,483
-------------------------------------------------------------------------------------------------------------------------

                                                                              27
--------------------------------------------------------------------------------
                                                  Connecticut Energy Corporation

                   Notes to Consolidated Financial Statements
                    (dollars in thousands, except per share)

   The following table reconciles the income tax provision calculated using the federal statutory tax rate to the actual income tax expense:

Years ended September 30,                                                            1999         1998        1997
------------------------------------------------------------------------------------------------------------------
Statutory federal tax rate                                                             35%          35%         35%
Allowance for doubtful accounts,
   including amounts forgiven and deferred                                             (5)          (5)         (1)
Conservation costs                                                                      2           --          (1)
Cost to retire assets, net of salvage                                                  (1)          (1)         (1)
Depreciation differences                                                                2            3           3
Investment tax credits                                                                 (1)          (1)         (1)
Merger-related expenses                                                                 4           --          --
Pension contribution                                                                    1            2          (1)
Premium paid - cancellation of bonds                                                   --           (7)         --
Property taxes - effect of accounting treatment change                                 --           (3)         --
Reduction of prior years' accruals                                                    (10)          --          --
State taxes, net of federal tax benefit                                                 3            5           3
Other, net                                                                              1           (3)         (1)
------------------------------------------------------------------------------------------------------------------
Effective tax rate                                                                     31%          25%         35%
------------------------------------------------------------------------------------------------------------------

   Deferred income tax liabilities (assets) are composed of the following:

As of September 30,                                                                              1999          1998
-------------------------------------------------------------------------------------------------------------------
Tax effect of temporary differences for:
Depreciation                                                                                  $27,248       $25,523
Regulatory assets - income taxes                                                               50,653        49,800
-------------------------------------------------------------------------------------------------------------------
Gross liabilities                                                                              77,901        75,323
-------------------------------------------------------------------------------------------------------------------
Contributions in aid of construction                                                           (1,143)         (758)
Nonqualified benefit plans                                                                     (1,363)       (1,124)
Other                                                                                            (175)         (557)
-------------------------------------------------------------------------------------------------------------------
Gross assets                                                                                   (2,681)       (2,439)
-------------------------------------------------------------------------------------------------------------------
Net deferred income tax liability - long-term                                                 $75,220       $72,884
-------------------------------------------------------------------------------------------------------------------

   As of September 30, 1999 and 1998, the balance sheet caption "Federal, state and deferred income taxes" includes approximately $2,138 and $885, respectively, of current deferred federal and state income taxes.

NOTE 3 -- LONG-TERM DEBT

   Long-term debt outstanding consists of the following:

As of September 30,                                                                          1999             1998
------------------------------------------------------------------------------------------------------------------
FIRST MORTGAGE BONDS:
Series V, 9.85%, due July 31, 2020                                                       $ 15,000         $ 15,000
Series W, 8.93%-9.13%, due November 17, 2031                                               60,000           60,000
Series X, 7.67%, due December 15, 2012                                                     15,000           15,000
Series Y, 7.08%, due October 1, 2013                                                       12,000           12,000
------------------------------------------------------------------------------------------------------------------
                                                                                          102,000          102,000
MEDIUM-TERM NOTES:
MTN1, Series 1, 7.50%-7.95%, due August 3, 2026                                            20,000           20,000
MTN1, Series 2, 5.95%-6.88%, due September 15, 2028                                        17,000           17,000
------------------------------------------------------------------------------------------------------------------
                                                                                           37,000           37,000
TERM LOAN:
Term loan, due August 1, 2005                                                              10,647           12,328
Less: current maturities of long-term debt                                                  1,585            1,321
------------------------------------------------------------------------------------------------------------------
                                                                                         $148,062         $150,007
------------------------------------------------------------------------------------------------------------------

28
-------------------------------------------------------------------------------
Connecticut Energy Corporation

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

   In August 1996, Southern issued and sold $20,000 in secured Medium-Term Notes ("MTN1, Series 1"). These notes have a weighted average rate of 7.84% and will be redeemed through payments of $5,000 and $15,000 in the years 2006 and 2026, respectively. Proceeds from the sale were principally used to reduce short-term borrowings incurred primarily in connection with Southern's construction program.

   In September 1998, Southern issued and sold $17,000 in secured Medium-Term Notes ("MTN1, Series 2"). These notes have a weighted average rate of 6.71% and will be redeemed through payments of $3,000 and $14,000 in the years 2003 and 2028, respectively. Proceeds from the sale were used to repurchase $12,073 of Series T and Series U First Mortgage Bonds. The DPUC has allowed the deferral of the unamortized issuance costs of Series 2 MTNs as well as the premiums related to the repurchase of these notes. The total of these unamortized issuance costs and repurchase premiums was approximately $4,857 and is being amortized over the average life of this series.

   In May 1998, CNE Energy entered into a term loan agreement with a bank to be utilized to reimburse Southern for costs incurred to construct distribution facilities to transport natural gas to an electric generating plant in Bridgeport. Borrowings were completed in August 1998. The interest rate on outstanding borrowings will vary in accordance with prevailing interest rates.

   In connection with the term loan, CNE Energy entered into an interest rate swap arrangement with the financial institution that made the loan to provide interest rate protection for the loan maturities, totaling $6,263, from May 2002 through the end of the loan term. The swap arrangement matures August 1, 2004. The interest rate swap fixed the interest reference rate on $6,263 of loan principal at 5.775%. CNE Energy will be reimbursed for incremental interest expense incurred in excess of the 5.775% and incurs additional expense for incremental interest expense below 5.775%. During 1999, CNE Energy incurred minor additional interest expense in connection with the interest rate swap arrangement. The fair value of the interest rate swap at September 30, 1999 is a positive $133. However, CNE Energy would not receive a payment if the swap arrangement were terminated with a positive fair value.

   Principal maturities for the five fiscal years subsequent to September 30, 1999 are as follows: 2000 - $1,585; 2001 - $1,761; 2002 - $1,761; 2003 - $4,761;
2004 - $1,937; total - $11,805.

NOTE 4 -- SHORT-TERM BORROWINGS

   The Company follows the practice of borrowing from banks on a short-term basis. The following information relates to these borrowings:

As of September 30,                                                                              1999         1998
------------------------------------------------------------------------------------------------------------------
Outstanding                                                                                   $21,800      $22,400
Weighted average interest rate                                                                   5.84%        5.73%
------------------------------------------------------------------------------------------------------------------

   As of September 30, 1999, Connecticut Energy and Southern have credit lines with a number of banks as detailed below:

                                                                                                  Shared
                                                                                             Connecticut
                                                                                                 Energy/
                                                                                  Southern      Southern      Total
-------------------------------------------------------------------------------------------------------------------
Committed lines                                                                    $50,000      $20,000     $70,000
Uncommitted lines                                                                       --        5,000       5,000
-------------------------------------------------------------------------------------------------------------------

   In lieu of compensating balances, Southern pays fees for its committed lines of credit, which are approximately 1/4 of 1% of the amount of the line of credit. The aggregate annual commitment fees on these lines were $83, $88 and $115 for the years ended September 30, 1999, 1998 and 1997, respectively. As of September 30, 1999, unused lines of credit totaled $53,200.

                                                                              29
--------------------------------------------------------------------------------
                                                  Connecticut Energy Corporation

                   Notes to Consolidated Financial Statements
                    (dollars in thousands, except per share)

NOTE 5 -- REDEEMABLE PREFERRED STOCK

   The following table summarizes the shares of preferred stock authorized, issued and outstanding:

As of September 30,                                  1999                 1998
------------------------------------------------------------------------------
The Southern Connecticut Gas Company:
Cumulative preferred stock, $100 par value
Authorized                                        200,000              200,000
Issued and outstanding                                 --                   --
------------------------------------------------------------------------------
Preferred stock, $1 par value
Authorized                                        600,000              600,000
Issued and outstanding                                 --                   --
------------------------------------------------------------------------------
Preference stock, $1 par value
Authorized                                      1,000,000            1,000,000
Issued and outstanding                                 --                   --
------------------------------------------------------------------------------
Connecticut Energy Corporation:
Preference stock, $1 par value
Authorized                                      1,000,000            1,000,000
Issued and outstanding                                 --                   --
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

NOTE 6 -- COMMON SHAREHOLDERS' EQUITY

   In 1997, the Company established a Restricted Stock Award Plan for certain senior officers of the Company and its subsidiaries to motivate participants to work toward achieving corporate objectives beneficial to the Company and its shareholders by awarding them shares of common stock which become vested upon achievement of certain objectives. Such shares are exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

   On September 13, 1999, 92,014 shares issued under the Restricted Stock Award Plan became unrestricted actual awards. Of the 92,014 shares awarded, 38,900 shares were retired to satisfy certain tax obligations associated with these awards.

   In 1997, the Company also established a Non-Employee Director Stock Plan. The purpose of the Non-Employee Director Stock Plan is to align the interests of non-employee directors with the Company's shareholders by awarding them shares of common stock. The total number of shares that may be issued under the plan may not exceed 13,000. This number is subject to adjustment to prevent the dilution or enlargement of any rights of any participant with respect to his or her stock. Such shares are exempt from registration pursuant to Section 4(2) of the Securities Act of 1933. As of September 30, 1999, 2,500 shares have been issued under the Non-Employee Director Stock Plan.

   The Company issues common stock through the Dividend Reinvestment and Stock Purchase Plan ("DRP") and an employee savings plan ("Target Plan"). The DRP permits shareholders to automatically reinvest their cash dividends or invest optional limited amounts of cash payments in newly issued shares or open market purchases of the Company's common stock. During 1999, an additional 1,000,000 shares were reserved for issuance under the Target Plan. As of September 30, 1999, there were 1,253,887 shares reserved for issuance under the DRP and Target Plan.

   Southern's indentures relating to long-term debt contain restrictions as to the declaration or payment of cash dividends on capital stock and the reacquisition of capital stock. Under the most restrictive of such provisions, $52,076 of Southern's retained earnings as of September 30, 1999 was available for such purposes.

NOTE 7 -- EMPLOYEE BENEFITS

   The Company adopted disclosure rules required by Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," during 1999.

PENSION PLANS

   Southern maintains two noncontributory pension plans covering substantially all of its employees and employees of certain affiliates. The plan covering salaried employees provides pension benefits based on compensation during the five years before retirement and on years of service. The union plan provides negotiated benefits of stated amounts

30
--------------------------------------------------------------------------------
Connecticut Energy Corporation

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

POSTRETIREMENT HEALTH CARE BENEFITS

   Southern provides certain health care benefits for retired employees of Southern and certain affiliates who were hired prior to November 1, 1995. Benefits are provided to eligible employees who have reached age 55 and have completed at least five years of service with the Company before retirement. Health care benefits are also extended to qualifying dependents.

   In 1990, Southern amended the Pension Plan for Salaried and Certain Other Employees to establish an account within the pension plan trust, as permitted under Section 401(h) of the IRC, to fund a portion of Southern's anticipated future postretirement health care benefits liability with amounts allowed through the ratemaking process.

   In 1994, a Voluntary Employees' Beneficiary Association ("VEBA") trust was established as permitted under Section 501(c)(9) of the IRC to fund postretirement health care benefits for union employees and their qualifying dependents; and in 1999, a VEBA trust was established to fund such benefits for salaried employees and their qualifying dependents.

   The following tables provide a reconciliation of the changes in the plans' benefit obligations and fair value of assets for the years ended September 30, 1999 and 1998 and a statement of the funded status as of September 30, 1999 and 1998:

                                                                       Pension                    Other Benefits
------------------------------------------------------------------------------------------------------------------
                                                                 1999             1998           1999         1998
------------------------------------------------------------------------------------------------------------------
Change in Benefit Obligation:
Net benefit obligation at beginning of year                  $ 82,152         $ 72,670        $18,163      $16,627
Service cost                                                    2,573            2,284            395          369
Interest cost                                                   5,549            5,438          1,188        1,207
Plan amendments                                                   171               --             --           --
Actuarial (gain) loss                                          (5,428)           6,085           (455)         894
Other                                                           1,237               --             --           --
Gross benefits paid                                            (4,301)          (4,325)        (1,335)        (934)
------------------------------------------------------------------------------------------------------------------
Net benefit obligation at end of year                        $ 81,953         $ 82,152        $17,956      $18,163
------------------------------------------------------------------------------------------------------------------
Change in Plan Assets:
Fair value of plan assets at beginning of year               $ 97,560         $ 98,207        $ 9,771      $ 7,988
Actual return on plan assets                                   13,093            4,430          1,543          589
Employer contributions                                             --               --            800        2,170
Expenses                                                       (1,026)            (752)           (43)         (42)
Gross benefits paid                                            (4,301)          (4,325)        (1,335)        (934)
------------------------------------------------------------------------------------------------------------------
Fair value of plan assets at end of year                     $105,326         $ 97,560        $10,736      $ 9,771
------------------------------------------------------------------------------------------------------------------
Reconciliation of Funded Status:
Funded status at end of year                                 $ 23,373         $ 15,408        $(7,220)     $(8,392)
Unrecognized net transition obligation                            153              321         10,749       11,518
Unrecognized prior service cost                                 3,078            3,342             --           --
Unrecognized net actuarial gain                               (19,357)         (10,072)        (4,179)      (3,154)
------------------------------------------------------------------------------------------------------------------
Net amount recognized at end of year                         $  7,247         $  8,999        $  (650)     $   (28)
------------------------------------------------------------------------------------------------------------------
Amounts Recognized in Statement
   of Financial Position:
Prepaid benefits cost                                        $ 10,135         $ 10,488             --           --
Accrued benefit liability                                      (2,888)          (1,489)       $  (650)     $   (28)
Additional minimum liability                                     (742)          (1,036)            --           --
Intangible asset                                                  376              228             --           --
Accumulated other comprehensive income                            366              808             --           --
------------------------------------------------------------------------------------------------------------------
Net amount recognized at end of year                         $  7,247         $  8,999        $  (650)     $   (28)
------------------------------------------------------------------------------------------------------------------

                                                                              31
--------------------------------------------------------------------------------
                                                  Connecticut Energy Corporation

   The following tables provide the components of net periodic cost for the plans for the years ended September 30, 1999, 1998 and 1997 and the assumptions used in the measurement of these costs and the Company's benefit obligations:

                                                            Pension                                Other Benefits
                                             -----------------------------------        ---------------------------------
                                                 1999         1998          1997            1999         1998        1997
-------------------------------------------------------------------------------------------------------------------------
Net Periodic Cost:
Service cost                                  $ 2,573      $ 2,284       $ 2,255          $  395       $  369      $  354
Interest cost                                   5,549        5,438         5,370           1,188        1,207       1,223
Expected return on assets                      (7,978)      (7,591)       (6,830)           (804)        (791)       (524)
Amortization:
   Transition obligation                          169          169           169             767          767         767
   Prior service cost                             435          516           516              --           --          --
   (Gain) loss                                     98           34           (21)            (69)        (150)       (168)
-------------------------------------------------------------------------------------------------------------------------
Total amortization                                702          719           664             698          617         599
-------------------------------------------------------------------------------------------------------------------------
                                                  846          850         1,459           1,477        1,402       1,652
Regulatory adjustment                              --           --            58              --           --          31
-------------------------------------------------------------------------------------------------------------------------
Total expense                                 $   846      $   850       $ 1,517          $1,477       $1,402      $1,683
-------------------------------------------------------------------------------------------------------------------------
Portion capitalized to utility plant          $   160      $   179       $   357          $  280       $  294      $  396
-------------------------------------------------------------------------------------------------------------------------

   Key assumptions used in the determination of the projected benefit obligations and the fair value of plan assets were:

                                                                                 1999          1998        1997
---------------------------------------------------------------------------------------------------------------
Discount rate                                                                   7 1/2%        6 3/4%      7 1/2%
Salary increase rate                                                            4 3/4%        4   %       4 3/4%
Expected rate of return on assets                                               9 1/4%        9 1/4%      9 1/2%
---------------------------------------------------------------------------------------------------------------

   In measuring the accumulated postretirement benefit obligation, the assumed initial health care cost trend rates used to measure the expected cost of benefits are 7% for pre-age 65 claims and 6% for post-age 65 claims.
The rates decline to 5% by the years 2003 and 2001, respectively.

   Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects:

                                                                                    1% Increase   1% Decrease
-------------------------------------------------------------------------------------------------------------
Effect on the total service and interest cost components
   of net periodic postretirement health care benefit cost                             $ 71          $ (83)
Effect on the health care component of the accumulated
   postretirement benefit obligation                                                    899           (999)
-------------------------------------------------------------------------------------------------------------

SAVINGS PLAN

   Southern maintains a savings plan ("Target Plan") covering substantially all of its employees and employees of certain affiliates who meet minimum service and age requirements. Employees may elect to contribute to the plan through payroll deductions on either a taxable or a tax-deferred basis as permitted by
Section 401(k) of the IRC. Participants receive a matching contribution of 50% of the first 6% of annual compensation and become vested in the matching contribution over a five year period. Benefits are payable upon retirement, death, disability or termination of employment. Amounts expensed under the plan were $798, $778 and $782 for years ended September 30, 1999, 1998 and 1997, respectively.

32
--------------------------------------------------------------------------------
Connecticut Energy Corporation

NOTE 8 -- LEASES

   Total rental expense was $2,664, $3,050 and $2,830 for the years ended September 30, 1999, 1998 and 1997, respectively. The approximate aggregate minimum rental commitments (exclusive of taxes, maintenance, etc.) under noncancelable operating leases for each of the five years subsequent to September 30, 1999 are as follows:

Years ending September 30,                  2000          2001           2002            2003          2004       Thereafter
----------------------------------------------------------------------------------------------------------------------------
Office space                              $2,143        $2,132         $2,132          $2,218        $2,262          $20,657
LNG plant                                    609           609            609             609           609           10,040
Other                                         70            76             66              --            --               --
----------------------------------------------------------------------------------------------------------------------------
Total commitment                          $2,822        $2,817         $2,807          $2,827        $2,871          $30,697
----------------------------------------------------------------------------------------------------------------------------

   In 1995, the LNG plant lease agreement was renewed for two consecutive terms of twelve years. The lease contains an option to purchase the plant at a price based on the then fair market sales value of the unit as defined therein.

   During 1998, Southern subleased the LNG facility to CNE Energy. CNE Energy, in turn, subleased the LNG facility to TPS. Southern will continue to operate the LNG facility under an agreement with TPS and will remain primarily responsible for the lease payments in the event that the sublessees do not make the required payments.

NOTE 9 -- QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                                 Dec. 31,        March 31,          June 30,        Sept. 30,
1999 Quarters ended                                                  1998             1999              1999             1999
-----------------------------------------------------------------------------------------------------------------------------
Operating revenues                                                $61,594         $106,164           $35,377          $25,161
Gross margin                                                       33,810           56,995            22,916           14,958
Operating income (loss)                                             9,296           20,333             5,056              765
Net income (loss)                                                   6,095           16,746              (766)          (5,387)
Net income (loss) per share-diluted*                                 0.59             1.62             (0.07)           (0.52)
-----------------------------------------------------------------------------------------------------------------------------
                                                                 Dec. 31,         March 31,         June 30,        Sept. 30,
1998 Quarters ended                                                  1997              1998             1998             1998
-----------------------------------------------------------------------------------------------------------------------------
Operating revenues                                                $76,507          $100,773          $38,002          $27,149
Gross margin                                                       34,031            52,599           20,155           15,074
Operating income (loss)                                             9,366            18,376            2,222             (144)
Net income (loss)                                                   6,166            15,250           (1,019)          (1,386)
Net income (loss) per share-diluted                                  0.64              1.49            (0.10)           (0.13)
-----------------------------------------------------------------------------------------------------------------------------

*Calculated on the basis of diluted weighted average shares outstanding during the applicable quarter.

NOTE 10 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

   The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

CASH AND CASH EQUIVALENTS

   The carrying amount approximates fair value because of the short-term maturity of these instruments.

LONG-TERM DEBT

   The fair value of the Company's long-term debt is estimated based on quoted market prices for the same or similar issues or on current rates offered to the Company for debt of the same remaining maturities.

   The estimated fair value of the Company's long-term debt is as follows:

As of September 30,                         1999                  1998
-----------------------------------------------------------------------------
                                    Carrying    Fair       Carrying    Fair
                                     Amount     Value       Amount     Value
-----------------------------------------------------------------------------
Long-term debt
  (including current maturities)    $149,647   $176,179   $151,328   $181,854
-----------------------------------------------------------------------------

                                                                              33
--------------------------------------------------------------------------------
                                                  Connecticut Energy Corporation

Note 11 -- Segment Information

   On October 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." This Statement establishes standards for reporting financial information about operating segments as well as related disclosures about products and services, geographic areas and major customers.

   The Company has two reportable operating segments: utility and nonutility. The utility segment operates in a regulated environment under the authority of the DPUC with respect to customer rates and the maintenance of accounting records, in contrast to the nonutility segment which does not operate under these constraints.

   The utility segment consists of Southern and the nonutility segment consists of CNE Development, CNE Energy and CNE Venture-Tech. The services provided, geographic areas served and accounting policies of the segments are described in
Note 1, "Summary of Significant Accounting Policies." The performance of each segment is evaluated based on its respective contribution to consolidated net income.

   The following is selected financial information for each of the Company's business segments:

                                                             Reportable Segments                         Consolidated
                                                          Utility       Nonutility            Other*            Total
---------------------------------------------------------------------------------------------------------------------
Year ended September 30, 1999
Operating revenues                                       $223,526          $ 6,226          $(1,456)         $228,296
Operations expense                                         48,016            1,041             (324)           48,733
Depreciation and amortization                              16,997              947              --             17,944
Operating income                                           32,918            3,409             (877)           35,450
Other deductions (income), net                                946              848               49             1,843
Net income                                                 19,139            1,740           (4,191)           16,688
---------------------------------------------------------------------------------------------------------------------
As of September 30, 1999
Equity investment                                              --            7,506               --             7,506
Total assets                                              440,483           34,324              (27)          474,780
---------------------------------------------------------------------------------------------------------------------
Year ended September 30, 1998
Operating revenues                                        241,657              774               --           242,431
Operations expense                                         49,269              320            1,882            51,471
Depreciation and amortization                              16,719              185               --            16,904
Operating income                                           32,352           (1,114)          (1,418)           29,820
Other deductions (income), net                                674           (2,970)             (35)           (2,331)
Net income                                                 18,407            1,707           (1,103)           19,011
---------------------------------------------------------------------------------------------------------------------
As of September 30, 1998
Equity investment                                              --            4,195               --             4,195
Total assets                                              430,927           25,558            2,916           459,401
---------------------------------------------------------------------------------------------------------------------
Year ended September 30, 1997
Operating revenues                                        252,008               --               --           252,008
Operations expense                                         46,332               92              349            46,773
Depreciation and amortization                              15,727               47               --            15,774
Operating income                                           29,721             (398)            (434)           28,889
Other deductions (income), net                               (410)            (817)              (2)           (1,229)
Net income                                                 16,185              418             (162)           16,441
---------------------------------------------------------------------------------------------------------------------
As of September 30, 1997
Equity investment                                              --            3,418               --             3,418
Total assets                                              413,556            5,010            5,715           424,281
---------------------------------------------------------------------------------------------------------------------

*The Other category includes the assets and unallocated administrative expenses of the Company and intersegment eliminations.

34
--------------------------------------------------------------------------------
Connecticut Energy Corporation

NOTE 12 -- CONNECTICUT ENERGY CORPORATION/ENERGY EAST CORPORATION MERGER

   On April 23, 1999, the Boards of Directors of Energy East and Connecticut Energy announced that the companies have signed a definitive merger agreement under which Connecticut Energy will become a wholly-owned subsidiary of Energy East in a transaction which is valued at $617,000 including the assumption of debt.

   Shareholders of Connecticut Energy will receive $42.00 per share, 50% payable in stock and 50% in cash. Shareholders will be able to specify the percentage of the consideration they wish to receive in stock and in cash, subject to proration. Shareholders who elect to receive stock will receive between 1.43 and
1.82 shares of Energy East stock for each share of Connecticut Energy stock, depending on the average price of Energy East's stock during a twenty-day period prior to closing. This equates to a collar of between $23.10 and $29.40 for Energy East shares. Based upon Energy East's closing price of $26.25 on April 22, 1999, the Connecticut Energy shareholder would receive 1.60 Energy East shares for each Connecticut Energy share. The transaction is expected to be tax-free to Connecticut Energy's shareholders to the extent they receive common stock of Energy East. The combination will be accounted for using the purchase method of accounting.

   In the quarter ended June 30, 1999, the Company began recording merger-related expenses, which as of September 30, 1999, totaled approximately $3,534, net of income taxes. These expenses are primarily comprised of investment banking and legal fees and compensation expense related to the accelerated vesting of certain shares issued under the Company's Restricted Stock Award Plan.

   A special meeting of Connecticut Energy's shareholders was held on September 14, 1999 to vote on the merger, and in excess of 80% of shareholders approved the Plan of Merger. The merger remains conditioned on, among other things, the approval of various regulatory agencies, including the DPUC and the Securities and Exchange Commission. The companies anticipate that these approvals can be obtained by January 2000 and that the merger will be completed shortly thereafter.

NOTE 13 -- COMMITMENTS AND CONTINGENCIES

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

   On April 27, 1992, Southern notified the Connecticut Department of Environmental Protection ("DEP") and the United States Environmental Protection Agency of the presence of coal tar residue at the sites. On November 9, 1994, the DEP informed Southern that it had performed a preliminary review of the information provided to it by Southern and had determined that, based on current priorities and limited staff resources, a comprehensive review of site conditions and subsequent participation by the DEP "are not possible at this time." On September 8, 1997, Southern received a letter from the DEP informing it that the three sites had been entered on the Connecticut inventory of hazardous waste sites. The letter states that the site located on Pine Street in Bridgeport may be of particular interest to the state of Connecticut because of its proximity to the Department of Transportation Expansion Project of the U.S. Highway Route No. 95 Corridor. Placement of the sites on the inventory of hazardous waste sites means that the DEP may pursue remedial action pursuant to the Connecticut General Statutes.

   Each site is located in an area that permits Southern to voluntarily perform any remedial action. Connecticut law also allows Southern to retain a licensed environmental professional to conduct further environmental assessments and, if necessary, to develop remedial action plans in accordance with Connecticut remediation standard regulations.

   Southern has conferred with officials of the DEP, including the DEP liaison for the Department of Transportation's U.S. Highway Route No. 95 Corridor expansion project, to establish priorities in connection with the environmental assessments. As a result of those conferences, Southern and the DEP have negotiated and executed a Consent Order with respect to the Pine Street site. Pursuant to the Consent Order, Southern has agreed to undertake an investigation of the Pine Street site and its immediate surrounding area to determine potential sources of contamination and remediate contamination which may be found to have emanated or be emanating from the Pine Street site as a result of Southern's activities on the site. The schedule and scope of the investigation have been agreed to by Southern and the DEP. As a result of this Consent Order, Southern has recorded and deferred $150 for costs related to the site investigation. When the investigation is complete, Southern should be able to propose to the DEP what, if any, plan for remediation is appropriate for the site. Until such site investigation is complete, management cannot predict the cost, if any, of any appropriate remediation for the Pine Street site.

                                                                              35
--------------------------------------------------------------------------------
                                                  Connecticut Energy Corporation

   Southern is to deliver a revised site investigation report to the DEP during the first quarter of fiscal 2000. This report will describe conditions existing at the Pine Street site and provide the basis for evaluating and selecting remedial action alternatives. An additional report concerning possible remedial action alternatives will be prepared and submitted to the DEP following approval of the revised site investigation report. Southern anticipates that a range of possible remediation costs for the Pine Street site will be reasonably estimable at the time Southern submits its remedial alternatives report to the DEP.

   Southern has elected to proceed with the rehabilitation of a bulkhead located where the Pine Street site abuts Cedar Creek, a tidal water body connected to Long Island Sound. The estimated cost of the rehabilitation of $2,065 has been recorded and deferred as part of Southern's environmental remediation plan. Due to the status of the investigative and remedial design process at the Pine Street site, Southern has recorded and deferred only its currently budgeted investigative and legal costs associated with that process. Additional costs are anticipated, but cannot be reasonably estimated at this time.

   Other than as described above, management cannot at this time predict the cost for any future site analysis and remediation for the remaining two sites, if any, nor can it estimate when any such costs, if any, would be incurred. While such future analytical and cleanup costs could possibly be significant, management believes, based upon the provisions of the Partial Settlement in Southern's most recent rate order and regulatory precedent with other local distribution companies in Connecticut, that Southern will be able to recover these costs through its customer rates. Although the method, timing and extent of any recovery remain uncertain, management currently does not expect that the incurrence of such costs will materially adversely impact the Company's financial condition, results of operations or cash flows.

36
--------------------------------------------------------------------------------
Connecticut Energy Corporation

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


                        Report of Independent Accountants


To the Board of Directors and
Shareholders of Connecticut Energy Corporation

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and comprehensive income, changes in common shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Connecticut Energy Corporation and its subsidiaries at September 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
Hartford, CT
October 29, 1999

                                                                              37
--------------------------------------------------------------------------------
                                                  Connecticut Energy Corporation